     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 18, 2000


                                                      REGISTRATION NO. 333-32736
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                                AMENDMENT NO. 4
                                       TO
                                    FORM F-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                                  MIH LIMITED
             (Exact name of Registrant as specified in its charter)
                         ------------------------------

        BRITISH VIRGIN ISLANDS                           4841                                INAPPLICABLE
   (State or other jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    incorporation or organization)           Classification Code Number)                Identification Number)

                         ------------------------------

                                 ABBOT BUILDING
                                  MOUNT STREET
                                    TORTOLA
                                   ROAD TOWN
                             BRITISH VIRGIN ISLANDS
                                 (284) 494-5471

         (Address, including zip code, and telephone number, including area code, of Registrant's registered offices)
                         ------------------------------

                             CT CORPORATION SYSTEM
                                 1633 BROADWAY
                               NEW YORK, NY 10019
                                 (212) 664-1666

      (Name, address, including zip code, and telephone number, including area code, of agent for service of process)
                         ------------------------------

                                   COPIES TO:

       KRIS F. HEINZELMAN, ESQ.                    ALLAN ROSENZWEIG                     GARY L. SELLERS, ESQ.
       CRAVATH, SWAINE & MOORE            MYRIAD INTERNATIONAL HOLDINGS B.V.          SIMPSON THACHER & BARTLETT
           WORLDWIDE PLAZA                       JUPITERSTRAAT 13-15                     425 LEXINGTON AVENUE
          825 EIGHTH AVENUE                       2132 HC HOOFDDORP                    NEW YORK, NEW YORK 10017
       NEW YORK, NEW YORK 10019                    THE NETHERLANDS                          (212) 455-2000
            (212) 474-1000                         (31) 23 568 1500

                         ------------------------------

    Approximate date of commencement of proposed sale to the public. AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If any of the securities being registered on this Form are being offered in connection on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


            TITLE OF EACH CLASS                                         PROPOSED         PROPOSED MAXIMUM
            OF SECURITIES TO BE                  AMOUNT TO BE       MAXIMUM OFFERING    AGGREGATE OFFERING        AMOUNT OF
                 REGISTERED                      REGISTERED(1)     PRICE PER SHARE(2)       PRICE(1)(2)       REGISTRATION FEE
Class A Ordinary Shares, no par value.......   4,600,000 shares          $65.625           $301,875,000              (3)



(1) Includes 600,000 Class A Ordinary Shares issuable upon exercise of the underwriters' over-allotment option.


(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low sale prices per Class A Ordinary Share on the Nasdaq National Market on March 29, 2000.


(3) A registration fee of $129,504, based on the registration of 7,475,000 shares at a proposed maximum offering price per share of $65.625, was previously paid.

                         ------------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE


    This Registration Statement contains two forms of prospectuses: one to be used in connection with an underwritten public offering in the United States and Canada of Class A Ordinary Shares (the "U.S. Prospectus"), and one to be used in a concurrent underwritten public offering outside the United States and Canada of Class A Ordinary Shares (the "International Prospectus"). The two prospectuses are identical except for the front and back cover pages and the sections entitled "Certain Netherlands Tax Consequences", "Underwriting" and "Additional Information". Those sections or pages that will appear only in the International Prospectus appear immediately following the back cover page of the U.S. Prospectus in this Registration Statement.

WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  PRELIMINARY PROSPECTUS DATED APRIL 18, 2000



PROSPECTUS


[LOGO]


                                4,000,000 SHARES
                                  MIH LIMITED
                            CLASS A ORDINARY SHARES

                                ---------------


    We are offering 4,000,000 of our Class A Ordinary Shares. The U.S. underwriter will offer 800,000 shares in the United States and Canada and the international managers will offer 3,200,000 shares outside the United States and Canada. Our shares are listed on the Nasdaq National Market and the Amsterdam Stock Exchange under the symbol "MIHL." On April 17, 2000, the last reported sale price for our shares was $43.64 on the Nasdaq National Market and $50.00 on the Amsterdam Stock Exchange.


    INVESTING IN THE SHARES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9 OF THIS PROSPECTUS.

                             ---------------------


                                                       PER SHARE      TOTAL
                                                       ---------   ------------
Public offering price................................   $40.00     $160,000,000
Underwriting discount................................    $1.60       $6,400,000
Proceeds, before expenses, to MIH Limited............   $38.40     $153,600,000



    The U.S. underwriter may also purchase up to an additional 120,000 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The international managers may similarly purchase up to an aggregate of an additional 480,000 shares from us.


    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


    The shares will be ready for delivery on or about April 25, 2000.


                            ------------------------

                              MERRILL LYNCH & CO.

                                ---------------


                 The date of this prospectus is April 18, 2000.

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
Summary.....................................................      1
Risk Factors................................................      9
Cautionary Notice Regarding Forward-Looking Statements......     21
Use of Proceeds.............................................     22
Dividend Policy.............................................     22
Price Range of Our Ordinary Shares..........................     22
Dilution....................................................     23
Summary Organizational Chart................................     24
Organizational and Operational Structure....................     25
Capitalization..............................................     28
Unaudited Pro Forma Financial Data..........................     29
Selected Financial and Operational Data.....................     35
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     39
Business....................................................     57
Regulation..................................................     85
Management..................................................     92
Transactions with Related Parties...........................     98
Principal Stockholders......................................    100
Description of Capital Stock................................    101
Shares Eligible for Future Sale.............................    106
United States Federal Income Tax Consequences...............    108
British Virgin Islands Taxation.............................    111
Underwriting................................................    112
Legal Matters...............................................    115
Experts.....................................................    115
Additional Information......................................    116
Index to Financial Statements...............................    F-1


                            ------------------------

    You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

    "M-Net", "SuperSport", "DStv", "MultiChoice", "Irdeto", "Mindport", "OpenTV", "M-Web", "Computicket", "K-T.V.", "IBS", "Irdeto Access", "Nova", "MultiChoice Hellas" and "Sanook!.com" are trademarks, service marks or trade names of MIH Limited or our affiliates. All other trademarks or service marks appearing in this prospectus are trademarks or service marks of the respective companies that use them.

    Our businesses utilize many functional currencies, principally South African rand, Greek drachmae, Thai baht and U.S. dollars. For the convenience of the reader, certain amounts contained in this prospectus that are not derived from our financial statements have been translated from various functional currencies into U.S. dollars. These translated amounts should not be construed as a representation that the functional currency amounts actually represent such U.S. dollar amounts or could be, or could have been, converted into U.S. dollars at the rates indicated below or at any other rate. Translations appearing in this prospectus of: (1) rand to dollars have been conducted at a rate of $1.00 = ZAR6.51; (2) drachmae to dollars have been conducted at a rate of $1.00 = GRD351.40; and (3) baht to dollars have been conducted at a rate of $1.00 = Baht 37.79. These rates of exchange reflect the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York as of March 29, 2000, except as otherwise provided.

    Unless otherwise indicated, the information in this prospectus assumes no exercise of the underwriters' over-allotment option.

                                    SUMMARY

    THIS SUMMARY MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE FINANCIAL DATA AND RELATED NOTES, BEFORE MAKING AN INVESTMENT DECISION. THE TERMS "MIH", "OUR COMPANY", "WE", "US" AND "OUR" AS USED IN THIS PROSPECTUS REFER TO MIH LIMITED TOGETHER WITH ITS SUBSIDIARIES AND JOINT VENTURES, EXCEPT WHERE THE CONTEXT REQUIRES OTHERWISE. ALL REFERENCES TO "U.S. DOLLARS", "DOLLARS" AND "$" ARE TO UNITED STATES DOLLARS, "ZAR" AND "RAND" ARE TO SOUTH AFRICAN RAND, "GRD" AND "DRACHMA(E)" ARE TO GREEK DRACHMA(E), AND "BAHT" ARE TO THAI BAHT.

                                  MIH LIMITED

    From our origin as the leading provider of pay-television services in South Africa, we have grown into a multinational provider of pay-television and interactive technology services. We are now creating multimedia platforms in the markets we serve by leveraging our core media-based competencies of content aggregation, subscriber management, platform development and marketing and branding to expand our Internet operations.

    Our company is divided into three principal business segments:

    - pay-television platforms,

    - technology and

    - the Internet.

    Through our subsidiaries and joint ventures, we now provide terrestrial and cable analog, digital satellite and other pay-television services to over
2.0 million households in Africa, the Mediterranean and Asia. Our extensive pay-television experience forms the basis of our approach to our technology and Internet operations. Through our Mindport technology division, we develop and acquire technologies that support and enhance the services provided by pay-media companies. Mindport, through its majority-owned subsidiary OpenTV, is the leading provider of software that enables digital interactive television. In addition, Mindport currently provides pay-media companies worldwide with proprietary software solutions for subscriber management, conditional access and other pay-media related services. We believe the Internet is a natural extension of our core media-based competencies. We have invested in leading Internet operations in South Africa and Thailand, and have recently begun investing in Internet operations in China.

PAY-TELEVISION PLATFORMS

    We operate our pay-television businesses in three major regions:

    - the African continent (South Africa, sub-Saharan Africa, Egypt and the Middle East),

    - the Mediterranean (Greece and Cyprus) and

    - Asia (Thailand and development operations based out of Beijing and Hong
      Kong).

    In each region, we have implemented a strategy that emphasizes being the leading supplier of pay-television services, offering exclusive programming, continually improving our customer care and offering new services and technology. With the exception of Cyprus, where only analog service is offered, we provide both analog and digital platform services in each of these three regions.

    We believe that two of the reasons we are the leading pay-television operator in each of the markets we serve--South Africa, the rest of sub-Saharan Africa, Greece, Cyprus and Thailand--are our exclusive, high quality content and our early introduction of emerging technologies such as digital television. In most markets in which we operate, we have exclusive pay-television rights to transmit premium movies, major sporting events and popular children's programming. We believe that access to this programming gives us the content necessary to attract and retain subscribers and grow successful pay-media services.

    We have experienced significant growth in the number of our subscribers, revenue per subscriber and total pay-television revenue. From the fiscal year ended March 30, 1996 to December 31, 1999, we increased our number of subscribers under management from 1,137,167 to 2,078,505. Over the same period, our digital subscribers as a percentage of our total subscribers increased from 2.0% to 39.1%, which significantly impacted our revenue per subscriber as digital subscription fees are approximately two-thirds higher than analog fees. As a result, we have increased our monthly revenue per subscriber, excluding Asia and the Middle East, which are not consolidated, by 9.0% annually, from $18.63 for the fiscal year ended March 31, 1996 to $24.11 for the fiscal year ended March 31, 1999. Over the same period, subscription revenues increased 23.8% annually, from $233.3 million to $442.7 million.

TECHNOLOGY

    We have developed a reputation as an early mover in key pay-media technologies, such as conditional access and interactive broadcast operating systems. We believe that our ability to apply our operating knowledge has been an important factor in our successful design, development and marketing of new pay-media technologies. Our technology division, Mindport, provides a comprehensive package of technology products and support services to pay-media operators worldwide. Mindport seeks to capitalize upon the pay-media industry's evolution from analog to digital and then to interactive and Internet services. Mindport's customers include some of the leading international pay-media companies, such as EchoStar, BSkyB, Canal+, Galaxy Latin America, Television Par Satellite (TPS), Television Broadcasting Limited (TVB) and Foxtel, as well as our own pay-television businesses. We also have an agreement to provide Mindport's pay-television technology to the China Broadcasting Film and Television Satellite Co. Ltd., a subsidiary of China Central Television, which is currently using Mindport technology to distribute digital television signals to rural villages in the People's Republic of China. The Mindport product line includes pay-television and Internet subscriber management systems (marketed under the IBS brand name), conditional access systems (Mindport's Irdeto Access unit), operating software for interactive television (OpenTV), set-top box design and specification and systems integration and consulting services.

    OpenTV is the leading worldwide provider of software that enables digital interactive television. OpenTV's software is running on more than 6.1 million set-top boxes worldwide, with 25 network operators in 20 countries having selected OpenTV as their interactive platform. In November 1999, OpenTV raised $172.5 million, before expenses, in an initial public offering of 8.625 million of its Class A Ordinary Shares. We now own 30,631,746 of OpenTV's Class B Ordinary Shares (representing approximately 46.3% of the economic interest, and 74.7% of the voting rights, of OpenTV's fully diluted ordinary shares). OpenTV has recently entered into strategic agreements with America Online, News Corporation, Time Warner, General Instrument Corp. and EchoStar Communications Corporation.

INTERNET

    We believe that the Internet business is a natural extension of our core media-based competencies of content aggregation, subscriber management, marketing and branding and platform management. By leveraging these competencies, we plan to offer a range of Internet services, including Internet access, local content, e-commerce and subscriber management, both within our current pay-television markets and in new markets.

    We are currently developing leading Internet operations in South Africa and Thailand, and have begun making investments in Internet operations in China. We believe that what differentiates our approach, and what will be an important component of the success of our Internet operations, is our experience in creating and aggregating linguistically and culturally tailored local content. We plan to continue to pursue this strategy both as we develop our current Internet content portals and as we establish content portals in new markets. While our initial Internet initiatives were located in countries where we own pay-television platforms, we are now actively pursuing opportunities in other markets throughout Africa and Asia, such as China.

    AFRICA

    Our first Internet venture began with the successful development and subsequent spin-off, in 1997, of M-Web Holdings, the leading Internet service provider and content portal in South Africa. We continue to manage M-Web Holdings, which is 48.4% owned by our parent company, Naspers Limited, and 16.8% owned by us, and are entitled to direct the voting of Naspers's shares pursuant to a voting pool agreement between us and Naspers. As of December 31, 1999, M-Web Holdings had 195,775 subscribers and logged approximately 18 million page views per month. Recently, we have expanded our African Internet business to include Internet service provider operations in several sub-Saharan African countries, including Namibia, Zambia and Botswana.

    ASIA

    In May 1999, we commenced operations in Thailand through a new subsidiary, M-Web (Thailand) Limited. In July 1999, M-Web (Thailand) acquired the Thai language portal Sanook.com, the leading Internet content portal in Thailand. M-Web (Thailand) is currently developing other content portals in Thailand. Through a company that we control, we have recently acquired a 75% interest in a holding company that has a majority stake in KSC Commercial Internet Co. Ltd., or KSC Comnet. We believe that KSC Comnet is the largest Internet service provider in Thailand, with more than 300,000 customers.

    Through our M-Web China subsidiary, we are currently developing and investigating several business operations in the Chinese Internet market. Since opening our Asia representative office in Beijing in 1998, our Chinese operations have expanded significantly and M-Web China currently has over 170 employees.

    M-Web China is currently focused on establishing MWEB.COM.CN as a comprehensive horizontal portal with focused vertical categories of content, including a personal finance site being developed in conjunction with the owner of EEFOO.COM, the fourth largest financial portal in China. M-Web China and the owner of the leading private Chinese ISP, A-1 Net, have entered into strategic agreements for the development of a Chinese-language, subscription-based Internet content and information service. This service is intended to be bundled with Internet access services offered by A-1 Net. MIH Limited has also established a joint venture with an affiliate of Tsinghua University to develop and produce online information systems to be used for the delivery of educational services over the Internet in China.

RECENT DEVELOPMENTS

    On March 26, 2000, OpenTV announced that it had signed a definitive merger agreement with Spyglass, Inc., a leading provider of Internet consulting, software and professional services and products. Spyglass's technologies include Spyglass Prism, a server-based product that reorganizes and reformats standard Web content to display on set-top boxes, mobile phones and other non-PC devices. These technologies provide a platform for OpenTV to expand into the wireless communications market. Spyglass has provided its technologies and consulting services to companies such as GTE, Microsoft, Motorola, NEC, Nokia and Sony.


    Under the terms of the agreement, OpenTV will acquire all of Spyglass's outstanding stock in a tax-free, stock-for-stock transaction. Spyglass stockholders will receive 0.7236 OpenTV Class A Ordinary Shares in exchange for each share of Spyglass common stock. The estimated cost of the acquisition will be approximately $2.1 billion. On a fully diluted basis, Spyglass stockholders and holders of Spyglass options and warrants will receive approximately 15.0 million OpenTV Class A Ordinary Shares and own approximately 18% of the combined company's stock. On a fully diluted basis after giving pro forma effect to the Spyglass transaction, MIH Limited will own shares representing approximately 37.7% of the economic rights and 72.0% of the voting rights of OpenTV's shares. Subject to certain customary closing conditions, including regulatory approvals and the approval of the stockholders of both companies, the transaction is expected to close within three to four months.


CORPORATE INFORMATION

    Our corporate headquarters are located at Abbot Building, Mount Street, Tortola, Road Town, British Virgin Islands, and our telephone number is
(284) 494-5471. Our registration number under the BVI International Business Companies Ordinance is 47572. The address of our web site is WWW.MIH.COM. Information contained in our web site is not a part of this prospectus.

                                 THE OFFERINGS


Class A Ordinary Shares offered:

  U.S. offering..............................  800,000 shares

  International offering.....................  3,200,000 shares

    Total....................................  4,000,000 shares

Ordinary Shares to be outstanding after the offerings:

  Class A Ordinary Shares....................  26,464,456 shares(1)

  Class B Ordinary Shares....................  30,787,319 shares

    Total....................................  57,251,775 shares(1)

Use of proceeds..............................  We intend to use these net proceeds as follows:

                                               - to finance potential strategic investments in and
                                                 acquisitions of pay-television, Internet services
                                                 and pay-media technology businesses in both new and
                                                 existing markets;

                                               - to fund the expansion of our Internet businesses,
                                                 with a focus on Asian development opportunities,
                                                 including those in Thailand and China; and

                                               - to fund the growth of our other existing
                                                 businesses.

                                               We will also retain some cash proceeds for general
                                               working capital purposes.

Risk factors.................................  See "Risk Factors" for a discussion of important factors that you should carefully consider before
                                               deciding whether to invest in our Class A Ordinary
                                               Shares.

Voting and certain other rights..............  The rights of holders of Class A Ordinary Shares and holders of Class B Ordinary Shares are identical in
                                               most respects, including as to dividends. However,
                                               holders of Class B Ordinary Shares are entitled to
                                               three votes per share while holders of Class A
                                               Ordinary Shares are entitled to one vote per share.
                                               Holders of Class A Ordinary Shares and Class B
                                               Ordinary Shares vote together as a single class,
                                               except as otherwise required by British Virgin
                                               Islands law or our Memorandum and Articles. A more
                                               complete description of these rights can be found
                                               under the heading "Description of Capital
                                               Stock--Class A Ordinary Shares and Class B Ordinary
                                               Shares".

Nasdaq National Market and Amsterdam
  Exchanges N.V.'s stock market ("Amsterdam
  Stock Exchange") symbol....................  "MIHL".

------------------------------


(1) Does not include up to 600,000 shares that may be issued upon exercise of over-allotment options granted to the underwriters.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

    The following tables contain summary historical information for each of the fiscal years ended March 31, 1999, 1998, 1997, as of September 30, 1999 and for the six months ended September 30, 1999 and 1998. The information for the fiscal years ended March 31, 1999, 1998 and 1997 has been derived from our audited consolidated and combined financial statements and the notes to those financial statements included elsewhere in this prospectus, and the information as of September 30, 1999 and for the six months ended September 30, 1999 and 1998 has been derived from our unaudited condensed consolidated interim financial statements and the notes to those financial statements included elsewhere in this prospectus. This summary financial information should be read in conjunction with those financial statements and related notes.

    All of our financial statements have been prepared in accordance with International Accounting Standards ("IAS"), which differ in certain significant respects from generally accepted accounting principles in the United States ("US GAAP"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--US GAAP Reconciliation" and Note 19 of the notes to our unaudited condensed consolidated interim financial statements and Note 29 of the notes to our consolidated financial statements for a description of the relevant differences.

    The combined financial statements have eliminated all accounts among the Acquired MIH Businesses, but they do not eliminate amounts due from the Acquired MIH Businesses to MIH Limited, which the consolidated financial statements do eliminate, nor do they include purchase accounting adjustments that occurred as a result of the Canal+ Transaction described in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Presentation of Financial Information".

                                                                                                         ACQUIRED MIH
                                                                                                          BUSINESSES
                                                                                                           COMBINED
                                                                COMPANY CONSOLIDATED(1)                (PREDECESSOR)(1)
                                                   -------------------------------------------------   ----------------
                                                      SIX MONTHS ENDED
                                                        SEPTEMBER 30,                   YEAR ENDED MARCH 31,
                                                   -----------------------   ------------------------------------------
                                                      1999         1998         1999         1998            1997
                                                   ----------   ----------   ----------   ----------   ----------------
                                                               (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
AMOUNTS IN ACCORDANCE WITH IAS:
Revenues:
Subscriptions....................................      $245.7       $205.4       $442.7       $404.5             $315.5
Decoder sales and repair.........................        41.9         44.1         72.0         63.1               60.2
Technology and other.............................        65.6         35.1         93.2         32.9               16.2
                                                   ----------   ----------   ----------   ----------   ----------------
    Total revenues, net..........................       353.2        284.6        607.9        500.5              391.9
Operating expenses:
Cost of providing services.......................      (203.2)      (187.4)      (390.5)      (308.8)            (259.4)
Selling, general and administrative..............      (145.0)       (76.6)      (203.8)      (175.2)            (140.4)
Depreciation and amortization(2).................       (37.1)       (25.0)       (51.4)       (58.0)             (16.2)
                                                   ----------   ----------   ----------   ----------   ----------------
Operating loss...................................       (32.1)        (4.4)       (37.8)       (41.5)             (24.1)
Financial results, net(3)........................        (8.4)        (8.8)        (9.1)        (5.5)              (5.3)
Equity results in joint ventures and
  associates.....................................       (20.0)       (14.2)       (43.3)        (7.9)               3.8
Profit on sale of joint ventures and
  associates.....................................        18.0         31.1         31.1           --                 --
                                                   ----------   ----------   ----------   ----------   ----------------
  (Loss)/profit before taxation..................       (42.5)         3.7        (59.1)       (54.9)             (25.6)
(Loss)/profit from continuing operations.........       (40.5)         0.1        (59.0)       (58.5)             (26.0)
  Net loss.......................................       (47.9)        (0.7)       (68.8)       (63.8)             (26.0)
Net (loss)/profit per share from continuing
  operations(4)..................................      $(0.81)       $0.01       $(1.54)      $(1.53)
Net loss per share(4)............................       (0.95)       (0.02)       (1.80)       (1.67)
Dividends(5).....................................          --           --           --         1.36
Weighted average shares outstanding..............  50,230,474   38,235,000   38,235,000   38,235,000
AMOUNTS IN ACCORDANCE WITH US GAAP:
Loss from continuing operations..................      $(51.2)       $(5.0)      $(64.1)      $(74.1)            $(26.0)
Net loss.........................................       (58.6)        (5.9)       (74.0)       (79.3)             (26.0)
Net loss per share from continuing
  operations(4)..................................       (1.02)       (0.13)       (1.68)       (1.94)
Net loss per share(4)............................       (1.17)       (0.16)       (1.94)       (2.07)

                                                                AS OF SEPTEMBER 30,
                                                                       1999
                                                              -----------------------
                                                                              AS
                                                               ACTUAL    ADJUSTED(6)
                                                              --------   ------------
                                                               (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
AMOUNTS IN ACCORDANCE WITH IAS:
Cash and cash equivalents...................................   $167.3        $318.9
Total assets................................................    948.5       1,100.1
Total debt(7)...............................................    275.1         275.1
Minority interest...........................................      0.4           0.4
Total shareholders' equity..................................    343.3         494.9
AMOUNTS IN ACCORDANCE WITH US GAAP:
Cash and cash equivalents...................................   $167.3        $318.9
Total assets................................................    918.6       1,070.2
Total debt(7)...............................................    275.1         275.1
Minority interest...........................................      0.4           0.4
Total shareholders' equity..................................    311.2         462.8


------------------------------

(1) See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Presentation of Financial Information".

(2) The operating results of MIH Limited for the years ended March 31, 1999 and 1998 and the six-month periods ended September 30, 1999 and 1998 include amortization of $43.8 million, $33.3 million, $29.4 million and $14.2 million, respectively, attributable to goodwill that was recorded as a result of the acquisition of the Acquired MIH Businesses and subsequent acquisitions. Amortization of film and sports rights is included in the cost of providing services.

(3) Includes interest expense, interest income, dividend income, foreign exchange gains and losses, and gains on disposal of investments.

(4) Per share amounts are not applicable to the results of the Acquired MIH Businesses.

(5) Dividend paid in 1998 to facilitate the capitalization of M-Web Holdings Limited. We do not expect to pay dividends in the near future.


(6) The As Adjusted column reflects the proceeds from the sale of 4,000,000 Class A Ordinary Shares by MIH Limited in these offerings after deducting the underwriting discount and estimated offering expenses, based on the public offering price of $40.00 per share.


(7) Includes bank overdrafts, current portion of long-term debt, long-term debt and other long-term debt (see Note 12 to our condensed consolidated financial statements).

                                  RISK FACTORS

    INVESTING IN OUR CLASS A ORDINARY SHARES WILL PROVIDE YOU WITH AN EQUITY OWNERSHIP INTEREST IN OUR COMPANY. AS AN MIH SHAREHOLDER, YOU WILL BE SUBJECT TO ALL THE RISKS INHERENT IN OUR BUSINESS. THE MARKET VALUE OF YOUR SHARES WILL REFLECT THE PERFORMANCE OF OUR BUSINESS RELATIVE TO, AMONG OTHER THINGS, THAT OF OUR COMPETITORS AND GENERAL ECONOMIC, MARKET AND INDUSTRY CONDITIONS. THE VALUE OF YOUR INVESTMENT MAY INCREASE OR MAY DECLINE AND COULD RESULT IN A LOSS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO INVEST IN OUR CLASS A ORDINARY SHARES.

RISKS RELATED TO OUR OPERATIONS

WE HAVE A HISTORY OF LOSSES THAT WILL CONTINUE FOR THE FORESEEABLE FUTURE, AND WE MAY NEVER BE PROFITABLE

    We have incurred significant net losses since inception and, at September 30, 1999, had an accumulated deficit of $463.8 million (including foreign currency translation adjustments). In addition, we currently intend to incur substantial operating expenses over the next several years to fund the expansion of our businesses and to attempt to increase our subscriber base and develop our Internet and technology businesses. As a result, we expect to incur substantial operating and net losses for the foreseeable future. We cannot assure you that we will ever be profitable.

FAILURE TO MAINTAIN OUR RELATIONSHIPS WITH LOCAL PARTNERS AND LOCAL GOVERNMENTS COULD HURT OUR BUSINESS IN SOME REGIONS

    Many of our operations have been developed in cooperation or partnership with key local parties. With regard to these operations, we are dependent on our local partners to provide knowledge of the local market conditions and to facilitate the acquisition of necessary licenses and permits. Any failure by us to form or maintain alliances with local partners, or the preemption or disruption of these alliances by our competitors or otherwise, could adversely affect our ability to penetrate and compete successfully in many important markets. Some of our businesses may also be vulnerable to local governmental or quasi-governmental entities or other third parties who wish to renegotiate the terms and conditions of, or terminate, their agreements or other understandings with us. Adverse developments with respect to our relationships with our local partners or with local governmental or quasi-governmental entities could adversely affect our business strategy and operating results in important markets.

OUR BUSINESSES ARE HIGHLY COMPETITIVE AND INCREASED COMPETITION COULD REDUCE THE VALUE OF AN INVESTMENT IN OUR COMPANY

    PAY-TELEVISION. Although we are currently the only major provider of pay-television services in each of our markets, we compete directly with both state-owned and private national free-to-air broadcast networks and regional and local broadcast stations for audience share, programming and advertising revenue and indirectly with motion picture theaters, video rental stores and other entertainment and leisure activities for general leisure spending. The markets in which we operate are in a constant state of change due to technological, economic and regulatory developments. We are unable to predict what forms of competition will develop in the future, the extent of such competition or its possible effects on our businesses.

    INTERACTIVE TELEVISION. The interactive television business is a highly competitive industry and increased competition could reduce the value of our investment in OpenTV. OpenTV's current and potential competitors in one or more aspects of its business include interactive television technology companies, such as Liberate Technologies, Canal+ Technologies and Microsoft and its wholly-owned subsidiary, WebTV, Internet-related companies, such as America Online, Yahoo! and Real Networks, and broadband interactive service providers, such as Excite@Home and RoadRunner. These companies and many of OpenTV's other current and potential competitors have significantly greater financial, technical and marketing resources and better recognized brand names than OpenTV does.

    INTERNET. The market for Internet access and related services is extremely competitive. We anticipate that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet services market has attracted many start-up companies as well as existing businesses from different industries. The African and Asian Internet markets, where we plan to expand our operations, are characterized by an increasing number of entrants because start up costs are so low. In addition, the Internet industry in Africa and Asia is relatively new and subject to continuing definition and, as a result, our competitors may better position themselves to compete in these markets as they mature. These competitors include, in addition to national, regional and local Internet service providers, long distance and local exchange telecommunications companies, cable television companies, direct broadcast satellite and other wireless communications providers and online service providers. Many of these competitors have longer operating histories and substantially greater financial, technical, marketing and personnel resources as well as greater name recognition than we do.

    OTHER TECHNOLOGY. The market for the products and services offered by our Mindport division is highly competitive. We compete with numerous other entities, including other pay-television providers, many of which have substantially greater financial resources than we do. Current and potential competitors in one or more aspects of the Mindport product line include television and other system software companies, interactive television system providers and providers of authoring tools and integration services for pay-media and interactive technology solutions. There are also numerous businesses with the expertise and financial resources necessary to enter the markets in which Mindport operates.

RAPID TECHNOLOGICAL ADVANCES OR THE ADOPTION OF NEW STANDARDS COULD RENDER OUR PRODUCTS OBSOLETE OR NON-COMPETITIVE

    The rate of technological change currently affecting the television and Internet industries is particularly rapid compared to other industries. Emerging trends, such as the migration of television from analog to digital transmission and the convergence of television, the Internet, communications and other media, are creating a dynamic and unpredictable environment in which to operate. New technologies or industry standards have the potential to replace or provide lower-cost alternatives to our products and services, particularly those of our Mindport division. Our ability to anticipate industry trends and adapt to new technologies is critical to our success.

    Technological advances by our competitors could render our existing products and services obsolete or less competitive. We may also have to incur substantial expenditures to modify, enhance or adapt our products or services as a result of changes in technology. Any delay or failure on our part to respond quickly, cost-effectively and sufficiently to these developments could have a material adverse effect on our business, financial condition and results of operations.

OUR MULTINATIONAL OPERATIONS EXPOSE US TO CERTAIN FINANCIAL, OPERATIONAL, SOCIAL AND POLITICAL RISKS

    FOREIGN CURRENCY RISKS. Although a substantial portion of our revenue is denominated in the currencies of the countries in which we operate, a significant portion of our cash obligations, including the payment obligations under our satellite transponder leases and our contracts for programming and channels for our pay-television platforms, are denominated in U.S. dollars. In those areas where our revenue is denominated in local currency, a depreciation of that currency against the U.S. dollar could adversely affect our earnings and our ability to meet our cash obligations. Similarly, where we price our products and services in U.S. dollars or U.S. dollar equivalents, a depreciation of the local currency would make our products more expensive for our customers and could have an adverse impact on our sales. Many of our operations are in countries or regions where there has been substantial depreciation of the local currency against the U.S. dollar in recent years. Although most of our operating entities hedge a substantial portion of their currency risks, we cannot assure you that this hedging will fully protect us against currency fluctuations or that we will be able to hedge effectively against these risks in the future.

    Our reporting currency is the U.S. dollar. We conduct and will continue to conduct business transactions in currencies other than our reporting currency. Accordingly, appreciation or depreciation in the value of other currencies as compared to our reporting currency will result in translation gains or losses which, if the appreciation or depreciation is significant, could be material.

    SOCIAL, ECONOMIC AND POLITICAL FACTORS. Many of the countries in which we operate are subject to social, political or economic pressures that may materially adversely affect our business. South Africa is a nascent democracy that is in the early stages of addressing a large wealth differential among its citizens. In recent years, South Africa has also experienced high levels of crime and unemployment, which have impeded foreign investment and prompted an emigration of skilled workers. Many countries in Asia have in the past few years experienced significant economic downturns and related difficulties. As a result of the decline in the value of the region's currencies, many Asian governments and companies have had difficulties servicing foreign currency-denominated debt and many corporate borrowers have defaulted on their payments. As the economic crisis spread across the region, governments raised their interest rates to defend their weakening currencies, which adversely impacted domestic growth rates. In addition, liquidity was substantially reduced as foreign investors curtailed investments in the region and domestic and foreign banks restricted additional lending activity. The currency fluctuations, higher interest rates, increases in corporate bankruptcies, stock market declines, government-imposed austerity measures and other factors have materially and adversely affected the economies of many countries in Asia, including China and Thailand. These adverse economic developments in Asia could materially adversely affect our business. In addition, we currently do and may begin to do business in other countries that are subject to political, social or economic pressures that could adversely affect our business. Although governments in many of these countries have taken steps toward addressing these problems, it is not possible to predict whether or to what extent these steps will succeed in achieving their objectives or what effect these steps or these problems will have on companies doing business in these countries.

GOVERNMENT REGULATIONS MAY ADVERSELY AFFECT OUR BUSINESS

    Pay-television, Internet and other pay-media operations and the provision of programming services are generally subject to governmental regulation, which may change from time to time. Changes in applicable laws and regulations could cause us to incur additional costs of compliance or otherwise adversely affect our business. We cannot assure you that material and adverse changes in the regulation of our existing operations will not occur in the future. Regulation can take the form of price controls, service requirements, programming content restrictions, foreign ownership restrictions and licensing requirements, among others. Delays in obtaining or renewing any required regulatory approvals could adversely affect our ability to offer some or all of our services. In most countries in which we do or may do business, we operate or may operate pursuant to licenses obtained from governmental or quasi-governmental agencies, which licenses are generally subject to periodic renewal. Our inability to obtain or retain any required licenses could have a material adverse effect on our business.

BECAUSE MUCH OF OUR SUCCESS AND VALUE LIES IN OUR OWNERSHIP AND USE OF INTELLECTUAL PROPERTY, OUR FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY OR TO DEVELOP NEW PROPRIETARY TECHNOLOGY MAY NEGATIVELY AFFECT US

    Our success depends in part on our ability to protect and maintain the proprietary nature of our technology through a combination of patents, trade secrets, trademarks, copyrights, licenses and other intellectual property arrangements. We have issued and pending patents, trademark registrations and computer program copyrights in the United States and other countries. It may be possible, however, for a third party to copy or otherwise obtain and use our technology without authorization, or to develop similar technology independently. Furthermore, the laws of some of the countries in which we sell our products do not protect our intellectual property rights to the same extent as do the laws of the United States. If unauthorized copying or misuse of our products were to occur to any substantial degree, our business could be materially adversely affected. We cannot assure you that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology.

    In the future, we may receive notices of claims of infringement of other parties' proprietary rights or claims for indemnification resulting from infringement claims. We expect that software developers will increasingly be subject to these types of claims as the number of products and competitors providing software and services to the pay-media industries increases and overlaps occur. The emerging enhanced-television industry, of which we are involved in the development, is also highly litigious with regard to intellectual property matters, particularly in the area of on-screen program guides. Any such claim, with or without merit, could result in costly litigation or might require us to enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. As a result of such infringement claims, a court could also issue an injunction preventing us from distributing certain of our products. Any of these types of problems relating to intellectual property matters could cause us to incur substantial costs and could result in a significant diversion of managerial resources, which in turn could materially adversely affect our business, operating results and financial position.

WE DEPEND ON KEY PERSONNEL TO MANAGE AND GROW OUR BUSINESS

    Our operating performance depends on the efforts and abilities of our senior management. The loss of the services of any of these individuals could have a material adverse effect on our business. We believe that the success of our technology and Internet businesses will depend in large part on our ability to attract and retain highly skilled information technology professionals and software programmers. There is intense competition among technology and Internet companies for these types of employees. We cannot assure you that we will be able to attract and retain the personnel necessary for the development and integration of these businesses. Delays in hiring key personnel could delay the achievement of our development and marketing objectives. The loss of the services of key personnel or the failure to attract additional personnel as required could have a material adverse effect on our business or financial condition.

THE YEAR 2000 PROBLEM MAY ADVERSELY AFFECT OUR BUSINESS

    We rely on computer software programs and operating systems across our entire organization, including applications used in distributing our pay-television and Internet services, rendering bills to our customers and various other functions. Similarly, our vendors, suppliers and customers rely on computer systems to conduct their operations and to receive our services. Year 2000 issues affecting our business could have a number of negative consequences, including, for example, interruptions of the services of network operators using our products, damage to our reputation and claims asserting liability, any of which could materially adversely affect our business and results of operations.

    To date, we have not experienced any problems relating to Year 2000 issues. We did not suffer any systems interruptions or failures on January 1, 2000, and we have not suffered from these or any similar problems since that date. However, it is still too early to assess whether we will experience any of the potential Year 2000 information processing problems. Significant Year 2000 information processing problems that may yet be encountered by us or our customers or suppliers could have an adverse affect on our business and financial condition.

WE MAY HAVE DIFFICULTY CONSUMMATING OR INTEGRATING ACQUISITIONS, AND SOME OF THE CONSEQUENCES OF THOSE ACQUISITIONS THAT WE DO COMPLETE COULD ADVERSELY AFFECT OUR OPERATING RESULTS

    Part of our growth strategy includes acquisitions of and investments in pay-television, Internet services, interactive television services and pay-media technology businesses in different countries. A substantial portion of the proceeds of these offerings may be used to finance these acquisitions and investments. We cannot assure you that we will be able to identify and acquire new businesses on satisfactory terms, if at all, or that the funds necessary to finance these acquisitions or investments will be available to us.

    The magnitude, timing and nature of future acquisitions will depend upon various factors (some of which are beyond our control), including the availability of suitable acquisition candidates, the negotiation of acceptable terms, our financial capabilities, the availability of skilled employees to manage the acquired companies, the receipt of any required regulatory approvals and general economic and business conditions. In addition, future acquisitions by us will involve risks, including the risk that they will require increased capital and operating expenditures associated with upgrading acquired systems to our standards and the risk that the costs of integrating these businesses may have a material adverse effect on our operating results.

    The integration of acquired businesses may also lead to diversion of management attention from our other ongoing business concerns. The consummation of certain acquisitions may lead to our recognizing goodwill, which would be subject to amortization that would in turn have the effect of delaying future profits, if any, in subsequent financial reporting periods.

OUR INABILITY TO PROPERLY MANAGE OUR GROWTH COULD ADVERSELY AFFECT US

    We have experienced rapid growth in a relatively short period of time. If we are able to implement our business strategy successfully, we will experience additional growth and expansion. The management of this growth will require, among other things, the continued development of our financial and management controls, the stringent control of costs and the increased employment and retention of qualified personnel. If our potential growth is not adequately managed, our business will suffer.

ADDITIONAL RISKS RELATED TO OUR PAY-TELEVISION BUSINESS

IF THE COST OF RECEIVERS DOES NOT DECREASE, OUR GROWTH MAY BE ADVERSELY AFFECTED

    Our growth depends, in part, upon our ability to attract new pay-television customers, many of whom are required to make an up-front investment in purchasing the equipment necessary to receive our transmissions. The cost of this equipment may discourage potential subscribers. Our market penetration and growth may be impeded if the cost of the equipment necessary to receive our broadcasts does not decrease. As a result, we cannot assure you that we will be able to establish a substantial customer base in new markets or grow or maintain a substantial customer base in our existing markets.

OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO OBTAIN ATTRACTIVE PROGRAMMING, PARTICULARLY IF WE ARE UNABLE TO CONTINUE TO OBTAIN EXCLUSIVE RIGHTS TO THIS PROGRAMMING

    The continued success of our pay-television business will be dependent on our ability to continue to obtain attractive programming at commercially reasonable costs. We are dependent on third party suppliers for substantially all of our programming. A large portion of our programming is purchased from content providers in the United States and Europe. The competition for the most attractive programming contracts, including major sports and premium Hollywood movies, is intense, and in the event that any of our contracts are canceled or not renewed, we would be required to seek alternative programming from other sources. We cannot assure you that alternative programming would be available to us on acceptable terms or at all or, if so available, that this programming would appeal to our subscribers. Our strategy also depends on our ability to offer attractive programming on an exclusive basis. We cannot assure you that we will continue to obtain exclusive rights to attractive programming.

SATELLITE FAILURES OR OUR INABILITY TO OBTAIN RIGHTS TO USE SATELLITES COULD HAVE A SERIOUS ADVERSE IMPACT ON OUR BUSINESS

    Our digital programming is transmitted to customers through different satellites around the world, and in some regions our terrestrial analog signal is also transmitted to regional broadcast points through satellites. In addition, we receive a significant amount of our programming through satellites. Satellites are subject to significant risks, including defects, launch failure, incorrect orbital placement and destruction and damage, that may prevent or impair proper commercial operations. All satellites have limited useful lives, which vary as a result of their construction, the durability of their components, the capability of their solar arrays and batteries, the amount of fuel remaining once in orbit, the launch vehicle used and the accuracy of the launch. In addition, there can be no assurance that satellites will achieve their minimum design life. Furthermore, our lease agreements relating to transponders, which are microwave repeaters on a satellite that can retransmit a signal or set of signals, do not guarantee the minimum useful life of any satellites. Although we have not experienced any significant disruption of our transmissions, the operation of satellites is beyond our control. Future launch failures or disruption of the transmissions of satellites that are already operational could have a material adverse effect on our business and financial results. In addition, our ability to transmit our programming following the expected useful lives of the satellites in respect of which we currently have use arrangements in place and to broadcast additional channels will depend upon our ability to obtain rights to utilize transponders on other satellites. We do not currently have alternative satellite contracts in place, and in the event of a satellite failure, we would need to procure transponder capacity on other satellites. We cannot assure you that we will be able to obtain alternative capacity rights or that the cost of these rights will be commercially acceptable to us.

A NATURAL DISASTER AFFECTING OUR INFRASTRUCTURE THAT CAUSES A PROLONGED SUSPENSION OF OUR SERVICES COULD ADVERSELY AFFECT OUR REVENUES AND FINANCIAL CONDITION

    We are dependent on our own transmission and production facilities as well as those of our programming suppliers and affiliates to provide our pay-television services. If a natural disaster or other event, such as a lightning strike, were to result in the operations at any of these facilities being disrupted for any significant period of time or inventory located there being damaged, a prolonged suspension of our pay-television services could occur and our results of operations and financial condition could be materially adversely affected. Although we maintain insurance coverage on our own transmission and production facilities, we cannot assure you that insurance proceeds would be available on a timely basis or be sufficient to fully offset any losses that we may incur.

UNAUTHORIZED ACCESS TO OUR PROGRAMMING SIGNALS IS DIFFICULT TO PREVENT AND MAY ADVERSELY AFFECT OUR REVENUES AND PROGRAMMING ARRANGEMENTS

    We face the risk that our programming signals will be obtained by unauthorized users. For this reason, the delivery of subscription programming requires the use of encryption technology to prevent unauthorized access to programming, or "piracy". We currently utilize encryption technology supplied to us by our Mindport division. We cannot assure you that this encryption technology is, or will remain, effective in preventing unauthorized access. If we determine that our current encryption technology is not sufficiently effective in preventing piracy, we may need to incur substantial expenditures to replace or upgrade this technology. In addition, encryption technology cannot prevent the illegal retransmission or sharing of a television signal once it has been decrypted. If we fail to control unauthorized access to our transmissions, our revenues and our ability to contract for programming services could be adversely affected.

ADDITIONAL RISKS RELATED TO OUR INTERNET BUSINESS

OUR LONG-TERM SUCCESS DEPENDS ON THE DEVELOPMENT OF THE INTERNET AS A COMMERCIAL MEDIUM, WHICH IS ESPECIALLY UNCERTAIN IN THE COUNTRIES IN WHICH WE HAVE ENTERED OR MAY ENTER THE INTERNET BUSINESS

    A significant part of our strategy is to develop our Internet businesses. As is typical in the case of a new and rapidly evolving industry characterized by rapidly changing technology, evolving industry standards and frequent new product and service introductions, demand and market acceptance for recently introduced products and services on the Internet are subject to a high level of uncertainty. In addition, critical issues concerning the commercial use of the Internet remain unresolved and may impact the growth of Internet use. These issues include a perceived lack of security of commercial data (such as credit card numbers) and capacity constraints resulting in delays, transmission errors and other difficulties. These and other issues affecting the Internet industry may be particularly aggravated in the countries in which we have entered or may in the future enter the Internet business, such as China, Thailand and other countries in Southeast Asia, because they have a less developed Internet culture and infrastructure. For example, the cost of access may prevent many potential users in Asia from using the Internet. If, in the areas in which we have launched or may launch an Internet business, the market for Internet access services fails to develop, develops more slowly than expected or becomes saturated with competitors, or if the Internet access and services offered by us are not broadly accepted, our growth strategy could be materially adversely affected.

WE MUST MAINTAIN ACCESS TO QUALITY CONTENT PROVIDED BY THIRD PARTIES IN ORDER TO DEVELOP OUR INTERNET SUBSCRIBER BASE

    Although we seek to produce or edit a substantial portion of the content for our web sites, we continue to rely upon third parties to provide content to complement our own content and thus make our web sites more attractive to users and, by extension, advertisers and e-commerce partners. Many of our arrangements with third-party providers of content are not exclusive, are short-term and may be terminated at the discretion of the other party. The termination of our arrangements with some of these providers of content could have an adverse effect on our company.

WE MUST FURTHER DEVELOP STRATEGIC RELATIONSHIPS TO STRENGTHEN OUR COMPETITIVE POSITION IN OUR INTERNET OPERATIONS

    In the initial stage of our Internet operations, we have focused upon understanding our target markets and delivering high-quality services and products designed for these markets. More recently, we have sought to establish strategic relationships with leading content providers, e-commerce partners and technology and infrastructure providers. The future growth of our Internet businesses will depend upon maintaining our existing strategic relationships as well as our ability to establish new relationships.

WE RELY ON SOFTWARE AND HARDWARE SYSTEMS THAT ARE SUSCEPTIBLE TO FAILURE

    Any system failure or inadequacy that causes interruptions in the availability of our Internet services, or increases the response time of our services, as a result of increased traffic or otherwise, could reduce user satisfaction, future traffic and our attractiveness to advertisers and consumers. In addition, as the amount of web pages and Internet traffic increases, there can be no assurance that we will be able to scale our systems proportionately. We are also dependent upon web browsers, telephone systems and other aspects of the Internet infrastructure which have experienced significant system failures and electrical outages in the past, and our users may experience difficulties due to system failures unrelated to our systems and services. Our operations are susceptible to outages due to fire, floods, power loss, telecommunications failures, break-ins and similar events. Despite our implementation of network security measures, our servers are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems. Such events could have a material adverse effect on our business, operating results and financial condition.

THE TELECOMMUNICATIONS STRUCTURE AND THE REGULATION OF THE INFORMATION INDUSTRY IN CHINA MAY ADVERSELY AFFECT OUR ABILITY TO DEVELOP A SUCCESSFUL INTERNET SERVICES BUSINESS IN THAT COUNTRY

    The telecommunications structure in the People's Republic of China is not well developed and access to the Internet is accomplished primarily by means of the government's backbone of separate national interconnecting networks that connect with the international gateway to the Internet. This backbone is owned by the Chinese government and is the only channel through which the domestic Chinese Internet network can connect to the international Internet network. Although private sector Internet service providers, or ISPs, exist in China, almost all access to the Internet is accomplished through ChinaNet, China's primary commercial network, which is owned and operated by the Chinese government. We rely on this backbone and China Telecom to provide data communications capacity primarily through local telecommunications lines. As a result, we will continue to depend on the Chinese government to establish and maintain a reliable Internet infrastructure to reach a broader base of Internet users in China. We will have no means of getting access to alternative networks and services, on a timely basis or at all, in the event of any disruption or failure. We cannot assure you that the Internet infrastructure in China will support the demands associated with continued growth.

    The People's Republic of China has enacted regulations governing Internet access and the distribution of news and other information. Periodically, the Ministry of Public Security has stopped the distribution of information over the Internet that it believes to be socially destabilizing by blocking web sites maintained outside of China. The Chinese government has also expressed its intention to closely control possible new areas of business presented by the Internet such as Internet telephony. If the Chinese government were to take any action to limit or eliminate the distribution of information through Internet portal networks or to limit or regulate any current or future applications available to users on Internet portal networks, such action could adversely affect our ability to develop a profitable Internet business in China.

    The Chinese government also regulates access to the Internet by imposing strict licensing requirements and requiring ISPs in China to use the international inbound and outbound Internet backbones. We cannot assure you that we will be able to obtain or maintain all necessary licenses required in the future or that future changes in Chinese government policies affecting the provision of information services, including the provision of online services and Internet access, will not impose additional regulatory requirements on the Internet operations that we are developing in China. These types of regulatory requirements may make it difficult or impossible for us to build a successful Internet business in China.

RISKS RELATED TO OUR CORPORATE AND OWNERSHIP STRUCTURE

WE ARE DEPENDENT ON ACCESS TO CASH FLOWS FROM OUR SUBSIDIARIES AND JOINT VENTURE INVESTMENTS TO FUND OUR BUSINESS OPERATIONS, WHICH COULD RENDER US UNABLE TO MEET OUR CASH REQUIREMENTS

    Our company is structured as a holding company and we have no significant business operations or assets other than our interests in our subsidiaries, joint ventures and other investments. Accordingly, we must rely entirely upon distributions and repayment of advances from our subsidiaries, joint ventures and other investments to generate the funds necessary to meet our obligations and our other cash flow needs, including for working capital, capital expenditures and acquisitions. Our subsidiaries and joint ventures are separate and distinct legal entities that have no obligation to make any funds available to us, whether by dividends, loans or other payments. In addition, the ability of our subsidiaries and joint ventures to make distributions to us is subject, in certain jurisdictions, to foreign investment and exchange laws and the availability of foreign exchange in sufficient quantities in those countries. The amount of distributions we receive from these entities is also affected by the regulatory systems in these jurisdictions, primarily the provisions relating to exchange controls. In addition, because the consent of our joint venture partners is required in some of our joint ventures for distributions from these joint ventures, our ability to receive distributions from these joint ventures is dependent on the cooperation of our joint venture partners. Accordingly, we cannot assure you that we will be able to realize benefits from our subsidiaries, joint ventures and other investments through the receipt of distributions at the times and in the amounts we desire. Any failure by us to receive distributions from our subsidiaries, joint ventures or other investments would restrict our ability to pay dividends on our Class A Ordinary Shares in the future and could otherwise have a material adverse effect on our business and financial condition. In the event that we are unable to meet our working capital needs and capital expenditure requirements with cash generated from our subsidiaries, joint ventures or other investments, we would have to consider various options, such as incurring indebtedness, obtaining additional equity capital or selling our assets. We cannot assure you that we will be able to raise new equity capital, refinance our outstanding indebtedness or obtain new financing in the future or that, if we are able to do so, the terms available will be favorable to us.

OUR INABILITY TO UNILATERALLY CONTROL OUR JOINT VENTURES COULD HURT OUR BUSINESS
  IN SOME REGIONS

    Significant actions by most of our joint ventures, such as approving budgets and business plans, declaring and paying dividends and entering into significant transactions, effectively require the approval of our local partners. Accordingly, we do not have unilateral control over the operations of many of our joint ventures, which limits our flexibility and could adversely affect our business strategy and operating results in some important regions.

SOUTH AFRICAN EXCHANGE CONTROL REGULATIONS SIGNIFICANTLY RESTRICT OUR ABILITY TO RECEIVE CASH DISTRIBUTIONS FROM OUR SOUTH AFRICAN SUBSIDIARIES

    Our South African subsidiaries are subject to significant restrictions on their ability to remit funds outside of South Africa. South African exchange control regulations provide for a common monetary area consisting of South Africa, Lesotho, Namibia and Swaziland. Transactions between South African residents and residents of countries outside the common monetary area are subject to South African exchange control regulations. South African residents, including companies, are generally not permitted to export capital from South Africa or to hold foreign currency without the approval of The South African Reserve Bank, and restrictions are imposed on their foreign investments. In addition, South African companies are generally required to repatriate to South Africa those profits of foreign operations which are not required to fund their ongoing business operations. While these restrictions have been liberalized in recent years, a South African company's ability to raise and deploy capital outside South Africa remains subject to significant restrictions. These exchange control regulations effectively prevent us from receiving distributions from our South African subsidiaries.

THE INTERESTS OF OUR MAJORITY OWNER MAY DIFFER FROM YOUR INTERESTS AND MAY RESULT IN OUR ACTING IN A MANNER INCONSISTENT WITH YOUR GENERAL INTERESTS


    Immediately following these offerings, MIH Holdings Limited will indirectly own all of our outstanding Class B Ordinary Shares, representing 77.7% of the voting rights with respect to our ordinary shares. MIH Investments (Proprietary) Limited owns 53.0% of the voting stock of MIH Holdings, and Naspers Limited owns all the voting stock of MIH Investments and directly owns 2.8% of MIH Holdings. In addition, immediately following these offerings, Naspers Limited will directly own 1.7% of the voting stock of MIH Limited. As a result of their ownership of our Class A Ordinary Shares and Class B Ordinary Shares, MIH Holdings and its parent companies effectively control us and have sufficient voting power, without the vote of any other shareholders, to determine the outcome of any action requiring shareholder approval, including amendments of our Memorandum and Articles for any purpose (which could include increasing or reducing our authorized capital or authorizing the issuance of additional shares). We engage in transactions with MIH Holdings and its parent companies in the ordinary course of business. The interests of MIH Holdings and its parent companies may diverge from your interests, and they may be in a position to require us to act in a way that is inconsistent with the general interests of the holders of our Class A Ordinary Shares, including through transactions with related companies. For a more complete description of our relationships with MIH Holdings and its parent companies and these companies' ownership of our ordinary shares, see "Management", "Transactions with Related Parties" and "Principal Stockholders".


BECAUSE WE ARE A BRITISH VIRGIN ISLANDS COMPANY, YOU MAY HAVE DIFFICULTY PROTECTING YOUR INTERESTS IN RESPECT OF DECISIONS MADE BY OUR BOARD OF DIRECTORS

    Our corporate affairs are governed by our Memorandum and Articles and by the International Business Companies Act of the British Virgin Islands. Principles of law relating to such matters as the validity of corporate procedures, the fiduciary duties of management and the rights of our shareholders may differ from those that would apply if we were incorporated in the United States or another jurisdiction. The rights of shareholders under BVI law are not as clearly established as are the rights of shareholders in many other jurisdictions. Thus, you may have more difficulty protecting your interests in the face of actions by our board of directors or our principal shareholders than you would have as shareholders of a corporation incorporated in another jurisdiction.

BECAUSE WE ARE A BRITISH VIRGIN ISLANDS COMPANY, YOU MAY NOT BE ABLE TO ENFORCE JUDGMENTS AGAINST US THAT ARE OBTAINED IN U.S. COURTS

    We are incorporated in the British Virgin Islands and our business operations are located in several countries, principally South Africa, the Netherlands, Greece, Thailand and China. All of our directors and officers reside outside the U.S., and nearly all of our assets and the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for investors to effect service of process on us or these persons within the United States or to enforce against us or these persons judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

    We have been advised by Harney Westwood and Riegels, our British Virgin Islands counsel, that judgments of U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States may be difficult to enforce in BVI courts and that there is substantial doubt as to whether BVI courts will enter judgments in original actions brought in BVI courts predicated solely upon the civil liability provisions of the federal securities laws of the United States.

RISKS RELATED TO THESE OFFERINGS

THE NET PROCEEDS FROM THESE OFFERINGS MAY BE ALLOCATED IN WAYS WITH WHICH YOU MAY NOT AGREE

    Our business plan is general in nature and is subject to change based upon changing conditions and opportunities. Our management has significant flexibility in applying the net proceeds we receive in these offerings. Because the net proceeds are not required to be allocated to any specific investment or transaction, you cannot determine at this time the value or propriety of our application of the proceeds and you and other shareholders may not agree with our decisions. See "Use of Proceeds" for a more detailed description of how management intends to apply the proceeds of these offerings.

OUR STOCK PRICE MAY FLUCTUATE SUBSTANTIALLY AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE OFFERING PRICE

    The market price of our Class A Ordinary Shares could fluctuate significantly as a result of:

    - variations in our operating results which may cause us to fail to meet analysts' or investors' expectations

    - general economic and stock market conditions

    - changes in financial estimates by securities analysts

    - changes in business or regulatory conditions affecting us

    - announcements by us or our competitors of technological innovations or new products or services

    - the trading activity of our Class A Ordinary Shares.

    In addition, we own interests in several publicly traded companies, including OpenTV (listed on the Nasdaq National Market and the Amsterdam Stock Exchange), UBC (listed on the Stock Exchange of Thailand), M-Web Holdings (listed on the Johannesburg Stock Exchange) and M-Net/SuperSport International (linked shares listed on the Johannesburg Stock Exchange). Changes in the underlying market prices of shares of these companies, particularly OpenTV (the publicly traded company in which we have the largest interest), could cause the market price of our Class A Ordinary Shares to fluctuate significantly.

    The securities of many companies in the technology and emerging growth sectors, particularly those of companies in Internet-related businesses, have experienced extreme price and volume fluctuations in recent years, often unrelated to the operating performance of these companies. This type of volatility may adversely affect the market price of our Class A Ordinary Shares. Accordingly, we cannot assure you that the market price of our Class A Ordinary Shares will not decline below the offering price or that you will be able to resell your shares at or above the offering price.

WE DO NOT ANTICIPATE PAYING DIVIDENDS

    We anticipate that all of our earnings in the foreseeable future will be retained to finance the continued growth and expansion of our business. Accordingly, we do not anticipate paying cash dividends on our ordinary shares in the foreseeable future.

THE SALE OF SUBSTANTIAL AMOUNTS OF OUR CLASS A ORDINARY SHARES COULD ADVERSELY AFFECT ITS MARKET PRICE


    Sales of substantial amounts of our Class A Ordinary Shares in the public market after the completion of these offerings, or the perception that such sales could occur, could adversely affect the market price of our Class A Ordinary Shares and could materially impair our future ability to raise capital through offerings of our Class A Ordinary Shares. In connection with our April 13, 1999 initial public offering, we and SuperSport International Holdings Limited, Johnnic (IOM) Limited, a wholly owned subsidiary of Johnnies Industrial Corporation Limited ("Johnnic"), MIH Holdings's subsidiary MIH (BVI) Limited and Thomson Consumer Electronics Inc. entered into "lock-up" agreements pursuant to which we and these persons agreed to certain restrictions on our and their ability to sell our ordinary shares for a period of one year after our IPO without the consent of the representative of the underwriters in the IPO. These lock-up agreements expired on April 13, 2000. In connection with these offerings, we and Naspers Limited, SuperSport International Holdings, Johnnic and MIH (BVI) Limited have entered into similar lock-up agreements for a period of 180 days after the date of these offerings (subject, in the case of Johnnic, to a limited exception for certain private sales after 91 days after the date of these offerings as long as the purchaser agrees to be bound by the terms of the lock-up agreement). Finally, several of our principal shareholders, including SuperSport International Holdings Limited, Johnnic and MIH (BVI) Limited, have agreed to certain restrictions on their ability to sell our ordinary shares for three years after the date of our IPO pursuant to requirements for listing on the Amsterdam Stock Exchange. We cannot predict what effect, if any, market sales of shares held by these shareholders or any of our other shareholders or the availability of these shares for future sale will have on the market price of our Class A Ordinary Shares. For a more detailed description of the restrictions on selling ordinary shares after these offerings, see "Shares Eligible for Future Sale".


THE ANTI-TAKEOVER PROVISIONS CONTAINED IN OUR CHARTER COULD DETER A CHANGE IN
  CONTROL

    Some of the provisions of our Memorandum and Articles may discourage attempts by other companies to acquire or merge with us, which could reduce the market value of our Class A Ordinary Shares. The low voting rights of our Class A Ordinary Shares (relative to our Class B Ordinary Shares), as well as other provisions of our Memorandum and Articles, may delay, deter or prevent other persons from attempting to acquire control of us. These provisions include:

    - our classified board of directors

    - the authorization of our board of directors to issue undesignated preference shares in one or more series without the specific approval of the holders of ordinary shares

    - the establishment of advance notice requirements for director nominations and actions to be taken at shareholder meetings

    - the requirement that two-thirds of the shareholders entitled to vote at a meeting are required to approve any change to certain provisions of our Memorandum and Articles.

    In addition, our Memorandum and Articles permit special meetings of the shareholders to be called only by our chief executive officer or upon request by a majority of our board of directors and deny shareholders the ability to call such meetings or to act by shareholder consent. The low voting rights of our Class A Ordinary Shares (relative to our Class B Ordinary Shares) and these provisions in our Memorandum and Articles, as well as provisions of BVI law to which we are subject, could impede a merger, takeover or other business combination involving us or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of us. Our anti-takeover provisions are more fully described under the heading "Description of Capital Stock--Certain Anti-Takeover Matters".

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus includes "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements other than statements of historical fact in this prospectus, including statements regarding our competitive strengths, business strategy, future financial position, projected costs and plans and objectives of management are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may", "will", "expect", "should", "intend", "estimate", "anticipate", "believe", "continue" or similar terminology. Although we believe that the expectations reflected in any such forward-looking statements are reasonable, we can give no assurance that these expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations are disclosed under "Risk Factors" and elsewhere in this prospectus and expressly qualify all written and oral forward-looking statements attributable to us.

                                USE OF PROCEEDS


    We expect to receive net proceeds of approximately $151.6 million from the sale of 4,000,000 Class A Ordinary Shares in these offerings ($174.6 million if the over-allotment options granted to the U.S. underwriter and international managers are fully exercised). This estimate is based on a public offering price of $40.00 per share and after deducting the underwriting discount and estimated offering expenses. We intend to use these net proceeds to fund the following:


    - potential strategic investments in and acquisitions of pay-television, Internet services and pay-media technology businesses in both new and existing markets,

    - the expansion of our Internet businesses, with a focus on Asian development opportunities, including those in Thailand and China,

    - the growth of our other existing businesses and

    - our working capital needs.


    Our management will have substantial discretion in investing the net proceeds we receive in these offerings. See "Risk Factors--The net proceeds from these offerings may be allocated in ways with which you may not agree". Pending the use of the net proceeds from these offerings as described above, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.


                                DIVIDEND POLICY

    We anticipate that all our earnings, if any, in the foreseeable future will be retained to finance our continued growth and expansion, and we have no current intention to pay cash dividends on our ordinary shares. The decision to pay dividends is within the discretion of our board of directors and will be dependent upon, among other factors, our results of operations, financial condition, capital requirements, restrictions imposed by our financing arrangements and legal requirements.

                       PRICE RANGE OF OUR ORDINARY SHARES

    Prior to April 13, 1999, there was no public market for our Class A Ordinary Shares. Since our initial public offering on April 13, 1999, our Class A Ordinary Shares have traded on the Nasdaq National Market and the Amsterdam Stock Exchange under the symbol "MIHL". The following table sets forth the range of the high and low closing sales prices of our Class A Ordinary Shares on the Nasdaq National Market and the Amsterdam Stock Exchange for the periods indicated:


                                                                    NASDAQ               AMSTERDAM
                                                              -------------------   -------------------
CALENDAR YEAR ENDING DECEMBER 31, 1999                          HIGH       LOW        HIGH       LOW
--------------------------------------                        --------   --------   --------   --------
Second quarter (from April 13, 1999)........................   $30.88     $18.31     $30.25     $18.25
Third quarter...............................................   $30.38     $24.63     $30.00     $25.50
Fourth quarter..............................................   $69.25     $28.88     $70.00     $30.25

CALENDAR YEAR ENDING DECEMBER 31, 2000
------------------------------------------------------------
First quarter...............................................   $89.00     $52.38     $95.00     $55.00
Second quarter (through April 17, 2000).....................   $65.25     $43.64     $70.00     $50.00



    On April 17, 2000, the last reported sale price of our Class A Ordinary Shares was $43.64 per share on the Nasdaq National Market and $50.00 per share on the Amsterdam Stock Exchange.

                                    DILUTION

    If you invest in our Class A Ordinary Shares in these offerings, your interest will be diluted to the extent of the difference between the public offering price per share of our Class A Ordinary Shares and the net tangible book value per share of our ordinary shares immediately after completion of these offerings. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of Class A Ordinary Shares in these offerings and the net tangible book value per ordinary share immediately after completion of these offerings.


    At September 30, 1999, our net tangible book value was approximately
$133.7 million, or $2.52 per ordinary share. Net tangible book value is calculated as shareholders' equity less intangible assets. After giving effect to the sale by us in these offerings of 4,000,000 Class A Ordinary Shares at a public offering price of $40.00 per share and after deducting the underwriting discount and estimated offering expenses, our pro forma net tangible book value as of September 30, 1999 would have been approximately $285.3 million, or $5.00 per ordinary share. This represents an immediate increase in net tangible book value of $2.48 per share to the existing shareholders and an immediate dilution of $35.00 per share to new investors. The following table illustrates this per share dilution:



Public offering price per share.............................              $40.00
  Net tangible book value per share as of September 30,
    1999....................................................   $2.52
  Increase per share attributable to new investors..........    2.48
                                                               -----
Less pro forma net tangible book value per share after
  completion of these offerings.............................               (5.00)
                                                                          ------
Dilution per share to new investors.........................              $35.00
                                                                          ======

                                    [CHART]

                    ORGANIZATIONAL AND OPERATIONAL STRUCTURE

OVERVIEW


    We are incorporated in the British Virgin Islands and conduct our businesses through subsidiaries and joint ventures. After giving effect to these offerings, MIH Holdings, which is quoted on the Johannesburg Stock Exchange under the symbol "MIHH", will indirectly own shares representing 53.8% of the economic interest and 77.7% of the voting interest with respect to our ordinary shares. MIH Investments (Proprietary) Limited owns 53.0% of the voting stock of MIH Holdings, and Naspers Limited owns all the voting stock of MIH Investments and directly owns 2.8% of MIH Holdings. After giving effect to these offerings, Naspers Limited will directly own shares representing 3.5% of the economic interest and 1.7% of the voting interest with respect to our ordinary shares. The diagram on the preceding page summarizes our group structure and ownership.


SUBSIDIARIES AND JOINT VENTURES

PAY-TELEVISION

    In many of our markets, our pay-television businesses utilize similar corporate structures. These structures generally include a content management company that provides the content for the pay-television operation, a subscription management business and a service transmission and distribution business. In each region, these companies may have local partners.

    AFRICA AND THE MIDDLE EAST. We operate our South African business through our indirect wholly owned subsidiary, MultiChoice Africa (Proprietary) Limited. MultiChoice Africa obtains channels from and conducts transmission and distribution through certain of our affiliates. MultiChoice Africa in turn has ownership interests in subsidiaries and joint ventures operating in Kenya, Ghana, Uganda, Nigeria, Tanzania, Zambia, Namibia, Botswana and Lesotho. In Africa, we consider several factors when determining the countries within which to establish joint venture investments, including comparative political stability, a free market economy, adequate infrastructure, a favorable foreign exchange system, a suitable local partner and sufficient management control. In many other African nations, we operate through agents or franchisees. These parties conduct marketing and advertising to build our subscriber base and collect subscription revenues on our behalf. They retain a minor portion of these subscription revenues as compensation for their services and remit the balance to us.

    MultiChoice Middle East Inc. is a 90.0% owned subsidiary of MultiChoice Middle East Holdings Inc., which in turn is 50.0% indirectly owned by us. The other shareholders in MultiChoice Middle East Holdings and MultiChoice Middle East are strategic regional investors. In Egypt, we indirectly own 10.0% of Cable Network Egypt, which provides terrestrial analog service, and 75.0% of MultiChoice Egypt Limited, which provides subscriber management services to Cable Network Egypt.

    MEDITERRANEAN. We operate our Mediterranean businesses through our interest in a holding company, NetMed B.V. We own 52.0% of NetMed B.V., and Fintage House B.V., a subsidiary of MeesPierson N.V., owns the remaining 48.0%. We hold an option to purchase Fintage House's 48.0% interest on demand at a fixed, pre-arranged price that is slightly greater than the price at which Fintage House purchased that interest from us. Pursuant to a shareholders agreement between us and Fintage House, NetMed does not pay dividends. Changes in the Greek regulatory environment may lead to a change in the ownership structure of our Greek subsidiaries and joint ventures, and we are currently reviewing several alternatives.

    NetMed manages its pay-television business through the following operating subsidiaries:

    - MultiChoice Hellas S.A. and MultiChoice Cyprus Limited manage our subscriber base and market and sell pay-television services in Greece and Cyprus, respectively. NetMed, through Myriad Development B.V., owns 51% of each of MultiChoice Hellas and MultiChoice Cyprus.

      The remainder of MultiChoice Hellas is 42.0% owned by Teletypos S.A., a Greek media company that operates Mega Channel, the second largest Greek free-to-air television channel, and 7.0% owned by Lumiere Television Limited, a Cypriot investor. Lumiere Television also owns the remaining 49.0% of MultiChoice Cyprus. MultiChoice Hellas and MultiChoice Cyprus collect subscriber revenues, retain a portion as payment for their services and pass the balance to NetMed Hellas S.A., Lumiere Television and Alfa TV, a Cypriot pay-television company that produces the Alfa Channel.

    - NetMed Hellas is 96.0% owned by NetMed. NetMed Hellas operates the FilmNet, SuperSport and K-T.V. pay-television channels in Greece and provides programming to Lumiere Television and Alfa TV in Cyprus. The remaining 4.0% ownership is held by Lumiere Services Limited.

    - Synergistic Network Development S.A. is 100.0% owned by NetMed and is responsible for signal transmission and distribution.

    - SOE International SA (trading as Enic Hellas) is 40% owned by NetMed B.V. Enic Hellas owns 78.4% of PAE AEK, one of the three largest professional soccer clubs in Greece, and 100% of Basic Hellas SA, the merchandising associate of PAE AEK.

    ASIA. We have a joint venture interest in the United Broadcasting Corporation Public Company Limited ("UBC"), formerly the International Broadcasting Corporation Public Company Limited, and its subsidiaries in Thailand. Founded in 1985, UBC is quoted on the Stock Exchange of Thailand under the symbol "UBC" and had a market capitalization of Baht 25.4 billion
($671.4 million) on March 29, 2000. We became an investor in UBC in January 1997 and have gradually increased our total share of ownership of UBC to approximately 31.1%. The remaining shares in UBC are beneficially owned 41.0% by Telecom Holding Company Limited, a subsidiary of Telecom Asia Public Company Limited, 0.4% by the Mass Communications Organization of Thailand, which is one of the two primary media regulators in Thailand, and 27.5% by other private investors and the public.

    The UBC group's pay-television business is managed through four operating entities. UBC operates the digital satellite services and acts as a holding company for the remaining parts of the business. UBC Cable Network Public Company Limited, formerly UTV Cable Network Public Company Limited, which is 98.6% owned by UBC, operates the analog cable television services business for the UBC group. Cineplex Company Limited, which is 99.9% owned by UBC, produces channels featuring movies, drama, educational programming, news and sports for the UBC group's pay-television systems. Both UBC Cable and Cineplex were founded by Telecom Asia and later purchased by UBC. Satellite Services Company Limited, which is 97.2% owned by UBC, provides certain services used by the UBC group in its pay-television systems, including signal transmission and distribution.

TECHNOLOGY

    Our Mindport division is a leading provider of pay-television software and hardware solutions and services both to our pay-media businesses and to third-party pay-media operators. We operate our Mindport technology division mainly through our wholly owned subsidiaries, Irdeto Access B.V. and Mindport IBS B.V. In addition, we own 30,631,746 of OpenTV's Class B Ordinary Shares (representing approximately 46.3% of the economic interest and 74.7% of the voting rights of OpenTV's ordinary shares, in each case on a fully diluted basis). OpenTV produces operating systems for interactive television. We have formed a subsidiary, Mindport (BVI) Limited, to act as a holding company for all of our technology assets.

INTERNET

    M-Web Holdings was formed in 1997 through a series of transactions whereby we contributed our Internet related business to a new entity, M-Web Holdings Limited, and subsequently capitalized it with a special dividend to MIH Holdings. M-Web Holdings was subsequently spun off, but we have reacquired an ownership interest since the spin-off. We currently own 16.8% of M-Web Holdings, which we acquired through a private placement in August 1999 and additional share purchases and share subscriptions since that time, and continue to manage M-Web Holdings pursuant to a voting pool agreement between us and Naspers Limited, M-Web Holdings' principal shareholder.

    M-Web (Thailand) commenced operations in May 1999. We have a 95% stake in M-Web (Thailand) through a company that we control. Pursuant to a share swap agreement dated January 14, 2000, our affiliate Myriad International Holdings Asia BV, or MIH Asia, transferred 5% of the total issued share capital of M-Web (Thailand) to AD Venture Company Limited, the Internet subsidiary of Shin Corporations Public Company Limited, a Thai telecommunications group, and received, in return, 5% of the total issued share capital of Shinee.com Company Limited. We recently acquired, through a company that we control, a 75% interest in Internet Knowledge Service Center Co. Ltd., or IKSC, a Thai holding company that has a majority stake in KSC Comnet, which we believe is the largest ISP in Thailand.


    M-Web China was established in July 1999. In connection with the strategic agreements that M-Web China entered into with respect to the establishment of an online service provider in China, the owners of A-1 Net will receive 35% of the issued share capital of M-Web China and MIH Limited's interest will be reduced to 65%. This transaction is expected to close in April 2000. Wisdom Online is a joint venture with an affiliate of Tsinghua University formed to develop online educational services in China, including the Education Online portal. We have a 41% interest in this joint venture.


AFFILIATES

    We have several non-subsidiary affiliates, including Electronic Media Network Limited (which we refer to as M-Net Ltd.), SuperSport International Holdings and M-Web Holdings. M-Net Ltd. is a publicly traded South African company that provides the premium film channels carried by us on our pay-television platforms in Africa. SuperSport International is a publicly traded South African company that provides the sports channels carried by us on our pay-television systems in Africa and the Middle East. Shares of SuperSport International are linked with those of M-Net Ltd., and as of March 29, 2000, their market capitalization was approximately ZAR2.2 billion ($343.4 million). The linking provides that each share of either company's stock trades with one share of the other company's stock, with a single price for both shares combined. The shares can be delinked by a declaration of each company's board. We currently own 19.8% of each of M-Net Ltd. and SuperSport International and, after giving effect to these offerings, will be 5.7% owned by SuperSport International.

    Orbicom (Proprietary) Limited, which was recently sold to M-Cell Limited, the investment holding company of a leading cellular telephony provider in South Africa, was formerly owned 80% by MIH Holdings and 20% by us. Orbicom provides the uplink, which refers to the signal that travels from the earth transmitting station up to the satellite receiving station, and backhaul facility for our operations in Africa. Prior to its acquisition by M-Cell, Orbicom was not operated as a profit center as it provided its services at cost to various subsidiaries of MIH Holdings, including us. Under the arrangements for the acquisition of Orbicom by M-Cell, Orbicom's services will continue to be provided to us at cost for a minimum period of two years from April 1, 1999.

                                 CAPITALIZATION

    The following table sets forth the capitalization of MIH Limited as of September 30, 1999:

    -  on an actual basis; and


    - on an as adjusted basis to give effect to the sale by us in these offerings of 4,000,000 Class A Ordinary Shares at a public offering price of $40.00 per share, after deducting the underwriting discount and estimated offering expenses.


This table is based upon our condensed consolidated financial statements, which have been prepared in accordance with IAS. This information should be read in conjunction with our condensed consolidated financial statements and related notes included elsewhere in this prospectus.


                                                                SEPTEMBER 30, 1999
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN MILLIONS)
Cash and cash equivalents...................................  $ 167.3       $318.9
                                                              =======       ======
Long-term debt:
  Long-term debt, including current portion but excluding
    program and film rights.................................     22.2         22.2
  Lease obligations(1)......................................    196.2        196.2
                                                              -------       ------
  Total long-term debt......................................    218.4        218.4
                                                              -------       ------
Shareholders' equity:
    Class A Ordinary Shares, no par value; 103,468,878
      shares authorized, 22,224,513 issued and outstanding,
      actual; 26,224,513 shares issued and outstanding, as
      adjusted..............................................    331.5        483.1
    Class B Ordinary Shares, no par value; 55,920,509 shares
      authorized; 30,787,319 shares issued and outstanding,
      actual and as adjusted................................    475.6        475.6
  Accumulated loss..........................................   (430.3)      (430.3)
  Foreign currency translation adjustment...................    (33.5)       (33.5)
                                                              -------       ------
    Total shareholders' equity..............................    343.3        494.9
                                                              -------       ------
      Total capitalization..................................  $ 561.7       $713.3
                                                              =======       ======


------------------------

(1) Lease obligations include obligations under satellite transponder leases.

                       UNAUDITED PRO FORMA FINANCIAL DATA

    The following unaudited pro forma condensed financial statements of MIH Limited have been prepared to illustrate the estimated effects of:

    - the issuance by OpenTV of 8,625,000 Class A Ordinary Shares in its November 1999 initial public offering, and the conversion, as part of the initial public offering, of certain of OpenTV's convertible preference shares into Class A Ordinary Shares; and

    - the assumed acquisition by OpenTV of all of the shares of Spyglass, Inc. in exchange for 12,453,707 Class A Ordinary Shares of OpenTV and the issuance by OpenTV of approximately 2.4 million options and warrants in connection with this transaction.

These statements have not given effect to the sale of shares by MIH Limited in these offerings.

    Pro forma amounts have been derived by applying pro forma adjustments to the historical consolidated financial information of MIH Limited and Spyglass.

    The purchase price of Spyglass has been estimated based upon the average market price of OpenTV shares, as quoted on the Nasdaq National Market, for the four trading days immediately prior to, and the four trading days immediately after, the announcement of the transaction, plus the fair value of options and warrants, which was estimated using a valuation model. The estimated purchase price does not include the effect of direct acquisition costs. The final cost of the acquisition will be a different amount. The excess of the estimated purchase price over the recorded amount of net assets has been preliminarily allocated to goodwill and amortized over five years. The ultimate allocation of the purchase price will depend on the results of fair value appraisals. We believe that the effect of the ultimate allocation will not differ materially from that assumed in the following unaudited pro forma financial data.

    The unaudited pro forma condensed statements of operations for the year ended March 31, 1999 and the six month period ended September 30, 1999 have been prepared as if the OpenTV initial public offering and the Spyglass acquisition had occurred on April 1, 1998. The unaudited pro forma condensed balance sheet as of September 30, 1999 has been prepared as if the OpenTV initial public offering and the Spyglass acquisition had occurred on September 30, 1999. The pro forma adjustments are described in the accompanying notes.

    Certain assets, liabilities and shareholders' equity balances in the consolidated balance sheets for MIH Limited and Spyglass have been reclassified to conform to the line item presentation in the pro forma balance sheet. Certain revenues, costs and other deductions in the consolidated income statements of MIH Limited and Spyglass have been reclassified in order to conform to the line item presentation in the pro forma income statement. There are no significant conforming differences between the accounting policies adopted by MIH Limited and the accounting policies adopted by Spyglass.

    The unaudited pro forma financial information should not be considered indicative of actual results that would have been achieved had the OpenTV intial public offering and the Spyglass acquisition been consummated on the dates indicated and does not purport to indicate balance sheet data or results of operations as of any future date or any future period. The unaudited pro forma financial information should be read in conjunction with the historical consolidated financial statements of MIH Limited and Spyglass and the related notes thereto included elsewhere in this prospectus.

                PRO FORMA BALANCE SHEET AS OF SEPTEMBER 30, 1999

                                                                               PRO FORMA    PRO FORMA
                                                          MIHL     SPYGLASS   ADJUSTMENTS   COMBINED
                                                        --------   --------   -----------   ---------
                                                                    (DOLLARS IN MILLIONS)
ASSETS
CURRENT ASSETS
  Cash and cash equivalents...........................  $ 167.3     $ 18.6     $   188.3 (1) $  374.2
  Accounts and other receivables......................    100.1        9.6            --       109.7
  Program and film rights.............................     38.0         --            --        38.0
  Short-term investments..............................       --       10.7            --        10.7
  Inventories.........................................     24.6         --            --        24.6
  Other...............................................       --        2.5            --         2.5
                                                        -------     ------     ---------    --------
    Total current assets..............................    330.0       41.4         188.3       559.7
NON-CURRENT ASSETS
  Tangible fixed assets...............................    235.1        3.9            --       239.0
  Intangible assets, net..............................    209.6         --       2,033.2 (3)  2,228.2
                                                                                   (14.6)(5)
  Long-term investments...............................     68.7        0.5            --        69.2
  Investment in Spyglass..............................       --         --       2,072.5 (2)       --
                                                             --         --      (2,072.5)(3)
  Program and film rights.............................    105.1         --            --       105.1
                                                        -------     ------     ---------    --------
    Total non-current assets..........................    618.5        4.4       2,018.6     2,641.5
                                                        -------     ------     ---------    --------
TOTAL ASSETS..........................................  $ 948.5     $ 45.8     $ 2,206.9    $3,201.2
                                                        =======     ======     =========    ========
LIABILITIES
CURRENT LIABILITIES
  Current payables....................................    157.8        2.8            --       160.6
  Other current liabilities...........................    150.4        3.4            --       153.8
                                                        -------     ------     ---------    --------
    Total current liabilities.........................    308.2        6.2            --       314.4

NON-CURRENT LIABILITIES
  Long-term debt......................................    200.4         --            --       200.4
  Program and film rights.............................     96.0         --            --        96.0
  Other long-term deferrals...........................      0.2        0.3            --         0.5
                                                        -------     ------     ---------    --------
    Total non-current liabilities.....................    296.6        0.3            --       296.9
                                                        -------     ------     ---------    --------
TOTAL LIABILITIES.....................................    604.8        6.5            --       611.3
                                                        -------     ------     ---------    --------
Minority interest.....................................      0.4         --       1,115.9 (4)  1,194.7
                                                                                    78.4 (4)
                                                        -------     ------     ---------    --------
SHAREHOLDERS' EQUITY
Share capital.........................................    807.1        0.2          (0.2)(3)    807.1
Additional paid-in capital............................       --       62.2         (62.2)(3)       --
Retained earnings.....................................   (430.3)     (22.2)         22.2 (3)    621.6
                                                                                   951.6 (6)
                                                                                   100.3 (6)
Foreign currency translation and other................    (33.5)      (0.9)          0.9 (3)    (33.5)
                                                        -------     ------     ---------    --------
    Total shareholders' equity........................    343.3       39.3       1,012.6     1,395.2
                                                        -------     ------     ---------    --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY............  $ 948.5     $ 45.8     $ 2,206.9    $3,201.2
                                                        =======     ======     =========    ========
Pro forma shareholders' equity........................                                       1,395.2
Effect of US GAAP reconciling adjustments:
  MIHL................................................                                         (32.1)(11)
                                                                                            --------
Pro forma shareholders' equity under US GAAP..........                                      $1,363.1
                                                                                            ========

                       PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1999

                                                                                       PRO FORMA      PRO FORMA
                                                          MIHL         SPYGLASS       ADJUSTMENTS      COMBINED
                                                        ---------      ---------      ------------   ------------
                                                        (DOLLARS IN MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS)
      Net revenues................................       $ 353.2        $ 16.4          $    --      $     369.6
      Costs of revenue............................        (203.2)         (5.5)              --           (208.7)

      Selling, general and administrative.........        (145.0)         (7.6)              --           (152.6)
      Depreciation and amortization...............         (37.1)           --           (203.3)(8)       (238.9)
                                                              --            --              1.5 (10)
      Research and development....................            --          (4.3)              --             (4.3)
                                                         -------        ------          -------      -----------
          Total operating loss....................         (32.1)         (1.0)          (201.8)          (234.9)

      Financial results...........................          (8.4)           --               --             (8.4)
      Equity in joint ventures....................         (18.7)           --               --            (18.7)
      Equity in associates........................          (1.3)           --               --             (1.3)
      Profit on sale of joint venture.............           3.0            --               --              3.0
      Profit on sale of associate.................          15.0            --               --             15.0
      Other income................................            --           0.7               --              0.7
                                                         -------        ------          -------      -----------
      Loss before taxation........................         (42.5)         (0.3)          (201.8)          (244.6)
          Income tax..............................           0.9            --               --              0.9
                                                         -------        ------          -------      -----------
      Loss after taxation.........................         (41.6)         (0.3)          (201.8)          (243.7)
          Minority interest.......................           1.1            --            109.2 (9)        110.3
                                                         -------        ------          -------      -----------
      Net loss from continuing operations before
        non-recurring credits.....................       $ (40.5)       $ (0.3)         $ (92.6)     $    (133.4)
                                                         =======        ======          =======      ===========
      Effect of US GAAP reconciling adjustments:
          MIHL....................................                                                         (10.7)(11)
                                                                                                     -----------
      Net US GAAP loss from continuing operations
        before non-recurring credits..............                                                   $    (144.1)
                                                                                                     ===========

      PRO FORMA EARNINGS PER SHARE

      IAS

      Weighted average number of common shares
        outstanding...............................                                                    50,230,474

      Basic and diluted loss per share from
        continuing operations before non-recurring
        credits under IAS.........................                                                        $(2.66)

      US GAAP

      Weighted average number of common shares
        outstanding...............................                                                    50,230,474

      Basic and diluted loss per share from
        continuing operations before non-recurring
        credits under US GAAP.....................                                                        $(2.87)

                       PRO FORMA STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED MARCH 31, 1999

                                                                                      PRO FORMA      PRO FORMA
                                                         MIHL         SPYGLASS       ADJUSTMENTS      COMBINED
                                                       ---------      ---------      ------------   ------------
                                                       (DOLLARS IN MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS)
      Net revenues...............................      $  607.9        $  25.0          $     --    $     632.9
      Costs of revenue...........................        (390.5)          (8.1)               --         (398.6)

      Selling, general and administrative........        (203.8)         (14.9)               --         (218.7)
      Depreciation and amortization..............         (51.4)            --            (406.7)(8)      (455.2)
                                                             --             --               2.9 (10)
      Research and development...................            --           (7.2)               --           (7.2)
                                                       --------        -------          --------    -----------
          Total operating loss...................         (37.8)          (5.2)           (403.8)        (446.8)

      Financial results..........................          (9.1)            --                --           (9.1)
      Equity in joint ventures...................         (41.2)            --                --          (41.2)
      Equity in associates.......................          (2.0)            --                --           (2.0)
      Profit on sale of joint venture............          31.1             --                --           31.1
      Other income...............................            --            1.3                --            1.3
                                                       --------        -------          --------    -----------
      Loss before taxation.......................         (59.0)          (3.9)           (403.8)        (466.7)
          Income tax.............................          (0.3)            --                --           (0.3)
                                                       --------        -------          --------    -----------
      Loss after taxation........................         (59.3)          (3.9)           (403.8)        (467.0)
          Minority interest......................           0.3             --             215.4 (9)       215.7
                                                       --------        -------          --------    -----------
      Net loss from continuing operations before
        non-recurring credits....................      $  (59.0)       $  (3.9)         $ (188.4)   $    (251.3)
                                                       ========        =======          ========    ===========
      Effect of US GAAP reconciling adjustments:
          MIHL...................................                                                          (5.2)(7)
                                                                                                    -----------
      Net US GAAP loss from continuing operations
        before non-recurring credits.............                                                   $    (256.5)
                                                                                                    ===========

      PRO FORMA EARNINGS PER SHARE

      IAS

      Weighted average number of common shares
        outstanding..............................                                                    38,235,000

      Basic and diluted loss per share from
        continuing operations before
        non-recurring credits under IAS..........                                                        $(6.57)

      US GAAP

      Weighted average number of common shares
        outstanding..............................                                                    38,235,000

      Basic and diluted loss per share from
        continuing operations before
        non-recurring credits under US GAAP......                                                        $(6.71)

         NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Explanation of pro forma adjustments (in millions except for share and per share amounts):

1. Reflects the cash proceeds from the initial public offering of OpenTV shares and the simultaneous conversion of certain preferred securities into shares of OpenTV as if the transactions had occurred on September 30, 1999.

2. This amount reflects the investment made in Spyglass by OpenTV. The fair value of OpenTV shares was estimated with reference to the average market price of OpenTV shares, as quoted on the Nasdaq National Market, for the four trading days prior to, and the four trading days immediately after, the announcement of the transaction. The fair value of the options and warrants to be issued by OpenTV was estimated using a valuation model.

    The total acquisition cost of Spyglass was calculated as follows:

12,453,707 shares at $141.69 per share......................  $1,764.6
Estimated fair value of options and warrants................     307.9
                                                              --------
Total acquisition cost......................................  $2,072.5
                                                              ========

3. Reflects the elimination on consolidation of OpenTV's investment in Spyglass against the net equity of Spyglass. The excess of the estimated purchase price over the recorded amount of net assets has been preliminarily allocated to goodwill and amortized over five years. We believe that the effect of the ultimate allocation will not differ materially from that assumed in this unaudited pro forma financial data.

Purchase price..............................................  $2,072.5
Less: Book value of net assets acquired.....................     (39.3)
                                                              --------
Goodwill....................................................  $2,033.2
                                                              ========

4. Represents the increased ownership of third parties in the equity of OpenTV as the result of its initial public offering of shares and the stock-for-stock acquisition of Spyglass. The increase in minority interest is allocated as follows:

Increase in minority interest due to the OpenTV initial
  public offering...........................................  $   78.4
Increase in minority interest due to the Spyglass
  acquisition...............................................   1,115.9
                                                              --------
Total.......................................................  $1,194.3
                                                              ========

5. Represents the goodwill recorded on the initial acquisition of OpenTV that has been disposed of as a result of the dilution of MIH Limited's interest in OpenTV. The adjustment is broken down as follows:

Effect due to the OpenTV initial public offering............   $ 9.6
Effect due to the Spyglass acquisition......................     5.0
                                                               -----
Total.......................................................    14.6
                                                               =====

6. Represents the "dilution gain" that arises when OpenTV issues its shares to third parties at a price per share in excess of MIH Limited's average carrying amount per share. The accounting policy of MIH Limited is to account for dilution gains in the statement of operations. Therefore, for the purposes of the pro forma balance sheet, the dilution gain has been recognized in retained earnings. The effect on the pro forma statement of operations has not been included since the dilution gains represent non-recurring credits that result directly from the OpenTV initial public offering and the Spyglass acquisition. The dilution gain, not included in the pro forma statement of operations, can be allocated between the OpenTV initial public offering and the Spyglass acquisition as follows:

Dilution gain due to the OpenTV initial public offering.....   $100.3
    Tax effect..............................................       --
                                                               ------
                                                               $100.3
                                                               ======

Dilution gain due to the Spyglass acquisition...............   $951.6
    Tax effect..............................................       --
                                                               ------
                                                               $951.6
                                                               ======

7. This amount represents the sum of the US GAAP reconciling adjustments as detailed in Note 29 to the MIH Limited audited annual consolidated financial statements included elsewhere in this prospectus.

8. This represents the amortization of the goodwill generated on the acquisition of Spyglass for the period reported.

9. This adjustment represents the combined interest of Open TV's minority shareholders in the operations of Open TV (including the operations of Spyglass) and the pro forma goodwill amortization.

10. This adjustment represents the reduction in the amortization charge arising from the goodwill recorded on the acquisition of OpenTV as a result of the dilution of MIH Limited's interest in OpenTV.

11. This represents the sum of the US GAAP reconciling adjustments as detailed in Note 19 of the unaudited interim MIH Limited consolidated financial statements included elsewhere in this prospectus.

                     SELECTED FINANCIAL AND OPERATING DATA

    The selected financial data set forth below as of and for the years ended March 31, 1999, 1998, 1997 and 1996 have been derived from our consolidated financial statements for the years ended March 31, 1999 and 1998 and from our combined financial statements for the years ended March 31, 1997 and 1996. All financial statements were prepared in accordance with IAS. The selected unaudited financial data set forth below as of September 30, 1999 and for the six months ended September 30, 1999 and 1998 have been derived from our unaudited condensed consolidated financial statements. Our consolidated financial statements as of March 31, 1999 and 1998 and for each of the three years in the period ended March 31, 1999 were audited by PricewaterhouseCoopers Inc. Our combined financial statements for the year ended March 31, 1997 were audited by Coopers & Lybrand (predecessor to PricewaterhouseCoopers Inc.). The accounting policies adopted by us under IAS differ in certain significant respects from US GAAP. These differences are described in Note 19 to our condensed consolidated interim financial statements,
Note 29 to our consolidated financial statements and in "Management's Discussion and Analysis of Financial Condition and Results of Operations--US GAAP Reconciliation". As described in more detail in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Presentation of Financial Information", our combined financial statements include the combined accounts of the businesses that are effectively the predecessor of our company. We refer to these businesses as the "Acquired MIH Businesses". Our combined financial statements eliminate all accounts among the Acquired MIH Businesses, but do not eliminate amounts due from the Acquired MIH Businesses to MIH Limited, which our consolidated financial statements do eliminate, nor do they include purchase accounting adjustments that occurred as a result of the Canal+ Transaction described in more detail in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Presentation of Financial Information". When you read this selected financial and operating data, you should also read our consolidated financial statements and combined financial statements and related notes included elsewhere in this prospectus. Our historical results are not necessarily indicative of future results.

                                                                                                     ACQUIRED MIH
                                                                                                 BUSINESSES COMBINED
                                                     COMPANY CONSOLIDATED(1)                       (PREDECESSOR)(1)
                                        -------------------------------------------------   ------------------------------
                                           SIX MONTHS ENDED
                                             SEPTEMBER 30,                          YEAR ENDED MARCH 31,
                                        -----------------------   --------------------------------------------------------
                                           1999         1998         1999         1998        1997       1996       1995
                                        ----------   ----------   ----------   ----------   --------   --------   --------
                                                           (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
AMOUNTS IN ACCORDANCE WITH IAS:
Revenues:
Subscriptions.........................      $245.7       $205.4       $442.7       $404.5    $315.5     $233.3
Decoder sales and repair..............        41.9         44.1         72.0         63.1      60.2       43.6
Technology and other..................        65.6         35.1         93.2         32.9      16.2        6.0
                                        ----------   ----------   ----------   ----------   -------    -------
    Total revenues, net...............       353.2        284.6        607.9        500.5     391.9      282.9     $266.9(2)
Operating expenses:
Cost of providing services............      (203.2)      (187.4)      (390.5)      (308.8)   (259.4)    (212.9)
Selling, general and administrative...      (145.0)       (76.6)      (203.8)      (175.2)   (140.4)     (77.6)
Depreciation and amortization(3)......       (37.1)       (25.0)       (51.4)       (58.0)    (16.2)      (9.8)
                                        ----------   ----------   ----------   ----------   -------    -------
Operating loss........................       (32.1)        (4.4)       (37.8)       (41.5)    (24.1)     (17.4)
Financial results, net(4).............        (8.4)        (8.8)        (9.1)        (5.5)     (5.3)      (0.9)
Equity results in joint ventures and
  associates..........................       (20.0)       (14.2)       (43.3)        (7.9)      3.8        0.6
Profit on sale of joint ventures and
  associates..........................        18.0         31.1         31.1           --        --         --
                                        ----------   ----------   ----------   ----------   -------    -------
  (Loss)/profit before taxation.......       (42.5)         3.7        (59.1)       (54.9)    (25.6)     (17.7)
(Loss)/profit from continuing
  operations..........................       (40.5)         0.1        (59.0)       (58.5)    (26.0)     (21.5)
  Net loss............................       (47.9)        (0.7)       (68.8)       (63.8)    (26.0)     (21.5)
Per share amounts(5):
(Loss)/profit from continuing
  operations..........................      $(0.81)       $0.01       $(1.54)      $(1.53)
Net loss..............................       (0.95)       (0.02)       (1.80)       (1.67)
Dividends(6)..........................          --           --           --         1.36
Weighted average shares outstanding...  50,230,474   38,235,000   38,235,000   38,235,000
AMOUNTS IN ACCORDANCE WITH US GAAP:
Total revenues, net...................  $    353.2   $    284.6   $    607.9   $    500.5   $ 391.9    $ 282.9
Loss from continuing operations.......      $(51.2)       $(5.0)      $(64.1)      $(74.1)   $(26.0)    $(21.6)
Cumulative effect of a change in
  accounting principle................          --           --           --           --        --       (3.9)
Net loss..............................       (58.6)        (5.9)       (74.0)       (79.3)    (26.0)     (25.4)
Basic and diluted per share
  amounts(5):
Loss from continuing operations.......       (1.02)       (0.13)       (1.68)       (1.94)
Net loss..............................       (1.17)       (0.16)       (1.94)       (2.07)

                                                                                              ACQUIRED MIH
                                                                                               BUSINESSES
                                                                                                COMBINED
                                                        COMPANY CONSOLIDATED(1)             (PREDECESSOR)(1)
                                               -----------------------------------------   -------------------
                                                SIX MONTHS ENDED
                                                  SEPTEMBER 30,                YEAR ENDED MARCH 31,
                                               -------------------   -----------------------------------------
                                                 1999       1998       1999       1998       1997       1996
                                               --------   --------   --------   --------   --------   --------
                                                      (DOLLARS IN MILLIONS, EXCEPT PER SUBSCRIBER DATA)
BALANCE SHEET DATA (AT PERIOD END):
AMOUNTS IN ACCORDANCE WITH IAS:
Cash and cash equivalents....................   $167.3                $ 56.1     $153.4     $ 53.9     $ 15.1
Total assets.................................    948.5                 776.2      646.1      287.2      156.1
Total debt(7)................................    275.1                 284.4      107.6       76.8       16.1
Total liabilities............................    604.8                 599.0      392.5      337.7      188.6
AMOUNTS IN ACCORDANCE WITH US GAAP:
Total assets.................................   $918.6                $746.3     $621.2     $287.2     $156.1
Total debt(7)................................    275.1                 284.4      107.6       76.8       16.1
Total liabilities............................    607.0                 599.0      392.5      337.7      188.6
Total shareholders' equity...................    311.2                 146.8      228.7      (50.6)     (32.4)

OTHER DATA:
Operating (Loss)/Profit Before
  Depreciation and Amortization(8)...........   $  5.0     $ 20.6     $ 13.6     $ 16.5     $ (7.9)    $ (7.6)

Cash flow from operating activities..........     (5.9)     (19.6)     (19.2)       5.2       68.5        6.6
Cash flow from investing activities..........    (36.9)     (73.6)     (95.6)     170.5      (14.6)     (10.7)
Cash flow from financing activities..........    155.1       11.2       18.1      (77.0)     (13.3)      (1.3)
Capital expenditures.........................     (9.5)      (1.8)     (11.4)     (31.7)     (17.6)     (13.0)

Subscribers in thousands (at period end):
Africa
  South Africa...............................    1,067      1,086      1,073      1,054      1,008        943
  Sub-Saharan Africa.........................      156        127        140        109        104         73
  Egypt......................................       40         22         30         18         13          9
  Middle East................................       79         47         62         27         15         --
                                                ------     ------     ------     ------     ------     ------
    Total Africa.............................    1,342      1,282      1,305      1,208      1,140      1,025
                                                ------     ------     ------     ------     ------     ------
Mediterranean
  Greece.....................................      282        277        316        254        203        101
  Cyprus.....................................       37         33         35         31         26         11
                                                ------     ------     ------     ------     ------     ------
    Total Mediterranean......................      319        310        351        285        230        112
                                                ------     ------     ------     ------     ------     ------
Asia
  Thailand...................................      312        289        300        313        253        130
                                                ------     ------     ------     ------     ------     ------
    Total subscribers........................    1,973      1,881      1,956      1,806      1,623      1,268
                                                ======     ======     ======     ======     ======     ======
Average monthly revenue per subscriber(9)....   $25.79     $22.74     $24.11     $23.90     $21.10     $18.63

                                                                    COMPANY CONSOLIDATED(1)
                                                              ------------------------------------
                                                                      YEAR ENDED MARCH 31,
                                                              ------------------------------------
                                                                 1997         1996         1995
                                                              ----------   ----------   ----------
                                                                     (DOLLARS IN MILLIONS,
                                                                     EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
AMOUNTS IN ACCORDANCE WITH IAS:
Net (loss)/profit...........................................      $409.2       $(85.7)      $(52.0)
Weighted average shares outstanding.........................  38,235,000   38,235,000   38,235,000
(Loss)/Profit per share.....................................       10.68        (2.24)       (1.36)
AMOUNTS IN ACCORDANCE WITH US GAAP:
Net profit..................................................      $409.6
Profit per share............................................       10.69
BALANCE SHEET DATA (AT PERIOD END):
AMOUNTS IN ACCORDANCE WITH IAS:
Total assets................................................      $803.1        $63.7        $65.4
Total debt(7)...............................................       124.0         94.5           --
AMOUNTS IN ACCORDANCE WITH US GAAP:
Total assets................................................      $803.1
Total debt(7)...............................................       124.0
Total shareholders' equity..................................       397.3        (29.8)        60.5

------------------------------

(1) See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Presentation of Financial Information".

(2) Prior to March 31, 1995, the revenues of our predecessors were primarily generated by our operations in Africa. The other operations did not generate significant revenue. The business of our Africa-based predecessor was included with the operations of affiliates prior to March 31, 1995. Therefore, only total net revenues have been presented.

(3) The operating results of MIH Limited for the years ended March 31, 1999 and 1998 and the six-month periods ended September 30, 1999 and 1998 include $43.8 million, $33.3 million, $29.4 million and $14.2 million, respectively, attributable to amortization of goodwill that was recorded as a result of the acquisition of the Acquired MIH Businesses and subsequent acquisitions. Amortization of film and sports rights is included in the cost of providing services.

(4) Includes interest expense, interest income, dividend income, foreign exchange gains and losses, and gains on disposal of investments.

(5) Per share amounts are not applicable to the results of the Acquired MIH Businesses.

(6) Dividend paid in 1998 to facilitate the capitalization of M-Web. We do not expect to pay dividends in the near future.

(7) Includes bank overdrafts, current portion of long-term debt, long-term debt and other long-term debt (see Note 14 to our consolidated financial statements). In fiscal 1997, excludes debt owed to MIH Limited included in the liabilities of the Acquired MIH Businesses, as such amounts would be eliminated upon consolidation.

(8) Operating (Loss)/Profit Before Depreciation and Amortization is defined as operating (loss)/profit before depreciation and amortization (other than amortization of film and sports rights). Operating (Loss)/Profit Before Depreciation and Amortization is presented supplementally as we believe it is the most appropriate measure for evaluating operating performance. We believe Operating (Loss)/Profit Before Depreciation and Amortization is a standard measure commonly reported and widely used by analysts, investors and others associated with the pay-media industry. Operating (Loss)/Profit Before Depreciation and Amortization eliminates the uneven effect across reporting periods and companies of (1) depreciation of tangible fixed assets and (2) amortization of intangible assets acquired in business combinations accounted for by the purchase method of accounting. While many in the financial community consider Operating (Loss)/Profit Before Depreciation and Amortization to be an important measure of comparative operating performance, it should be considered in addition to, and not as a substitute for, operating income, net income, cash flow and other measures of financial performance prepared in accordance with generally accepted accounting principles which are presented in the audited financial statements included elsewhere in this prospectus. Additionally, our calculation of Operating
    (Loss)/Profit Before Depreciation and Amortization may be different than the calculation used by other companies and, therefore, comparability may be affected.

(9) Excludes our Asia and Middle East pay-television operations because such revenues are not consolidated with our income statements. Total subscribers from consolidated operations were 1.582 million, 1.545 million,
    1.594 million, 1.466 million and 1.355 million as of September 30, 1999 and 1998 and March 31, 1999, 1998 and 1997, respectively.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS.

PRESENTATION OF FINANCIAL INFORMATION

    MIH Limited is a holding company that operates in the pay-media and related technology industries through its interests in subsidiaries and joint ventures.

    Prior to March 31, 1997, our activities consisted almost entirely of our 50% interest in NetHold, a pay-television joint venture. NetHold had investments in pay-television operations in Africa, Cyprus, Greece, Italy, Belgium, the Netherlands, Scandinavia and the Middle East. NetHold also owned Irdeto Access B.V., a pay-television technology company. In March 1997, we sold our interest in NetHold to Canal+ in exchange for a 5% equity interest in Canal+, all of NetHold's pay-television businesses in Africa, Cyprus, Greece and the Middle East and 49% of Irdeto (the "Canal+ Transaction"). In subsequent transactions, we acquired all of the ownership interest of Irdeto. The pay-television businesses in Africa, Cyprus, Greece and the Middle East, along with 49% of Irdeto, are collectively referred to as the "Acquired MIH Businesses." As a result of these factors, for the year ended March 31, 1997, our results consist almost entirely of our share of the results of NetHold, which owned, in addition to the Acquired MIH Businesses, a substantial number of other businesses. Accordingly, our historical financial information after March 31, 1997 is not comparable to our financial information prior to that date.

    Our consolidated financial statements present on a consolidated basis the financial position and results of operations of MIH Limited and its subsidiaries, including the results of joint ventures and associates accounted for under the equity method. We believe that the Acquired MIH Businesses are effectively the predecessor of our company prior to March 31, 1997. Accordingly, the results of operations of the Acquired MIH Businesses are presented on a combined basis. This is because the Acquired MIH Businesses include nearly all of the businesses currently operated by us, and do not include businesses that have been discontinued or sold. Because of this, we believe that a period to period comparison of the Acquired MIH Businesses will be more meaningful to potential investors and will more accurately reflect our business trends. Therefore, the discussion in this section includes a comparison of our consolidated financial statements for the years ended March 31, 1999 and 1998 and the combined financial statements for the Acquired MIH Businesses for the year ended March 31, 1997.

    The comparability of the consolidated financial statements for the years ended March 31, 1999 and 1998 with the combined financial statements for the year ended March 31, 1997 is affected by:

    - the intangible assets recognized upon the acquisition of the Acquired MIH Businesses and the amortization thereof; and

    - the acquisition of 100% of Irdeto in 1998 and the consolidation of results which were equity accounted in the combined financial statements.

    The comparability of the unaudited condensed consolidated interim financial statements for the six month period ended September 30, 1999 with the unaudited condensed consolidated interim financial statements for the six months ended September 30, 1998 is affected by the increase in shares owned in OpenTV from 44.5% to 80.1% in March 1999 and the consolidation of results which were equity accounted for in statements in previous periods. Our interest in OpenTV was subsequently reduced as a result of investments in OpenTV by certain strategic investors in October 1999 and by OpenTV's initial public offering in November 1999. We now own 30,631,746 of OpenTV's Class B Ordinary Shares (representing approximately 65.0% of OpenTV's ordinary shares).

    Both our consolidated and combined financial statements have been prepared in accordance with IAS, which differs in certain significant respects from US GAAP. See "--US GAAP Reconciliation" and Note 19 to our condensed consolidated financial statements for a description of the principal differences between IAS and US GAAP as they relate to us and the Acquired MIH Businesses.

OVERVIEW OF OPERATIONS

    We are a multinational provider of pay-television and Internet services and the technology employed in the provision of such services. As of September 30, 1999, we provided television-platform and related services to over 2.0 million households and operated our businesses in over 50 countries around the world. Our current holdings consist of:

    - pay-television platform operations in Africa, the Mediterranean and Asia;

    - pay-media technology businesses based in the Netherlands and the United States that collectively compose our Mindport division;

    - Internet operations in Africa and Asia;

    - an equity interest of 19.8% in M-Net Ltd. and SSIH;

    - an equity interest of 16.8% in M-Web Holdings Limited; and

    - an equity interest of 40% in SOE International SA, which owns 78.4% of PAE AEK and 100% of Basic Hellas SA.

    In Africa, MultiChoice Africa provides a range of subscriber management services to pay-television households in over 40 countries on the African continent and adjacent islands, principally in South Africa.

    MultiChoice Africa also has direct investments with fully-staffed offices for pay-television services in Lesotho, Namibia, Botswana, Zambia, Nigeria, Ghana, Uganda, Kenya and Tanzania. In the Mediterranean, NetMed operates analog and digital platforms in Greece and an analog platform in Cyprus. In Asia, we own 31.1% (26.1% as of September 30, 1998 and 31.1% as of March 31, 1999) of
UBC, the only major pay-television provider in Thailand. In the Middle East, we perform subscriber management operations for the two digital platforms in the Middle East and, through MultiChoice Egypt, service the Egyptian subscriber base for both digital and analog platforms.

    Our Mindport technology division consists of Mindport and its subsidiaries, which design, develop and market pay-television and Internet subscriber management systems, conditional access systems and other pay-media technologies. Mindport also holds a 65.0% interest in the outstanding shares of OpenTV (80.1% as of September 30, 1999 and 44.5% as of September 30, 1998 and earlier), which develops and provides operating systems for interactive television, and a 100% interest in TV/Com International Inc., which owns certain conditional access intellectual property rights. In addition, Mindport engages in set-top box design and specification and consulting and systems integration services.

    Our operating results are affected by a number of items, including the number of households subscribing to our television-platform and Internet access services, the average revenue per subscriber, churn rates, seasonality and foreign exchange rates. Foreign exchange rates can have a significant effect on our reported earnings as we generate revenues predominantly in the local currencies of the countries in which we operate, whereas a substantial portion of our expenses is incurred in U.S. dollars.

    REVENUES. Our primary source of revenue is subscriber fees. We also generate revenue from the sale, rental and maintenance of decoders, the term given to the device in a signal receiver that receives the scrambled signal and converts it into a quality audio or visual signal for listening or viewing, and other income, including e-commerce. As a result of the subsequent acquisition of the remaining interest in Irdeto and our interest in OpenTV, we began in January 1998 to consolidate the revenues we generate from technology sales. OpenTV became a subsidiary on March 31, 1999 and was, therefore, consolidated during the six month period ended September 30, 1999.

    COSTS OF PROVIDING SERVICES. These include programming, content, subscriber management, decoder purchase, transmission and development costs. Programming costs include the cost for third-party programs and the production cost of programs produced by us, as well as the amortization of programming rights for sporting events and films. Content costs include the cost of acquiring content from third-party content providers for our Internet services. Subscriber management costs include the direct costs of service and maintenance of equipment installed at subscribers' homes and the cost of customer service. Decoder purchase costs include the purchase of decoders by us for use, lease or resale. Transmission costs consist of transmission and uplinking and backhauling charges paid by us to various satellite vendors under operating lease agreements. Development costs include the costs of research necessary to enhance our existing technology products and develop new technologies.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. These costs include overhead costs from the various departments such as marketing, public relations, subscriber sales, warehousing, information systems, finance and accounting, accounts receivable/payable and the human resources department.

    DEPRECIATION AND AMORTIZATION. These costs include charges relating to the amortization of intangible assets arising from acquisitions and the depreciation of our tangible fixed assets, including transponders, decoders and assets under capital lease.

RECENT DEVELOPMENTS

    SIGNIFICANT ACQUISITIONS AND DIVESTITURES

    Subsequent to the end of the last financial year, but prior to OpenTV's initial public offering, we invested an additional $4.8 million cash in OpenTV Inc. As cash was injected pro rata to the shareholders' respective shareholdings, it had no effect on our proportionate interest in OpenTV Inc.

    On August 24, 1999, we disposed of our 20% interest and our loan claims in Orbicom (Proprietary) Limited to MIH Holdings Limited which in turn, together with its interest of 80%, sold the total investment in Orbicom (Proprietary) Limited to M-Cell Limited in exchange for 23,952,096 M-Cell Limited shares with a market value of $39 million. Of this total consideration, $21 million was allocated to us, which we received in the form of 4,432,273 shares in M-Cell Limited with a market value of $7.2 million and a $13.4 million note receivable from MIH Holdings Limited. The consideration received by us, after allocating $6 million to settle the loan claims, gave rise to a profit on sale of the associate of $15 million, as the carrying value of the Orbicom (Proprietary) Limited investment was recorded at no value in our accounting records.

    We acquired a 9.1% interest in M-Web Holdings Limited for a cash consideration of $16.5 million following the delinking of the MIH Holdings Limited and M-Web Holdings Limited share on August 2, 1999. On September 30, 1999, we acquired an additional interest by exchanging our interest in 4,432,273 M-Cell Limited shares for 13,930,000 shares representing a 4.5% interest in M-Web Holdings Limited. The excess of our equity investment over the fair value of the net assets acquired, amounting to $19.5 million, was allocated to goodwill, and is amortized over its estimated useful life of five years. In February and March 2000, we acquired an additional 3.2% interest in M-Web Holdings Limited, bringing our total interest up to 16.8%. The investment in M-Web Holdings Limited has been treated as an equity investment because of the significant influence that our directors exercise in the financial and operating policies of M-Web Holdings Limited.

    In July 1999, we acquired a 40% interest in SOE International SA, which owns 78.4% of PAE AEK and 100% of Basic Hellas SA, for $6.6 million. The excess of the purchase price over the net liabilities acquired (goodwill) amounts to $18.1 million. The acquisition has been accounted for under the equity method. We also have an obligation under a shareholders agreement to fund SOE International up to an amount of $18 million. On September 30, 1999, we advanced a loan of approximately $8 million in partial satisfaction of this obligation.

    In October 1999, our majority-owned subsidiary, OpenTV Corp., completed a private placement of convertible preference shares and warrants to America Online, Inc., General Instrument Corp., Liberty

Digital, Inc., News Corporation, Time Warner, Inc. and Sun Microsystems, Inc. In November 1999, OpenTV completed an initial public offering of its ordinary shares, listing its ordinary shares on both the Nasdaq National Market and the Amsterdam Stock Exchange. As part of the IPO, the convertible preference shares sold in the October 1999 private placement were converted into ordinary shares. In connection with the private placement, OpenTV entered into operating agreements with America Online, Inc., News Corporation and Time Warner, Inc. to increase its market penetration in the United States and to expand the range of interactive applications available to its global client base. More recently, OpenTV entered into a strategic agreement with General Instrument Corp. and, in connection with this agreement, agreed to issue warrants to General Instrument to purchase up to 700,000 ordinary shares of OpenTV. These warrants will vest if and when certain performance goals are satisfied by General Instrument. To date, one-quarter of these warrants have vested. In February 2000, OpenTV entered into a strategic revenue sharing agreement with EchoStar Communications Corporation, in connection with which OpenTV issued 2.252 million of its Class A Ordinary Shares to EchoStar. After OpenTV's IPO and conversion of preference shares, we remain the majority shareholder with 65.0% of OpenTV's outstanding shares.

    On March 26, 2000, OpenTV announced that it had signed a definitive merger agreement with Spyglass, Inc. pursuant to which OpenTV will acquire all of Spyglass's outstanding stock in a tax-free, stock-for-stock transaction. See "Business--Technology--OpenTV".

RESULTS OF OPERATIONS

    Our results of operations are summarized in the following tables:

                                                     CONSOLIDATED          CONSOLIDATED       COMBINED
                                                  -------------------   -------------------   --------
                                                   SIX MONTHS ENDED               YEAR ENDED
                                                     SEPTEMBER 30,                MARCH 31,
                                                  -------------------   ------------------------------
                                                    1999       1998       1999       1998       1997
                                                  --------   --------   --------   --------   --------
                                                     (IN MILLIONS)              (IN MILLIONS)
Subscription revenues...........................  $ 245.7    $ 205.4    $ 442.7    $ 404.5    $ 315.5
Decoder sales and repairs.......................     41.9       44.1       72.0       63.1       60.2
Technology and other............................     65.6       35.1       93.2       32.9       16.2
                                                  -------    -------    -------    -------    -------
  Net revenues..................................    353.2      284.6      607.9      500.5      391.9
                                                  -------    -------    -------    -------    -------
Cost of providing services......................   (203.2)    (187.4)    (390.5)    (308.8)    (259.4)
Selling, general and administrative expenses....   (145.0)     (76.6)    (203.8)    (175.2)    (140.4)
Depreciation and amortization...................    (37.1)     (25.0)     (51.4)     (58.0)     (16.2)
                                                  -------    -------    -------    -------    -------
  Total operating expenses......................   (385.3)    (289.0)    (645.7)    (542.0)    (416.0)
  Operating loss................................    (32.1)      (4.4)     (37.8)     (41.5)     (24.1)
Financial results, net..........................     (8.4)      (8.8)      (9.1)      (5.5)      (5.2)
Equity results in joint ventures................    (18.7)     (13.7)     (41.2)      (5.1)       1.1
Equity results in associates....................     (1.3)      (0.5)      (2.1)      (2.8)       2.6
Profit on sale of joint ventures and
  associates....................................     18.0       31.1       31.1         --         --
                                                  -------    -------    -------    -------    -------
  (Loss)/profit before taxation.................    (42.5)       3.7      (59.1)     (54.9)     (25.6)
Income taxation.................................      0.9       (3.6)      (0.3)      (7.5)      (1.2)
                                                  -------    -------    -------    -------    -------
  (Loss)/profit after taxation..................    (41.6)       0.1      (59.4)     (62.4)     (26.8)
Minority interest...............................      1.1         --        0.4        3.8        0.8
                                                  -------    -------    -------    -------    -------
  Loss from continuing operations...............    (40.5)      (0.1)     (59.0)     (58.6)     (26.0)
  Loss from discontinued operations.............     (7.4)      (0.8)      (9.8)      (5.2)        --
                                                  -------    -------    -------    -------    -------
    Loss for the period.........................  $ (47.9)   $  (0.7)   $ (68.8)   $ (63.8)   $ (26.0)
                                                  =======    =======    =======    =======    =======

SIX MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO THE SIX MONTHS ENDED SEPTEMBER 30, 1998

REVENUES

    Subscription revenues increased by $40.3 million, or 19.6%, to $245.7 million during the period ended September 30, 1999, from $205.4 million in the same period in 1998, mainly as a result of an increase in the number of subscribers in our consolidated subsidiaries, as reflected in the table below:

                                                          NUMBER OF SUBSCRIBERS(1)
                                                               SEPTEMBER 30,
                                                       ------------------------------
                                                         1999                  1998
                                                       --------              --------
                                                                (THOUSANDS)
Digital..............................................     480                   299
Analog...............................................   1,102                 1,246
                                                        -----                 -----
    Total............................................   1,582                 1,545
                                                        =====                 =====

------------------------

(1)  Excludes non-consolidated joint ventures and associates.

    Total subscribers increased by 36,739, or 2.4%, from 1,544,954 at September 30, 1998, to 1,581,693 at September 30, 1999. In Africa, the number of digital subscribers increased by 181,139 and analog subscribers decreased by 153,918. The reduction in African analog subscribers resulted primarily from our campaign to convert analog customers to digital service. Our subscribers in Greece and Cyprus, where we provided only analog service at September 30, 1999 and 1998, increased by 3.1%, from 310,030 at September 30, 1998, to 319,548 at September 30, 1999. The net decrease in overall analog subscribers was 144,400.

    Average subscription revenue per subscriber per month increased by $3.05, or 13.4%, to $25.79 for the period ended September 30, 1999, from $22.74 for the same period in 1998. The increase was attributable to the shift in subscribers in Africa from the analog service to the higher-priced digital service and increases in monthly subscriber fees in local currencies (primarily rand and drachma) by approximately 10%-20%, offset by the effects of a devaluation of local currencies against the US dollar.

    Decoder sales and repairs decreased by $2.2 million, or 5.0%, to $41.9 million during the period ended September 30, 1999, from $44.1 million during the same period in 1998. This decrease relates mainly to the lower number of boxes sold in the Mediterranean region compared to the previous year. This trend is further enforced by the decrease of the sales price per decoder, as we passed on the savings in the price we pay for decoders to our customers.

    Technology and other revenue increased $30.5 million, or 86.9%, to $65.6 million during the period ended September 30, 1999, from $35.1 million in the same period in 1998, primarily as a result of the consolidation of OpenTV revenues of $11.8 million for the first time and increased component revenues in Irdeto Access of $7 million due to increased sales volumes. In the Africa segment, other revenue increased due to additional satellite capacity recovery of $4.5 million. Other revenue in the Mediterranean segment increased primarily as a result of the sale of additional basketball advertising.

OPERATING EXPENSES

    Costs of providing services increased by $15.8 million, or 8.4%, to $203.2 million during the period ended September 30, 1999, from $187.4 million in the same period in 1998. This increase is primarily attributable to the related increase in the number of subscribers, but is offset by the decline in decoder sales. Amortization of program and film rights increased by $6.5 million due to the basketball rights acquired in the Mediterranean segment.

    Depreciation and amortization increased $12.1 million, or 48.4%, to $37.1 million during the period ended September 30, 1999, from $25.0 million in the same period in 1998. Depreciation increased by $6.5 million mainly as a result of the capitalization of the PAS 7 transponder financial lease in the Africa and Middle East segment. Amortization of intangible assets increased by $6.6 million, which is primarily attributable to the amortization of goodwill of $4.8 million arising from the additional stake acquired in OpenTV Inc.

    Selling, general and administrative costs ("SG&A") increased by $68.4 million, or 89.3%, to $145.0 million during the period ended
September 30, 1999, from $76.6 million in the same period in 1998, primarily as a result of:

    - consolidation of the SG&A of OpenTV for six months after it became a subsidiary of MIH Limited on March 31, 1999;

    - an increase in staff and other fixed costs as a result of business expansion;

    - year 2000 costs;

    - costs arising from the implementation of a new accounting system; and

    - additional costs associated with group corporate functions.

OPERATING LOSS

    Operating loss increased by $27.7 million to $32.1 million during the period ended September 30, 1999, from a loss of $4.4 million for the same period in 1998 as a result of the combined effect of the foregoing factors.

FINANCIAL RESULTS, NET

    Our net financial results decreased by $0.4 million from a net financial loss of $8.8 million during the period ended September 30, 1998 to a net financial loss of $8.4 million during the same period in 1999. The change in the net financial result was affected by the increase in interest expenses as a result of the capitalization of the PAS 7 financial lease, offset by the increase in interest received on cash and cash equivalents, primarily as a result of our IPO in April 1999.

EQUITY RESULTS IN JOINT VENTURES

    Our share in the loss of our investment in joint ventures increased by $5.0 million, or 36.5%, to $18.7 million during the period ended September 30, 1999, from $13.7 million in the same period in 1998. The increase is primarily attributable to the 5% increase in the shareholding in UBC from 26.1% to 31.1% and the related recording of losses and amortization of goodwill due to this increase in shareholding. In July, we acquired a 40% interest in SOE International, which owns 78.4% of AEK and 100% of Basic Hellas SA. This acquisition, net of amortization, attributed $2.1 million to the equity results of the period. The increase was offset by the results of OpenTV previously equity accounted and now consolidated.

EQUITY RESULTS IN ASSOCIATES

    Our equity results in associates (mainly a 19.8% interest in the linked shares of Electronic Media Network Limited, which we refer to as M-Net Ltd., and SuperSport International Holdings, or SSIH, and a 13.6% interest in M-Web Holdings) was a loss of $1.3 million after goodwill amortization allocation of $2.4 million for the period ended September 30, 1999. For the same period in 1998, our equity results in associates was a loss of $0.5 million after goodwill amortization allocation of $2.2 million. We account for our investment in M-Net/SSIH and M-Web Holdings using the equity method of accounting because of the significant influence we exercise over M-Net/SSIH and M-Web Holdings as a result of common ownership, our management and directors' representation on the board of directors of M-Net/SSIH and M-Web Holdings and, in relation to M-Net/SSIH, the fact that substantially all of M-Net/SSIH's revenues are derived from us.

PROFIT ON SALE OF JOINT VENTURES

    The profit on sale of joint ventures of $3.0 million arose out of a settlement agreement entered into upon the liquidation of the Digco and Joco joint ventures. The profit on sale of $15 million relates to the sale of our 20% investment in Orbicom (Proprietary) Limited.

TAXATION EXPENSE

    The taxation expense decreased by $4.5 million. The decrease relates mostly to the reversal of taxes in the technology segment as losses incurred for the first six months of the current financial year will be carried back to offset the taxable income of the prior financial year. We do not pay any significant amount of tax due to losses incurred and accumulated tax losses available in various of our affiliated companies.

LOSS FROM DISCONTINUING OPERATIONS

    Loss from discontinuing operations increased by $6.5 million to $7.4 million during the period ended September 30, 1999, from a loss of $0.9 million in the corresponding period of 1998. With effect from September 6, 1999, we discontinued the operations of the International Gaming Networks, the gaming entity of Multichoice Africa (Proprietary) Limited, the business of which was spread and sports betting.

NET LOSS FOR THE PERIOD

    As a result of the foregoing factors, we realized a net loss of $47.9 million during the period ended September 30, 1999, compared to a net loss of $0.7 million for the same period in 1998.

YEAR ENDED MARCH 31, 1999 COMPARED TO THE YEAR ENDED MARCH 31, 1998

REVENUES

    Subscription revenues increased $38.2 million, or 9.4%, to $442.7 million during the year ended March 31, 1999, from $404.5 million in the same period in 1998, mainly as a result of an increase in the number of subscribers in our consolidated subsidiaries, as reflected in the table below:

                                                          NUMBER OF SUBSCRIBERS(1)
                                                                 MARCH 31,
                                                       ------------------------------
                                                         1999                  1998
                                                       --------              --------
                                                                (THOUSANDS)
Digital..............................................     372                   212
Analog...............................................   1,222                 1,254
                                                        -----                 -----
  Total..............................................   1,594                 1,466
                                                        =====                 =====

------------------------

(1)  Excludes non-consolidated joint ventures and associates.

    Total subscribers increased by 128,062, or 8.7%, from 1,465,783 at March 31, 1998, to 1,593,845 at March 31, 1999. In Africa, the number of digital subscribers increased by 159,850 and the number of analog subscribers decreased by 253,031. The reduction in African analog subscribers resulted primarily from our campaign to convert analog customers to digital service, a trend that we expect to continue. We estimate that in South Africa, 60% of analog subscribers that discontinue service do so as a result of conversion to digital service. Our subscribers in Greece and Cyprus, where we provided only analog service at March 31, 1999 and 1998, increased by 23.0%, from 285,055 to 350,498. Overall, analog subscribers decreased by 31,788.

    Average revenue per subscriber per month increased by $0.21, or 0.9%, to $24.11 for the year ended March 31, 1999, from $23.90 for the year ended
March 31, 1998. The increase was attributable to the shift in subscribers in Africa from analog service to the higher-priced digital service and increases in monthly subscriber fees in local currencies (primarily rand and drachma) by approximately 8.8% and 8.9% for the analog and digital service, respectively, offset by the effects of devaluations of the rand and the drachma of 23.4% and 3.0%, respectively, against the U.S. dollar.

    Decoder sales and repairs increased $8.9 million, or 14.1%, to $72.0 million during the year ended March 31, 1999, from $63.1 million in the same period in 1998. During the year ended March 31, 1999, the retail price of decoders decreased consistent with the reduction in the manufacturing cost of decoders. We passed on the savings in the price we pay for decoders to our customers. We also subsidized the selling prices of digital decoders in Africa and analog decoders in Greece and Cyprus to increase our subscriber base. The revenue per decoder has therefore decreased, resulting in a slower rate of growth in decoder revenues relative to the growth in the number of subscribers. This trend is partly offset by a shift of subscribers from analog to digital decoders, which are more expensive.

    Technology revenues increased $51.1 million, or 399.2%, to $63.9 million during the year ended March 31, 1999, from $12.8 million in the same period in 1998. This increase relates directly to the consolidation of Irdeto for twelve months compared with three months of the previous year. Irdeto was acquired during January 1998 and therefore only consolidated for three months during the 1998 fiscal year.

    Other revenues increased $9.2 million, or 45.8%, to $29.3 million during the year ended March 31, 1999, from $20.1 million in the same period in 1998. This increase was mainly attributable to an increase in advertising revenues and the sale of sports, program and advertising rights in Greece.

OPERATING EXPENSES

    Costs of providing services increased by $81.7 million, or 26.5%, to $390.5 million during the year ended March 31, 1999, from $308.8 million in the same period in 1998. This increase is primarily attributable to:

    - the inclusion of costs associated with Irdeto for twelve months compared with three months in the prior year;

    - increased charges for additional satellite capacity;

    - increase in the amortization of sports and programming rights;

    - net increased programming costs associated with the increased number of digital subscribers; and

    - increase in the cost of decoders, sports, program and advertising rights sold.

We expect the amortization of sports programming to increase in the future as a result of the amortization of Greek basketball programming rights acquired.

    SG&A costs increased by $28.6 million, or 16.3%, to $203.8 million during the year ended March 31, 1999, from $175.2 million in the same period in 1998, primarily as a result of:

    - consolidation of the SG&A of Irdeto for twelve months compared to three months of the prior period;

    - an increase in staff and communication costs primarily due to the expansion of call centers required to match the increased number and length of calls arising from the growth in the digital subscriber base;

    - an expanded advertising campaign;

    - year 2000 costs; and

    - additional costs associated with the group corporate functions.

    Depreciation and amortization decreased $6.6 million, or 11.4%, to $51.4 million during the year ended March 31, 1999, from $58.0 million in the same period in 1998. The depreciation charge decreased by $7.5 million as a result of the devaluation of the local currencies against the dollar and the transfer of assets from MIH Limited to Orbicom. These assets were subsequently transferred back to us. This decrease was partly offset by an increase in the depreciation charge arising from the net increase in fixed assets. As a result of new transponder capacity leases classified as capital leases, we anticipate an increase in the related depreciation charge in future periods.

OPERATING LOSS

    Operating loss decreased by $3.7 million, or 8.9%, to $37.8 million during the year ended March 31, 1999, from $41.5 million for the same period in 1998 as a result of the combined effect of the foregoing factors.

FINANCIAL RESULTS, NET

    Our net financial loss increased by $3.6 million, or 65.5%, to $9.1 million during the year ended March 31, 1999, from $5.5 million in the corresponding period of 1998. The increase is attributable to a non-recurring gain on disposal of investments of $2.6 million (representing the sale of our interest in Canal+) which was recorded in 1998, a reduction in dividend income of $0.6 million to $2.6 million from $3.2 million, an increase in interest expense of $8.2 million to $21.4 million from $13.2 million, which was partly offset by an increase in interest income of $2.4 million to $10.3 million from $7.9 million, and a decrease in exchange losses of $5.4 million to $0.6 million from $6.0 million. The changes as compared to the previous year are primarily a result of the consolidation of the results of Irdeto for twelve months in 1999 compared to the three months of the previous year.

EQUITY RESULTS IN JOINT VENTURES

    Our equity results in joint ventures changed by $36.1 million to a loss of $41.2 million during the year ended March 31, 1999, from an equity loss of $5.1 million in the corresponding period of 1998. The losses mainly included the net losses of $32.7 million for UBC for nine months and $6.6 million for OpenTV for twelve months. These results are inclusive of $9.1 million and $2.2 million amortization of goodwill for UBC and OpenTV, respectively.

EQUITY RESULTS IN ASSOCIATED COMPANIES

    Equity results in associates changed by $0.7 million, or 25.0%, to a $2.1 million loss during the year ended March 31, 1999, from a $2.8 million loss in the corresponding period of 1998. Equity results in associates for the year ended March 31, 1999 are net of a goodwill allocation of $4.4 million in fiscal 1999, attributable to our 19.8% interest in M-Net Ltd. and SSIH. We account for our investment in M-Net/SSIH using the equity method of accounting because of the significant influence we exercise over M-Net/SSIH as a result of common ownership, our management and directors' representation on the board of directors of M-Net/SSIH and the fact that substantially all of M-Net's/SSIH's revenues are derived from us.

PROFIT ON SALE OF JOINT VENTURES

    The profit on sale of joint ventures resulted from the release of provisions relating to the sale of the NetHold joint venture to Canal+. At March 31, 1997, we deferred recognition of approximately $73.3 million of this gain, relating to liability for warranties of decoder technology, guarantees of the number of subscribers and the potential reimbursement of programming costs. During the year ended March 31, 1999, $31.1 million of these provisions were reversed, as they were no longer required following the expiry of the warranties and guarantees on June 30, 1998.

TAXATION EXPENSE

    Taxation expense decreased to $0.3 million during the year ended March 31, 1999, from $7.6 million in the corresponding period of 1998. We do not pay any significant amount of taxes due to losses incurred in various of our affiliated companies to date. The charge for the current year was reduced by a reversal of deferred taxes of $3.2 million.

MINORITY INTEREST

    Minority interest decreased by $3.4 million to $0.4 million during the year ended March 31, 1999, from $3.8 million in the corresponding period of 1998. The minority interest primarily relates to Africa for the losses incurred in these operations. The provision for minority interest was limited to the capital infusion from the minority parties. We have recorded losses attributable to minority interests of $6.2 million through March 31, 1999.

LOSS FROM DISCONTINUING OPERATIONS

    Loss from discontinuing operations increased by $4.7 million, or 92.2%, to $9.8 million during the year ended March 31, 1999, from a $5.1 million loss in the corresponding period of 1998. The 1999 loss from discontinuing operations arose from the termination of the TV/Com International Inc. operations. Effective October 1, 1997, we sold our South African Internet businesses to M-Web Holdings for $20.5 million. In addition, effective September 6, 1999, we discontinued the operations of the International Gaming Networks and the results at March 31, 1999 have been restated to reflect the results of operations in the International Gaming Networks as discontinuing.

NET LOSS

    As a result of the foregoing factors, we realized a net loss of $68.8 million during the year ended March 31, 1999, compared to a net loss of $63.8 million for the comparable period in 1998.

YEAR ENDED MARCH 31, 1998 (CONSOLIDATED FINANCIAL STATEMENTS) COMPARED TO THE YEAR ENDED MARCH 31, 1997 (COMBINED FINANCIAL STATEMENTS)

REVENUES

    Subscription revenues increased $89.0 million, or 28.2%, to $404.5 million during the year ended March 31, 1998, from $315.5 million in the same period in 1997, mainly as a result of an increase in the number of subscribers in our consolidated subsidiaries, as reflected in the table below:

                                                         NUMBER OF SUBSCRIBERS (1)
                                                                 MARCH 31,
                                                       ------------------------------
                                                         1998                  1997
                                                       --------              --------
                                                                (THOUSANDS)
Digital..............................................     212                   105
Analog...............................................   1,254                 1,250
                                                        -----                 -----
  Total..............................................   1,466                 1,355
                                                        =====                 =====

------------------------

(1)  Excludes non-consolidated joint ventures and associates.

    Total subscribers increased by 111,070, or 8.2%, from 1,354,713 at March 31, 1997, to 1,465,783 at March 31, 1998. In Africa, the number of digital subscribers increased by 107,136 and the number of analog subscribers decreased by 51,527. The reduction in African analog subscribers resulted primarily from our campaign to convert analog customers to digital service, a trend that we expect to continue. We estimate that in South Africa, 60% of analog subscribers that discontinue service do so as a result of conversion to digital service. Our subscribers in Greece and Cyprus, where we provided only analog service at March 31, 1998 and 1997, increased by 24.2%, from 229,594 to 285,055. This resulted in a net increase of 3,934 in overall analog subscribers.

    Average revenue per subscriber per month increased by $2.80, or 13.3%, to $23.90 for the year ended March 31, 1998, from $21.10 for the year ended
March 31, 1997. The increase was attributable to the shift in subscribers in Africa from analog service to the higher-priced digital service and increases in monthly subscriber fees in local currencies (primarily rand and drachma) by approximately 18% and 11% for the analog and digital service, respectively, offset by the effects of devaluation of local currencies against the U.S. dollar.

    Decoder sales and repairs increased $2.9 million, or 4.8%, to $63.1 million during the year ended March 31, 1998, from $60.2 million in the same period in 1997. During the fiscal year ended March 31, 1998, the retail price of decoders decreased consistent with the reduction in the manufacturing cost of decoders. We passed on the savings in the price we pay for decoders to our customers. The revenue per decoder has therefore decreased, resulting in a slower rate of growth in decoder revenues relative to the growth in the number of subscribers. This trend is partly offset by a shift of subscribers from analog to digital decoders, which are more expensive.

    Technology and other revenue increased $16.7 million, or 103.1%, to $32.9 million during the year ended March 31, 1998, from $16.2 million in the same period in 1997. Of this increase, $11.5 million related to the consolidation of Irdeto for the three months beginning in January 1998. Prior to that time, Irdeto was accounted for under the equity method.

OPERATING EXPENSES

    Costs of providing services increased by $49.4 million, or 19.1%, to $308.8 million during the year ended March 31, 1998, from $259.4 million in the same period in 1997. The increase in the cost of providing services is primarily attributable to:

    - the inclusion of costs associated with Irdeto effective January 1998;

    - the amortization of sports rights which were acquired by NetMed for the first time in fiscal 1998;

    - increased charges for additional satellite capacity; and

    - net increased programming costs associated with the increased number of digital subscribers.

    SG&A costs increased by $34.8 million, or 24.8%, to $175.2 million during the year ended March 31, 1998, from $140.4 million in the same period in 1997, primarily as a result of:

    - consolidation of the SG&A of Irdeto beginning in January 1998, which was $5.8 million;

    - an increase in staff and communication costs primarily due to the expansion of call centers required to match the increased number and length of calls arising from the growth in the digital subscriber base;

    - an expanded advertising campaign; and

    - costs associated with the establishment of group corporate functions.

    Depreciation and amortization increased $41.8 million, or 258.3%, to $58.0 million during the year ended March 31, 1998, from $16.2 million in the same period in 1997. Depreciation and amortization for the fiscal year ended March 31, 1998 included amortization of $37.0 million relating to intangible assets recorded on March 31, 1997 in connection with the Canal+ Transaction. The remaining increase in depreciation and amortization was attributable to the increase in depreciation of various tangible assets and capital leases for transponders.

OPERATING LOSS

    Operating loss increased by $17.4 million, or 72.2%, to $41.5 million during the year ended March 31, 1998, from $24.1 million for the same period in 1997 as a result of the combined effect of the foregoing factors.

FINANCIAL RESULTS, NET

    Financial results decreased by $0.2 million, or 3.8%, to a net financial loss of $5.5 million during the year ended March 31, 1998, from a net financial loss of $5.3 million in the corresponding period of 1997. Dividend income of $3.2 million and gain on disposal of investments of $2.6 million (representing the sale of our interest in Canal+) were recorded in 1998, with no corresponding amounts recorded in 1997. Interest income increased $3.9 million, or 97.5%, to $7.9 million from $4.0 million in the corresponding period of 1997, primarily as a result of increased cash balances produced from our disposal of Canal+ shares. Interest expense increased $5.4 million, or 69.2%, to $13.2 million from $7.8 million in the corresponding period of 1997. The main reason for the change is the capitalization of the satellite leases and the corresponding interest charge. Exchange losses increased by $4.5 million, or 300.0%, to $6.0 million from $1.5 million in the corresponding period of 1997.

EQUITY RESULTS IN JOINT VENTURES

    Our equity results in joint ventures were a loss of $5.1 million (consisting of OpenTV ($2.9 million) and, for the nine months ended December 31, 1997, Irdeto ($2.2 million)) net of a goodwill allocation of $0.8 million during the year ended March 31, 1998. In fiscal 1997, the Acquired MIH Businesses had net income from joint ventures of $1.1 million. Since January 1998, Irdeto and its subsidiaries have been consolidated in MIH Limited's results of operations and not included in equity results in joint ventures.

EQUITY RESULTS IN ASSOCIATES

    Equity results in associates decreased by $5.4 million, or 207.7%, to a $2.8 million loss during the year ended March 31, 1998, from a $2.6 million gain in the corresponding period of 1997. Equity results in associates for the year ended March 31, 1998 are net of a goodwill allocation of $3.8 million in fiscal 1998, attributable to our 19.8% interest in M-Net Ltd. and SSIH. We account for our investment in M-Net/SSIH using the equity method of accounting because of the significant influence we exercise over M-Net/SSIH as a result of common ownership, our management and directors' representation on the board of directors of M-Net/SSIH and the fact that substantially all of M-Net/ SSIH's revenues are derived from us.

TAXATION EXPENSE

    Taxation expense increased to $7.6 million during the year ended March 31, 1998, from $1.2 million in the corresponding period of 1997. The taxation charge reflects mainly the charge for foreign taxes payable. We do not pay any significant amount of taxes due to losses incurred in various of our affiliated companies to date. Taxes provided mainly relate to minimum statutory requirements and changes resulting from new tax legislation introduced during fiscal 1998. The deferred taxes are a result of timing differences between the values for financial reporting and fiscal purposes under the liability method.

MINORITY INTEREST

    Minority interest increased by $3.1 million, or 442.9%, to $3.8 million during the year ended March 31, 1998, from $0.7 million in the corresponding period of 1997. The minority interest primarily relates to NetMed Hellas and MultiChoice Hellas for the losses incurred in these operations. The provision for minority interest was limited to the capital infusion from the minority parties. We have recorded cumulative losses attributable to minority interest shareholders of $8.4 million through March 31, 1998.

NET LOSS

    As a result of the foregoing factors, we realized a net loss of $63.8 million during the year ended March 31, 1998, compared to a net loss of $26.0 million for the comparable period in 1997.

LIQUIDITY AND CAPITAL RESOURCES

    Our business and growth strategy has required and will continue to require substantial capital for acquisitions, expansion of services, the financing of operating losses and working capital in the pay-television, Internet and technology segments.

    During the years ended March 31, 1997 and 1996, we had no significant cash flows as our activities consisted almost entirely of our investment in NetHold. During the period from April 1997 through October 1997, we sold our shares in Canal+, which we had obtained in connection with the Canal+ Transaction, for net proceeds of $261.5 million and invested a portion of the proceeds in our pay-television and technology businesses.

    The Acquired MIH Businesses have historically obtained cash flow from operations, capital infusions by equity holders, proceeds from the sale of investments and seller financings.

    In April 1999, we completed an initial public offering of 10,435,000 of our Class A Ordinary Shares, including shares issued pursuant to the exercise of over-allotment options, for net proceeds of approximately $171.6 million. The proceeds of the offering were partially used to repay $56 million of debt.

    We expect to meet our capital needs for the foreseeable future with the proceeds of these offerings, cash on hand and existing and new loan facilities, including a $62.0 million loan facility with Villiers Securities Limited and ABSA Bank Limited.

    During the fiscal year ended March 31, 1998, we acquired an additional 51% in Irdeto for $11 million, such price having been predetermined as part of a call option granted at the time of the Canal+ Transaction, and invested
$17.7 million in UBC. We also made an initial investment in OpenTV of $9.1 million. During the year ended March 31, 1999, we increased our ownership in UBC to 27.8% by acquiring additional shares for $66.6 million. In
August 1999, we exercised an option to purchase an additional 3.3% of UBC for $8.9 million in cash. During November 1998, we acquired a 100% interest in TV/Com International Inc. for $14.5 million in cash. In March 1999, we purchased all of the interest of Thomson Consumer Electronics Inc. ("Thomson") in OpenTV in exchange for a convertible note of approximately $46.2 million. The note converted simultaneously with the consummation of our initial public offering into our Class A Ordinary Shares at the price such shares were sold to the public. We sold to a subsidiary of Sun Microsystems a portion of the OpenTV interest purchased from Thomson for approximately $9.2 million in cash. After giving effect to such sale, investments in OpenTV by certain strategic investors in October 1999 and OpenTV's November 1999 initial public offering of its Class A Ordinary Shares, we now own 65.0% of the outstanding ordinary shares of OpenTV.

    We intend to make investments in and acquisitions of businesses operating in the pay-television, Internet services, interactive television services and pay-media technology industries. Our general approach has been to make investments that are expected to be sufficient to meet cash needs until the operation can, within a predictable period of time, become self-funding. Currently, all of our businesses, other than our Internet operations, are self-funding. Our South African subsidiaries are subject to significant restrictions on the ability to remit funds outside of South Africa. While such restrictions have been liberalized in recent years, a South African company's ability to raise and deploy capital outside of South Africa remains subject to significant restrictions. See "Risk Factors--South African exchange control regulations significantly restrict our ability to receive cash distributions from our South African subsidiaries". We anticipate funding future acquisitions and investments through issuances of debt or equity and available cash resources.

    During the fiscal year ended March 31, 1998, we paid a special dividend of $51.8 million. MIH Holdings used its pro rata portion of the dividend to capitalize M-Web Holdings. Following this capitalization, M-Web Holdings purchased our South African Internet businesses for $20.5 million. No dividends were declared in 1996 or 1997.

    On April 4, 1998, we transferred 28 million of our shares in M-Net/SSIH to a trust for a total consideration of $22.2 million in cash. Consideration of $20.0 million was financed with bank borrowings by the purchaser and under certain circumstances on April 14, 2001, we could be required to assume the obligations and reacquire the ownership of the shares. Accordingly, the transaction has been accounted for as a financing transaction. The borrowings bear interest at 12.55% and mature on April 14, 2001. We retain rights to the dividends on the M-Net/SSIH shares.

    At September 30, 1999 and March 31, 1999, we had cash balances of
$167.3 million and $56.1 million, respectively, and available unused overdraft borrowing facilities of $63.7 million and $56.0 million, respectively.

COMMITMENTS AND CAPITAL EXPENDITURES

    We have lease commitments of $32.8 million, $30.5 million, and $44.3 million in the years ended March 31, 2000, 2001 and 2002, respectively, for land and buildings, machinery, furniture and equipment and transponders and transmitters. We do not expect to incur significant additional capital expenditures except for the requirements which may materialize from our investments in Internet operations in China and Thailand.

PROGRAM AND FILM RIGHTS

    Program and film rights increased from $81.6 million at March 31, 1999 to $127.4 million at September 30, 1999, primarily as a result of the soccer and basketball contracts in Greece. Program and film rights are non-interest bearing liabilities and, at September 30, 1999, amounts due in future fiscal years were $31.3 million in 2000, $27.6 million in 2001 and $68.4 million thereafter.

DEBT

    At September 30, 1999, long-term debt of $218.4 million consisted primarily of capital lease obligations ($196.2 million) and loans ($22.2 million). Capital lease obligations decreased by $1.4 million during the six month period ended September 30, 1999. The capital leases bear interest at rates ranging from 6.0% to 21.0%. The other long-term debt is composed mainly of a $20 million liability which was recorded as a result of the transfer of 28 million M-Net/SSIH shares as described above. Long-term debt at March 31, 1999 of $220.3 million consisted primarily of capital lease obligations ($197.6 million) and loans
($22.7 million).

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    We are exposed to market risks, including interest rate and foreign currency exchange rate risk associated with underlying assets, liabilities and anticipated transactions. Following evaluation of these exposures, we selectively enter into derivative financial instruments to manage the related risk exposures pursuant to our policies in areas such as counter party exposure and hedging practices. These policies have been approved by our senior management and we do not hold or issue derivative financial instruments for trading or speculative purposes. The following discussion and analysis, which constitute "forward-looking statements" that involve risk and uncertainties, summarize our market-sensitive financial instruments including their fair value, maturity and contract terms. The discussion addresses market risk only and does not address other risks which we face in the normal course of business, including country risk, credit risk and legal risk.

FOREIGN CURRENCY MANAGEMENT

    Our functional currencies are generally the local currencies of the countries in which we operate. All transactions in currencies other than the given functional currency are recorded at the rate of exchange of the transaction or, if hedged forward, at the rate of exchange under the related forward exchange contract. Any resulting exchange differences are included in current results. The cumulative translation effects of translating the financial statements of operations using functional currencies other than the U.S. dollar to the reporting currency are included in the foreign currency translation adjustment in shareholders' equity and are only included in net earnings upon sale or liquidation of the underlying investments. A number of our subsidiaries use foreign currency forward exchange contracts, which typically expire within one year, to hedge a substantial portion of their currency risks arising from payments of foreign currencies related to the purchase of goods and services in currencies other than their functional currency. Realized gains and losses on these contracts are recognized in the same period as the hedged transactions are included in earnings. We and our subsidiaries had foreign exchange forward contracts on hand at March 31, 1999, hedging South African rand and Greek drachma against the U.S. dollar. We do not currently hold or issue derivative financial or interest rate instruments for trading purposes, but intend to continue to use forward exchange contracts to limit our exposure to expected depreciation of some of our functional currencies relative to foreign currencies in which we incur a significant portion of our cost. Our forward exchange contracts are primarily to hedge the South African rand and Greek drachma against the U.S. dollar. During the year ended March 31, 1999, the value of the U.S. dollar increased against the South African rand by approximately 23.4% and the Greek drachma by approximately 3.0%. The cost of our foreign currency commitments was approximately $4.1 million less during this period as a result of forward currency contracts entered into, measured as the difference between the spot rate and the contract rate at the contract due date. During the year ended March 31, 1998, the U.S. dollar strengthened against the South African rand and Greek drachma by approximately 14.1% and 20.5%, respectively. During the year ended March 31, 1998, the cost of our foreign currency commitments was approximately $1.8 million greater as a result of hedging activities. At
March 31, 1999, our net monetary liability position in U.S. dollars subject to risk of foreign currency exchange rate fluctuations amounted to $171.5 million. The exposure amount primarily reflects U.S. dollar-denominated debt relating to capital lease commitments and program and film rights. The aggregate hypothetical loss in earnings on an annual basis that would result from a hypothetical appreciation of 10% of the U.S. dollar, European currency unit and Netherlands guilder against the South African rand and Greek drachma is estimated to be $15.9 million. Our exposure to other changes in currencies other than the U.S. dollar would not be material.

INTEREST RATE SENSITIVITY

    We generally do not undertake any specific actions to cover our exposure to interest rate risk and at March 31, 1999, we were not party to any interest rate risk management transactions. At March 31, 1999, our assets only included certain short-term fixed or variable rate instruments. The fair value of these instruments would not change significantly as a result of changes in interest rates as a result of their short-term nature and variable interest rates, respectively. At March 31, 1999, the fair value of our U.S. dollar-denominated capital lease liabilities was estimated at $197.6 million and the South African rand-denominated other fixed rate long-term debt was estimated at $22.7 million. Assuming an increase of 1.5 percentage points on the weighted average interest rate, the fair value of the capital lease liabilities would be approximately $10 million lower than the fair value at March 31, 1999. A similar increase in the interest rate on other long-term debt has no material impact on the fair value.

US GAAP RECONCILIATION

    Under IAS, the investment in UBC was carried at cost through to June 1998. In June 1998, we increased our shareholdings in UBC to approximately 26.1% and, as a result, exercise significant influence in UBC. Under IAS, we thereafter applied the equity method of accounting for UBC. US GAAP requires a retroactive adjustment of financial statements for an investee that was previously accounted for on a basis other than the equity method when the investee becomes qualified to use the equity method. The adjustment in the previous financial period therefore reflects the effect of applying the equity method to the investment in UBC determined under US GAAP.

    Under IAS, we do not recognize a compensation expense for share option and share purchase plans. Under US GAAP, Accounting Principles Board Opinion
No. 25, "Accounting for Stock Issued to Employees" (APB 25) requires that the intrinsic value of the options, defined as the market value of the share at grant date less the exercise price, be recognized as compensation expense prospectively, over the vesting period of the related options. In connection with certain option grants to employees during the six months ended
September 30, 1999, we recorded deferred compensation for share based compensation totaling $19.9 million, which is being amortized over the vesting period of the related options, which is generally between four and five years.

    Additionally, under US GAAP, we recorded compensation in accordance with Emerging Issues Task Force 96-18 and SFAS No. 123 in connection with the grant of options to purchase ordinary shares to non-employees. As of September 30, 1999, we have recorded deferred compensation for aggregate deferred compensation of $4.8 million related to these options, which will be amortized over the vesting period of these options.

    On August 24, 1999, we disposed of our 20% interest and our loan claims in Orbicom to MIH Holdings Limited, which in turn, together with its interest of 80%, sold the total investment in Orbicom to M-Cell Limited in exchange for 23,952,096 M-Cell Limited shares with a market value of $39 million. Of this total consideration, $21 million was allocated to us, which we received in the form of 4,432,273 shares in M-Cell Limited with a market value of $7.2 million and a $13.4 million note receivable from MIH Holdings Limited. The consideration received by us, after allocating $6 million to settle the loan claims, gave rise to a profit on sale of the associate of $15 million, as the carrying value of the Orbicom investment was recorded at no value in our accounting records.

    Under IAS, it is appropriate for MIH Limited to recognize the gain on the sale of interest in Orbicom, regardless of the related party nature of the transaction and the disproportionate allocation of proceeds. Based on positions taken by the SEC, under US GAAP, this transaction is evaluated as a transaction between entities under common control, whereby generally no gains or losses are recognized on the sale of an asset. Any gains or losses are accounted for as a capital contribution or distribution. The sale of Orbicom to a third party was executed simultaneously with the sale of the 20% interest by MIH Limited to MIH Holdings Limited. The sale of MIH Limited's interest in Orbicom to

MIH Holdings Limited was a way to convenience the transaction with the third party and it is, therefore, appropriate to recognize a proportionate share of the profit generated in the transaction. However, the excess of the consideration received over the proportionate share of the total consideration is accounted for as a capital contribution by MIH Holdings under US GAAP.

    The effect of the difference between IAS and US GAAP resulted in an increase in our net loss under US GAAP as compared with IAS for the years ended
March 31, 1999, 1998 and 1997 and the six month periods ended September 30, 1999 and 1998, and a reduction of shareholders' equity as compared with IAS at September 30, 1999 and March 31, 1999, 1998 and 1997.

YEAR 2000 ISSUE

    As of the date of this prospectus, we have not experienced any significant Year 2000 problems with our internal operations, nor have we detected any significant Year 2000 problems affecting our customers, suppliers or third-party vendors.

ACCOUNTING STANDARDS

    In July 1997, the International Accounting Standards Committee ("IASC") issued International Accounting Standard ("IAS") 1 (revised), "Disclosure of Accounting Policies". IAS 1 (revised) will be effective for our financial statements for the year ending March 31, 2000. We believe that we have complied with the main provisions of this standard and do not believe that this standard will have a significant influence on our financial statements.

    In 1997, the IASC issued IAS 17 (revised 1997), Leases, which supersedes IAS 17, "Accounting for Leases" and is effective for our financial statements for the year ending March 31, 2000. We do not expect a material impact on our financial statements as a result of adopting IAS 17 (revised 1997).

    In January 1998, the IASC issued IAS 19 (revised 1998), "Employee Benefits". It will be effective for our financial statements for the year ending March 31, 2000. We do not expect a material impact on our financial statements as a result of adopting IAS 19 (revised 1998).

    In February of 1998, the IASC issued IAS 34, "Interim Financial Reporting". The provisions of IAS 34 were adopted for our interim financial statements issued after March 31, 1999.

    In June of 1998, the IASC issued IAS 35, "Discontinuing Operations". IAS 35 will be effective for our financial statements for the year ending March 31, 2000. We believe that we have complied with the provisions of this standard and do not believe that this standard will have a significant influence on our financial statements.

    In June of 1998, the IASC issued IAS 36, "Impairment of Assets". IAS 36 will be effective for our financial statements for the year ending March 31, 2001. We are currently assessing the impact that this standard may have on our financial statements.

    In September of 1998, the IASC issued IAS 37, "Provisions, Contingent Liabilities and Contingent Assets". IAS 37 will be effective for our financial statements for the year ending March 31, 2001. We believe that we have complied with the provisions of this standard and do not believe that this standard will have a significant influence on our financial statements.

    In October of 1998, the IASC published IAS 22 (revised 1998), "Business Combinations", that includes limited revisions to the version of IAS 22 approved in 1993. IAS 22 (revised 1998) is effective for our financial statements for the year ending March 31, 2001. The provisions of IAS 22 (revised) would apply prospectively.

    In October of 1998, the IASC published IAS 38, "Intangible Assets". The standard becomes effective for our financial statements for the year ending March 31, 2001, with earlier application encouraged. If an enterprise chooses to adopt IAS 38 early, it must also apply IAS 22 (revised 1998), "Business Combinations" and IAS 36, "Impairment of Assets" early. We are currently assessing the impact this standard may have on our financial statements.

    In March of 1999, the IASC published IAS 39, "Financial Instruments-Recognition and Measurement". The standard becomes effective for our financial statements for the year ending March 31, 2002. IAS 39 establishes standards for recognizing, measuring, and disclosing information about an enterprise's financial assets and financial liabilities, including accounting for hedging transactions. We are assessing the impact this standard may have on our financial statements.

    US GAAP Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities," is effective for fiscal years beginning after June 15, 1999. It will be effective for our annual financial statements for the year ended March 31, 2001. We are currently assessing the impact that this statement may have on our financial statements.

                                    BUSINESS

OVERVIEW

    From our origin as the leading provider of pay-television services in South Africa, we have grown into a multinational provider of pay-television and Internet platform services and pay-media and interactive technologies. Our operations are divided into three principal business segments:

    - pay-television platforms,

    - technology and

    - the Internet.

    Through our subsidiaries and joint ventures, we now provide terrestrial and cable analog, digital satellite and other pay-television services to over
2.0 million households in Africa, the Mediterranean and Asia. Our Mindport technology division provides pay-media companies worldwide with proprietary software solutions for subscriber management, conditional access and other pay-media related services. Mindport is also a leading provider of interactive television operating systems through OpenTV, the leading worldwide provider of software that enables digital interactive television. We believe the Internet is a natural extension of our core media-based competencies. We have expanded our Internet business through investments in leading Internet operations in South Africa and Thailand, and have recently begun investing in Internet operations in China.

    Based on our significant experience in providing pay-television services, we have developed a comprehensive understanding of pay-media and other subscriber-based businesses, particularly in the areas of subscriber management, content aggregation and platform development. Through our strategic application of these core competencies and our proven business model, we have grown to become the leading provider of pay-television services in each of our markets. By leveraging these abilities, we have expanded our operations to include new services and products, with a focus on those relating to the Internet and interactive television services.

OBJECTIVES AND STRATEGY

    We seek to leverage our core media-based competencies in the areas of content aggregation, subscriber management, platform development and marketing and branding to create multimedia platforms in the markets we serve. In particular, we hope to become a recognized multinational provider of a full array of content and pay-media services over a variety of electronic platforms, with a focus on the Internet and interactive television. We also seek to strengthen our current position as a worldwide provider of pay-television services and related technologies, and seek to become a leading supplier of pay-media customer care products and services. Our key objectives are as follows:

    - DEVELOP INTERNET BUSINESSES IN ASIA. We aim to become the leading Internet content and service provider in the areas we enter, particularly in Asia, where we intend to focus on the markets in China and Southeast Asia. We have already built up leading pay-television and Internet positions in Thailand. We are capitalizing on the experience that we have acquired through our Thai and South African Internet operations by applying this knowledge to the development of our positions in China and other countries in Southeast Asia. We have also done extensive developmental work in many Asian markets in preparation for entering these markets.

    - EXPAND OUR INTERNET BUSINESSES IN AFRICA. By offering attractive content and superior service, we intend to continue to grow M-Web as the leading Internet service provider and content portal in South Africa. We are also focusing on expanding our M-Web portals to take advantage of e-commerce opportunities and on leveraging our pay-television infrastructure to develop ISP operations in other sub-Saharan nations besides South Africa.

    - CONTINUE TO BUILD OUR DIGITAL SUBSCRIBER BASE. We seek to continue to expand our digital pay-television subscriber base, both by converting our current analog customers to digital service and by gaining new digital customers. We believe a large digital subscriber base will give us a strong platform for developing e-commerce and "t-commerce" (e-commerce through the television) revenue opportunities.

    - CONTINUE TO DEVELOP LEADING TECHNOLOGIES. We have developed Mindport into a leading technology company that develops and sells software and hardware solutions supporting pay-media businesses worldwide. We plan to continue to develop technologies, such as Mindport's IBS subscriber management system, in a manner that permits them to be used by a variety of pay-media businesses, including Internet service providers. We believe that Mindport will continue to benefit from our experience as a pay-media operator as it continues to build its technology base.

    We intend to implement the following strategies in pursuing our objectives:

    - CROSS-PROMOTION AND PLATFORM LEVERAGE. We believe that our leading pay-television platforms place us in a strong position to leverage our content aggregation and management expertise to new content delivery platforms, such as the Internet, through cross-promotion. A good example is the use of our pay-television channels in South Africa to cross-promote our South African M-Web Internet operations. We plan to continue to use this strategy of cross-promoting content as we expand our Internet businesses in other target markets.

    - LOCAL APPROACH. We have a proven track record of establishing businesses in developing markets, such as Africa and Southeast Asia. We believe that an important component of our success in these markets is our emphasis on taking a local approach. This involves employing local partners and management teams and incorporating linguistically and culturally tailored local content in our service offerings. For example, we place great emphasis on obtaining the rights to broadcast popular sporting events in each of our pay-television markets, such as cricket and rugby in South Africa, soccer in Greece and badminton in Thailand. Our strategy is to continue to take a local approach to content as we expand our pay-television and Internet businesses through, for example, the development of local language search engines and local content portals.

    - PROVIDE HIGH-QUALITY SERVICE. We view our business as primarily a service business and, accordingly, place great emphasis on providing high-quality customer service. We believe that this helps build customer loyalty and reduce "churn", a term used to describe customer turnover. We seek to achieve high-quality customer service by operating walk-in service centers and utilizing computer systems equipped with Mindport's advanced IBS subscriber management software, which allows customer service representatives to quickly address subscriber concerns.

PAY-TELEVISION PLATFORMS

OVERVIEW

    We operate our pay-television businesses in three major regions:

    - the African continent (South Africa, sub-Saharan Africa, Egypt and the Middle East),

    - the Mediterranean (Greece and Cyprus) and

    - Asia (Thailand and development operations based out of China (Beijing) and Hong Kong).

In each region, we have focused on obtaining exclusive programming, continually improving our customer care and offering new services and technology, such as interactive television. Through the application of this strategy, we have developed the leading pay-television service in each of our operating regions.

    Through our subsidiaries and joint ventures, we provide pay-television and related services to over 2.0 million households in Africa, the Mediterranean and Asia. Our services are primarily provided through wireless technology, mainly terrestrial analog and digital transmission, with some subscribers in Thailand receiving programming through cable-based systems. Our pay-television businesses were generally started as single-channel analog services. The expansion and development of these analog services has provided us with the market presence and subscriber base to launch multi-channel digital and interactive television services.

    The following table sets forth the services offered and subscriber numbers for our pay-television subsidiaries and joint ventures by region and service:

                                                                              SUBSCRIBERS AS OF
                                LAUNCH DATE                 SERVICE             DEC. 31, 1999
                          ------------------------  ------------------------  -----------------
AFRICA
  South Africa..........            1986            M-Net (analog)                 724,420
                                    1995            DStv (digital)                 386,172
  Sub-Saharan Africa....            1991            M-Net (analog)                  47,124
                                    1996            DStv (digital)                 121,874
  Egypt and Middle                various           Subscriber management(1)       130,551
    East................

MEDITERRANEAN
  Cyprus................         1993/1997          LTV/Alfa (analog)               41,265
  Greece................       1994/1996/1997       FilmNet/SuperSport/            296,020
                                                    K-T.V. (analog)
                                    1999            Nova (digital)                   6,542(2)

ASIA
  Thailand..............            1995            UBC Cable (analog)             145,799
                                    1995            UBC Satellite (digital)        178,738

------------------------------

(1) Pay-television platforms operated by third parties.

(2) Our Greek digital platform was launched on December 16, 1999. See "--Pay-television--Mediterranean."

 Programming

    On each of our pay-television platforms, we offer a group of channels, or "bouquet", that is designed to be attractive to different members of a viewing household. We generally market our analog service as a premium package with broad market appeal, and position our digital service as an upscale service with greater choice. By targeting the digital and analog services at different market segments, we hope to spur total subscriber growth. We believe that segmenting our product line in this way helps us to maximize the size of our addressable market, while also encouraging analog subscribers to upgrade to the higher-end digital service. We expect significant growth in our digital subscriber base over time, due to customers who upgrade from analog as well as new customers.

    In most of our markets, we have exclusive pay-television rights to transmit premium movies, major sporting events and popular children's programming. We operate channels in most of our markets with exclusive rights to premier movies, including programming from such studios as Disney, Columbia Tristar/Sony, Warner Brothers, Fox, MCA/Universal, MGM, Paramount and DreamWorks. In several regions, we provide a sports channel, SuperSport, that has exclusive rights to show popular sports in that region. We have also developed a proprietary channel, K-T.V., which televises exclusive children's programming. In addition, on both our movie and children's channels, we frequently provide local programming as well as programs produced elsewhere and dubbed or subtitled into the local language. On our digital platforms, these primary channels are supplemented by major international channels and/or the local market television networks. We believe that access to this programming content allows us to attract and retain subscribers, and enables us to grow our pay-media services.

    While we are the leading provider of pay television services in each of the markets we serve, our pay-television platforms face competition from other forms of entertainment, such as locally-available public and private free-to-air television stations, live music and sports events, movie theaters and, to the extent they are offered, small, localized pay-television and Internet operations. We believe that our high-quality, exclusive programming appeals to a broader market and differentiates us from our competitors. We also believe that the comprehensive packages we offer attract new subscribers, enhance subscriber loyalty and help to reduce churn. As long as we maintain a leading position in each of our markets, we believe that we will be in a strong position to continue to acquire programming rights on favorable terms.

 Technology

    We believe that our core competency in technology, drawn in large part from our Mindport division, is another important component of our pay-television business and a key strategic advantage. We develop and use the latest available technologies and were one of the first pay-television companies in the world to provide digital satellite service, which we now provide in each of our operating regions. Following the successful introduction of digital services, we are currently introducing interactive services on our digital platforms. Today, these interactive services consist of electronic program guides. In the future, we anticipate introducing enhanced services in our major markets, such as pull-down menus, e-mail, gaming and home shopping, which have the potential for generating significant additional revenue sources, including e-commerce revenues, and generally higher margins. We believe that our Mindport division gives us great support and insight into the latest developments and enhancements of pay-media technologies.

 Customer Care

    Because our business is primarily a service business, we place great emphasis on customer care. We are installing Mindport's proprietary customer care and billing system, IBS, throughout our pay-television regions. IBS provides advanced billing capabilities for pay-television operators and allows customer specific information to be accessed and manipulated quickly by customer service representatives. We believe that IBS will result in greater customer satisfaction and improved customer relationship management. In many of our regions, we operate advanced call centers that also serve to increase customer satisfaction. We strive to continually improve these operations in order to ensure that we are perceived as a customer friendly organization.

 Marketing and Subscriber Management

    Throughout our operations, we conduct market research on an ongoing basis to ensure that we continue to offer our subscribers a lineup of attractive programming. To attract additional subscribers, we run promotions from time to time, such as subsidizing the purchase price of set-top boxes, which are the devices used to receive and decode subscription television services for display on television sets.

    Our customers are billed monthly through our IBS system. Generally, subscribers who fail to pay their bills by their monthly billing date are disconnected automatically and may be charged a fee for reconnection.

 Growth

    We have experienced significant growth in the number of our subscribers, revenue per subscriber and total pay-television revenue. From the fiscal year ended March 30, 1996 to December 31, 1999, we increased our number of subscribers under management from 1,137,167 to 2,078,505. Over the same period, our digital subscribers as a percentage of our total subscribers increased from 2.0% to 39.1%, which significantly impacted our revenue per subscriber as digital subscription fees are approximately two-thirds higher than analog fees. As a result, we have increased our monthly revenue per subscriber, excluding Asia and the Middle East, which are not consolidated, by 9.0% annually, from $18.63 for the fiscal year ended March 31, 1996 to $24.11 for the fiscal year ended March 31, 1999. Over the same period, subscription revenues increased 23.8% annually, from $233.3 million to $442.7 million.

    The following table shows the growth of subscribers in each of our markets:

                                                     DEC. 31,             MARCH 31,
                                                     --------   ------------------------------
                                                       1999       1999       1998       1997     CAGR(1)
                                                     --------   --------   --------   --------   --------
SUBSCRIBERS (THOUSANDS):
Africa
  South Africa.....................................    1,111      1,073      1,054      1,008       3.6%
  Sub-Saharan Africa...............................      169        140        109        104      19.3
  Egypt............................................       42         30         18         13      53.2
  Middle East......................................       88         62         27         15      90.3
                                                      ------     ------     ------     ------
    Total Africa...................................    1,410      1,305      1,208      1,140       8.0
                                                      ------     ------     ------     ------
Mediterranean
  Greece...........................................      308(2)     316        254        203      14.7
  Cyprus...........................................       41         35         31         26      18.0
                                                      ------     ------     ------     ------
    Total Mediterranean............................      344        351        285        230      14.9
                                                      ------     ------     ------     ------
Asia
  Thailand.........................................      325        300        313        253       9.5
                                                      ------     ------     ------     ------
Total Subscribers..................................    2,072      1,956      1,806      1,623       9.3
                                                      ======     ======     ======     ======
Average monthly revenue per subscriber(3)..........   $29.79     $24.11     $23.90     $21.10      13.4

------------------------------

(1) Compounded annual growth rate calculated from March 31, 1997 until December 31, 1999.

(2) Our subscriber numbers in the Greek market during the nine months ended December 31, 1999 were adversely affected by the earthquake that struck Greece in the summer of 1999, which resulted in a 3-week delay in the start of the Greek soccer season. In addition, our Greek subscriber numbers at December 31, 1999 reflect our policy change, effective as of September 30, 1999, of moving the disconnect date for subscribers whose billing is in arrears one day forward. Without giving effect to this policy change, our Greek subscriber numbers at December 31, 1999 would have been 330,355.

(3) Excluding our Asian and Middle East operations because these revenues are not consolidated on our income statements. Total subscribers from consolidated operations were 1.582 million, 1.594 million, 1.466 million and
    1.355 million as of September 30, 1999 and March 31, 1999, 1998 and 1997, respectively.

    The table above, which sets forth aggregate subscriber numbers, does not clearly reflect the growth in the number of our digital subscribers. As of December 31, 1999, our pay-television operations had 811,617 digital subscribers, as compared to 586,307 digital subscribers as of March 31, 1999. This represents digital subscriber growth of 225,310, or 38.4%, during this nine-month period.

AFRICA

    We offer terrestrial analog and digital satellite pay-television services in Africa through our wholly owned subsidiary, MultiChoice Africa, which has operations in both South Africa and other sub-Saharan African nations besides South Africa ("Sub-Saharan Africa").

 South Africa

    PRODUCTS. MultiChoice Africa's analog service, which began in 1986, transmits the M-Net channels, which provide a combination of first-run movies, sporting events and children's programming along with some original and imported series. MultiChoice Africa transmits its analog signal 24 hours each day, including two hours of unencrypted programming. MultiChoice Africa's digital service, which began in 1995 under the brand name "DStv", is transmitted
24 hours each day over 48 video channels and 49 audio channels. DStv, which offers significantly more specialized channels than our analog service, provides movies, sports, general entertainment, children's programming, local stations and international news, among other channels. Some of the major video channels offered by DStv are movie channels such as the Movie Magic Channel, Hallmark Entertainment Network, and TNT Classic Movies; news channels such as BBC World, CNN International, CNBC, Sky News, and Bloomberg Television; sports channels such as SuperSport, SuperSport 2, SuperSport International, and ESPN; infotainment channels such as the Discovery Channel, Travel Channel, and National Geographic Channel; children's programming such as the K-T.V. Channel and the Cartoon Network; and music channels such as VH1 and MTV Europe.

    Several of the M-Net channels broadcast exclusive programming. For example, M-Net Ltd., which provides the M-Net and Movie Magic digital channels, has exclusive rights to the South African pay-television broadcast, at least a year in advance of the free-to-air television premiere, of most Hollywood movies. M-Net Ltd. has output deals for movies with all the major Hollywood movie studios, including Disney, Columbia Tristar/Sony, Warner Brothers, Fox, MCA/Universal, Paramount, MGM and DreamWorks. Similarly, SuperSport International Holdings Limited, which provides sports programming for the M-Net channel and the SuperSport channels for MultiChoice Africa's digital and analog platforms, has the exclusive right to broadcast the South African cricket and rugby league matches and major international cricket and rugby events. Cricket and rugby are two of the most popular sports in South Africa. SuperSport also has the exclusive right to broadcast the English, Italian, German and French soccer leagues, all four major professional golf tournaments and the United States and European PGA Tours, and three of the four major professional tennis tournaments.

    MultiChoice Africa has signed ten-year channel agreements with both M-Net Ltd. and SuperSport International. Payments under these contracts are calculated on a per subscriber basis and are subject to annual price escalations. See "Transactions With Related Parties--Channel Distribution Arrangements".

    We are now beginning to offer interactive television services on DStv. These services currently consist of electronic programming guides that allow all digital subscribers to access detailed information about available programming. On March 1, 2000, we launched near-interactive push applications. These consist of a weather channel, a games channel, a mosaic channel, an astrology channel and a top 10 Internet pages channel. In the third quarter of 2000, we intend to offer two-way interactive services such as gaming, home shopping and home banking. In providing these services, we will use software platforms developed and provided by OpenTV, part of our Mindport division. We believe interactive television will become a substantial new phase in our business development and has the potential to provide us with significant new sources of revenue at higher margins and to fuel subscriber growth.

    OPPORTUNITY. As of December 31, 1999, MultiChoice Africa had 724,420 subscribers to its analog service and 386,172 subscribers to its digital service in South Africa, a total of approximately 20% of South Africa's television market. South Africa is Africa's largest economy, with a population of over 40 million people, and is Africa's third largest television market with over
5.5 million color TV households in 1999. A substantial portion of television households have sufficient disposable income to regularly purchase our services. We believe that the number of television households will continue to grow as nationwide efforts to provide economic empowerment to previously disadvantaged groups begin to take effect. We also believe that our digital subscriber base will continue to grow as expanded interactive services become available on our digital platform.

    We believe that there is potential for growth in MultiChoice Africa's digital platform business due to a number of additional factors, including:

    - the nationwide coverage provided by our digital platform, which allows us to reach new customers who are not able to receive our analog transmissions;

    - a significantly enhanced bouquet that provides broader appeal to households that do not currently subscribe to the dual-channel analog service; and

    - renewed product promotions that have proven successful in the past to drive subscriber growth, such as our successful promotions in which the price of the equipment for digital service is reduced.

    MARKETING AND SUBSCRIBER MANAGEMENT. The majority of growth in our digital subscriber base has come from customers who upgrade from analog with additional growth coming from new, rural subscribers currently unable to receive the analog service.

    We transmit our analog service unencrypted for two hours every day. We use these transmissions as a promotional vehicle to increase subscriber numbers and advertise our digital service, and as a mechanism to fulfill public service obligations. We believe that these unencrypted transmissions have been instrumental in achieving our subscriber growth and establishing a strong brand identity.

    We service our subscriber base through our customer care and billing centers in Johannesburg, Durban and Cape Town. Each customer center uses Mindport's IBS subscriber management system. These centers provide customers with local walk-in and telephone service and also perform back-up services for the other centers in times of heavy call volume. We also conduct telemarketing from these centers in order to solicit new subscriptions.

    PRICING AND BILLING. The following table sets forth certain pricing information for our South African businesses:

                                              SUBSCRIBERS
                                              (THOUSANDS)                                         EQUIPMENT PRICE(1)
                                     ------------------------------                               -------------------
                                                                               MONTHLY
                                     DEC. 31,        MARCH 31,           SUBSCRIPTION PRICE            PURCHASE
                                     --------   -------------------   -------------------------   -------------------
                                       1999       1999       1998       ZAR               $         ZAR         $
                                     --------   --------   --------   --------         --------   --------   --------
Analog............................     724        802        896        160             24.58        799      122.73
Digital...........................     386        271        158        270             41.47      2,999      460.68


                                    EQUIPMENT PRICE(1)
                                    -------------------
                                          MONTHLY
                                         LEASE(2)
                                    -------------------
                                      ZAR         $
                                    --------   --------
Analog............................   25.90       3.98
Digital...........................   59.00       9.06

------------------------------

(1) Includes price of satellite receiver in the case of digital service.

(2) The amount of monthly payment under optional installment purchasing plans for equipment, which are typically five years in length and require a deposit of ZAR250 ($38.40) for digital equipment and ZAR90 ($13.82) for analog equipment.

    MultiChoice Africa bills its subscribers monthly, in advance, in South African rand. During the six months ending September 30, 1999, MultiChoice Africa experienced an average monthly net churn (net churn is the percentage of customers who terminate their subscription in a given period minus the number of former customers who reconnect in that period) of approximately 2.4% on its analog subscriber base and less than 0.4% on its digital subscriber base. To date, we have not experienced significant customer disconnections as a result of increases in the price of our services.

    COMPETITION. Our digital and analog platforms are currently the only pay-television services provided in South Africa. MultiChoice Africa competes directly with the four free-to-air television channels in South Africa (which are carried on our digital bouquet) and indirectly with live sporting events, motion picture theaters, the Internet and other forms of entertainment. DStv's offering of 48 distinct video channels is several times greater than all of the competing free-to-air television channels in South Africa combined. Another operator that currently provides a free, unencrypted analog service has announced an intention to provide a digital service that may be subscription based.

    TRANSMISSION. The transmission of MultiChoice Africa's analog and digital services is conducted by Orbicom. These services, including technical support, are, and will continue to be, provided by Orbicom at cost until March 31, 2001. After that date, MultiChoice Africa may elect to renew all or part of the services provided by Orbicom on an at cost basis. If MultiChoice Africa chooses to extend this agreement in respect of all or any part of the Orbicom services for further consecutive twelve month periods, it can do so by way of six months notice to Orbicom. Although Orbicom has the right to terminate the agreement on two years written notice to MultiChoice Africa, such notice may not be given for a minimum period of two years from the effective date of our and our parent company's sale of Orbicom, which was April 1, 1999. In addition, the termination will not take effect unless and until MultiChoice Africa holds the requisite license necessary for it to carry out the Orbicom services itself.

    The analog service is sent to transmission towers either terrestrially over fiber optic cables or microwave links, or via satellite. The towers transmit the signal to our customers' homes, where it is received by an antenna and decrypted by a set-top box. The digital satellite signal is transmitted by a Panamsat satellite situated over the east coast of Africa. We lease 7 Ku-band transponders on this satellite, and our uplink facilities are provided by Orbicom (Ku-band refers to a frequency range used for satellite downlink transmissions that falls within the 12 to 14 GHz range of the electromagnetic spectrum, allowing use of 27 inch (or 90 cm) or smaller ground dishes). Our digital customers receive the signal from this satellite using a 90 cm satellite dish located on or near their homes. MultiChoice Africa utilizes the Irdeto Access encryption and decoder technology provided by our Mindport division for both its analog and digital platforms.

 Sub-Saharan Africa

    PRODUCTS. We offer terrestrial analog and digital satellite pay-television services to Sub-Saharan Africa through MultiChoice Africa and various joint ventures and agents. We offer many of the same premium channels in Sub-Saharan Africa as in South Africa, including those broadcasting exclusive premium films and popular sports. Our analog service transmits a customized M-Net channel, which features exclusive movies and sports and other programming, to 8 African nations through joint ventures. Our digital service features 6 audio channels and 30 video channels, including the customized M-Net channel and many major international network channels, transmitted to approximately 40 countries in Sub-Saharan Africa. The following table provides information about the primary Sub-Saharan African nations in which we conduct business:

                                                                                                                  ANALOG
                                     TOTAL TV                                                                    BUSINESS
                       POPULATION   HOUSEHOLDS        ANALOG          DIGITAL          TOTAL         TOTAL       OWNERSHIP
MARKET                 (MILLIONS)   (THOUSANDS)   SUBSCRIBERS(1)   SUBSCRIBERS(1)   SUBSCRIBERS   PENETRATION   INTEREST(2)
------                 ----------   -----------   --------------   --------------   -----------   -----------   -----------
Nigeria..............     111.3       10,000           7,576           20,814         28,390          0.2%           91%
Tanzania.............      29.1          466             869            4,332          5,201          1.0           100
Kenya................      30.0          823           3,439            8,200         11,639          1.4            51
Uganda...............      19.2          200           2,514            3,250          5,764          2.2            75
Ghana................      17.1          274           3,990            2,656          6,646          2.4            50
Zimbabwe.............      12.7          342             149           26,075         26,224          6.7           N/A
Angola...............      11.2          571              --            6,919          6,919          1.1           N/A
Malawi...............       9.5            *           2,037            3,841          5,878          N/A           N/A
Zambia...............       9.2          589           6,129            4,830         10,959          1.7            51
Namibia..............       2.0          109          18,988           13,594         32,582         29.0            49
Botswana.............       1.5           35             396           11,546         11,942         34.1            50


                        ANALOG
                        START
MARKET                   DATE
------                 --------
Nigeria..............    1994
Tanzania.............    1997
Kenya................    1995
Uganda...............    1995
Ghana................    1993
Zimbabwe.............     N/A
Angola...............     N/A
Malawi...............     N/A
Zambia...............    1995
Namibia..............    1992
Botswana.............    1993

------------------------------

(1) As of December 31, 1999.

(2) Ownership of digital is 100%.

*   Insufficient data.

    OPPORTUNITY. As of December 31, 1999, MultiChoice Africa and its joint ventures had 47,124 Sub-Saharan African subscribers to its terrestrial analog service and 121,874 Sub-Saharan African subscribers to its DStv digital satellite service. Although the current number of subscribers in Sub-Saharan Africa is a small portion of our overall base and recent political and economic instability in the region could delay the realization of the market's full potential, we expect significant subscriber growth in this market to the extent economic demographics improve. In addition, we expect the continuing rollout of our digital service and promotions, including set-top box subsidies, to further drive subscriber growth.

    MARKETING AND SUBSCRIBER MANAGEMENT. We actively market our services in the region through local affiliates and agents. Our efforts are focused on the major cities in each of the countries we serve because we believe that households in these major metropolitan areas are more likely to be able to afford our services than many rural households. In addition, we believe that given the size of the urban population and the percentage of urban households that own color televisions, there is significant opportunity to increase our subscriber base in these areas. As in South Africa, we believe that targeting our digital and analog services to different economic demographics will increase our overall subscriber base and, over time, encourage analog subscribers to upgrade to the digital service.

    PRICING AND BILLING. The following table sets forth certain pricing information for our Sub-Saharan African businesses:

                                                         SUBSCRIBERS
                                                         (THOUSANDS)
                                                ------------------------------
                                                DEC. 31,        MARCH 31,          MONTHLY
                                                --------   -------------------   SUBSCRIPTION    EQUIPMENT
                                                  1999       1999       1998       PRICE1)      PRICE(1)(2)
                                                --------   --------   --------   ------------   -----------
Analog........................................     47         54         60         $30.00        $  150
Digital.......................................    122         86         49          52.50           700

------------------------------

(1) Represents the average price across all of our Sub-Saharan African businesses.

(2) Includes the price of the satellite receiver in the case of digital service.

    In each Sub-Saharan African nation, we generally bill our customers in U.S. dollars or dollar equivalents. During the six months ending September 30, 1999, our Sub-Saharan African operations experienced an average monthly net churn of approximately 1.5% on the analog subscriber base and approximately 0.2% on the digital subscriber base. To date, we have not experienced significant customer disconnections as a result of increases in the price of our services.

    COMPETITION. We are the leading provider of pay-television services in Sub-Saharan Africa. In the countries in which we broadcast, however, there are numerous public and private free-to-air television stations, as well as small, localized pay-television operations. We believe that our wide selection of high quality, exclusive programming, distributed both terrestrially and on DStv, appeals to the broader African market and differentiates us from other broadcasters.

    TRANSMISSION. We deliver analog services terrestrially to Sub-Saharan Africa by transmitting our programming signal by satellite to local receiving stations in 9 countries. These stations are generally owned in partnership with a local partner or franchisee in each country. These stations relay the signal to a broadcast tower that transmits it as a standard encrypted television signal. As that signal is received by a customer, a decoder in a standard set-top box decrypts the signal and provides it to the customer's television.

    Our digital service is transmitted direct-to-home, or DTH, on a C-band satellite transponder (C-band refers to the frequency range of the electromagnetic spectrum used heavily for satellite transmission, having an uplink frequency at 6 GHz and a downlink frequency at 4 GHz). Customers receive these signals on a satellite dish mounted on or near their homes. The signal is then descrambled and decompressed for viewing using a conditional access system, set-top box and smart cards designed by Mindport. Smart cards are credit card-sized devices that have embedded processors that provide entitlement functions and store decryption keys and digital signatures. The smart cards are inserted in a set-top box to gain access to encrypted programming.

 Egypt and the Middle East

    We provide customer service, subscriber management and customer billing services to third-party pay-television broadcasters in Egypt and other Middle-Eastern nations. We provide these services for the Showtime and Firstnet digital satellite platforms. In Egypt, we also provide these services to Cable

Network Egypt for its terrestrial analog service. As of December 31, 1999, there were 130,551 subscribers in these countries.

    Under our arrangements with Arab Radio & TV and Gulf DTH, we collect revenues from their subscribers. We remit a percentage of these revenues to the broadcasters and keep the remainder as compensation for our services.

MEDITERRANEAN

 Greece and Cyprus

    PRODUCTS. We offer terrestrial analog and digital satellite pay-television services in Greece and terrestial analog service in Cyprus through our subsidiary, NetMed. NetMed began broadcasting its analog service in 1994 and began offering digital satellite service in Greece in December 1999 after successfully concluding a concession agreement required by the terms of the digital transmission license it received from the Greek government.

    NetMed's Greek analog service consists of three channels, FilmNet, SuperSport and K-T.V., transmitted over two analog frequencies. FilmNet provides a combination of exclusive, first-run movies, along with some original and imported series. SuperSport features exclusive sporting events, including Greek league soccer and basketball, the two most popular sports in Greece. K-T.V. offers a wide range of exclusive children's programming. Customers have the option of subscribing to FilmNet, SuperSport or to both services. Customers who subscribe to both also receive K-T.V. as a bonus channel, which is currently the only way to receive K-T.V. NetMed's Greek digital service, Nova, includes 19 video and 5 audio channels, including film, sports and children's channels, as well as popular international channels and several of the national Greek free-to-air networks. We also intend to begin offering interactive television services on our Nova digital platform.

    In Cyprus, our analog platform broadcasts two third-party channels, LTV and Alfa. LTV is produced by Lumiere Television, a Cypriot media company, and Alfa is produced by Alfa TV, a Cypriot pay-television company. Each channel shows a variety of programming, including exclusive films and sports.

    NetMed Hellas has the exclusive right to the pay-television broadcast, at least a year in advance of their free-to-air premiere, of most Hollywood movies. It has output deals for movies with all the major Hollywood movie studios, including Columbia Tristar/Sony, Warner Brothers, Fox, MCA/Universal, Paramount, DreamWorks, Disney and MGM. Under these contracts, NetMed Hellas makes payments on a per subscriber basis. NetMed Hellas also holds the exclusive rights to broadcast Greek league soccer and Greek league basketball. Under NetMed Hellas' contract with the Greek soccer federation, NetMed currently broadcasts three live matches each week and then sells the matches for delayed rebroadcast on free-to-air television. NetMed Hellas has a contract with the Greek basketball league pursuant to which NetMed televises two live matches and two delayed matches each week. In connection with NetMed's purchase of an interest in the Greek football club AEK PAE, AEK has entered into a long-term contract for Greek domestic league television rights with NetMed that will become effective at the end of the current league contract in 2001.

    OPPORTUNITY. As of December 31, 1999, NetMed had 302,562 subscribers in Greece and 41,265 subscribers in Cyprus. Greece has a population of approximately 10.5 million people and approximately 3.2 million television households, giving NetMed's pay-television services a market penetration of approximately 9% of television households. The market penetration for pay-television in Greece is much lower than the average of 38% for cable and satellite penetration in the European Union ("EU") countries. However, in 1998, average daily viewing time in Greece was 220 minutes, compared to an average of 191 minutes in the EU as a whole. We believe that the potential market growth in Greece arises from the large Greek appetite for television and its comparatively low rates of market penetration. We also believe that the recent launch of our Nova digital platform will be a significant source of new subscribers.

    MARKETING AND SUBSCRIBER MANAGEMENT. We believe that our ability to attract and retain subscribers in Greece and Cyprus depends on the ability of NetMed Hellas to retain its rights to exclusive programming. NetMed will market its recently launched digital service as an upscale alternative to the premium analog package, and we expect the majority of our digital growth to come from subscribers that upgrade from the analog service. We also expect to achieve subscriber growth, as our territorial coverage has expanded from 70% of Greek households with our analog system to 100% of Greek households with our digital service.

    The broadcast television business in Greece tends to be seasonal, with a significant decrease in viewership occurring in the summer, when Greeks traditionally enjoy outdoor activities and travel and when the soccer and basketball seasons have ended. As a result, we have experienced subscriber churn in the summer, but we are aggressively implementing new programs designed to promote year-long subscriptions. For example, we are pursuing programs that apply a discount to the price of a set-top box in conjunction with a subscription over a consecutive number of summer months.

    NetMed provides customer service through customer care and billing centers in Athens and Salonica in Greece and Nicosia, Larnaca and Limassol in Cyprus. These centers utilize Mindport's IBS subscriber management system.

    PRICING AND BILLING. The following table sets forth certain pricing information for our Mediterranean businesses:

                                      SUBSCRIBERS
                                      (THOUSANDS)                                                        EQUIPMENT PRICE(1)
                       -----------------------------------------              MONTHLY              ------------------------------
                            DEC. 31,              MAR. 31,              SUBSCRIPTION PRICE                     TOTAL
                       -------------------   -------------------   -----------------------------   ------------------------------
                              1999             1999       1998           GRD               $             GRD                $
                       -------------------   --------   --------   ---------------      --------   ----------------      --------
GREECE
  Analog.............                 296      316        254               11,200(3)    31.87               55,500       157.94
  Digital............                   7(4)   N/A        N/A               15,500       44.11              149,000       424.02

CYPRUS
  Analog.............                  41       35         31               10,172(5)    28.95               66,169       188.30


                            EQUIPMENT PRICE(1)
                       ----------------------------
                             MONTHLY LEASE(2)
                       ----------------------------
                            GRD               $
                       --------------      --------
GREECE
  Analog.............             N/A          --
  Digital............           5,000       14.23
CYPRUS
  Analog.............             N/A          --

------------------------------

(1) Includes the price of the satellite receiver in the case of digital service.

(2) The estimated amount of monthly payments under optional, three-year installment purchasing plans for equipment.

(3) Price for both FilmNet and SuperSport. Separately, FilmNet costs GRD7,500 ($21.34) and SuperSport costs GRD9,100 ($25.90).

(4) Our Greek Digital platform was launched on December 16, 1999.

(5) Price for both LTV and Alfa together. Separately, each costs GRD8,439 ($24.02).

    NetMed bills its subscribers monthly in Greek drachmae. During the six months ending September 30, 1999, NetMed experienced a monthly net churn of approximately 1.2% on its total subscriber base. Net churn, which is heaviest in the summer months of May, June and July, averaged approximately 4.8% in 1999. In September 1999, monthly net churn was approximately negative 6.5%, versus negative 6.6% in September 1998. Negative net churn occurs when the number of former subscribers who reconnect exceeds the number of subscribers who drop off in a given period. To date, we have not experienced significant customer disconnections as a result of increases in the price of our services.

    COMPETITION. NetMed competes directly with free-to-air broadcast channels in Greece and Cyprus. There are currently a number of free-to-air channels in Greece and Cyprus, including national Greek networks (such as Mega, Antenna, Alfa and Star) and four national Cypriot networks (Cyprus Broadcasting Corp., Sigma, Mega and Antenna). In addition, Hellenic Telecommunications Organization SA recently announced that it will join Greece's state-run television network, ERT, and Alpha Digital Synthesis SA to start a digital pay-television company that will start operating within the next few months. The new Greek media law allows multiple licenses to be granted for pay-television platforms, but we are aware of only two other entities, Intersat SA and Alpha SA, that have applied for such a license. The National Radio and Television Council of Greece has not yet processed Alpha SA's request. Intersat SA has received the necessary National Radio and Television Council approval, but has not yet concluded the concession agreement with the Greek government that is necessary for it to begin operations.

    We believe our analog service is an attractive alternative due to its comparatively clean frequencies and uncluttered channels. NetMed's Nova digital satellite service has clear signal coverage throughout Greece, which is difficult to replicate using terrestrial broadcasts due to the mountainous terrain and remote islands found there.

    TRANSMISSION. NetMed transmits its analog service through a network of 58 terrestrial transmission sites across Greece. Its analog network currently covers approximately 70% of the Greek population. NetMed owns and operates 26 of the 58 sites, including the two major transmission sites in Athens and Salonica, which together cover approximately 60% of the population. NetMed distributes its analog signal to the regional transmission sites over the Eutelsat's Hot Bird 2 satellite. The remaining regional transmission sites are owned and operated on our behalf by local business partners, who often also own distribution outlets where NetMed's set-top boxes are sold. In Cyprus, the terrestrial analog network, which is owned by Lumiere Television and Alfa TV, consists of transmission sites that together provide coverage of 77% of Cypriot television households. Our Greek Nova digital satellite service, which covers 100% of the Greek population, is transmitted off Eutelsat's Hot Bird 2 and Hot Bird 3 satellites to 60 cm satellite dishes mounted on customers' homes.

    In encrypting and decoding its signal, NetMed uses conditional access technology licensed from Mindport.

ASIA

    We have a joint venture interest in the UBC group, the leading pay-television provider in Thailand. Through a series of transactions beginning in 1997, we now own 31.1% of UBC. The agreements governing this joint venture grant us certain management rights, including the right to appoint the chief operating officer. We view the UBC venture as a model for possible future ventures in Asian countries and plan to draw upon our experiences in Thailand in structuring our other investments in the region.

    Following our 1997 acquisition of an equity interest in UBC, we have attempted to reposition UBC for long-term growth through the merger, entered into in February 1998 and effective in May 1998, of UBC with Telecom Asia's interest in UBC Cable, a leading provider of cable television services in Thailand. This merger combined the two largest pay-television companies in Thailand. We believe that the UBC group has been able to derive significant benefits from this merger, including a more coordinated and focused marketing strategy and the ability to streamline its workforce. This strategy has included coordinating the analog and digital bouquets, implementing a new pricing plan and introducing a new billing plan. We believe the long-term effect of these changes will be to increase subscriber growth and UBC's revenues and profitability.

 Thailand

    PRODUCTS. We offer digital satellite and analog pay-television services in Thailand through the UBC group. The UBC group's digital satellite and analog cable services both provide the same 40 channels, including proprietary channels showing movies and sports, major international channels and six major free-to-air networks, in addition to seven educational channels. Channels shown on the UBC group's pay-television systems include UBC Movies and UBC Asian Movies, which show first-run and repeat films, UBC Kids, UBC Series, UBC News, UBC X-Zyte, SuperSport and SuperSport Gold, which show programming tailored for Thai audiences, including favorite local sports such as takraw and badminton, along with exclusive major international events, such as English Premier League Soccer.

Some of the other major channels offered by the UBC group are movie channels such as HBO, Cinemax, Star Movies, and TNT Classic Movies; news channels such as CNN, BBC, and CNBC; children's programs such as the Cartoon Network; and sports channels, including ESPN and Star Sports.

    The UBC group does not currently have the same exclusive rights to first-run movies as are enjoyed by our other operating companies through their locally-created movie channels. However, the UBC group does secure the rights to channels such as HBO, Cinemax and Star Movies, which channels tie up movie rights for the Thai market exclusively. A significant number of these "turn around" channel arrangements are done on an exclusive basis. The UBC group also broadcasts major local free-to-air channels. Most programming on the UBC group's pay-television systems carry the original soundtrack along with a dubbed Thai soundtrack or Thai subtitling generated by the UBC group.

    In the future, UBC intends to offer an enhanced interactive service which may include an extended electronic programming guide, e-mail, home shopping and home banking, thereby creating a television portal by which it hopes to generate "t-commerce" (e-commerce through the television) revenues. In providing these services, UBC intends to use software platforms developed and provided by OpenTV. Although UBC has not set a definite date for the launch of these services, we believe that interactive television will be a substantial new phase in UBC's business development, with the potential to provide UBC with significant new sources of revenue at higher margins and to fuel subscriber growth.

    OPPORTUNITY. As of December 31, 1999, the UBC group had 324,537 total subscribers, consisting of 145,799 analog cable subscribers and 178,738 digital satellite subscribers. Thailand has a population of approximately 61.1 million people, with approximately 15.4 million television households. We believe that Thailand represents an excellent opportunity for subscriber growth, given the low pay-television penetration in Thailand of approximately 2.1% of television households. That figure is less than most other countries in the region, including those with similar or lower levels of economic development than Thailand. Another factor that we believe will lead to subscriber growth in Thailand is the fact that Thailand has started to show economic growth and improved economic conditions following the financial crisis that struck Southeast Asia beginning in 1997.

    Due to the comparatively low level of market penetration in Thailand, we believe that the recently adopted coordinated marketing plan between our analog cable and digital satellite services should result in increased subscriber growth. UBC's digital satellite service is potentially receivable by all
15.4 million television households in the country. UBC Cable's analog service covers approximately 800,000 homes in Bangkok.

    MARKETING AND SUBSCRIBER MANAGEMENT. UBC markets its digital satellite and analog cable services as premium packages with broad market appeal. The UBC group's analog and digital bouquets have been coordinated in order to reduce churn between services as subscribers abandoned one system for another. We believe that this unified approach and leading market position has been responsible for a significant decline in our international channel costs. UBC phased out its analog multichannel, multi-point distribution service, or MMDS, system in February 1999 due to widespread piracy of its signal (MMDS, also known as "wireless cable", uses high-power transmitters to broadcast programming to receiving equipment in homes and businesses). UBC will retain its rights to the MMDS frequencies and is examining the feasibility of establishing a digital MMDS service. Feasibility studies are presently being undertaken, with a decision expected in the first half of 2000.

    UBC provides customer service through customer care and billing centers in four cities, including Bangkok. These centers use Mindport's IBS subscriber management system.

    PRICING AND BILLING. The following table sets forth certain pricing information for our Thai business:

                                      SUBSCRIBERS
                                      (THOUSANDS)                               MONTHLY SUBSCRIPTION PRICE
                             ------------------------------   ---------------------------------------------------------------
                                                                  MINI CABLE
                                                                    SILVER                SILVER                 GOLD
                             DEC. 31,        MAR. 31,               PACKAGE               PACKAGE               PACKAGE
                             --------   -------------------   -------------------   -------------------   -------------------
                               1999       1999       1998       BAHT        $         BAHT        $         BAHT        $
                             --------   --------   --------   --------   --------   --------   --------   --------   --------
Cable......................    146        147        154        389       10.29       768       20.32      1,060      28.05
Digital....................    179        153        116        N/A         N/A       768       20.32      1,060      28.05
MMDS(2)....................     --         --         43        N/A         N/A       N/A         N/A        N/A        N/A


                                          EQUIPMENT PRICE
                             -----------------------------------------

                                  UP-FRONT               MONTHLY
                                   FEES(1)              RENTAL(3)
                             -------------------   -------------------
                               BAHT        $         BAHT        $
                             --------   --------   --------   --------
Cable......................    4,000     105.85       97       2.57
Digital....................    6,500     172.00      156       4.13
MMDS(2)....................      N/A        N/A      N/A        N/A

------------------------------

(1) Includes installation fee, connection fee and refundable set-top box deposit.

(2) Phased out in February 1999.

(3) Cable subscribers only pay a monthly rental fee if they joined after May 1, 1998. Digital subscriber rental fees vary depending upon the date on which the subscriber joined the service.

    On March 19, 1999, the Mass Communications Organization of Thailand approved the creation of UBC's new Silver package consisting of ten paid and six free-to-air channels. MCOT also approved UBC's increase in the price of its Gold package. Included in these charges was the reduction of value-added taxation from 10% to 7%. We introduced the new basic Silver package on May 1, 1999, with the Gold package price increase taking effect on April 5, 1999 for new subscribers. UBC's margins on the Gold and Silver packages are similar as the Silver package consists predominantly of fixed-cost UBC-produced channels, while the Gold package includes variable-cost "turn around" channels. The UBC group has not experienced any substantial number of customers downgrading from the Gold package to the Silver package, and predominantly all new subscribers take the Gold package.

    For the year ended December 31, 1999, the UBC group's average monthly net churn was approximately 0.8%. We believe that the coordination of the programming packages for analog cable and digital satellite service will reduce the amount of churn caused by subscribers switching between those platforms. To date, the UBC group has not experienced significant customer disconnections as a result of increases in the price of its services.

    Consistent with the policies of our other operating companies, the UBC group has instituted a strict policy of terminating the service of subscribers once they fall 30 days in arrears on their subscription payments. This policy has helped reduce the average arrearage to well below 23 days as of December 31, 1999. In 2000, the UBC group plans to switch to advance billing, which is used by our other operating companies.

    The UBC group does not require its subscribers to purchase their set-top boxes but rather loans them to customers, retaining ownership of the equipment. The cost of the equipment is built into the connection fee and monthly charge. We believe that this strategy has a positive effect upon subscriber growth by minimizing the entry cost of subscription to the UBC's services.

    COMPETITION. The Thai television industry consists primarily of six free-to-air television stations and the UBC group's pay-television operations. Another pay-television service previously operated by Thai Sky discontinued operations in 1997. The Thai regulatory authority granted pay-television licenses to two other companies in 1996, but those companies have not launched, or announced an intention to launch, pay-television services. There are also several small, provincial cable systems, generally averaging fewer than 1,500 subscribers. The UBC group competes directly with the national free-to-air television stations and, in the case of the digital satellite service, local cable groups in Thailand. We believe that UBC's unique programming, including exclusive first-run movies and sporting events, gives it a distinct advantage over its free-to-air television competitors. The national free television stations are uplinked to the same satellite used by UBC's service and consequently form part of the bouquet available to our subscribers. We believe that this arrangement enhances our appeal to current subscribers and assists in growing our subscriber base.

    TRANSMISSION. UBC's digital satellite service is transmitted on a Ku-band signal through the Thaicom 3 satellite, owned by Shinawatra Satellite Public Company Limited. The satellite uplink facilities at Lad Lum Koa are owned and operated by CS Communications Limited, a Thai satellite company. UBC utilizes digital compression technology that facilitates multiple channel transmission through a single channel's bandwidth, which is a term used to describe the amount of space occupied by a channel on the radio frequency spectrum. Digital compression technology refers to the process of reducing the number of bits required to store or transmit information in digital form. Subscribers receive their signal on a 60-90 cm satellite dish and unscramble and decompress the signal with a set-top box utilizing Irdeto Access's conditional access system and smart card technology from Mindport. The set-top box, smart cards and conditional access equipment are owned by a 96%-owned subsidiary of UBC and leased to the UBC group.

    UBC Cable's transmission is delivered on hybrid coaxial fiber optic cable lines over a dropwire into homes that utilize a set-top box to access the signal. The cable network is owned by Asia Multimedia Company Limited, a subsidiary of Telecom Asia, and leased to UBC Cable pursuant to an agreement that expires in 2019. As part of its services to UBC Cable, Asia Multimedia supplies and installs a dropwire to link its network to subscriber homes and installs and maintains the set-top boxes.

TECHNOLOGY

OVERVIEW

    Our technology division, Mindport, is an end-to-end systems integrator that provides a comprehensive package of technology products and support services to pay-media operators worldwide. Mindport seeks to capitalize upon the pay-media industry's evolution from analog to digital and then to interactive and Internet services by providing global convergence solutions with a commitment to open standards. The introduction of new technologies has generated the need for the increasingly complex, integrated and scalable software and hardware that Mindport provides. In addition, by taking advantage of our experience in operating pay-media businesses, Mindport has been able to improve its products and offer highly advanced and complete solutions to third-party platform operators. Mindport's customers include some of the leading international pay-media companies, such as EchoStar, BSkyB, Canal+, Galaxy Latin America, TPS, TVB, Foxtel, Stream and DirecTV Japan, as well as our African and Mediterranean pay-television businesses and our African Internet business. We also provide pay-television technology to CBSat, a subsidiary of China Central Television, which is distributing digital television signals to rural areas in the People's Republic of China.

    The Mindport product line includes subscriber management systems, conditional access systems, interactive television operating software, content management systems, set-top box design and specification, broadband Internet systems and systems integration and consulting services. We believe that our subscriber management system, marketed under the IBS brand name, provides the critical scalability and system adaptability necessary to meet the growing needs of pay-television operators, Internet service providers and data broadcasters worldwide. Irdeto Access, Mindport's conditional access unit, provides encryption and decoding systems to pay-television operators. OpenTV develops and sells operating systems for interactive television, the first generation of which is running on several pay-television platforms.

    Mindport's products are designed to be flexible, configurable and scalable, allowing them to be used by a variety of different network operators and to be integrated in systems using the products of Mindport's competitors. Mindport's diverse and well-integrated product line also allows it to act as a single source for fulfilling a customer's pay-media technology needs, particularly in the growing market for interactive television. We believe that Mindport will be able to capitalize on the anticipated growth in interactive platforms and the anticipated convergence of television, telephony and the Internet, and thereby expand its customer base.

    The following table lists certain of Mindport's major customers and the products they use:

                                                                                      IRDETO
CUSTOMER                                                   MARKET           IBS       ACCESS     OPENTV
--------                                             ------------------   --------   --------   --------
MultiChoice(1).....................................  South Africa           X          X           X
             ......................................  Sub-Saharan Africa     X          X           X
             ......................................  Greece                 X          X           X
             ......................................  Middle East            X          X
UBC(1).............................................  Thailand               X          X
Canal+.............................................  Europe(2)              X          X
EchoStar...........................................  United States                                 X
CBSat..............................................  China                Trial      Trial       Trial
Stream.............................................  Italy                             X           X
Galaxy Latin America...............................  Latin America(2)       X
DirecTV............................................  Japan                  X
Optus..............................................  Australia              X          X
Foxtel.............................................  Australia                         X           X
BSkyB..............................................  UK                                            X
TPS................................................  France                                        X
Via Digital........................................  Spain                                         X
TDK................................................  Denmark                                       X
TVB................................................  Hong Kong              X          X           X
Telepiu............................................  Italy                  X          X

------------------------------

(1) All transactions between Mindport and our other subsidiaries and affiliates are conducted on an arms-length basis.

(2) Certain countries only.

    As of September 30, 1999, approximately 4.6 million subscribers were being managed through Mindport's IBS system, approximately 3.8 million Irdeto Access smart cards had been deployed and approximately 6.1 million set-top boxes had been enabled with OpenTV software.

    Mindport's ability to provide a "one-stop-shop" for pay media technology needs is valuable to new interactive platform providers who can speed their time to market by utilizing Mindport technology. A good example of this is our agreement to provide conditional access systems, subscriber management systems and the OpenTV operating system to CBSat, the first provider of digital satellite services in the People's Republic of China. CBSat's system was deployed in small numbers on a test basis in 1999, with plans for a possible broader rollout thereafter. The CBSat system was recently expanded to a 42 channel system.

IBS

    Mindport's IBS software provides pay-media operators with a broad range of subscriber management services and products that combine customer care, billing and logistics functionality in one integrated system. IBS supports all types of subscriber-based businesses, including pay-television operators, Internet service providers and data broadcasters over a wide range of delivery platforms. Mindport's IBS system is a flexible, configurable and highly scalable product that can service pay-media operations of vastly different sizes.

    Mindport IBS has historically generated revenues by charging up-front license fees and monthly customer service and support fees. Recently, Mindport has begun to collect from certain customers license revenues and support fees scaled to the customers' subscriber numbers, paid on a monthly basis. All recent sales have been made on this basis. Mindport currently provides IBS to 18 customers in 44 countries, including certain platforms of Canal+, Galaxy Latin America and many of our operating entities. Mindport's contract with Canal+ expired and was renewed during 1999, even though a Canal+ affiliate, Canal+ Technologies, sells its own customer care and billing system. IBS's competition in its current and planned future markets includes approximately 40 companies worldwide, including Wiztec and CableData, which focus on pay-television, and Portal and Daleen, which focus primarily on the Internet.

    We believe that the demand for subscriber management services will increase as operators seek to provide more advanced technology to their customers. IBS is able to support changes and accommodate new platforms, including analog, digital and interactive systems. In addition, IBS is a highly scalable software package, as demonstrated by the fact that IBS is used to provide customer care and billing systems for platforms ranging in size from our 41,265 subscriber pay-television system in Cyprus to our approximately 1.3 million subscriber pay-television system in Africa.

    Today, IBS is a leading subscriber management software package for pay-television. We plan to continually redefine the IBS architecture to improve on its configurability, flexibility and scalability. We also plan to take advantage of the system's flexibility to penetrate new markets for IBS, such as Internet service, cable, data broadcasting and telephony providers. We have recently developed an IBS product capable of tracking and billing television applications, including interactive commerce transactions, and Internet applications and transactions.

    The IBS subscriber management software has been successfully modified for use by Internet service providers. The IBS system is currently being used to manage our Internet subscribers in Africa and will be used to manage our Internet subscribers in Asia. We plan to continue to expand the functionality of the IBS software system and to market it to ISPs and other pay-media content and service providers.

IRDETO ACCESS

    Irdeto Access provides digital and analog conditional access systems to 29 network operators in over 40 countries. These systems enable pay-television operators to encrypt and decrypt their broadcast signals and thus control subscriber access to programs, services and events.

    We believe that our digital conditional access system's flexibility, compatibility with multiple equipment vendors, ease-of-use and sophisticated security features make it attractive to pay-television operators worldwide. The system's open architecture allows pay-television operators to incorporate as few or as many features as they require and to adjust these features as their needs change. Irdeto Access offers M-Crypt, a system specifically designed for pay-media providers with fewer than 250,000 subscribers. M-Crypt allows these operators to reduce their investment in computing equipment and third-party software licenses and is easily upgradable if the operator's subscriber base grows past a certain size. Irdeto Access's analog conditional access system is also based upon a modular and flexible design. This product allows us to tap into price sensitive markets that will not be considering digital services for some years to come.

    Irdeto Access licenses its technology to various manufacturers to produce its conditional access systems and generates revenues by charging an up-front license fee along with a fee for each conditional access unit sold. The major users of these conditional access systems include Stream, Telepiu, Canal+, TVB and certain of our operating entities. As of September 30, 1999, Mindport had supplied over 3.8 million digital smart cards and over 2.0 million analog conditional access units.

    The principal products competing with Irdeto Access include MediaGuard (Canal+), ViaAccess, NDS and NagraVision (Kudelski). We believe that a customer's primary considerations in choosing a conditional access system are system security and dependability and that Irdeto Access enjoys a solid reputation for both of these qualities.

    Mindport's strategy for Irdeto Access is designed to achieve four main goals:

    - reduce the cost of ownership for both digital and analog conditional access systems;

    - develop the next generation of conditional access products;

    - grow sales operations in new markets; and

    - develop an MPEG-2 encryption product for the Internet (MPEG-2 refers to a set of standards developed by the Moving Pictures Experts Group that details guidelines for access rates, compression and conditional access).

We have a team of engineers dedicated to conditional access design and development who are responsible for developing new products, increasing the functionality of existing products and reducing costs through increased chip functionality. Mindport's management believes that further price reductions may be achieved by cutting production costs, shifting production to locales with lower manufacturing costs and reducing royalty costs by re-examining certain partnerships and business relationships with respect to developing conditional access technology. In November 1998, we acquired TV/COM International Inc., a San Diego based company that owns intellectual property licensed to Irdeto for use in our conditional access systems. In July 1999, we completed negotiations with BetaTechnik whereby we regained access to the German-speaking countries that were previously excluded to us under our Digco joint venture.

OPENTV

    OpenTV is the leading worldwide provider of software that enables digital interactive television. Its software is running on over 6.1 million set-top boxes worldwide, with 25 network operators in 18 countries having selected our OpenTV Runtime software as their interactive platform. OpenTV's digital interactive solution enhances a television viewer's experience without changing viewing habits and provides a rich audio and video television environment for enhanced applications such as e-commerce. Using a standard remote control, viewers can:

    - access real-time statistics, buy team merchandise and purchase tickets while watching a sporting event;

    - purchase compact discs and learn more about recording artists while watching music videos;

    - purchase vacations, clothing, groceries and other merchandise through dedicated interactive channels; and

    - transfer funds, view account balances, borrow money and engage in other banking transactions.

    OpenTV's patented software platform provides a comprehensive solution for the development and delivery of digital interactive services by network operators to television viewers. Network operators, which include cable, satellite and terrestrial broadcasters of television content, use its software platform to transmit a continual stream of interactive programming to viewers. Specifically, its software platform includes software that resides both at the network operator's central broadcasting facility and within the viewer's set-top box. OpenTV's central broadcasting facility software enables the streaming of data from such facility to subscribers' set-top boxes where its operating system enables digital reception and manages the interactive television environment.

    The OpenTV system has been designed to enable network operators to deliver interactive content through a low-cost, digital set-top box for viewing on existing analog televisions. Its software platform, therefore, operates within today's infrastructure, allowing network operators to rapidly deploy digital interactive television to a large number of subscribers without incurring prohibitively expensive hardware or infrastructure upgrade costs. In addition, its software is designed to exploit the capabilities of emerging infrastructure developments, such as broadband transmission networks and digital television sets.

    The majority of OpenTV's revenues today are generated from royalties and fees related to its core software platform. In addition, OpenTV is developing interactive applications that it intends to license to network operators and content providers in exchange for a share of advertising and e-commerce revenues. OpenTV has recently signed revenue sharing agreements with EchoStar, which operates the Dish network in the United States and the Turner and Warner Brothers divisions of Time Warner.

    On March 26, 2000, OpenTV announced that it had signed a definitive merger agreement with Spyglass, Inc., a leading provider of Internet consulting, software and professional services and products. Spyglass's technologies include Spyglass Prism, a server-based product that reorganizes and reformats standard Web content to display on set-top boxes, mobile phones and other non-PC devices. These technologies will provide a platform for OpenTV to expand into the wireless communications market. Spyglass has provided its technologies and consulting services to companies such as GTE, Microsoft, Motorola, NEC, Nokia and Sonia.


    Under the terms of the agreement, OpenTV will acquire all of Spyglass's outstanding stock in a tax-free, stock-for-stock transaction. Spyglass stockholders will receive 0.7236 OpenTV Class A Ordinary Shares in exchange for each share of Spyglass common stock. The estimated cost of the acquisition will be approximately $2.1 billion. On a fully diluted basis, Spyglass stockholders and holders of Spyglass options and warrants will receive approximately 15.0 million OpenTV Class A Ordinary Shares and own approximately 18% of the combined company's stock. On a fully diluted basis after giving pro forma effect to the Spyglass transaction, MIH Limited will own shares representing approximately 37.7% of the economic rights and 72.0% of the voting rights of OpenTV's shares. Subject to certain customary closing conditions, including regulatory approvals and the approval of the stockholders of both companies, the transaction is expected to close within three to four months.


PRODUCT DEVELOPMENT AND SYSTEMS INTEGRATION AND CONSULTING SERVICES

    Mindport's products development operations focus on convergence solutions for pay-media companies, with an emphasis on open technological standards. To ensure that it is able to deliver a best-of-breed solution to its customers, Mindport has recently entered into a series of strategic partnerships with key industry players, including Cisco Systems, DiviCom, Liberate Technologies, Wind River Systems, SCM Microsystems, Pace Micro Technology, Digital Innovations, UEC Technologies and Zenith. These partnerships are intended to enhance the interoperability of these companies' products and to demonstrate an integrated end-to-end open standards-based digital cable head-end platform. Mindport's focus on open standards and interoperable products has strengthened its position as an end-to-end systems integrator.

    MEDIA COMMERCE TECHNOLOGIES. We believe that, as the various mechanisms for the delivery of content (such as television and the Internet) converge, the management of content will become increasingly important. Mindport is currently developing the tools, technologies and supporting structures that will enable content owners to address content management on the Internet, where video content management in particular is still in its infancy.

    MINDPACK. Mindport has upgraded its Contracts, Library and Scheduling System (CLASS) to the Mindpack product. This enables digital pay-television operators to manage contracts, control their program libraries, manage license tracking, produce program schedules and utilize multiple-language electronic program guides.

    SYSTEMS INTEGRATION AND CONSULTING SERVICES. Mindport Solutions is a new division intended to capitalize on the expertise within the Mindport group to offer consultancy services and turnkey systems integration solutions to new pay-television operators. This division was launched with the award of a system integration contract for the DTH platform of Stream, the Italian pay-television service owned by Telecom Italia. Mindport Solutions was also responsible for the initial implementation of the CBSat service installation in China, as well as for the upgrade of this system to a 42 channel system. More recently, Mindport Solutions was the prime contractor for the installation of an end-to-end solution for TVB's digital pay television platform in Hong Kong, the United States and Australia.

INTERNET

OVERVIEW

    We believe that our expertise in managing pay-television platforms in several international markets will enable us to migrate effectively into the Internet environment. Our strategy is to combine our pay-television assets and core competencies, which include customer care, billing services, marketing and branding, knowledge of enabling technologies, content aggregation and media orientation, with our technology expertise to create leading Internet businesses in the geographic areas in which we currently operate pay-television platforms, as well as in new markets. This strategy provides us with the opportunity to exploit the benefits of content delivery over both Internet and pay-television platforms.

    We believe that our pay-media experience has given us a strong understanding of content rights and that this expertise, combined with our local approach to content development, provides us with an ability to apply our knowledge of content aggregation and packaging to the development of Internet portals and other online services. The skills we have developed through our pay-television operations, such as subscriber management and content aggregation, are those which we believe to be essential in the development of Internet services operations. We believe that these skills should enable us to smoothly expand our Internet business.

    The leading pay-television platform positions we hold in Thailand with UBC and in South Africa with Multichoice enable us to apply our expertise and assets to the development of leading Internet businesses within these regions, including through cross-promotion activities. The SuperSport channel is a good example of our cross-promotion of content and viewership from television to the Internet. This ability to cross-market places us in a position to leverage our successful media franchises into the Internet space, thereby creating audience loyalty and traffic for future e-commerce opportunities.

    Our strategic local approach, represented by an understanding of and investment in local content, is heightened by our global operational experience in new and developing markets. We believe the local language focus we employ may provide us with a competitive advantage in non-English language markets. Furthermore, we tailor our content to the local culture through collaboration with local partners and management teams. In Thailand, for example, we own Sanook.com, which is a search engine that has been developed in Thai by Thai entrepreneurs and managers.

    Our desire to build local communities on the Internet is illustrated by our development of web sites dedicated to the local culture. For example, we maintain a popular web site and community bulletin board that facilitate the common Thai pastime of composing and sharing poems. We plan to apply this same approach in other markets.

    Although our Internet businesses are relatively new, the experience our management has gained in our pay-television businesses is well diversified over many markets, countries and cultures and capable of being applied to Internet operations. We are developing our Internet businesses by combining our existing knowledge of pay-media operations with the expertise of local management. We have a proven record of establishing media businesses in developing markets, and we believe that we are well-positioned to take advantage of Internet services and e-commerce opportunities in these markets.

    Our Internet businesses are operated under the M-Web brand. In South Africa, our Internet business is well established, and our current focus is on the development of our Internet businesses in Asia, particularly Thailand, China and Indonesia, as well as in other countries in Africa.

SOUTH AFRICA

  Market Overview

    Our first Internet venture began with the successful development, beginning in 1997, of M-Web Holdings. The business conducted by M-Web Holdings was originally a small ISP with 1,800 subscribers, which we acquired in 1997. We subsequently developed this business by creating our own content and aggregating other content from our affiliates, and transformed this business into the leading online service provider, or OSP, and content portal in South Africa. In the process, the business was spun-off in September 1997 into a publicly-listed company, M-Web Holdings. We continue to manage M-Web Holdings pursuant to a voting pool agreement between us and Naspers Limited, M-Web Holdings's principal shareholder, and have recently acquired additional shares of M-Web Holdings, bringing our total interest up to 16.8%. Naspers, the principal owner of our controlling shareholder, continues to own 48.4% of the shares of M-Web Holdings. M-Web Holdings is listed on the Johannesburg Stock Exchange and, on March 29, 2000, had a market capitalization of ZAR2.5 billion (or $379.4 million).

    The South African Internet market has consolidated rapidly during the past two years. In a market of approximately one million Internet users and more than 300,000 dial-up subscriber homes, two players now dominate the ISP market: M-Web and World Online. World Online is a joint venture between Vodacom, the largest GSM mobile operator in South Africa and a Vodafone affiliate, and Dutch ISP World Online.

    Similarly, two players dominate the Internet content provider, or ICP, market: M-Web and iafrica.com. iafrica.com is owned by Metropolis, a South African vertical Internet community company modeled on VerticalNet in the United States. As of December 30, 1999, our M-Web content and portal sites generated approximately 18 million page views per month, whereas iafrica.com's sites generated approximately 16.5 million page views per month.

    Both online advertising and e-commerce are in a very early stage of development in South Africa. We estimate that neither is likely to start emerging as a true generator of revenue for 12-24 months. Online consumer retail and true retail e-commerce will only develop once the necessary financial infrastructure and consumer markets mature. We believe, however, that business and consumer-generated e-commerce opportunities will eventually develop into genuine business opportunities and the business solutions division of M-Web Holdings is now well-positioned to offer support to the increasing number of e-commerce web sites.

  M-Web Holdings

    M-Web Holdings had approximately 195,775 subscribers as of December 31, 1999, which translates to an approximate 60% market share of the consumer dial-up Internet market in South Africa and a penetration of 2% of total South African households. M-Web Holdings also owns Computicket.com, the largest advance retail and e-commerce ticket reservations business in South Africa.

    At the beginning of 1999, M-Web Holdings launched a satellite Internet service called Siyanda, which delivers Internet access to homes up to six times faster than traditional dial-up access. The following table sets forth subscriber numbers and subscription fees for our dial-up, web hosting and Siyanda services.

                                                                      SUBSCRIBERS
                                                                      (THOUSANDS)                   MONTHLY
                                                             ------------------------------      SUBSCRIPTION
                                                                             MAR. 31,                PRICE
                                                             DEC. 31,   -------------------   -------------------
                                                               1999       1999       1998       ZAR         $
                                                             --------   --------   --------   --------   --------
Dial-up....................................................    196        145         57         99        15.21
Web hosting................................................    0.9         --         --        225        34.56
Siyanda....................................................    0.2         --         --        280        43.01
                                                               ---        ---        ---
  Total....................................................    197        145         57
                                                               ===        ===        ===

    Rather than simply acquiring its portals from previously existing Internet companies, M-Web Holdings has successfully developed its own content portals and serves as the major Internet access provider for these portals. Today, its MWEB.CO.ZA and 24.COM flagship portals are collectively the largest in South Africa, with 18 million page views per month and 600,000 unique visitors per month as of December 31, 1999. These portals include the following web sites, which have been developed by M-Web Holdings and through partnerships with other content providers:

    - WWW.MWEB.CO.ZA: The M-Web South Africa home site is a leading content platform portal offering an array of content hubs, including those relating to sports, entertainment, travel, news, lifestyle, finance, jobs and e-mail services.

    - WWW.24.COM: The 24.com site is a popular South African content portal that offers users the opportunity to personalize the portal for a better personal Internet experience.

    - WWW.MONEYMAX.CO.ZA: The Moneymax site is a financial portal that hosts news, views and insights into a wide array of financial matters and also offers premium financial content on a subscription basis.

    - WWW.SUPERSPORT.CO.ZA: The SuperSport site is an online sports news service that includes hubs reporting on rugby, cricket, soccer, tennis, motorsport, golf and running.

    - WWW.NEWS.24.COM: The News24 site supplies news services including South Africa, business, world, Africa, politics, science and technology, health, sports and weather news.

    - WWW.ITWEB.CO.ZA: The IT Web site is an online technology news service.

    - WWW.NETCOVER.COM: The Netcover site offers services such as comparative insurance and unit trust purchases. It merges content with e-commerce and aims to become South Africa's leading insurance and investment offering site.

    - WWW.MAX.CO.ZA: The Max site is a leading South Africa search engine and content platform portal.

    M-Web Holdings had total revenues for the six months ended September 30, 1999 of $15.1 million compared with total revenues of $6.9 million for the six months ended September 30, 1998 and $19.8 million for the fiscal year ended March 31, 1999. More than 75% of M-Web Holdings's revenues are generated by access subscriptions and the second largest source of revenue is Computicket.com, from which M-Web Holdings derives approximately 14% of its revenues. Advertising and e-commerce (excluding Computicket.com) generated less than 4% of M-Web Holdings's revenues in the six months ended September 30, 1999; however, M-Web Holdings has recently signed several significant e-commerce deals with large retailing groups in South Africa, such as Edgars, Avis, MoreSport, Ascot Direct, MultiMedia Warehouse, Jenna Clifford, The ProShop and various others.

SUB-SAHARAN AFRICA

    Recently, we have expanded our African Internet business to include ISP operations in several sub-Saharan African countries, including Namibia, Zambia and Botswana.

THAILAND

  Market Overview

    The Thai Internet market is generally a fragmented market dominated by regulatory uncertainty, with, until recently, a large number of small players conducting limited operations, but no significant commitment from any investors to build the industry. This relatively open Internet market is beginning to attract the attention of foreign and local investors. A number of investments by domestic and foreign companies and venture capitalists have recently been made.

    The growth of Internet users in Thailand has followed macro-economic trends since commercial Internet ventures were first launched in 1994, characterized by rapid growth and a lagging

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infrastructure followed by dramatically slower growth since the onset of the economic crisis in July 1997. As Thailand appears to be emerging from its economic crisis, however, the number of Internet users is rising. Currently, according to industry reports and figures published by the National Electronics and Computer Technology Center, there are approximately one million Thai Internet users, consisting of domestic users and Thai nationals living or traveling abroad.

    The first Thai content initiatives were started as late as 1997, and today these consist mainly of Thai language content portals, or directories of Thai web sites. Several media players also have Thai language destination sites that are attracting a growing number of visitors. Typically, these web sites are run by newspaper companies, such as those maintained by two leading Thai newspapers, KRUNGTHEP THARAKIJ and THAI RATH.

    Due to low computer penetration, low telephone penetration and polarized income distribution, the Internet is not expected to reach a mass media market in Thailand for at least three years. Revenues from advertising and online consumer retail e-commerce will only develop once the necessary financial infrastructure and consumer markets mature. Nonetheless, we believe that business and consumer generated e-commerce opportunities in the Thai Internet market will eventually be viable business opportunities.

  Strategy

    We believe that online advertising and e-commerce will not be significant sources of revenue in Thailand for many years. Accordingly, M-Web (Thailand) has initially begun to establish itself as a major Internet force in Thailand by investing in Internet content providers and Internet service providers and developing the M-Web Network. Through its Internet service provider operations, M-Web (Thailand) hopes ultimately to penetrate the e-commerce market.

    INTERNET CONTENT PROVIDERS. One principal aspect of our strategy is to focus on establishing a presence in Thailand as an Internet content provider through the development of the M-Web Network. The objective is to be the top Internet platform and to capture the Internet consumer in Thailand. We plan to achieve this through the development of a network of sites under the M-Web brand. Each of the following M-Web sites specializes in a core Internet service:

    - WWW.MWEB.CO.TH: The M-Web (Thailand) home page acts as the content platform and core brand flagship site. Several content hubs are being developed, including those relating to sports, entertainment, travel, news, lifestyle, finance and jobs. Content for these hubs is either self-developed or co-branded with leading content providers.

    - WWW.SANOOK.COM: The Thai language Sanook! site, recently acquired by M-Web (Thailand), is the leading portal in Thailand today with approximately
      8.5 million page views per month as of December 31, 1999. Our investments in this site consist of our purchase of a Thai language search engine and the on-going development of the catalogue of content being offered on the site.

    - WWW.THAICENTRAL.COM: The ThaiCentral site is being developed as the core community and communications center. All community-oriented services for all sites in the network will be housed here. Similarly, software is under development to enable the launch of "distance family", or interest group, services and features. Since its launch in November 1999, the site has registered more than 20,000 members.

    - WWW.THAIICQ.COM: The Thai ICQ site is a web site where Thai ICQ users can find other Thai ICQ users and guides to ICQ, or instant messaging. The latest version of the software is also available to download.

    - WWW.SIMPLEMAG.COM: The Simplemag site was acquired in November 1999. It is a niche web site marketed towards female Thai users.

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    - WWW.SABUY.COM: The Sabuy site was acquired in November 1999. This niche web site has been developed to focus on domestic travel.

    M-Web (Thailand) is currently the only Internet company in Thailand that can offer a full search engine in the Thai language and a full advertising service based on actual reach and advertisement viewers. M-Web (Thailand) aims to develop a relationship with Thai Internet users by providing a comprehensive Internet experience in the Thai language tailored to the Thai culture through local customization. In order for M-Web (Thailand) to accomplish this, we envision not only all content on our sites being in the Thai language, but also plan to launch a Thai language Internet browser customized for the M-Web Network.

    Pursuant to our objective to penetrate the Thai Internet market, M-Web (Thailand) has established a number of key content partners specifically for the M-Web (Thailand) sites. These include Jobs and Adverts (an on-line recruitment agency), Thai Driver (the leading domestic automobile magazine), GM 2000 (the leading domestic high-end consumer brown goods magazine), Kick-Off (a leading sports publication), Daily News (a domestic consumer newspaper with a circulation of approximately 12 million daily) and The Manager (a domestic business-oriented magazine).

    Pursuant to a share swap agreement dated January 14, 2000, our affiliate MIH Asia transferred 5% of the total issued share capital of M-Web (Thailand) to AD Venture Company Limited, the Internet subsidiary of Shin Corporations Public Company Limited, a Thai telecommunications group, and received, in return, 5% of the total issued share capital of Shinee.com Company Limited.

    INTERNET SERVICE PROVIDERS. In conjunction with our strategic objective to become a leading Internet service provider in Thailand, M-Web (Thailand) Holdings BV recently acquired 49% of the issued share capital of MKSC World Dot Com Co. Ltd., or MKSC, a Thai company that, in turn, owns 75% of the issued shares of IKSC. The remaining shares in IKSC are owned by Jasmine International plc, or Jasmine, a Thai telecommunications network and infrastructure provider. IKSC has a 65% stake in KSC Comnet, a Thai ISP licensee, while the Thai regulatory authority and its staff own a further 35% of the issued shares of KSC Comnet. IKSC has agreed to transfer 12.5% of the issued shares of KSC Comnet to Jasmine upon receipt of regulatory approval for the transfer. We believe that KSC Comnet is the leading ISP in Thailand, with over 300,000 customers.

    The transfer of the shares in IKSC to MKSC in connection with M-Web (Thailand) Holdings BV's purchase of an interest in MKSC has been disputed by Jasmine on the basis of provisions in a shareholders' agreement between Jasmine and the transferors of the IKSC shares. Jasmine has claimed that these provisions, in effect, prohibited the transfer of the IKSC shares to MKSC, and has obtained an injunction from the Thai courts which sought to prevent the transfer. However, as the transfer had already taken place prior to the granting of the injunction, Jasmine is now seeking the revocation of the share transfer. The matter is currently awaiting a hearing in the courts of Thailand. We have obtained legal advice to the effect that the shareholders' agreement is not effective to prohibit the transfer of the IKSC shares to MKSC, and we intend to defend vigorously any action that may be taken by Jasmine to obtain a court order revoking the transfer. However, if Jasmine should succeed in obtaining such an order, our remedy against the transferors of the MKSC shares may be limited.

CHINA

  Market Overview

    Through our M-Web China (BVI) subsidiary, we are currently developing and investigating several business opportunities in the Chinese Internet market. In developing our Internet operations in China, we have focused on building upon the important relationships that we first established when our Mindport division was awarded the contract to provide pay-television technology to CBSat in connection with its distribution of digital television signals to rural villages in China. Since opening our Asia representative office in Beijing in 1998, our Chinese operations have expanded significantly and M-Web China currently has over 170 employees.

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    According to CNNIC, a branch of Chinese Academy of Science that oversees the
Internet in China, there were approximately 2.1 million Internet users in China at the end of 1998. This figure grew to 8.9 million by the end of 1999, and CNNIC forecasts that it will grow to approximately 40 million by 2003. International Data Corporation, or IDC, estimates that overall e-commerce revenue in China will increase from approximately $43 million in 1999 to $11.7 billion in 2003. We believe that the significant growth in the Chinese Internet market, if it occurs as expected, will create important business opportunities in this market, particularly in the following areas:

    - the creation of strong user communities;

    - the development of Chinese-language content, which in turn will increase the market for online advertising and sponsorship;

    - e-commerce opportunities;

    - the provision of high-quality customer and online services; and

    - new online businesses.

  Strategy

    M-Web China's strategic objective is to capitalize on the rapid growth of the Chinese Internet market and to become one of the leading Internet companies in China, providing a comprehensive offering of attractive local content coupled with high-quality customer service. This strategy is centered on building value in the Chinese Internet market through creating a "commerce network" that derives e-commerce, sponsorship, advertising and online services revenues. We aim to achieve this by focusing on the following development opportunities:

    - establishing MWEB.COM.CN as a comprehensive horizontal portal with focused vertical categories of content, multiple community services and customized context and communication tools;

    - establishing a major e-commerce network around the MWEB.COM.CN portal; and

    - developing a leading online service provider, or OSP, operation that provides high-quality online services and related technical and customer support.

In pursuing these opportunities, we will continue to focus on maintaining strong relationships with the relevant Chinese governmental agencies, as well as entering into strategic alliances with local partners where appropriate. We also intend to simplify the Internet user experience by focusing on providing superior customer support services as we have done in South Africa and Thailand.

  The MWEB.COM.CN Portal and Specialized Vertical Portals

    M-Web China aims to draw a large number of Chinese Internet users to its MWEB.COM.CN portal by providing a one-stop destination that offers a broad array of Chinese-language content and a comprehensive catalog of links to Chinese-language web sites worldwide, together with a customized search engine, a diverse range of interactive communities and communication services, site personalization tools, free e-mail, diary and home page services and a browser that will be customized for the site. M-Web China is currently focused on developing the specialized vertical sites that will make up the MWEB.COM.CN portal, including interest categories such as news, sports, personal finance, entertainment, environmental, health science, computer, lifestyle, culture, women and travel.

    M-Web China has recently entered into an arrangement with a Chinese company for the establishment of a Chinese-language financial information portal targeted at both the corporate and consumer markets. M-Web has a 50% interest in this venture and will contribute financial resources and management expertise. M-Web's local partner will contribute its existing financial portal, EEFOO.COM and certain other assets. EEFOO.COM, which was launched in July 1999, is the fourth largest financial portal in China, with 450,000 page views and 250,000 unique visitors daily. M-Web China will deliver EEFOO.COM's financial-related information, as well as access to banking information, home finance tools

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(such as mortgage advice), short-term insurance, online stock portfolio management, investment tips and other related personal finance services, through the MWEB.COM.CN portal.

    Consistent with our focus on taking a localized approach to the markets in which we operate, we have designed the MWEB.COM.CN home page and the portal's navigational structure in conjunction with local Chinese web site designers and developers. The MWEB.COM.CN portal is currently in the pre-launch stage, which means that it is operational but is password protected and, therefore, not generally available to consumers. M-Web China expects to launch the portal in April 2000.

  Educational Services

    Together with Wisdom Network Technology Limited, a subsidiary of Tsinghua University Enterprises Group, MIH Limited has established a joint venture to develop and produce online information systems to be used for the delivery of educational services over the Internet in China.
We will contribute financial and technical assistance and management expertise to this joint venture, and our local partner will contribute personnel resources, marketing expertise and research and development assets. We believe that this arrangement represents an important step in strengthening our relationships in China and in pursuing our strategy of expanding our Internet-related businesses in this market.

    One of the primary focuses of the venture will be the further development of the existing Education Online (EOL) information system. Another key objective of the joint venture is developing online systems to assist companies and individuals in providing online courses and tuition and other related services to the education sector in China.

    The EOL web site offers information about China's higher education institutions, offers help for students wishing to study abroad and hosts a variety of different education-oriented communities. It also offers education news, an education yellow page, an education navigation guide, university and graduate school enrollment services and educational software downloads. Because of the strong focus on education in China, where there are currently over 4 million university students and several million more wishing to attend university each year, we believe that there are significant opportunities in the area of online educational services in the Chinese market.

  Online Service Provider

    M-Web China and the owners of the leading private Chinese ISP, A-1 Net, have entered into strategic agreements for the development of a Chinese-language subscription-based Internet content and information service. This service is intended to be bundled with access services offered by A-1 Net, an Internet access service provider. This OSP operation, which will be owned by M-Web China, will have access to A-1 Net's existing ISP subscriber base through a network services contract. M-Web China will provide management expertise and marketing, sales, customer care and technical services. Internet customers will be able to subscribe to the OSP for a package of technical support and subscriber services, including free access to the ISP. The MWEB.COM.CN portal will become the exclusive home page and content provider for the OSP. Certain content and services on the MWEB.COM.CN portal will be made available to OSP subscribers on an exclusive basis. We believe that this relationship will provide M-Web China with a steady stream of subscription-based revenues and will help drive subscriber growth in the OSP and page views on the MWEB.COM.CN portal.


    In connection with the strategic agreements entered into with respect to the establishment of this OSP operation, the owners of A-1 Net will receive 35% of the issued share capital of M-Web China and MIH Limited's interest will be reduced to 65%. This transaction is expected to close in April 2000.


  Acquisition of Vertical Content Sites

    M-Web China is also in the process of acquiring a number of domestic Chinese web sites to facilitate the deployment of the MWEB.COM.CN portal. M-Web China has approached a number of potential targets and, over the next few months, hopes to acquire several web sites and enter into

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numerous content partnership arrangements. These sites will contribute page views, content and communities to the MWEB.COM.CN portal. The content areas being targeted include online communities and sports, entertainment, games, personal finance and music sites.

OTHER ASIAN INTERNET INITIATIVES

    Our business plan has previously been to launch Internet initiatives in those countries where we own pay-television platforms. Because we believe that Asia represents a significant investment opportunity in the Internet market, we have also begun investing in countries, such as China, where we have not established pay-television platforms. We hope to invest in other Asian markets in both the Internet content provider and ISP areas in the same manner in which we have entered our current operating markets, namely Thailand, China, South Africa and other Sub-Saharan African countries.

PROPERTIES

    We have major corporate offices in Hoofddorp, The Netherlands, Johannesburg, South Africa and Athens, Greece. The following table summarizes certain information regarding our principal facilities as of March 31, 2000:

DESCRIPTION/USE                                LOCATION                  SIZE      OWNED OR LEASED
---------------                    ---------------------------------  ----------   ---------------
Corporate offices................  Hoofddorp, The Netherlands         6,772m(2 )        leased
Corporate offices................  Mountain View, CA, USA             3,626m(2 )        leased
Corporate offices................  San Diego, CA, USA                 1,750m(2 )        leased
Corporate offices................  Johannesburg, South Africa         20,400m(2)*       leased
Corporate offices................  Durban, South Africa               2,672m(2 )        leased
Corporate offices................  Cape Town, South Africa            3,219m(2 )        leased
Corporate offices................  Athens, Greece                     12,000m(2)        leased
Corporate offices................  Beijing, China                     2,091m(2 )        leased
Corporate offices................  Bangkok, Thailand                  20,336m(2)        leased
Corporate offices................  Shanghai, China                    100m(2   )        leased
Development offices..............  Hong Kong                          193m(2   )        leased

------------------------

*   multiple locations

EMPLOYEES

    At March 31, 2000, we had 4,132 employees, of which 1,048 are employed by MultiChoice, 1,208 by UBC, 475 by NetMed, 504 by Mindport and 246 by M-Web (Thailand). The remainder are in our MIH corporate offices in the Netherlands, South Africa, Hong Kong and China. As of March 31, 1999, we had a total of 3,069 employees, and as of March 31, 1998, we had a total of 4,024 employees. None of our full-time employees is unionized. We believe our labor relations are satisfactory.

INTELLECTUAL PROPERTY

    We rely on a combination of patents, licensing arrangements, trade names, trademarks and proprietary technology to protect our intellectual property rights. We own, or have been assigned or licensed the rights to, several patents and have several patent applications in various jurisdictions relating to our proprietary technology. In addition, we currently have numerous trademarks (pending and registered) in countries where we conduct business. Some of our major trademarks include the names and logos of Irdeto, Mindport, OpenTV, DStv, MultiChoice and M-Web.

    We may file additional patent and trademark applications in the future, although there can be no assurance that we will be successful in obtaining patents or trademark registrations based upon these applications. We intend to vigorously protect our intellectual property rights. It may be possible, however, for a third party to copy or otherwise obtain and use our technology without authorization or

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to develop similar technology independently. Furthermore, the laws of certain countries in which we sell our products do not protect our intellectual property rights to the same extent as do the laws of the United States. See "Risk Factors--Because much of our success and value lies in our ownership and use of intellectual property, our failure to protect our intellectual property or to develop new proprietary technology may negatively affect us".

LEGAL PROCEEDINGS

    From time to time, we and our local partners in Greece have experienced objections by local communities to the establishment or continued presence of transmission sites in these communities. These matters have generally been resolved in the ordinary course. In addition, we are party to routine litigation and proceedings in the ordinary course of business. We are not aware of any current or pending litigation which we believe would have a material adverse effect on our results of operations or financial condition.

    UBC has submitted an application to the Thai Trade Competition Committee under the Thai Competition Act. See "Regulation--Thailand".

ENVIRONMENTAL MATTERS

    Environmental laws vary significantly among the countries in which we operate. Under certain environmental laws, a current or previous owner of real property, and parties that generate or transport hazardous substances that are disposed of on real property, may be liable for the costs of investigating and remediating such substances on or under the property. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require expenditures for compliance. In connection with the ownership or operation of our facilities, we could be liable for such costs in the future.

    We are not aware of any material environmental claims pending or threatened against us, and we do not believe we are subject to any material environmental remediation obligations. However, we cannot assure you that a material environmental claim or compliance obligation will not arise in the future.

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                                   REGULATION

SOUTH AFRICA

    OVERVIEW. M-Net broadcasts its channels pursuant to a license acquired on October 17, 1985, from the Minister of Posts and Telecommunications (the "Minister"). In accordance with the prevailing law at the time, the Minister's approval was given after the requisite consultation with the South African Broadcasting Corporation (the "SABC"), the state-owned public service broadcaster.

    The Independent Broadcasting Authority Act No. 153 of 1993 (the "IBA Act"), which came into operation on March 31, 1994, established the Independent Broadcasting Authority (the "IBA") as an independent regulator mandated to regulate broadcasting in the public market subject to principles of accountability and transparency. The regulation of broadcasting is now vested in the hands of the council of the IBA.

    The IBA Act vests in the council of the IBA all powers, functions and duties in relation to the administration, management, planning and use of broadcasting services' frequency bands (those frequencies assigned to broadcasting by the International Telecommunications Union and adopted in South Africa), including the power to issue licenses for broadcasting services. The IBA Act prohibits the provision of broadcasting signal distribution or a broadcasting service (utilizing the broadcasting frequencies) unless such distribution or service is provided in accordance with a signal distribution or broadcasting license issued by the IBA. The latter licenses may be granted for public broadcasting services, private broadcasting services and community broadcasting services.

    The IBA Act contains provisions which recognize existing licenses under previously applicable laws, such as the license previously issued to M-Net Ltd., which license has been amended by the IBA after a public consultation process. The license imposes certain local content requirements, advertising limitations and a license fee equal to 2% of revenues derived from the two analog channels. In addition, Orbicom has received a downlink license and a broadcasting signal distribution license from the IBA. The latter permits Orbicom to provide M-Net Ltd. with terrestrial analog distribution services in South Africa.

    The Telecommunications Act No. 103 of 1996 (the "Telecommunications Act") provides that all telecommunications and radio frequencies other than broadcasting and broadcasting frequencies should be regulated by the South African Telecommunications Regulatory Authority ("SATRA"). In addition, SATRA recognizes the uplink license and wireless cable license, known as the "MMDS" license, which was issued to Orbicom prior to the establishment of SATRA. The MMDS license authorizes the use of frequencies and terrestrial stations for analog distribution. The uplink license authorizes the distribution of television, sound and/or associated data via satellite for direct reception or terrestrial re-transmission, provided that such distribution is directly related to a broadcasting service. In addition, Orbicom has received a value added network services license and, on February 19, 1999, received a further uplink license from SATRA.

    The Telecommunications Act requires any person who provides value added network services, which at present are defined to include Internet services, to do so under a license issued by SATRA. The Telecommunications Act also provides that any person who provided such services before May 20, 1996 shall be permitted to continue providing such services as a deemed license holder. The corporate pedigree of M-Web Connect (Pty) Limited permits it to carry on business as a deemed license holder. The process for formalizing such deemed licenses has yet to be completed by SATRA.

    DEVELOPMENTS. On June 4, 1998, the Department of Communications issued a White Paper on broadcasting policy. It confirmed that a new broadcasting policy would seek to establish a 3-tier governance system for the broadcasting industry, namely policy formulation and development by the

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government, licensing and regulation by the IBA and service provision by the broadcasters and signal distributors. The White Paper made, among others, the following recommendations:

    - the imposition of specific broadcasting license conditions on private broadcasters which would acknowledge the different services offered by satellite services, pay services and free-to-air services and which would impose obligations commensurate to the nature of the particular broadcasting business;

    - the adoption of a more comprehensive definition of broadcasting and broadcasting services than that contained in the IBA Act in line with international practices and technological developments; and

    - the merger into a single body of the broadcasting and telecommunications regulatory functions.

    In view of the increasing difficulty in differentiating between radio frequency spectrums used for telecommunications and those used for broadcasting and in order to prevent duplication specifically in the technical skills and facilities areas, the government has decided to merge the IBA and SATRA into a single regulatory authority. It was envisaged in the White Paper that the new regulatory body would enjoy an independent statutory framework.

    On June 30, 1999, a new Broadcasting Act came into effect. This Act essentially seeks to put into law the most important findings and recommendations of the White Paper. In particular, it:

    - repeals the previous Broadcasting Act No. 73 of 1996 and provides a charter for the SABC;

    - clarifies the Minister's powers with regard to policy formulation and the IBA's powers in respect of the regulation and licensing of the broadcasting system;

    - establishes the Frequency Spectrum Directorate in the Department of Communications; and

    - creates new classes of broadcasting licenses in line with the proposals in the White Paper.

    Although M-Net Ltd. and Orbicom hold a broadcasting signal distribution and uplink license, respectively, MultiChoice Africa requires a license for the DStv service within the new regulatory framework. MultiChoice Africa has made submissions to the IBA in this regard.

    In July 1999, the Department of Communications initiated a policy process for the regulation of e-commerce. This process envisages the rationalization and amendment of all relevant legislation and the creation of new legislation for new media and converged technologies within a merged broadcasting and telecommunications regulatory environment. This may have a potential impact upon the regulatory regime for Internet services. It is anticipated that any legislation resulting from this process will only come into operation at the beginning of 2002.

    The policy process for e-commerce also presents the opportunity for the government to reconsider whether it is appropriate that Internet services are regulated as value added network services. While no formal process has been initiated, informal discussions at industry level reveal a large degree of support for the creation of a separate category of "light touch" regulation for Internet services.

GREECE

    OVERVIEW. The regulatory framework governing the establishment and operation of free-to-air television stations in Greece is provided by Law 2328/95 on the "Legal Status of Private Television and Local Radio, Regulation of Several Issues related to the Radio Television Market and Other Provisions" (the "Free-to-Air Law"). The Greek government recently enacted a new law (Law 2644/98 on "The provision of pay television and radio services and other provisions") that regulates pay television (via satellite, terrestrial relays or cable) by the use of analog or digital methods of transmission (the "Pay-Television Law"). Prior to the enactment of the Pay-Television Law,

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pay-television was regulated by the Free-to-Air Law, some provisions of which survive, as described below.

    THE FREE-TO-AIR LAW. Before the enactment of the Pay-Television Law, the Free-to-Air Law granted Greek Radio Television SA ("ERT"), the state-owned broadcasting entity, the exclusive right to broadcast encrypted television signals in Greece. ERT was permitted to further assign such rights to third parties. Based on this legislation, NetMed Hellas entered into an agreement with ERT on October 15, 1994, pursuant to which NetMed Hellas' encrypted service is transmitted on a frequency allocated by ERT. This agreement has been approved by a joint decision of the Minister of Press and Mass Media and the Minister of Finance and ratified by Law 2328/95.

    The October 1994 agreement was extended and supplemented by a further agreement dated December 29, 1995, which relates to the transmission of a second encrypted service on a frequency allocated by ERT. This further agreement was also approved by joint ministerial decision.

    These agreements require NetMed Hellas to pay certain fees to ERT equal to 6.5% of subscription fees payable by subscribers who subscribe to only one service and 5.0% of subscription fees payable by subscribers who subscribe to both services. NetMed Hellas is required to provide a bank guarantee in an amount of GRD1 billion each year to secure these payments.

    So long as the cooperation agreements with ERT are in force, regulations concerning the share capital composition of free-to-air television are not applicable to NetMed Hellas, which is subject to the terms of such agreements with ERT. The regulations with ERT ensure that NetMed BV and NetMed Hellas (or any other company which has the control of the group of companies to which NetMed Hellas belongs) shall be liable to ERT for the fulfillment of the obligations of NetMed Hellas in accordance with the cooperation agreement. Additionally, ERT's approval is required for the transfer of the majority of the shares to NetMed Hellas and the transfer of less than a majority of shares requires ERT to be notified. ERT also has the right to be provided with detailed information if the new shareholders or the new share capital are directly entered into NetMed Hellas. These regulations are in effect for the entire term of the agreement with ERT.

    PAY-TELEVISION LAW. Under the new pay-television law, the rights to provide pay-television through terrestrial, satellite or cable broadcast can be secured either by obtaining a license directly from the Greek government or by signing a cooperation agreement with any holder of a license. However, the existing agreement between NetMed Hellas and ERT has been extended (by a further agreement dated October 15, 1999 between NetMed Hellas and ERT) until the licenses for the provision of terrestrial pay-television services have been granted in accordance with the new pay-television law. The Minister of Press has announced the frequencies which will be used for the provision of terrestrial pay-television services and MultiChoice Hellas submitted an application for such a license on February 1, 2000.

    After the terrestrial licenses have been granted, NetMed Hellas could either cooperate with a license holder or seek a license directly. Under the new pay-television law, no single shareholder of a company having a terrestrial license may hold more than 40% of the capital stock of such company.

    With regard to digital, a license for the provision of pay-television and radio services via satellite was received by MultiChoice Hellas on July 15, 1999. MultiChoice Hellas and the Greek government concluded the concession agreement that is required by the terms of this digital transmission license on December 20, 1999.

    EU REGULATION. The EU Broadcasting Without Frontiers Directive (the "Directive") of October 3, 1989, established the basic principles for the regulation of broadcasting activity in the EU. In essence, it provides that each EU broadcasting service should be regulated by the authorities of one member state (the "home member state") and that certain minimum standards should be required by each member state of all broadcasting services which that state's authorities regulate.

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    The Directive currently requires member states to ensure "where practicable and by appropriate means" that the broadcasters reserve "a majority proportion of their transmission time" for programs produced in Europe. In applying this rule, broadcast time for news, games, advertisements, sports events, infomercials and teletext services is excluded. The Directive recognizes that member states are to move progressively towards requiring their broadcasters to devote a majority of relevant transmission time to programs produced in Europe, having regard to the broadcaster's informational, educational, cultural and entertainment responsibilities to the viewing public.

    INTERNET REGULATION. Currently, there is minimal legislative activity regarding restrictions on Internet service providers and content transmitted through the Internet. The regulation of the Internet in Greece is subject to review by the Greek parliament.

THAILAND

    OVERVIEW. At present, public telecommuncation networks and services are subject to regulations by three entities which come under the control of the Ministry of Transport and Communications ("MTC"), namely the Post and Telegraph Department of Thailand ("PTD"), the Telephone Organisation of Thailand ("TOT") and the Communications Authority of Thailand ("CAT").

    There are five primary pieces of legislation that govern telecommunications in Thailand. The Telegraph and Telephone Act originally assigned full authority to install, maintain and operate the telegraph and telephone infrastructure to PTD. The responsibility for domestic telephone and related services and international telephone services to Laos and Malaysia was transferred to TOT by virtue of the Telephone Organisation of Thailand Act. Authority for all international telecommunications and certain domestic telecommunications, such as postal and telegraph services and related services was transferred from PTD to CAT, which was established by virtue of the Communications Authority of Thailand Act. PTD continues to be responsible for licensing the transmission of information by radio frequency and the use and trade of radio equipment as prescribed by the Radio Communications Act.

    On March 8, 2000, the Organisation for Frequency Management and the Supervision of Broadcasting Radio, Broadcasting Television and Telecommunication Business Act 2000 (the "Frequency Management Act") came into force, one function of which is to provide for the establishment of two regulatory bodies to oversee, respectively, telecommunication and broadcasting in Thailand. However, until these bodies are established, which is expected to be in the first half of 2001, it will remain the case that there is no central regulatory entity that coordinates and regulates telecommunications policy. Furthermore, imprecise legislation and rapid advances in the field of telecommunications have created overlapping jurisdiction by both TOT and PTD. This has resulted in the duplication of services and competition between the authorities. MTC has for some time been attempting to establish a plan to privatize CAT and TOT.

    BROADCASTING. Since September 1992, television broadcasting in Thailand has fallen under the control of the National Broadcasting Commission of the Prime Minister's office. Private investors are not allowed to own television stations. The Thai Television Co. Ltd. was established by the Public Relations Department of Thailand (the "PRD") and other government agencies as a state enterprise to operate Thailand's first television station. Following enactment of the Thai Radio and Television Broadcasting Act of BE 2498 (AD 1955) (the "RTBA"), television broadcasting commenced on June 24, 1955. In 1977, the Mass Communication Organisation of Thailand ("MCOT") was established to operate mass media businesses on behalf of the government. The Thai Television Co. Ltd. was then dissolved, and its assets and operations were transferred to MCOT. As a consequence of developments in technology, the RTBA was amended in 1987 to allow television broadcasts to be made to the public through cable and electronic means.

    Since January 13, 1994, pursuant to certain ministerial regulations dated October 13, 1993, companies in the private sector have had the right to apply, in the case of transmissions within

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Bangkok, to the PRD and, in the case of transmissions outside Bangkok, to the
PRD or the Regional Public Relations Centre, for a license to supply cable television. Those applications for licenses are considered by a committee appointed by the Prime Minister. Such licenses, on the basis of the regulations, permit the supply of television through fibre optic or electric cable, but not through other means, including wireless transmission, such as microwave signal as currently utilized by UBC.

    At present, there are two major government bodies which regulate and monitor media companies and their activities, MCOT and the PRD. The PRD is a regulatory body controlled by the Prime Minister's office. It has a similar scope of responsibilities to MCOT and is responsible for monitoring terrestrial stations and issuing licenses for new commercial free-to-air and satellite stations. The PRD also runs Channel 11, which is the only state education television station in Thailand.

    Both MCOT and the PRD have wide regulatory powers. Since their scope of responsibilities overlap significantly, many companies apply to both entities for licenses to broadcast. At present, UBC and UBC Cable require and have obtained a license from the PRD to utilize certain frequencies and concessions from MCOT to operate pay-television businesses.

    On April 17, 1989, MCOT and UBC entered a joint venture agreement for the provision of subscription television service which was subsequently amended on May 19, 1994 and April 17, 1998 (together, the "UBC Concession"). Under the UBC Concession, UBC is permitted to operate subscription television on behalf of MCOT until September 30, 2014. UBC is entitled to provide subscription television pursuant to the UBC Concession to the whole of Thailand using a satellite to provide direct-to-home service, cable in the provincial areas and MMDS as permitted by the Post and Telegraph Department, and is entitled to use a satellite to provide service to hubs in provincial areas and then, through local cable networks, on to subscribers. In exchange, UBC pays MCOT 6.5% of the gross revenue derived from the operation of the subscription television business each year during the period of the UBC Concession as consideration for the agreement, subject to a minimum amount per annum.

    Subscription fees or other subscriber charges and the form of contracts with subscribers must be submitted to MCOT for prior clearance.

    On November 12, 1993, MCOT and Telecom Asia entered into a memorandum of agreement for a joint venture for the provision of cable television services. Pursuant to its terms, Telecom Asia agreed to set up a public company to operate a cable television business. On June 6, 1994, MCOT and UBC Cable entered into a contract for the joint operation of subscription television services (the "UBC Cable Concession"). UBC Cable is permitted to operate subscription television on behalf of MCOT until December 31, 2019. UBC Cable is entitled to provide subscription television pursuant to the UBC Cable Concession in Bangkok and elsewhere. UBC Cable pays MCOT 6.5% of the gross revenue derived from the operation of the subscription television business each year during the period of the concession as consideration for the agreement, subject to a minimum amount per annum.

    On February 16, 1998, UBC entered into various agreements for the acquisition of a 97.85% shareholding in UBC Cable from Telecom Holding. Meanwhile, Telecom Holding acquired a 49.5% shareholding in UBC in order to consolidate the position of both UBC and UBC Cable in the Thai market and to rationalize the cost of providing a pay-TV service to subscribers in Thailand.

    Thailand recently introduced a new competition law, the Trade Competition Act, 1999 (the "Competition Act"). The Competition Act extends the regulation of competition in Thailand, and also addresses specific anti-competitive activities. Contravention of the Competition Act carries penalties including the imposition of restrictions and compulsory restructuring. Under the Competition Act, the Ministry of Commerce requires companies that had acted in a monopolistic manner or in a manner which, in relation to certain specific activities, reduced or eliminated competition, to submit a request for the approval for such action. Requests which relate to actions prior to April 30, 1999 must have

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been submitted by July 28, 1999. The board of directors of UBC believes that the activities of UBC do not fall within the ambit of the Act and, accordingly, that UBC was not required to submit such request. However, in order for UBC to preserve its rights, and without admitting any liability, UBC submitted a request for approval to the relevant authority. The request relates both to UBC's current activities as the only offeror of pay-television services in Thailand and the acquisition in 1998 by UBC of UBC Cable.

    INTERNET SERVICES. Legislation relating to the Internet and telecommunications services is contained in a number of acts, such as the Telephone and Telegraph Act 1934, the Radio Communication Act 1955, the Telephone Organisation of Thailand Act 1954, Communications Authority of Thailand Act 1976 and the Frequency Management Act. Essentially such laws reserve the following services to either TOT or CAT:

       (1) the establishment, operation and maintenance of telegraph and telephone offices within Thailand; and

       (2) the reception, storage and delivery of messages and everything else concerning telegraph and telephone services in accordance with rules and regulations prescribed by MTC.

    Internet services require a concession by either CAT or TOT or must be carried out in a joint venture with TOT and/or CAT. At present there are 18 Internet service providers licensed in Thailand.

    M-Web (Thailand) recently acquired a stake in MKSC, the parent company of IKSC, which has a majority stake in KSC Comnet. KSC Comnet holds a concession from the CAT to operate as an ISP until 2005.

    CURRENT DEVELOPMENTS. The Constitution of the Kingdom of Thailand B.E. 2540, Section 40, provides that:

       "Transmission frequencies for radio or television broadcasting and radio telecommunication are national communication resources for the public interest.

       There shall be an independent regulatory body having the duty to distribute radio and television frequencies and to supervise radio or television broadcasting and telecommunication businesses as provided by law.

       These activities are to be carried on for the public benefit at national and local levels in relation to education, culture, State security, and other public interests, including fair and free competition."

This constitutional provision is a crucial milestone in broadcasting and telecommunication liberalization in Thailand. On March 8, 2000, the Frequency Management Act, developed under the Constitution, came into force. The key element of this Act is the establishment of two regulatory bodies, which are the National Broadcasting Commission for the Supervision of Radio and Television and the National Telecommunications Commission for the Supervision of Telecommunications Businesses. In addition, the Thai parliament is currently debating a telecommunication business bill to replace the Telephone and Telegraph Act 1934 and to operate in conjunction with the Frequency Management Act. This law is expected to take effect later this year.

    In addition, the parliament is drafting several bills regarding Internet-related services, such as an e-commerce law, a digital signature law, an electronic fund transfer law, a data protection law, a universal access law and a computer crime law.

CHINA

    OVERVIEW. The operation of telecommunications businesses, including Internet-related businesses, in the People's Republic of China (the "PRC") is subject to extensive regulation by the PRC government. The Ministry of Information Industries of the PRC (the "MII") is the primary regulator of Internet businesses, with other government authorities also participating in the regulation of, among other matters, foreign investment, advertising, security, encryption and content.

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    FOREIGN INVESTMENT IN ISPS.  The operation of computer information networks in the PRC has been domestically deregulated; therefore, Chinese companies are permitted to participate and compete in this particular business. However, foreign investors and foreign-invested PRC companies are prohibited from operating or participating in the operation of computer information networks. The regulations do not directly state that foreign investment in Internet service providers is not allowed, but rather list certain businesses in which foreign-invested enterprises are not permitted to engage. These businesses include the provision of e-mail services and "computer information services". Pursuant to a subsequent definition of the term "computer information services" published by the predecessor ministry to the MII and unwritten MII policy, this term is applied to traditional ISP activities and certain interactive Internet functions, including e-commerce, interactive games and chat rooms (together with the provision of e-mail services, the "Restricted Activities"). Thus, foreign investment is not allowed in businesses that engage in the Restricted Activities.

    FOREIGN INVESTMENT IN ICPS. None of the current published PRC Internet regulations specifically define Internet content provision or what it means to be an Internet content provider ("ICP") or whether foreign investment in ICPs is allowed. The general regulations setting forth areas in which foreign investment is prohibited or restricted do not specifically mention ICPs. Moreover, the general principle set forth in PRC investment-related regulations is that any type of business that is not listed as one in which foreign investment is prohibited or restricted is one in which foreign investment is allowed. Applying this principle of construction, foreign investment in ICPs that do not engage in the Restricted Activities should be permitted. However, the MII has at various times orally stated that foreign investment in ICPs is not allowed, without citing any legal basis for this rule. The State Secrets Protection Bureau of the PRC has issued regulations restricting the distribution of Internet content containing State secrets. Because these regulations are new and untested, the interpretation and enforcement is uncertain. The MII has also indicated that new regulations regarding the need for approval of certain Internet content (particularly in relation to political news) will be issued. There is no assurance that these regulations will be issued, or when they will be issued. The PRC has entered into agreements with certain governments committing to the gradual opening up of the Internet sector, including ISPs and ICPs, to foreign investment upon the PRC's accession to the World Trade Organization. However, there is also no assurance that this liberalization will actually take place.

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
                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to our directors, executive officers and other key personnel:

NAME                                          AGE                       POSITION
----                                        --------                    --------
Theunissen Vosloo.........................  62         Chairman of the Board of Directors
Jacobus D.T. Stofberg.....................  49         Chief Executive Officer and Director
Jacobus P. Bekker.........................  47         Director
A. Andre Coetzee..........................  47         General Counsel and Director
Johannes H.W. Hawinkels...................  48         Chief Executive Officer--Internet
                                                       Operations and Director
Stephen G.J. Oldfield.....................  45         Chief Executive Officer--Mindport and
                                                       Director
Stephan J.Z. Pacak........................  45         Director
William J. Raduchel.......................  53         Director
Allan M. Rosenzweig.......................  45         Group Director--Corporate Finance and
                                                       Director
Jan Steenkamp.............................  37         President, Chief Executive Officer--OpenTV
J. James Volkwyn..........................  42         Chief Executive Officer--Television
                                                       Operations
Stephen F. Ward...........................  46         Chief Financial Officer and Director

    Messrs. Vosloo, Stofberg, Bekker, Coetzee, Hawinkels, Oldfield, Pacak, Raduchel, Rosenzweig and Ward are referred to herein as the "named directors and officers".

    THEUNISSEN VOSLOO has been our chairman of the board of directors since August 1993. Mr. Vosloo is also currently the non-executive chairman of the board of directors of Naspers and holds a variety of other chairmanships among the Naspers group of companies. In 1984, he assumed the position of managing director at Naspers and then served as the executive chairman from September 1992 until September 1997. Mr. Vosloo is also chairman of the board of directors of MIH Holdings and M-Net Ltd.

    JACOBUS D.T. STOFBERG has been our chief executive officer and a director since September 1998. Mr. Stofberg has been the managing director of MIH Holdings since September 1997 and, as one of the original members of the MIH Holdings management team, has also held a variety of positions within the MIH Holdings group of companies, including that of chief operating officer since 1985. Mr. Stofberg currently serves as chairman of the board of directors of OpenTV, Inc. and OpenTV Corp. and as a director of M-Net Ltd., MultiChoice Africa, M-Web Holdings, SSIH and Naspers. Before joining us in September 1998, Mr. Stofberg was a director of NetHold, our previous joint venture, and held a variety of directorships within the NetHold group of companies. In addition, Mr. Stofberg has previously served as a director of NetMed.

    JACOBUS P. BEKKER has been one of our directors since September 1998.
Mr. Bekker and Mr. Stofberg founded MIH Holdings in 1985 and Mr. Bekker has held a variety of positions within the MIH Holdings group of companies since that time. Mr. Bekker was CEO of MIH Holdings until 1997, when he became the managing director of Naspers. He is also currently the chairman of the board of directors of M-Web Holdings, and a director of MIH Holdings, SSIH, M-Net Ltd., MTN, M-Cell and OpenTV Corp. Mr. Bekker is also a director of a number of South African print media companies and served as a director of NetHold from September 1995 to April 1997.

    A. ANDRE COETZEE has been the MIH group general counsel and director since June 1999. Before joining the group, Dr. Coetzee was a partner of Mallinicks Attorneys, from 1984 until 1992, in Cape

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Town, South Africa, and since then, in London. Dr. Coetzee has been an adviser to the MIH group and associated companies since 1985.

    JOHANNES H.W. HAWINKELS has been the chief executive officer of our Internet operations and one of our directors since January 2000 and September 1998, respectively. Before we reorganized our management structure, Mr. Hawinkels had served as the chief executive officer of MIH Asia B.V. since July 1997.
Mr. Hawinkels has held a variety of positions within the MIH Holdings group of companies since 1993. Mr. Hawinkels also currently serves as a director of certain of our joint ventures in the Middle East and Egypt. In addition, Mr. Hawinkels was the chief executive officer of MultiChoice Africa from August 1993 to August 1997. Mr. Hawinkels has also previously served as a director of MultiChoice Africa. Mr. Hawinkels was previously a director of a leisure company involved in film distribution and exhibition, fast food franchising, sporting goods retail and wholesale and film production.

    STEPHEN G.J. OLDFIELD has been the chief executive officer of Mindport and has served as a director since September 1997 and September 1998, respectively. Mr. Oldfield has held a variety of positions within the MIH Holdings group of companies since 1986. Mr. Oldfield has been a director of both NetMed and OpenTV since April 1998. Mr. Oldfield was also chief executive officer of NetMed from 1994 to 1997.

    STEPHAN J.Z. PACAK joined us as a director in March 1996. Mr. Pacak was the chief financial officer of MIH Holdings from November 1993 to January 1998 and has held a variety of executive positions within the MIH Holdings group of companies. In addition to being a director of MIH Holdings, Mr. Pacak is also a director of Naspers, M-Net Ltd., M-Web Holdings, SSIH and a number of South African print media companies and is the chief executive officer of M-Cell.
Mr. Pacak also previously served as a director of MultiChoice Africa.

    WILLIAM J. RADUCHEL has been a director of MIH Limited since June 1999.
Mr. Raduchel also serves as a director of OpenTV, Inc. and OpenTV Corp. Since September 1999, he has been the chief technology officer of America Online Inc. Prior to that, he was the chief strategy officer of Sun Microsystems, Inc. Before accepting that position in 1998, he was responsible for managing information systems and resources for Sun Microsystems and its associated companies. Mr. Raduchel joined Sun Microsystems in 1988 and was appointed as vice president of finance and chief financial officer. Prior to joining Sun Microsystems, Mr. Raduchel served as vice president for document systems in Xerox and also held various executive positions at Data Resources Inc., the Institute of Defense Analysis and Harvard University.

    ALLAN M. ROSENZWEIG has been the group director--corporate finance since February 1996 and a director since October 1997. Mr. Rosenzweig currently serves as a director of M-Web Holdings, Mindport and OpenTV. Before joining us in 1996, Mr. Rosenzweig was the director of corporate finance of NetHold. In addition, Mr. Rosenzweig was previously the managing director of Intertax (Pty) Ltd., an international tax consultancy firm. He also serves on the boards of other publicly traded companies like United Services Technologies Limited and Brait S.A.

    JAN STEENKAMP has served as president and chief executive officer of OpenTV, Inc. since August 1997 and as a director of OpenTV, Inc. since
May 1999. Mr. Steenkamp has served as a director of OpenTV Corp. since
October 1999 and as president and chief executive officer of OpenTV Corp. since November 1999. From 1985 until he joined us in 1997, Mr. Steenkamp held a variety of management positions within the MIH Holdings group of companies. He was the commercial director of Irdeto Consultants, a Netherlands-based subsidiary of MIH Limited that develops digital conditional assess and subscriber management systems. During his time at Irdeto, Mr. Steenkamp managed business and product development as Irdeto grew from 50 to 250 employees. While working at MIH Holdings, Mr. Steenkamp initiated the introduction of pay television in Greece, managed a project

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team to establish pay television in Italy and was active in the acquisition and development of the European NetHold operations in the Netherlands, Belgium, Finland, Sweden, Denmark and Norway.

    J. JAMES VOLKWYN has been the chief executive officer of our television operations since January 2000. Before we reorganized our management structure, Mr. Volkwyn had served as the chief executive officer of MultiChoice Africa since September 1997. Mr. Volkwyn also currently serves as a director of MultiChoice Africa and MultiChoice Middle East. Mr. Volkwyn was the chief operations officer (excluding South African operations) and finance manager of MultiChoice Africa from January 1996 to September 1997, and finance manager of MultiChoice Africa from January 1993 to December 1995.

    STEPHEN F. WARD joined us on January 1, 2000 as a director and chief financial officer. Before joining us, Mr. Ward was a senior partner with PricewaterhouseCoopers in the Netherlands where during his thirteen years as a partner he was involved in advising multinational, publicly traded companies as well as serving in various management positions. Mr. Ward is a fellow of the Institute of Chartered Accountants in England and Wales and a Dutch Registered Accountant.

    The business address of our directors and officers is our registered office:
Abbot Building, Mount Street, Tortola, Road Town, British Virgin Islands.

DIRECTORS

    Pursuant to our Memorandum and Articles, our board of directors is classified into three classes of directors. The terms of the classes of directors will expire at the annual meetings of stockholders to be held in 2000, 2001 and 2002, respectively. Thereafter, the classes will be elected to staggered three-year terms. See "Description of Capital Stock--Certain Anti-Takeover Matters--Classified Board of Directors". The following table lists the class within which each of our directors serves:

NAME                                                           CLASS
----                                                          --------
Jacobus P. Bekker...........................................   2000
Stephen G.J. Oldfield.......................................   2000
William J. Raduchel.........................................   2000
A. Andre Coetzee............................................   2001
Stephan J.Z. Pacak..........................................   2001
Allan M. Rosenzweig.........................................   2001
Stephen F. Ward.............................................   2001
Theunissen Vosloo...........................................   2002
Jacobus D.T. Stofberg.......................................   2002
Johannes H.W. Hawinkels.....................................   2002

BOARD COMMITTEES

    Our board of directors has a Compensation Committee and an Audit Committee. The Compensation Committee, which comprises Messrs. Bekker and Vosloo, establishes salaries, incentives and other forms of compensation for executive officers and administers incentive compensation and benefit plans provided for employees. The Audit Committee, which comprises Messrs. Bekker and Pacak, reviews our audit policies and oversees the engagement of our independent auditors.

COMPENSATION OF DIRECTORS AND OFFICERS

    The aggregate salary and related benefits compensation paid by us and our subsidiaries to the named directors and officers as a group during the fiscal year ending March 31, 1999, was approximately $1,267,650. The aggregate bonus compensation paid by us and our subsidiaries to the

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
named directors and officers as a group during the fiscal year ending March 31, 1999 was approximately $366,185.

    The aggregate amount set aside by us and our subsidiaries to provide pension, retirement and similar benefits to the named directors and officers as a group during the fiscal year ending March 31, 1999 was approximately $112,281.

OPTIONS TO PURCHASE SECURITIES

    The Compensation Committee of our board of directors has determined that it will periodically award and grant options to purchase shares of our Class A Ordinary Shares to directors and members of management under the MIH Limited Share Scheme. The exercise price represents the fair value of the shares on the date of the Compensation Committee's determination, which is generally the date the options are awarded. The options expire if they are not exercised within five years and one hundred and five days from the option date. As of March 31, 2000, the following options had been awarded and granted to directors and members of management under the MIH Limited Share Scheme:

    - On April 1, 1999, 950,140 Class A Ordinary Shares (after giving effect to stock splits) were granted at an exercise price of $10.57 per share, which represents the estimated fair value of the shares on September 11, 1998, the date the Compensation Committee determined to award the Shares;

    - On May 6, 1999, 771,327 Class A Ordinary Shares were awarded and granted at an exercise price of $18.625 per share;

    - On July 1, 1999, 9,590 Class A Ordinary Shares were awarded and granted at an exercise price of $26.50 per share;

    - On August 26, 1999, 29,000 Class A Ordinary Shares were awarded and granted at an exercise price of $28.6875 per share;

    - On October 4, 1999, 176,190 Class A Ordinary Shares were awarded and granted at an exercise price of $29.375 per share;

    - On January 4, 2000, 8,820 Class A Ordinary Shares were awarded and granted at an exercise price of $52.375 per share; and

    - On March 7, 2000, 48,810 Class A Ordinary Shares were awarded and granted at an exercise price of $71.50 per share.

SHARE SCHEME

    Pursuant to the Deed constituting the MIH Limited Share Trust (the "Deed"), dated March 22, 1999, we have established the MIH Limited Share Scheme (the "Share Scheme") and appointed trustees (the "Trustees") to administer the Share Scheme. The Share Scheme is intended to provide an incentive to our employees, by giving them an opportunity to acquire our Class A Ordinary Shares, to remain in our employment and to promote our continued growth. The following summary does not purport to be complete and is subject to, and qualified in its entirety by, the Deed, which has been filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

    We may allocate to the MIH Limited Share Trust (the "Trust") a number of Class A Ordinary Shares which represent, in aggregate, no more than 10% of the total number of Ordinary Shares. Class A Ordinary Shares which are allotted to the Trust for the purpose of the Share Scheme become "Scheme Shares" and an amount equal to the total consideration payable in respect of the Scheme Shares is advanced by us to the Trust as an interest free loan.

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
    Under the Share Scheme, the Trustees may offer or grant options in respect of Scheme Shares to selected employees at a price set by the Trustees. The employees are selected and the number of shares are determined by the Trustees after consultation with the Compensation Committee. The aggregate number of Scheme Shares which can be made available to any one employee under the Share Scheme is not permitted to exceed approximately 1% of total number of Ordinary Shares issued and outstanding.

    Each offer sets forth the terms on which it may be accepted. The time period for acceptance is usually within 14 days from the date of the offer, and the maximum period which may be allowed for the payment of the purchase price is 5 years and 105 days from the effective date of the offer. Under the Share Scheme, the purchase price is payable in three equal installments which may not be paid before the third, fourth and fifth anniversaries, respectively, of the date on which the offer was made. The Trustees may, however, in their discretion allow earlier payment dates.

    Similarly, each option sets out the terms on which it may be exercised. The maximum period which may be allowed for the exercise of an option is 5 years and 105 days from the date the option was granted. However, options are generally exercisable immediately on (or within a short period after) the date on which they were granted. The implementation of the resulting contract (being the payment of the purchase price against delivery) takes place in three phases which may not be effected before the third, fourth and fifth anniversaries, respectively, of the grant date. The Trustees may, however, in their discretion allow earlier implementation.

    Accordingly, unless the Trustees permit otherwise, Scheme Shares are only transferred to employees in three equal tranches on the third, fourth and fifth anniversaries of the date of the offer or grant of the option, as the case may be.

    Our directors may amend the provisions of the Share Scheme; however, any amendments which would adversely affect an employee's rights under any offers which have been made or options which have been granted would require the consent of the affected employee.

DIRECTORS' STOCK OPTION PLAN

    On October 4, 1999, we adopted a Directors' Stock Option Plan (the "Plan") to provide incentives to attract and retain highly competent persons to serve as directors on our board. By providing our directors with opportunities to acquire a proprietary interest in MIH Limited by the grant of nonqualified stock options which may result in their ownership of our Class A Ordinary Shares, we hope to induce them to represent shareholders' interests as they oversee our general operations. The following summary does not purport to be complete and is subject to, and qualified in its entirety by, the Plan, which has been filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated herein by reference.

    The aggregate number of Class A Ordinary Shares that may be issued pursuant to the exercise of options granted under the Plan will not exceed 500,000 and will be made available from authorized but unissued Class A Ordinary Shares. The Class A Ordinary Shares subject to the unexercised portion of any stock option granted under the Plan which expires, terminates or is canceled will become available for issuance upon the exercise of future options granted under the Plan.

    Our board of directors is responsible for administering the Plan; however, any or all of the board's authority under the Plan may be delegated to a committee of one or more directors. The administrator of the Plan is either the board of directors or, if the board has delegated its authority under the Plan, the committee. Each option granted under the Plan is evidenced by an option agreement. Options may only be granted to a participating director who is not also an employee.

    Under the Plan, the administrator may grant to a participating director an initial stock option to purchase the number of Class A Ordinary Shares determined by the administrator. In any calendar

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year after the calendar year in which a participating director received an initial stock option, a stock option will be granted automatically to this participating director to purchase 5,000 Class A Ordinary Shares.

    The purchase price of the Class A Ordinary Shares under each stock option granted will be equal to the fair market value of the Class A Ordinary Shares on the date of the grant, or the effective date of the option agreement. The fair market value is determined by the closing price of the Class A Ordinary Shares as reported on the Nasdaq National Market, or if the closing price does not properly reflect the fair market value, then a price as may be determined in good faith by the administrator.

    A maximum of 25% of the granted stock options are exercisable after the expiry of one year after the date of the grant, a maximum of 50% are exercisable after the expiry of two years after the date of the grant, a maximum of 75% are exercisable after the expiry of three years after the date of the grant and the balance of the remaining original stock options are exercisable after the expiry of four years after the date of the grant. The administrator may, however, in its discretion permit the earlier exercise of any or all of the stock options, but no option granted under the Plan shall be exercised after ten years from its date of grant.

    Upon exercise of a stock option, the purchase price will be payable in full in cash or its equivalent acceptable to us. In the discretion of the administrator, the purchase price may be paid by the assignment and delivery to us of Class A Ordinary Shares or a combination of cash and shares equal in value to the exercise price. Any shares so assigned and delivered to us in payment or partial payment of the purchase price will be valued at their fair market value on the exercise date.

    The stock option is exercisable during the participating director's lifetime only by the participating director or by his guardian or legal representative and is non-transferable, except that the participating director may transfer all or any part of the stock option by will or by the laws of inheritance.

    Our board of directors may amend the provisions of the Plan; however, any amendments which would adversely affect the participating director's rights under any stock option previously granted under the Plan would require the consent of the affected participating director.

    As of March 31, 2000, 20,000 Class A Ordinary Shares had been awarded and granted under the Plan, all at an exercise price of $28.75 per share.

                       TRANSACTIONS WITH RELATED PARTIES

CHANNEL DISTRIBUTION ARRANGEMENTS

    Pursuant to channel distribution agreements between MultiChoice Africa and M-Net Ltd., we have the right to distribute the M-Net channels by analog and digital distribution systems, and to license the reception of the M-Net channels by terrestrial analog and digital satellite distribution systems. M-Net Ltd. provides the M-Net and Movie Magic channels and has the exclusive rights to the South African and Sub-Saharan pay-television broadcast of movies from major movie studios, including Disney, Warner Brothers, Columbia Tristar/Sony, Fox, MCA/Universal, Paramount, MGM and DreamWorks. The M-Net Channel Distribution Agreements expire in 2005 (digital) and 2002 (analog). Pursuant to the M-Net channel distribution agreements, MultiChoice Africa pays M-Net Ltd. fees based on subscriber numbers. During the six month period ended September 30, 1999, these amounts totaled approximately $42.5 million. During the fiscal year ended March 31, 1999, these amounts totaled approximately $74.4 million.

    Through the M-Net channel distribution agreements, we also have the right to distribute the sports channels which are produced by SSIH. SSIH has obtained the exclusive rights to broadcast the South African cricket and rugby leagues along with major international cricket and rugby events, two of the most popular sports in South Africa. Pursuant to the M-Net channel distribution agreements, MultiChoice Africa pays SSIH fees based on subscriber numbers. During the six month period ended September 30, 1999, these amounts totaled approximately
$36.3 million. During the fiscal year ended March 31, 1999, these amounts totaled approximately $63.3 million.

    The M-Net channel distribution agreements are disclosed because MultiChoice Africa is a subsidiary of MIH Limited. SSIH is a shareholder of MIH Limited.

TRANSMISSION ARRANGEMENTS

    Through certain of our subsidiaries and joint ventures, we have various arrangements with Orbicom pursuant to which our subsidiaries receive certain rights and services, including transponder leasing (C-band and Ku-band capacity), terrestrial and satellite signal distribution, maintenance of transmitter networks and backhaul and uplink services. The Orbicom arrangements expire at various times. Pursuant to the Orbicom arrangements, we pay Orbicom fixed monthly fees for leasing arrangements and variable fees for maintenance services. During the fiscal year ended March 31, 1999, these amounts totaled approximately $28.8 million.

    The M-Net channel distribution agreements and the Orbicom arrangements were negotiated on an arms-length basis and, we believe, on terms no less favorable than we could have received from independent third parties.

    The Orbicom arrangements are disclosed because MIH Holdings (the parent of MIH (BVI) Limited) formerly owned 80% of Orbicom and Johnnic presently owns approximately 30% of M-Cell, which currently owns Orbicom.

SALE OF ORBICOM

    On August 24, 1999, we disposed of our 20% interest and our loan claims in Orbicom to MIH Holdings Limited which in turn, together with its interest of 80%, sold the total investment in Orbicom to M-Cell Limited in exchange for M-Cell limited shares. We received total consideration in connection with this sale of $21 million, which was in the form of 4,423,273 shares in M-Cell limited with a market value of $7.2 million and $13.4 million note receivable from MIH Holdings Limited. For a more complete description of this transaction, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Developments".

    The sale of Orbicom is disclosed because Johnnic, one of our principal stockholders, owns approximately 30% of M-Cell Limited.


ACQUISITION OF SHARES IN M-WEB

    We acquired a 9.1% interest in M-Web Holdings Limited for a cash consideration of $16.5 million in August 1999. On September 30, 1999, we acquired an additional 4.5% interest in M-Web Holdings Limited in exchange for our interest in shares of M-Cell Limited. In February and March 2000, we acquired an additional 3.2% interest in M-Web Holdings Limited, bringing our total interest up to 16.8%. For a more complete description of these transactions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Developments".

    The acquisition of shares in M-Web Holdings is disclosed because MIH Investments (Proprietary) Limited presently owns more than 50% of the issued shares in MIH Holdings and more than 45% of the issued shares in M-Web Holdings.

                             PRINCIPAL STOCKHOLDERS



    The following table sets forth, after giving effect to the sale by us of 4,000,000 Class A Ordinary Shares, certain information with respect to the beneficial ownership of each class of our voting securities by (1) each person who is known to us to be the beneficial owner of more than 5% of any class of our voting securities and (2) all directors and executive officers as a group.



                                                  CLASS A                 CLASS B
                                              ORDINARY SHARES         ORDINARY SHARES
                                            --------------------   ---------------------
                                                        PERCENT                 PERCENT        TOTAL
IDENTITY OF PERSON OR GROUP                  NUMBER     OF CLASS     NUMBER     OF CLASS   VOTING RIGHTS
---------------------------                 ---------   --------   ----------   --------   -------------
Naspers Limited...........................  2,003,334      7.6%    30,787,319(1)  100.0%       79.4%(2)
MIH Holdings Limited(3)...................         --       --     30,787,319    100.0         77.7
SuperSport International Holdings
  Limited.................................  3,253,222     12.3             --       --          2.7
Thomson Consumer Electronics, Inc.........  2,581,775      9.8             --       --          2.2
Johnnies Industrial Corporation
  Limited(4)..............................  2,191,125(5)    8.3            --       --          1.8
MIH Limited Share Trust(6)................  1,944,415      7.3             --       --          1.6(7)
Directors and officers as a group(8)......         --       --             --       --           --


------------------------------


(1) All of these shares are held by MIH (BVI) Limited, a wholly owned subsidiary of MIH Holdings Limited. Because Naspers Limited owns a majority of the voting securities of MIH Holdings Limited, it could be deemed to be a beneficial owner of these shares.



(2) The 2,003,334 Class A Ordinary Shares directly owned by Naspers Limited represent 1.7% of the total voting rights and the 30,787,319 Class B Ordinary Shares that Naspers Limited could be deemed to beneficially own represent 77.7% of the total voting rights.


(3) All shares indicated as being beneficially owned by MIH Holdings Limited are held by MIH (BVI) Limited, a wholly owned subsidiary of MIH Holdings Limited.


(4) Shares are held through a wholly owned subsidiary.



(5) Prior to March 31, 2000, Johnnies Industrial Corporation Limited ("Johnnic") owned 4,194,459 Class A Ordinary Shares. In two recent transactions, Naspers Limited purchased a total of 2,003,334 Class A Ordinary Shares from Johnnic for an aggregate purchase price of $146.9 million (representing an average purchase price of $73.33 per share).



(6) Holds shares that are issuable pursuant to the exercise of options granted under the MIH Limited Share Scheme.



(7) Until the shares have been delivered to an employee upon the exercise of an option, voting rights with respect to shares held by the MIH Limited Share Trust are vested in the trustees of the Share Trust.



(8) Excludes options to purchase Class A Ordinary Shares. See
    "Management--Options to Purchase Securities" and "Management--Directors' Stock Option Plan".

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Set forth below is a description of the material terms of our capital stock. This summary is subject to the provisions of our Memorandum and Articles of Association which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable BVI law.

    Our Memorandum and Articles authorize the issuance of up to:
(1) 103,468,878 Class A Ordinary Shares, (2) 55,920,509 Class B Ordinary Shares and (3) 8,388,916 preference shares. Our Memorandum and Articles were most recently amended on April 12, 1999. The alteration of authorized capital may be effected by a resolution approved by a majority of our shareholders or directors pursuant to Section 42 of our Articles of Association.

    Our Class A Ordinary Shares are listed on the Nasdaq National Market and on the Amsterdam Stock Exchange under the symbol "MIHL". The transfer agent and registrar for the Class A Ordinary Shares is First Chicago Trust Company of New York, and the paying agent in the Netherlands is MeesPierson N.V.

    Settlements with respect to our Class A Ordinary Shares take place through the respective book-entry settlement systems of The Depository Trust Company ("DTC"), Euroclear and Clearstream Banking, societe anonyme ("Clearstream") in accordance with their respective customary settlement procedures for equity securities. Each person owning a beneficial interest in Class A Ordinary Shares held through DTC, Euroclear or Clearstream, as the case may be, must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of Class A Ordinary Shares. Persons wishing to obtain certificates of their Class A Ordinary Shares must make arrangements with DTC, Euroclear or Clearstream, respectively.

    We were incorporated on July 26, 1991, in the British Virgin Islands. Our Memorandum and Articles do not prescribe any time period for our corporate existence.

TRADING THROUGH ASAS

    Trading in our Class A Ordinary Shares on the Amsterdam Stock Exchange will take place through the Amsterdam Security Account System ("ASAS"), developed to enable the listing on the Amsterdam Stock Exchange of registered shares of non-Dutch companies (although trading will take place through ASAS, settlements, as described above, will take place through DTC, Euroclear or Clearstream). Under ASAS, the owner of Class A Ordinary Shares is Nominee Amsterdam Stock Exchange N.V. ("Nominee"), a wholly-owned subsidiary of the Amsterdam Stock Exchange, which acts exclusively as a depositary company. Nominee maintains accounts on behalf of ASAS participants. The number of Class A Ordinary Shares that each participant is entitled to is booked to the participant's account, but Nominee will only credit the accounts of ASAS participants when the Class A Ordinary Shares are deposited in its name or on its behalf with a custodian. ASAS participants have a claim against Nominee for delivery of Class A Ordinary Shares credited to their account. Class A Ordinary Shares to which an investor is entitled are credited to that investor's account with an ASAS participant, and that investor will have a claim for delivery against the participant. Transfers of Class A Ordinary Shares are effected through book-entries.

    Payments by us in respect of Class A Ordinary Shares in ASAS are made through that system. Shareholder notices are not sent directly to investors holding Class A Ordinary Shares through ASAS. Instead, notices will be published in the Daily Official List (OFFICIELE PRIJSCOURANT) of the Amsterdam Stock Exchange and in at least one Netherlands newspaper, indicating, when applicable, where shareholders can obtain copies of any documents referred to in the notice.

    It is possible that trading in our Class A Ordinary Shares on the Amsterdam Stock Exchange will in due course take place through the improved Amsterdam Security Account System, or New ASAS, in the form of ASAS rights issued by Nominee for Class A Ordinary Shares deposited to its account. These ASAS rights are deposited with the Netherlands securities settlement system, Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V., or NECIGEF, and trades in ASAS rights on the Amersterdam Stock Exchange are then cleared by its securities clearing division, AEX-Effectenclearing, and settled through NECIGEF. It is uncertain if and when the Amsterdam Stock Exchange will change the system of trading of our Class A Ordinary Shares to New ASAS.

    The above description is only a summary of ASAS and New ASAS. Investors should consult their professional advisors if they require more information or if they have any questions about ASAS, New ASAS or the Amsterdam Stock Exchange.

CLASS A ORDINARY SHARES AND CLASS B ORDINARY SHARES

    VOTING. The holders of our Class A Ordinary Shares and our Class B Ordinary Shares will generally be entitled to vote as a single class on all matters upon which holders of our ordinary shares have a right to vote, subject to the requirements of any applicable laws. Each of our Class A Ordinary Shares entitles its holder to one vote, and each of our Class B Ordinary Shares entitles its holder to three votes. Unless otherwise required by law, and so long as their rights would not be adversely affected, the holders of our Class A Ordinary Shares and our Class B Ordinary Shares will not be entitled to vote on any amendment to our Memorandum and Articles that relates solely to the terms of one or more outstanding series of preference shares.

    DIVIDENDS AND OTHER DISTRIBUTIONS. Subject to the preferential and other dividend rights of any outstanding series of preference shares, the holders of our Class A Ordinary Shares and our Class B Ordinary Shares will be entitled to equal dividends per share when, as and if declared by our board of directors, except that all dividends payable in ordinary shares will be paid in the form of our Class A Ordinary Shares to holders of Class A Ordinary Shares and in the form of our Class B Ordinary Shares to holders of Class B Ordinary Shares. Neither our Class A Ordinary Shares nor our Class B Ordinary Shares may be split, divided or combined unless the other class is proportionally split, divided or combined.

    According to our Memorandum and Articles, all dividends that remain unclaimed for a period of three years after their declaration may be forfeited by our board of directors for our benefit.

    In the event we are liquidated or wound up, the holders of our Class A Ordinary Shares and our Class B Ordinary Shares will be treated equally on a per share basis and will be entitled to receive all of our remaining assets following distribution of the preferential and/or other amounts to be distributed to the holders of our preference shares.

    ISSUANCE OF CLASS B ORDINARY SHARES, OPTIONS, RIGHTS OR WARRANTS. Subject to certain provisions regarding dividends and other distributions described above, we will not be entitled to issue additional shares of Class B Ordinary Shares or issue options, rights or warrants to subscribe for additional shares of Class B Ordinary Shares, except that we may make a pro rata offer to all holders of ordinary shares of rights to purchase additional shares of the class of ordinary shares held by them. Our Class A Ordinary Shares and our Class B Ordinary Shares will be treated equally with respect to any offer by us to holders of ordinary shares or options, rights or warrants to subscribe for any of our other capital stock.

    MERGER. In the event of a merger, the holders of our Class A Ordinary Shares and our Class B Ordinary Shares will be entitled to receive the same per share consideration, if any, except that if such consideration includes voting securities (or the right to acquire voting securities or securities exchangeable for or convertible into voting securities), we may (but are not required to) provide that the holders of our Class B Ordinary Shares receive voting securities (or rights to acquire voting securities) entitling them to three times the number of votes per share as the voting securities (or rights to acquire voting securities) being received by holders of our Class A Ordinary Shares.

    CONVERSION OF CLASS B ORDINARY SHARES. Each of our Class B Ordinary Shares will be convertible, at the option of the holder thereof, into our Class A Ordinary Shares on a share-for-share basis and will automatically convert on a share-for-share basis upon the occurrence of any of the following:

    - upon transfer of our Class B Ordinary Shares to a person or entity which is not one of the original beneficial owners of our Class B Ordinary Shares;

    - on the date on which the number of our Class B Ordinary Shares then outstanding is less than 10% of our then outstanding ordinary shares (without regard to voting rights);

    - at any time when the board of directors and the holders of a majority of our outstanding Class B Ordinary Shares approve the conversion of all of the Class B Ordinary Shares into Class A Ordinary Shares; or

    - if the board of directors, in its sole discretion, elects to effect a conversion after a determination that there has been a material adverse change in the liquidity, marketability or market value of our Class A Ordinary Shares, considered in the aggregate, due to (1) the exclusion of our Class A Ordinary Shares from trading on a national securities exchange or the exclusion of our Class A Ordinary Shares from quotation on the Nasdaq or any other similar market quotation system then in use; or
      (2) requirements under any applicable law, in each of cases (1) and (2), as a result of the existence of our Class B Ordinary Shares.

    In the event of a transaction where our Class A Ordinary Shares are converted into or exchanged for one or more other securities, cash or other property (a "Class A Conversion Event"), a holder of our Class B Ordinary Shares thereafter will be entitled to receive, upon the conversion of such Class B Ordinary Shares, the amount of such securities, cash and other property that such holder would have received if the conversion of such Class B Ordinary Shares had occurred immediately prior to the record date or effective date, as the case may be, of the Class A Conversion Event.

    PREEMPTIVE RIGHTS. The holders of our ordinary shares will not have any preemptive rights with respect to any of our outstanding or newly issued capital stock.

PREFERENCE SHARES

    Pursuant to the Memorandum and Articles, we may issue preference shares in one or more series.

    The board of directors has the authority, without any vote or action by the shareholders, to create one or more series of preference shares up to the limit of our authorized but unissued preference shares and to fix any of the following:

    - the number of shares constituting such series and the designation of such series;

    - the voting owners (if any) of the shares of such series;

    - the relative, participating, optional or other rights (if any);

    - any qualifications, preferences, limitations or restrictions thereof, including, without limitation, the dividend rate (and whether dividends are cumulative), conversion rights, rights and terms of the redemption (including sinking fund provisions);

    - the redemption price and liquidation preferences; and

    - to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding.

    Upon the completion of these offerings, there will be no preference shares outstanding. See "--Certain Anti-Takeover Matters--Blank Check Preferred Stock".

LIMITATION OF LIABILITY

    Our Memorandum and Articles provide that, to the fullest extent permitted by British Virgin Islands law or any other applicable laws, our directors will not be personally liable to us or our shareholders for any acts or omissions in the performance of their duties. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. These provisions will not limit the liability of directors under United States federal securities laws.

CERTAIN ANTI-TAKEOVER MATTERS

    MEMORANDUM AND ARTICLES PROVISIONS. Our Memorandum and Articles include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include a dual class voting stock, a classified board of directors, the inability of shareholders to act by written consent or call a special meeting of the shareholders, an advance notice requirement for director nominations and other actions to be taken at annual meetings of shareholders, the requirements for approval by 66 2/3% of the shareholder votes to amend certain provisions of our Memorandum and Articles, removal of a director only for cause and the availability of authorized but unissued blank check preference shares.


    DUAL CLASS VOTING STOCK. Our Class B Ordinary Shares are entitled to three votes per share and our Class A Ordinary Shares are entitled to one vote per share. Therefore, after giving effect to these offerings, our Class B Ordinary Shares will represent 77.7% of the voting power of all our ordinary shares even though they represent 53.8% of the economic interests thereof. Since MIH Holdings, through MIH (BVI) Limited, owns all of our Class B Ordinary Shares, it currently has effective control over any proposals to acquire us, rendering futile any attempts to pursue unsolicited tender offers or takeover attempts without negotiation with MIH Holdings.


    CLASSIFIED BOARD OF DIRECTORS. Our Memorandum and Articles establish a classified board of directors. Our board of directors is divided into three classes of approximately equal size with terms expiring in 2000 (Class I), 2001 (Class II) and 2002 (Class III). Thereafter, subject to the right of holders of any series of preference shares to elect directors, shareholders will elect one class constituting approximately one-third of the board of directors for a three-year term at each annual meeting of shareholders. See "Management." As a result, at least two annual meetings of shareholders will be required for the shareholders to change a majority of our board of directors. The classification of directors will effectively make it more difficult to change the composition of our board of directors.

    NO SHAREHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS CALLABLE ONLY BY BOARD. Our Memorandum and Articles prohibit shareholders from taking action by written consent in lieu of an annual or special meeting, and, thus, shareholders may take action only at an annual or special meeting called in accordance with our Memorandum and Articles. Our Memorandum and Articles provide that special meetings of shareholders may only be called by the direction of our board of directors pursuant to a resolution adopted by our board of directors or by our chief executive officer. These provisions could have the effect of delaying consideration of a shareholder proposal until the next annual meeting. The provisions would also prevent the holders of a majority of the voting power of our ordinary shares entitled to vote from unilaterally using the written consent procedure to take shareholder action.

    ADVANCE NOTICE REQUIREMENT. Our Memorandum and Articles set forth advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be presented at meetings of shareholders. These procedures provide that notice of such shareholder proposals must be timely given in writing to our secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 30 days nor more than 60 days prior to the meeting. The advance notice requirement does not give our board of directors any power to approve or disapprove shareholder director nominations or proposals, but may have the effect of precluding the consideration of certain business at a meeting if the proper notice procedures are not followed.

    AMENDMENT OF MEMORANDUM AND ARTICLES. Our Memorandum and Articles require the affirmative vote of at least 66 2/3% of the voting power of all outstanding shares of capital stock entitled to vote to amend or repeal certain provisions of our Memorandum and Articles, including those described in this section under "Certain Anti-Takeover Matters", or to approve any merger by us which would have the effect of making changes in our Memorandum or Articles which would have required such affirmative vote if effected directly as an amendment. This requirement will render more difficult the circumvention of the anti-takeover effects of our Memorandum and Articles.

    REMOVAL OF DIRECTORS ONLY FOR CAUSE. Our Memorandum and Articles permit shareholders to remove directors only for cause and only by the affirmative vote of the holders of a majority of the voting power of the ordinary shares. This provision may restrict the ability of a third party to remove incumbent directors and simultaneously gain control of our board of directors by filling the vacancies created by removal with its own nominees.

    BLANK CHECK PREFERRED STOCK. Our Memorandum and Articles provide for authorized preference shares, none of which has been issued. The existence of authorized but unissued preference shares may enable our board of directors to render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in our best interests, our board of directors could cause preference shares to be issued without shareholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent shareholder or shareholder group. In this regard, our Memorandum and Articles grant our board of directors broad power to establish the rights and preferences of authorized and unissued preference shares. The issuance of preference shares pursuant to our board of directors' authority described above could decrease the amount of earnings and assets available for distribution to you and adversely affect the enjoyment of your rights, including voting rights in the event a particular series of preference shares is given a disproportionately large number of votes per share, and may have the effect of delaying, deferring or preventing a change in our control that may be favored by certain shareholders.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon consummation of these offerings, we will have 26,464,456 Class A Ordinary Shares outstanding (27,064,456 Class A Ordinary Shares if the underwriters' over-allotment options are exercised in full) and 30,787,319
Class B Ordinary Shares outstanding. Of these shares, the 4,000,000 Class A Ordinary Shares sold by us in these offerings (4,600,000 Class A Ordinary Shares if the underwriters' over-allotment options are exercised in full) and the 10,435,000 Class A Ordinary Shares sold in our initial public offering will be freely tradable without restriction or further registration under the Securities Act, unless held by one of our "affiliates" (as that term is defined under the Securities Act and the regulations promulgated thereunder). The remaining 12,029,456 Class A Ordinary Shares outstanding and the 30,787,319 Class B Ordinary Shares (together, the "Unregistered Shares") were issued or sold without registration under the Securities Act in reliance on Regulation S and may not be resold except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom, including the exemptions provided by Regulation S and Rule 144.



    Unregistered Shares held by our affiliates (36,043,875 shares) and Unregistered Shares held by certain of our non-affiliates (2,191,125) generally can be resold in the United States or to U.S. persons without registration under the Securities Act, subject only to the volume and manner of sale requirements of Rule 144 and the laws of any other applicable jurisdictions. All of these shares, however, are subject to the "lock-up" arrangements described below.


    Unregistered Shares held by Thomson (2,581,775 shares) generally can be resold in the United States without registration under the Securities Act as of April 13, 2000, subject to the volume and manner of sale restrictions of Rule 144 and the rules of any other applicable jurisdictions, and, beginning on April 13, 2001, may be sold freely, subject only to the laws of any other applicable jurisdiction. Pursuant to an agreement between us and Thomson, we are required to file a registration statement with the SEC with respect to the Class A Ordinary Shares held by Thomson within 10 days after the one-year anniversary of our IPO (which occurred on April 13, 1999) and to use commercially reasonable efforts to have that registration statement declared effective by the SEC prior to the fifteen-month anniversary of our IPO. Once that registration statement is declared effective by the SEC, the 2,581,775 Class A Ordinary Shares held by Thomson may be sold freely, subject only to the laws of any other applicable jurisdiction.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) is entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) 1% of the number of then outstanding Class A Ordinary Shares or (2) the average weekly trading volume of the outstanding Class A Ordinary Shares during the four calendar weeks preceding such sale.


    Except for the issuance by us of options under our Share Scheme or our Directors' Stock Option Plan, we have agreed not to, directly or indirectly
(1) sell, grant any option to purchase or otherwise transfer or dispose of any ordinary shares or securities convertible into or exchangeable or exercisable for ordinary shares or file a registration statement under the Securities Act with respect to the same or (2) enter into any swap or other agreement or transaction that transfers, in whole or in part, the economic consequence of ownership of the ordinary shares (each a "disposal"), without the prior written consent of Merrill Lynch for a period of 180 days after the date of this prospectus. Naspers Limited, MIH (BVI) Limited, Johnnic and SSIH have similarly agreed not to, directly or indirectly, dispose of any of our ordinary shares without the consent of Merrill Lynch for a period of 180 days after the date of this prospectus (subject, in the case of Johnnic, to a limited exception for certain private sales after 91 days after the date of this prospectus as long as the purchaser agrees to be bound by the terms of the lock-up agreement).


    In addition, MIH (BVI) Limited, SSIH, Johnnic and Thomson, in their capacity as shareholders that individually held more than 5% of our ordinary shares outstanding prior to first admission of our shares to listing on the Amsterdam Stock Exchange, agreed at that time (in accordance with the rules for admission to listing on the Amsterdam Stock Exchange of issuers with less than three financial years' net profit) that they would not, for a maximum period of three years ending April 12, 2002, dispose of ordinary shares that total, in the aggregate:

    - more than 50% (for so long as not more than one of our fiscal years has closed with a net profit) or

    - more than 75% (when and for so long as not more than two of our fiscal years have closed with a net profit)

of the number of ordinary shares outstanding prior to first admission of our shares to listing on the Amsterdam Stock Exchange. This prohibition is subject to the following exceptions:

    - they may sell to each other or to professional investors, provided the purchaser agrees to be bound by the same restrictions on the disposal of the ordinary shares being transferred as the transferor; and

    - under certain conditions, they may sell by a registered public offering occurring at least one year after April 13, 1999, being the date of first admission of the Class A Ordinary Shares to listing on the Amsterdam Stock Exchange.

In addition, SSIH, Johnnic and Thomson may freely dispose of their ordinary shares provided and to the extent that MIH (BVI) Limited shall not dispose of any of its ordinary shares during the three year period referred to above.

    Our directors (to whom similar rules as above would apply if they held our ordinary shares at the time of first admission to listing on the Amsterdam Stock Exchange) have not entered into similar undertakings as described above, since none of them, directly or indirectly, held or had any ownership interest in or control over the disposal of ordinary shares then outstanding.

    Options to purchase 1,944,415 Class A Ordinary Shares are outstanding under the Share Scheme. All such shares are immediately exercisable, subject to deferred delivery from three to five years after issuance of the option. An additional 1,823,500 shares remain available for future option grants under the Share Scheme. Any shares obtained by the exercise of these options may thereafter be sold in the open market, subject, in the case of certain holders, to the Rule 144 volume limitations or prospectus delivery requirements applicable to affiliates and any transfer restrictions imposed on the date of grant or otherwise.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

GENERAL

    This section summarizes the material U.S. Federal income tax consequences to holders of our Class A Ordinary Shares as of the date of this prospectus. The summary applies to you only if you hold our ordinary shares as a capital asset for tax purposes (that is, for investment purposes). The summary does not cover state, local or foreign law. In addition, this summary does not apply to you if you are a member of a class of holders subject to special rules, such as:

    - a dealer in securities or currencies;

    - a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

    - a bank;

    - a life insurance company;

    - a tax-exempt organization;

    - a person that holds our ordinary shares as part of a straddle or a hedging, integrated, constructive sale or conversion transaction for tax purposes;

    - a person whose functional currency for tax purposes is not the U.S.
      dollar;

    - a person liable for alternative minimum tax; or

    - a person that owns, or is treated as owning, 10% or more of any class of our shares.

    The discussion is based on current law. Changes in the law may alter the tax treatment of our ordinary shares, possibly on a retroactive basis.

    The discussion does not cover tax consequences that depend upon your particular tax circumstances. We recommend that you consult your tax advisor about the consequences of holding our ordinary shares in your particular situation.

    We have not requested a ruling from the Internal Revenue Service (the "IRS") with respect to any of the U.S. Federal income tax consequences of owning and disposing of our ordinary shares and, as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions set forth herein.

    For purposes of the discussion below, you are a "U.S. holder" if you are a beneficial owner of our ordinary shares who or which is:

    - an individual U.S. citizen or resident alien;

    - a corporation, or other entity taxable as a corporation, that was created under U.S. law (federal or state); or

    - an estate or trust as defined in Section 7701(a)(30) of the Internal Revenue Code.

    If you are not a U.S. holder, you are a "Non-U.S. holder" and the discussion below titled "NON-U.S. HOLDERS OF ORDINARY SHARES" will apply to you.

    If a partnership holds our ordinary shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding ordinary shares, you should consult your tax advisor.

U.S. HOLDERS OF ORDINARY SHARES

    DISTRIBUTIONS. We do not anticipate making distributions on our ordinary shares in the foreseeable future. See "Dividend Policy". If distributions are made, however, the gross amount of any such distribution (other than in liquidation) that you receive with respect to our ordinary shares generally will be taxed to you as a dividend (I.E., ordinary income) to the extent such distribution does not exceed our current or accumulated earnings and profits, as calculated for U.S. Federal income tax purposes ("E&P"). To the extent any distribution exceeds our E&P, the distribution will first be treated as a tax-free return of capital to the extent of your adjusted tax basis in our ordinary shares and will be applied against and reduce such basis on a dollar-for-dollar basis (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent disposition of such ordinary shares). To the extent that such distribution exceeds your adjusted tax basis, the distribution will be taxed as gain recognized on a sale or exchange of our ordinary shares. See "--Sale or Other Disposition of Our Ordinary Shares", below. Because we are not a U.S. corporation, no dividends-received deduction will be allowed to corporations with respect to dividends paid by us. Dividends paid with respect to our ordinary shares will generally be treated as foreign source "passive income" or, in the case of certain types of U.S. holders, "financial services income", for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes.

    SALE OR OTHER DISPOSITION OF OUR ORDINARY SHARES. Generally speaking, in connection with the sale or other taxable disposition of our ordinary shares:

    - you will recognize gain or loss equal to the difference (if any) between:

       - the U.S. dollar value of the amount realized on such sale or other taxable disposition, and

       - your tax basis in such ordinary shares;

    - any gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for our ordinary shares is more than one year at the time of such sale or other disposition;

    - any gain or loss will be treated as having a United States source for United States foreign tax credit purposes; and

    - your ability to deduct capital losses is subject to limitations.

PASSIVE FOREIGN INVESTMENT COMPANY

    U.S. holders generally would be subject to a special, adverse tax regime (that would differ in certain respects from that described above) if we are or were to become a passive foreign investment company for U.S. Federal income tax purposes. Although the determination of whether a corporation is a passive foreign investment company is made annually, and thus may be subject to change, we do not believe that we are, nor do we expect to become, a passive foreign investment company. Notwithstanding the foregoing, we urge you to consult your own U.S. tax advisor regarding the adverse U.S. Federal income tax consequences of owning the shares of a passive foreign investment company and making certain elections designed to lessen those adverse consequences.

NON-U.S. HOLDERS OF ORDINARY SHARES

    DISTRIBUTIONS. Distributions by us to a non-U.S. holder of our ordinary shares generally will not be subject to U.S. withholding tax, assuming, as we expect, that no more than 25% of our gross income will be effectively connected with the conduct of a trade or business in the United States by us.

    DISPOSITIONS. Gain realized on a non-U.S. holder's sale or other taxable disposition of our ordinary shares generally will not be subject to U.S. federal income tax, including withholding tax, unless (1) the gain is effectively connected with such non-U.S. holder's conduct of a trade or business within the United States, or (2) in the case of a non-U.S. holder that is an individual, the shareholder has been present in the United States for 183 days or more during the taxable year of the sale or other taxable disposition and certain other conditions are satisfied.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    If you are a U.S. holder, payments (or other taxable distributions) in respect of our ordinary shares that are made in the United States or by a U.S. related financial intermediary will be subject to U.S. information reporting rules. You will not be subject to "backup" withholding of U.S. Federal income tax provided that:

    - you are a corporation or other exempt recipient; or

    - you provide a taxpayer identification number (which, in the case of an individual, that is his or her taxpayer identification number) and certify that no loss of exemption from backup withholding has occurred.

    If you are a non-U.S. holder, you generally are not subject to information reporting and backup withholding, but you may be required to provide a certification of your non-U.S. status in order to establish that you are exempt.

    Amounts withheld under the backup withholding rules may be credited against your U.S. Federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service.

                        BRITISH VIRGIN ISLANDS TAXATION

    Under the International Business Companies Act of the British Virgin Islands as currently in effect, a holder of ordinary shares who is not a resident of the British Virgin Islands is exempt from British Virgin Islands income tax on dividends paid with respect to the ordinary shares and all holders of ordinary shares are not liable to the British Virgin Islands for income tax on gains realized during that year on sale or disposal of such shares. The British Virgin Islands does not impose a withholding tax on dividends paid by a company incorporated under the International Business Companies Act.

    There are no capital gains, gift or inheritance taxes levied by the British Virgin Islands on companies incorporated under the International Business Companies Act. In addition, the ordinary shares are not subject to transfer taxes, stamp duties or similar charges.

    There is no income tax treaty or convention currently in effect between the United States and the British Virgin Islands.

                                  UNDERWRITING

GENERAL


    We intend to offer our Class A Ordinary Shares in the United States and Canada through Merrill Lynch, Pierce, Fenner & Smith Incorporated, the U.S. underwriter, as well as elsewhere through international managers. Subject to the terms and conditions set forth in a U.S. purchase agreement between us and the U.S. underwriter, and concurrently with the sale of 3,200,000 Class A Ordinary Shares to the international managers, we have agreed to sell to the U.S. underwriter, and the U.S. underwriter has agreed to purchase from us, the number of Class A Ordinary Shares set forth opposite its name below.



                                                                  NUMBER
                                                                OF CLASS A
U.S. UNDERWRITER                                              ORDINARY SHARES
----------------                                              ---------------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................      800,000
                                                                  -------
      Total.................................................      800,000
                                                                  =======



    We have also entered into an international purchase agreement with Merrill Lynch International and MeesPierson N.V., who are acting as international managers for a concurrent offering outside the United States and Canada. Subject to the terms and conditions set forth in the international purchase agreement, and concurrently with the sale of 800,000 Class A Ordinary Shares to the U.S. underwriter pursuant to the U.S. purchase agreement, we have agreed to sell to the international managers, and the international managers severally and not jointly have agreed to purchase from us, an aggregate of 3,200,000 Class A Ordinary Shares. The public offering price and the underwriting discount per Class A Ordinary Share will be identical under the U.S. purchase agreement and the international purchase agreement.



    In the U.S. purchase agreement and the international purchase agreement, the U.S. underwriter and the international managers, respectively, have agreed, subject to the terms and conditions set forth in those agreements, to purchase all of the Class A Ordinary Shares being sold under the terms of each such agreement if any of the Class A Ordinary Shares being sold under the terms of that agreement are purchased. In the event of a default by an underwriter, the international purchase agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriter may be increased or the purchase agreement may be terminated. The closings with respect to the sale of Class A Ordinary Shares to be purchased by the U.S. underwriter and the international managers are conditioned upon one another.



    We have agreed to indemnify the U.S. underwriter and the international managers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect to those liabilities.



    The Class A Ordinary Shares are being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.


COMMITMENTS AND DISCOUNTS


    The U.S. underwriter has advised us that it proposes initially to offer the Class A Ordinary Shares to the public at the initial public offering price set forth on the cover page of this prospectus, and to certain dealers at such price less a concession not in excess of $0.96 per Class A Ordinary Share. After the initial public offering, the public offering price and concession may be changed.

    The following table shows the per share and total public offering price, underwriting discount to be paid to the U.S. underwriter and the international managers and the proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the U.S. underwriter and the international managers of their over-allotment options.



                                                                                 TOTAL
                                                                      ---------------------------
                                                                        WITHOUT          WITH
                                                          PER SHARE      OPTION         OPTION
                                                          ---------   ------------   ------------
Public offering price...................................   $40.00     $160,000,000   $184,000,000
Underwriting discount...................................    $1.60       $6,400,000     $7,360,000
Proceeds, before expenses, to MIH Limited...............   $38.40     $153,600,000   $176,640,000



    The expenses of the offering, exclusive of the underwriting discount, are estimated at $2,000,000 and are payable by us.


INTERSYNDICATE AGREEMENT


    The U.S. underwriter and the international managers have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the terms of the intersyndicate agreement, the U.S. underwriter and the international managers are permitted to sell our Class A Ordinary Shares to each other for purposes of resale at the public offering price, less an amount not greater than the selling concession. Under the terms of the intersyndicate agreement, the U.S. underwriter and any dealer to whom it sells our Class A Ordinary Shares will not offer to sell or sell our Class A Ordinary Shares to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the international managers and any dealer to whom they sell Class A Ordinary Shares will not offer to sell or sell Class A Ordinary Shares to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions under the terms of the intersyndicate agreement.


OVER-ALLOTMENT OPTION


    We have granted an option to the U.S. underwriter, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 120,000 additional Class A Ordinary Shares at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The U.S. underwriter may exercise this option solely to cover over-allotments, if any, made on the sale of our Class A Ordinary Shares offered hereby.



    We also have granted an option to the international managers, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 480,000 additional Class A Ordinary Shares to cover over-allotments, if any, on terms similar to those granted to the U.S. underwriter.


NO SALES OF SIMILAR SECURITIES


    We have agreed, subject to certain exceptions, not to directly or indirectly
(1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any of our ordinary shares or any securities convertible into or exchangeable or exercisable for any ordinary shares or request the filing of any registration statement under the Securities Act, with respect to any of the foregoing or (2) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of ordinary shares, whether any such swap transaction is to be settled by delivery of the ordinary shares or other securities, in cash or otherwise without the prior written consent of Merrill Lynch, on behalf of the underwriters, for a period of 180 days after the date of this prospectus. Naspers Limited, MIH (BVI) Limited, Johnnic and SSIH have similarly agreed not to, directly or indirectly, dispose of any of our ordinary shares for a period of 180 days after the date of this prospectus (subject, in the case of Johnnic, to a limited exception for certain private sales after 91 days after the date of this prospectus as long as the purchaser agrees to be bound by the terms of the lock-up agreement).


PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS


    Until the distribution of our Class A Ordinary Shares is completed, rules of the Securities and Exchange Commission may limit the ability of the U.S. underwriter and certain selling group members to bid for and purchase the Class A Ordinary Shares. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize the price of our Class A Ordinary Shares. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our Class A Ordinary Shares.



    If the underwriters create a short position in our Class A Ordinary Shares in connection with these offerings (I.E., if they sell more Class A Ordinary Shares than are set forth on the cover page of this prospectus), the U.S. underwriter may reduce that short position by purchasing Class A Ordinary Shares in the open market. The U.S. underwriter may also elect to reduce any short position by exercising all or part of the over-allotment option described above.



    The U.S. underwriter may also impose a penalty bid on certain underwriters and selling group members. This means that if the U.S. underwriter purchases Class A Ordinary Shares in the open market to reduce the underwriters' short position or to stabilize the price of the Class A Ordinary Shares, it may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.


    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our Class A Ordinary Shares to the extent that it were to discourage resales of our Class A Ordinary Shares before the distribution is completed.


    Neither we nor any of the underwriters makes any representation or prediction, however, as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A Ordinary Shares. In addition, neither we nor any of the underwriters makes any representation that the U.S. underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.


DISCRETIONARY ACCOUNTS

    The underwriters do not intend to confirm sales of Class A Ordinary Shares offered hereby to any accounts over which they exercise discretionary authority.

OTHER RELATIONSHIPS

    Certain of the underwriters have been engaged from time to time, and may in the future be engaged, to perform financial advisory and other investment banking services to us and our affiliates. In connection with rendering such services in the past, such underwriters have received customary compensation, including reimbursement of related expenses.

                                 LEGAL MATTERS

    The validity of our Class A Ordinary Shares offered hereby will be passed upon by Harney Westwood & Riegels, the British Virgin Islands. Certain United States legal matters will be passed upon for us by Cravath, Swaine & Moore, New York, New York. Matters relating to Dutch tax law have been passed upon for us by Nauta Dutilh, Rotterdam, The Netherlands. Certain United States legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett, New York, New York.

                                    EXPERTS

    Our consolidated balance sheets as of March 31, 1999 and 1998, and the related consolidated statements of operations, cash flow and changes in shareholders' equity for each of the three years in the period ended March 31, 1999, were audited by PricewaterhouseCoopers Inc., independent accountants. The combined balance sheet of the Acquired MIH Businesses as of March 31, 1997 and the related combined statement of operations and cash flow and changes in net deficit for the year ended March 31, 1997 appearing in this prospectus were audited by Coopers & Lybrand, independent accountants. The consolidated balance sheet of United Broadcasting Corporation Public Company Limited and its subsidiaries as at March 31, 1999 and the related statement of loss and deficit, change in shareholders' equity and cash flow for the year then ended were audited by PricewaterhouseCoopers, independent accountants. The audited financial statements included in this prospectus have been included in reliance on the reports of such firms, given on the authority of said firms as experts in accounting and auditing.

    Ernst & Young LLP, independent auditors, have audited the financial statements of Spyglass, Inc. at September 30, 1999 and 1998, and for the years ended September 30, 1999, 1998 and 1997, as set forth in their report. The financial statements are included in this prospectus and the registration statement of which this prospectus forms a part in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    With respect to the unaudited interim financial information as of September 30, 1999, and for the six months ended September 30, 1999 and 1998, contained in this prospectus, PricewaterhouseCoopers Inc., independent accountants, have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included herein states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such financial information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

                             ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement (of which this prospectus forms a part) on Form F-1 with respect to the ordinary shares being offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file reports and other information with the Commission. These include annual reports on Form 20-F and periodic reports on Form 6-K. Such reports and other information, as well as the registration statement relating to these offerings, exhibits and schedules, may be inspected, without charge, or copied, at prescribed rates, at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains an Internet site that contains reports, proxy and information statements, and other information, regarding issuers that file electronically with the Commission. The address of the Commission's web site is WWW.SEC.GOV.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
MIH LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL
  STATEMENTS

Report of Independent Accountants...........................     F-3

Condensed Consolidated Balance Sheets as of September 30,
  1999 and March 31, 1999...................................     F-4

Condensed Consolidated Statements of Operations for the
  six-month periods ended September 30, 1999 and 1998.......     F-5

Condensed Consolidated Statements of Cash Flow for the
  six-month periods ended September 30, 1999 and 1998.......     F-6

Condensed Consolidated Statements of Changes in
  Shareholders' Equity for the six-month periods ended
  September 30, 1999 and 1998...............................     F-7

Notes to the Condensed Consolidated Interim Financial
  Statements................................................     F-8

MIH LIMITED AND SUBSIDIARIES

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants...........................    F-18

Consolidated Balance Sheets as of March 31, 1999 and 1998...    F-19

Consolidated Statements of Operations for the years ended
  March 31, 1999, 1998 and 1997.............................    F-20

Consolidated Statements of Cash Flow for the years ended
  March 31, 1999, 1998 and 1997.............................    F-21

Consolidated Statements of Changes in Shareholders' Equity
  for the years ended March 31, 1999, 1998 and 1997.........    F-22

Notes to the Consolidated Financial Statements..............    F-23

ACQUIRED MIH BUSINESSES (PREDECESSOR TO MIH LIMITED)

AUDITED COMBINED FINANCIAL STATEMENTS

Report of Independent Accountants...........................    F-55

Combined Balance Sheet as of March 31, 1997.................    F-56

Combined Statement of Operations for the year ended March
  31, 1997..................................................    F-57

Combined Statement of Cash Flow for the year ended March 31,
  1997......................................................    F-58

Combined Statement of Changes in Net Deficit for the year
  ended March 31, 1997......................................    F-59

Notes to the Combined Financial Statements..................    F-60

UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED AND
  SUBSIDIARIES

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Auditors' Report............................................    F-78

Consolidated Balance Sheet as of March 31, 1999.............    F-79

Consolidated Statement of Loss for the year ended March 31,
  1999......................................................    F-80

Consolidated Statement of Changes in Shareholders' Equity
  for the year ended March 31, 1999.........................    F-81

Consolidated Statement of Deficit in Shareholders' Equity
  for the year ended March 31, 1999.........................    F-82

Consolidated Cash Flow Statement for the year ended March
  31, 1999..................................................    F-83

Notes to the Consolidated Financial Statements..............    F-84

                                                                PAGE
                                                              --------
SPYGLASS, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Operations for the three-month
  periods ended December 31, 1999 and 1998..................   F-114

Consolidated Balance Sheets as of December 31, 1999 and
  September 30, 1999........................................   F-115

Consolidated Statement of Changes in Stockholders' Equity
  for the three-month period ended December 31, 1999........   F-116

Consolidated Statements of Cash Flows for the three-month
  periods ended December 31, 1999 and 1998..................   F-117

Notes to the Unaudited Consolidated Financial Statements....   F-118

SPYGLASS, INC. AND SUBSIDIARIES

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors..............................   F-121

Consolidated Statements of Operations for the years ended
  September 30, 1999, 1998 and 1997.........................   F-122

Consolidated Balance Sheets as of September 30, 1999 and
  1998......................................................   F-123

Consolidated Statement of Changes in Stockholders' Equity
  for the years ended September 30, 1999, 1998 and 1997.....   F-124

Consolidated Statements of Cash Flows for the years ended
  September 30, 1999, 1998 and 1997.........................   F-125

Notes to the Audited Consolidated Financial Statements......   F-126

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the directors and shareholders of MIH Limited

We have performed a limited review of the accompanying condensed consolidated balance sheet of MIH Limited and subsidiaries as of September 30, 1999 and the related condensed consolidated statements of operations, cash flow and changes in shareholders' equity for the six-month periods ended September 30, 1999 and 1998. These financial statements are the responsibility MIH Limited's management.

We conducted our limited review in accordance with standards promulgated by the South African Institute of Chartered Accountants, which are substantially the same as those followed in the United States of America. A limited review consists primarily of applying analytical review procedures to financial data and making inquiries of persons responsible for accounting and financial matters. It is substantially less in scope than an audit of financial statements carried out in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express any audit opinion on these financial statements.

Based on our limited review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated interim financial statements for them to be in conformity with International Accounting Standards.

Johannesburg, Republic of South Africa                           PricewaterhouseCoopers Inc.
November 5, 1999                                                  Chartered Accountants (SA)
                                                         Registered Accountants and Auditors

                          MIH LIMITED AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                     SEPTEMBER 30, 1999 AND MARCH 31, 1999
                          (IN THOUSANDS OF US DOLLARS)

                                                                          (UNAUDITED)
                                                                         -------------
                                                                         SEPTEMBER 30,   MARCH 31,
                                                               NOTES         1999          1999
                                                              --------   -------------   ---------
                                              ASSETS
CURRENT ASSETS
    Cash and cash equivalents...............................               $167,279      $ 56,099
    Accounts receivable, net................................                 50,041        50,557
    Other receivables.......................................                 28,220        28,229
    Program and film rights.................................  4              37,968        38,935
    Amounts owing by related parties........................                 21,863        14,221
    Inventories, net........................................  5              24,632        21,368
                                                                           --------      --------
          Total current assets..............................                330,003       209,409
                                                                           --------      --------
NON-CURRENT ASSETS
    Tangible fixed assets, net..............................  6             235,069       237,104
    Intangible assets, net..................................  6             209,593       207,201
    Long-term investments...................................                 68,692        70,114
    Program and film rights.................................  4             105,098        52,399
                                                                           --------      --------
          Total non-current assets..........................                618,452       566,818
                                                                           --------      --------
          TOTAL ASSETS......................................               $948,455      $776,227
                                                                           ========      ========
                                           LIABILITIES
CURRENT LIABILITIES
    Bank overdrafts and short-term loans....................  9            $ 56,659      $ 64,117
    Current portion of long-term debt.......................  9              17,961        15,512
    Current portion of program and film rights..............                 31,349        37,857
    Accounts payable........................................                 51,828        43,164
    Accrued expenses and other current liabilities..........  7             114,671       161,472
    Amounts owing to related parties........................                 18,857        16,298
    Provisions..............................................  8              16,889        11,933
                                                                           --------      --------
          Total current liabilities.........................                308,214       350,353
                                                                           --------      --------
NON-CURRENT LIABILITIES
    Long-term debt..........................................  9             200,435       204,770
    Program and film rights.................................                 96,008        43,777
    Deferred taxation.......................................                    110           120
                                                                           --------      --------
          Total non-current liabilities.....................                296,553       248,667
                                                                           --------      --------
          TOTAL LIABILITIES.................................                604,767       599,020
                                                                           --------      --------
Minority interest...........................................                    354           524
                                       SHAREHOLDERS' EQUITY
Share capital
Class A Ordinary Shares no par value:
    Authorized: September 30, and March 31, 1999:
      103,468,878
    Issued and outstanding: September 30, 1999: 22,224,513
      and March 31, 1999: 7,447,681.........................                331,550       113,986
Class B Ordinary Shares no par value:
    Authorized: September 30 and March 31, 1999: 55,920,509
    Issued and outstanding: September 30 and March 31, 1999:
      30,787,319............................................                475,566       475,566
Preference Shares no par value:
    Authorized: September 30 and March 31, 1999: 8,388,916
Accumulated loss............................................               (430,258)     (382,386)
Foreign currency translation adjustment.....................                (33,524)      (30,483)
                                                                           --------      --------
          TOTAL SHAREHOLDERS' EQUITY........................                343,334       176,683
                                                                           --------      --------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........               $948,455      $776,227
                                                                           ========      ========

  The accompanying notes are an integral part of these condensed consolidated interim financial statements.

                          MIH LIMITED AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
          FOR THE SIX-MONTH PERIODS ENDED SEPTEMBER 30, 1999 AND 1998
        (IN THOUSANDS OF US DOLLARS, EXCEPT PER SHARE AND SHARE AMOUNTS)

                                                                               (UNAUDITED)
                                                                         -----------------------
                                                                         SIX MONTH PERIOD ENDED
                                                                              SEPTEMBER 30,
                                                                         -----------------------
                                                               NOTES        1999         1998
                                                              --------   ----------   ----------
Net revenues................................................     11      $ 353,205    $ 284,568
Operating expenses:
  Cost of providing services................................              (203,203)    (187,402)
  Selling, general and administrative.......................              (145,008)     (76,584)
  Depreciation and amortization.............................               (37,066)     (24,976)
                                                                         ---------    ---------
Total operating expenses....................................              (385,277)    (288,962)
                                                                         ---------    ---------
Operating loss..............................................               (32,072)      (4,394)
  Financial results, net....................................     12         (8,454)      (8,771)
  Equity results in joint ventures..........................               (18,706)     (13,665)
  Equity results in associates..............................                (1,309)        (524)
  Profit on sale of joint venture...........................     13          3,017       31,093
  Profit on sale of associate...............................     13         15,007           --
                                                                         ---------    ---------
(Loss)/profit before taxation...............................               (42,517)       3,739
  Income taxation...........................................                   895       (3,562)
                                                                         ---------    ---------
(Loss)/profit after taxation................................               (41,622)         177
  Minority interest.........................................                 1,142           --
                                                                         ---------    ---------
(Loss)/profit from continuing operations....................               (40,480)         177
Loss from discontinuing operations..........................     14         (4,004)        (911)
Loss arising on discontinuing operations....................     14         (3,388)          --
                                                                         ---------    ---------
    Net loss................................................             $ (47,872)   $    (734)
                                                                         =========    =========

Per share amounts:
Loss/(profit) from continuing operations
  Basic.....................................................             $   (0.81)   $    0.01
Net loss
  Basic.....................................................             $   (0.95)   $   (0.02)

  The accompanying notes are an integral part of these condensed consolidated interim financial statements.

                          MIH LIMITED AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
          FOR THE SIX-MONTH PERIODS ENDED SEPTEMBER 30, 1999 AND 1998
                          (IN THOUSANDS OF US DOLLARS)

                                                                    (UNAUDITED)
                                                              -----------------------
                                                              SIX MONTH PERIOD ENDED
                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                                1999           1998
                                                              --------       --------
CASH FLOWS FROM OPERATING ACTIVITIES
(Loss)/profit before taxation...............................  $(42,517)      $  3,739
Adjustments to reconcile (loss)/profit before taxation to
  cash generated from operations:
  Elimination of non-cash flow items........................    72,283         35,623
  Working capital changes...................................   (29,454)       (56,541)
                                                              --------       --------
Cash generated from/(used in) operations....................       312        (17,179)
Finance income..............................................     5,341          3,083
Taxation paid...............................................    (4,210)        (4,607)
Utilized in discontinued operations.........................    (7,392)          (911)
                                                              --------       --------
    NET CASH USED IN OPERATING ACTIVITIES...................    (5,949)       (19,614)
                                                              ========       ========
CASH FLOWS FROM INVESTING ACTIVITIES
Investment in OpenTV........................................        --         (6,400)
Investment in associate/joint venture.......................   (31,781)       (62,164)
Purchase of tangible fixed assets...........................    (9,464)        (1,830)
Disposal of joint venture...................................     3,018             --
Proceeds on sale of tangible fixed assets...................     1,282             28
Net increase in other investments...........................        --         (3,223)
                                                              --------       --------
    NET CASH USED IN INVESTING ACTIVITIES...................   (36,945)       (73,589)
                                                              --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES
Finance costs...............................................    (5,742)        (6,242)
Proceeds from issue of share capital........................   187,830             --
Share issue costs...........................................   (16,728)            --
Funds raised from outside shareholders......................    10,372             --
Proceeds on transfer of M-Net/SSIH shares...................        --         22,243
Long-term debt raised.......................................        --         20,339
Capital leases repaid.......................................   (14,510)       (17,295)
Bank overdrafts repaid......................................    (6,145)        (7,854)
                                                              --------       --------
    NET CASH FROM FINANCING ACTIVITIES......................   155,077         11,191
                                                              --------       --------
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS........   112,183        (82,012)
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD........    56,099        153,412
TRANSLATION ADJUSTMENT ON CASH AND CASH EQUIVALENTS.........    (1,003)        16,073
                                                              --------       --------
CASH AND CASH EQUIVALENTS AT END OF THE PERIOD..............  $167,279       $ 87,473
                                                              ========       ========
NON CASH TRANSACTIONS

The principal non-cash transactions are the conversion of the $46 million note payable to Thomson Consumer Electronics, Inc. into 2,581,775 Class A ordinary shares and the acquisition of property, plant and equipment using capital leases.

  The accompanying notes are an integral part of these condensed consolidated interim financial statements.

                          MIH LIMITED AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
          FOR THE SIX-MONTH PERIODS ENDED SEPTEMBER 30, 1999 AND 1998
                          (IN THOUSANDS OF US DOLLARS)

                                                                                FOREIGN
                                             SHARE CAPITAL                     CURRENCY
                                          -------------------   ACCUMULATED   TRANSLATION
                                          CLASS A    CLASS B       LOSS       ADJUSTMENT     TOTAL
                                          --------   --------   -----------   -----------   --------
At April 1, 1998........................  $113,986   $475,566    $(313,547)     $(22,432)   $253,573
Net loss................................        --         --         (734)           --        (734)
Translation adjustment..................        --         --           --         2,499       2,499
                                          --------   --------    ---------      --------    --------
At September 30, 1998...................  $113,986   $475,566    $(314,281)     $(19,933)   $255,338
                                          ========   ========    =========      ========    ========
At April 1, 1999........................  $113,986   $475,566    $(382,386)     $(30,483)   $176,683
Issue of share capital..................   259,787         --           --            --     259,787
Share issue expenses....................   (16,728)        --           --            --     (16,728)
Share incentive scheme..................   (25,495)        --           --            --     (25,495)
Net loss................................        --         --      (47,872)           --     (47,872)
Translation adjustment..................        --         --           --        (3,041)     (3,041)
                                          --------   --------    ---------      --------    --------
At September 30, 1999...................  $331,550   $475,566    $(430,258)     $(33,524)   $343,334
                                          ========   ========    =========      ========    ========

  The accompanying notes are an integral part of these condensed consolidated interim financial statements.

                          MIH LIMITED AND SUBSIDIARIES
        NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

    MIH Limited ("MIH") was incorporated on July 26, 1991 under the laws of the British Virgin Islands. The principal activities of MIH and its operating subsidiaries (collectively the "Company") are the provision of pay-television and subscriber management services ("pay-television services") and the development and sale of pay-television technology. These activities are conducted through subsidiaries, joint ventures and investments primarily in Africa, Greece, Cyprus, the Middle East, the Netherlands, Thailand and the United States.

2. BASIS OF PREPARATION

    The condensed consolidated interim financial statements are prepared in accordance with International Accounting Standard 34 "Interim Financial Reporting". The accounting policies used in the preparation of the condensed consolidated interim financial statements are consistent with those used in the annual financial statements for the year ended March 31, 1999.

    The condensed consolidated balance sheet of MIH as of September 30, 1999 and the condensed consolidated statements of operations, cash flow and changes in shareholders' equity for the six-months ended September 30, 1999 and 1998 are unaudited. For the purpose of these condensed consolidated interim financial statements, certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The March 31, 1999 balance sheet was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. However, the Company believes that the disclosures are adequate to make the information presented not misleading. These unaudited statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended
March 31, 1999.

    In the opinion of the management of MIH, all adjustments (consisting only of normal recurring adjustments) necessary for fair presentation of the financial statements have been included therein. The results of interim periods are not necessarily indicative of the results for the entire year.

3. SIGNIFICANT ACQUISITIONS AND DIVESTITURES

    Subsequent to the past financial year, the Company invested an additional $4.8 million cash in OpenTV Inc. As cash was injected pro rata to the shareholders respective shareholdings, it had no effect on the Company's interest in OpenTV Inc.

    On August 24, 1999, the Company disposed of its 20% interest and its loan claims in Orbicom (Proprietary) Limited to MIH Holdings Limited, who in turn, together with its interest of 80%, sold the total investment in Orbicom (Proprietary) Limited to M-Cell Limited in exchange for 23,952,096 M-Cell Limited shares with a market value of $39 million. Of this total consideration, $21 million was allocated to the Company, which was received in the form of 4,432,273 shares in M-Cell Limited with a market value of $7.2 million and a $13.4 million note receivable from MIH Holdings Limited. The consideration received by the Company, after allocating $6 million to settle the loan claims, gave rise to a profit on sale of the associate of $15 million, as the carrying value of the Orbicom (Proprietary) Limited investment was recorded at no value in the accounting records of the Company.

    The Company acquired a 9.09% interest in M-Web Holdings Limited for a cash consideration of $16.5 million following the delinking of the MIH Holdings Limited and M-Web Holdings Limited share on August 2, 1999. On September 30, 1999, the Company acquired an additional interest by exchanging

                          MIH LIMITED AND SUBSIDIARIES
        NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

3. SIGNIFICANT ACQUISITIONS AND DIVESTITURES --CONTINUED its interest of 4,432,273 shares in M-Cell Limited for 13,930,000 shares representing a 4.48% interest in M-Web Holdings Limited. The excess of the Company's equity investment over the fair value of the net assets acquired, amounting to $19.5 million, was allocated to goodwill, and is amortized over its estimated useful life of five years. The investment in M-Web Holdings Limited has been treated as an equity investment because of the significant influence that the Company's directors exercise in the financial and operating policies of M-Web Holdings Limited.

    With effect from July 8, 1999, the Company acquired a 40% interest in SOE International, which owns 78.4% of AEK and 100% of Basic Hellas SA, for
$6.6 million. The excess of the purchase price over the net liabilities acquired (goodwill) amounts to $18.1 million. The Company has an option to acquire an additional 11% interest by June 30, 2001. The acquisition has been accounted for under the equity method. The Company also has an obligation to fund SOE International up to an amount of $18 million. At September 30, 1999, the Company advanced a loan of approximately $8 million.

4. PROGRAM AND FILM RIGHTS

    Program and film rights increased primarily due to the purchase of soccer sports rights, the "Friendly Games" and basketball rights for broadcasting in Greece and Cyprus.

5. INVENTORIES

                                                        (UNAUDITED)
                                                       SEPTEMBER 30,    MARCH 31,
                                                           1999           1999
                                                       -------------   -----------
                                                        (THOUSANDS)    (THOUSANDS)
Decoders and associated components...................     $36,822        $31,828
Less: provision for slow moving and obsolete
  inventories........................................     (12,190)       (10,460)
                                                          -------        -------
                                                          $24,632        $21,368
                                                          =======        =======

6. CAPITAL EXPENDITURE

                                                                       INTANGIBLE
                                                        FIXED ASSETS     ASSETS
                                                        ------------   -----------
                                                        (THOUSANDS)    (THOUSANDS)
Opening net book amount at March 31, 1999.............    $237,104      $207,201
Additions.............................................      13,429        35,276
Disposals.............................................      (1,082)           --
Depreciation/amortization.............................     (17,524)      (29,428)
Other movements.......................................       3,142        (3,456)
                                                          --------      --------
Closing net book amount at September 30, 1999.........    $235,069      $209,593
                                                          ========      ========

                          MIH LIMITED AND SUBSIDIARIES
        NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

7. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

                                                        (UNAUDITED)
                                                       SEPTEMBER 30,    MARCH 31,
                                                           1999           1999
                                                       -------------   -----------
                                                        (THOUSANDS)    (THOUSANDS)
Deferred income......................................     $ 43,196       $ 27,508
Accrued expenses.....................................       47,466         50,226
Taxes and social securities..........................       11,483         10,341
Amounts owing in respect of investments acquired.....           --         46,287
Other current liabilities............................       12,526         27,110
                                                          --------       --------
                                                          $114,671       $161,472
                                                          ========       ========

8. PROVISIONS

                                                                                 CHARGED/       (UNAUDITED)
                                       AT                        ARISING ON     (CREDITED)          AT
                                    MARCH 31,    TRANSLATION   ACQUISITION OF   TO COST AND    SEPTEMBER 30,
                                      1999       ADJUSTMENT    JOINT VENTURE     EXPENSES          1999
                                   -----------   -----------   --------------   -----------   ---------------
                                   (THOUSANDS)   (THOUSANDS)    (THOUSANDS)     (THOUSANDS)     (THOUSANDS)
Provision for:
Post-retirement benefits.........   $  2,667        $  76               --        $  (206)        $  2,537
Write down of carrying values of
  assets in certain African
  countries......................      3,307          113               --            (95)           3,325
Warranties.......................      5,460           --               --           (198)           5,262
Intellectual property
  infringement...................        499           --               --             --              499
Redundancy provision.............         --           --               --            529              529
Losses in joint venture..........         --           --            3,551          1,186            4,737
                                    --------        -----          -------        -------         --------
                                    $ 11,933        $ 189          $ 3,551        $ 1,216         $ 16,889
                                    ========        =====          =======        =======         ========

    MultiChoice Africa (Proprietary) Limited provides post-retirement by way of medical aid contributions. During the year ended March 31, 1998, an agreement was reached with employees of MultiChoice Africa (Proprietary) Limited to terminate the post-retirement medical aid benefits plan in exchange for an increase of MultiChoice Africa (Proprietary) Limited annual contributions to the retirement benefit fund. The provision is released to operating results to match the additional contributions to the retirement benefit plan.

    The provision for the write down of the carrying value of assets in certain African countries relates to managements' estimates regarding the recoverability of such assets, given the current economic and political environment in certain African countries.

    The warranty provision has been raised to cover smartcards and conditional access modules supplied to customers.

    The intellectual property infringement provision relates to the expected settlement amount in respect of a patent used in the conditional access system.

    The redundancy provision relates to the benefits payable to employees following the curtailment of the development activities of the Mindport Media Commerce Technologies division, for which a

                          MIH LIMITED AND SUBSIDIARIES
        NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

8. PROVISIONS --CONTINUED
detailed plan was approved and announced in September 1999, as part of which 27 employees are expected to leave the Company before March 31, 2000.

    The provision for losses in a joint venture relates to the purchase of a 40% interest in SOE International (see Note 3). Since MIH has an obligation to fund the losses of SOE international, a provision was created in the amount of the MIH's funding obligation.

9. BORROWINGS

                                                        (UNAUDITED)
                                                       SEPTEMBER 30,    MARCH 31,
                                                           1999           1999
                                                       -------------   -----------
                                                        (THOUSANDS)    (THOUSANDS)
Current..............................................     $ 74,620       $ 79,629
Non-current..........................................      200,435        204,770
                                                          --------       --------
                                                          $275,055       $284,399
                                                          ========       ========
The borrowings are analysed as follows:
Bank overdrafts and short term loans.................     $ 56,659       $ 64,117
Capital leases.......................................      196,240        197,610
Other long-term debt.................................       22,156         22,672
                                                          --------       --------
                                                          $275,055       $284,399
                                                          ========       ========

10. SHARE CAPITAL

    On March 23, 1999, in anticipation of the public offering of securities by the Company, shareholders authorized an amendment to the Company's Articles of Association, whereby the Company's 22,789 ordinary shares with a par value of $1 each converted into 7,447,681 Class A Ordinary Shares with no par value and 30,787,319 Class B Ordinary Shares with no par value. The two classes of shares generally have the same rights, except that holders of Class B Ordinary Shares are entitled to three votes per share and holders of Class A Ordinary Shares are entitled to one vote per share. Shareholders authorized a total of 167,778,303 Ordinary Shares divided into 103,468,878 Class A Ordinary Shares, 55,920,509 Class B Ordinary Shares and 8,388,916 Preference Shares with no par value.


    During April 1999, the Company issued 10,435,000 Class A Ordinary Shares in an initial public offering for net proceeds of $171.6 million. Simultaneously with the completion of the public offering, the $46.2 million note payable to Thomson converted into 2,581,775 Class A Ordinary Shares.


    The Company also issued 1,760,057 Class A Ordinary Shares to a trust in terms of a share incentive scheme in return for a $25.5 million note receivable, which has been offset against share capital in the consolidated statement of changes in shareholders' equity.

                          MIH LIMITED AND SUBSIDIARIES
        NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

11. NET REVENUES

                                                               (UNAUDITED)
                                                            SIX MONTHS ENDED
                                                              SEPTEMBER 30,
                                                        -------------------------
                                                           1999          1998
                                                        -----------   -----------
                                                        (THOUSANDS)   (THOUSANDS)
Subscription revenues.................................    $245,671      $205,400
Decoder sales and repairs.............................      41,870        44,100
Technology............................................      43,434        22,539
Other.................................................      22,230        12,529
                                                          --------      --------
                                                          $353,205      $284,568
                                                          ========      ========

12. FINANCIAL RESULTS, NET

                                                               (UNAUDITED)
                                                            SIX MONTHS ENDED
                                                              SEPTEMBER 30,
                                                        -------------------------
                                                           1999          1998
                                                        -----------   -----------
                                                        (THOUSANDS)   (THOUSANDS)
Dividend income.......................................    $    166      $    96
Interest income.......................................       5,176        2,987
Exchange losses.......................................      (1,667)      (4,492)
Interest expense......................................     (12,129)      (7,362)
                                                          --------      -------
                                                          $ (8,454)     $(8,771)
                                                          ========      =======

13. PROFIT ON SALE OF JOINT VENTURE/ASSOCIATE

1999

    JOINT VENTURE

    The profit on sale of joint venture arose out of a settlement agreement entered into between the joint venture partners upon the liquidation of the Digco and JoCo joint ventures.

    ASSOCIATE

    The profit on sale of associate relates to the sale of the Company's investment in Orbicom (Proprietary) Limited.

1998

    JOINT VENTURE

    At March 31, 1997, the Company deferred recognition of approximately
$73.3 million of the gain arising on the sale of NetHold to Canal+, representing the estimated probable liability for warranties of decoder technology and guarantees of the number of subscribers and the potential reimbursement of programming costs. During the year ended March 31, 1998, the Company paid approximately $38.0 million for guarantees of number of subscribers. As no further claims under the warranties were made prior to June 30, 1998, the deadline for such claims, the Company reversed the remaining provisions to profit on sale of joint venture during the six months ended September 30, 1998.

                          MIH LIMITED AND SUBSIDIARIES

        NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

14. DISCONTINUING OPERATIONS

    With effect from September 6, 1999, the Company discontinued the operations of International Gaming Networks, the gaming entity of MultiChoice Africa (Proprietary) Limited, the business of which was spread and sports betting. A condensed statement of operations for the discontinuing operation is set out below:

                                                               (UNAUDITED)
                                                            SIX MONTHS ENDED
                                                              SEPTEMBER 30,
                                                        -------------------------
                                                           1999          1998
                                                        -----------   -----------
                                                        (THOUSANDS)   (THOUSANDS)
Net revenues..........................................    $ 1,350       $ 1,701
Cost of providing services............................       (826)       (1,273)
Selling, general and administrative...................     (4,528)       (1,339)
                                                          -------       -------
Net loss..............................................    $(4,004)      $  (911)
                                                          =======       =======

    The loss arising on discontinuing operations of $3.4 million relates mainly to staff retrenchment costs, lease cancellation costs and asset impairment provisions.

15. (LOSS)/EARNINGS PER SHARE

    Basic (loss)/earnings per share is calculated by dividing the (loss)/profit from continuing operations and the net loss respectively by the weighted average number of shares in issue during the period of 50,230,474 (1998 shares at end of period of 38,235,000). The weighted average number of shares in issue excludes the shares issued by the Company in terms of the share incentive scheme.

    Diluted (loss)/earnings per share is calculated by dividing the
(loss)/profit from continuing operations and the net loss respectively by the weighted average number of shares in issue during the period of 51,743,076 (1998 shares at end of period of 38,235,000).

16. SEGMENT AND GEOGRAPHIC INFORMATION

    The Company has determined that its reportable segments are those that are based on the Company's method of internal reporting, which disaggregates its businesses by service/product and by geography. The Company's reportable business segments are pay-television services, technology and Internet. The pay-television business segment is conducted in Africa and the Middle East, the Mediterranean and Thailand. The technology business segment consists of Mindport, based in the Netherlands, and the Company's interest in OpenTV (1998 joint venture) and TV/Com, based in the United States. The Internet business segment consists of M-Web (Thailand) and the Company's investment in M-Web in South Africa. The Company's interest in the Middle East is accounted for by the equity method and is, therefore, included in equity results in joint ventures below.

                          MIH LIMITED AND SUBSIDIARIES

        NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

16. SEGMENT AND GEOGRAPHIC INFORMATION --CONTINUED

                               PAY-TELEVISION SERVICES
                       ---------------------------------------
                         AFRICA
                            &
                       THE MIDDLE-    MEDITER-                                                SEGMENTAL
        1999              EAST         RANEAN       THAILAND     TECHNOLOGY     INTERNET        TOTAL       CORPORATE
---------------------  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                       (THOUSANDS)   (THOUSANDS)   (THOUSANDS)   (THOUSANDS)   (THOUSANDS)   (THOUSANDS)   (THOUSANDS)
SALES
External sales.......    238,668        69,920            --        43,845            27       352,460            745
Inter-segment sales..         --            --            --         7,820            --         7,820             --
                         -------      --------       -------       -------       -------       -------      ---------
Total revenue........    238,668        69,920            --        51,665            27       360,280            745
                         =======      ========       =======       =======       =======       =======      =========
RESULTS
Operating profit/
  (loss).............      4,945       (11,648)           --       (13,669)       (4,397)      (24,769)        (7,303)
Depreciation and
  amortization.......     19,374         8,945            --         8,523            65        36,907            159
Amortization of
  program and
  film rights........         --        21,020            --            --            --        21,020             --

Operating profit/
  (loss) is stated
  before the
  following items:
Equity results in
  associates.........       (403)           --            --            --          (906)       (1,309)            --
Equity results in
  joint ventures.....        341        (2,095)      (16,952)           --            --       (18,706)            --

Other information
Segment assets.......    309,758       262,384        86,090        90,606         1,958       750,796      1,154,572


                       RECONCILING   CONSOLIDATED
        1999              ITEMS         TOTAL
---------------------  -----------   ------------
                       (THOUSANDS)   (THOUSANDS)
SALES
External sales.......         --       353,205
Inter-segment sales..     (7,820)           --
                        --------       -------
Total revenue........     (7,820)      353,205
                        ========       =======
RESULTS
Operating profit/
  (loss).............         --       (32,072)
Depreciation and
  amortization.......         --        37,066
Amortization of
  program and
  film rights........         --        21,020
Operating profit/
  (loss) is stated
  before the
  following items:
Equity results in
  associates.........         --        (1,309)
Equity results in
  joint ventures.....         --       (18,706)
Other information
Segment assets.......   (956,913)      948,455

                               PAY-TELEVISION SERVICES
                       ---------------------------------------
                         AFRICA
                            &
                       THE MIDDLE-    MEDITER-                                                SEGMENTAL
        1998              EAST         RANEAN       THAILAND     TECHNOLOGY     INTERNET        TOTAL       CORPORATE
---------------------  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                       (THOUSANDS)   (THOUSANDS)   (THOUSANDS)   (THOUSANDS)   (THOUSANDS)   (THOUSANDS)   (THOUSANDS)
SALES
External sales.......    199,761        61,419            --        22,539            --       283,719           849
Inter-segment sales..         --            --            --         8,754            --         8,754            --
                         -------       -------       -------       -------       -------       -------       -------
Total revenue........    199,761        61,419            --        31,293            --       292,473           849
                         =======       =======       =======       =======       =======       =======       =======
RESULTS
Operating profit/
  (loss).............     (1,880)       (5,802)           --         4,810            --        (2,872)       (1,522)
Depreciation and
  amortization.......     14,327         8,647            --         2,002            --        24,976            --
Amortization of
  program and film
  rights.............         --        14,501            --            --            --        14,501            --
Operating profit/
  (loss) is stated
  before the
  following items:
Equity results in
  associates.........       (524)           --            --            --            --          (524)           --
Equity results in
  joint ventures.....       (701)           --       (11,427)       (1,537)           --       (13,655)           --

Other information
Segment assets.......    395,644        93,253       107,551       179,027            --       775,475       650,917


                       RECONCILING   CONSOLIDATED
        1998              ITEMS         TOTAL
---------------------  -----------   ------------
                       (THOUSANDS)   (THOUSANDS)
SALES
External sales.......         --       284,568
Inter-segment sales..     (8,754)           --
                        --------       -------
Total revenue........     (8,754)      284,568
                        ========       =======
RESULTS
Operating profit/
  (loss).............         --        (4,394)
Depreciation and
  amortization.......         --        24,976
Amortization of
  program and film
  rights.............         --        14,501
Operating profit/
  (loss) is stated
  before the
  following items:
Equity results in
  associates.........         --          (524)
Equity results in
  joint ventures.....         --       (13,665)
Other information
Segment assets.......   (725,589)      700,803

                          MIH LIMITED AND SUBSIDIARIES

        NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

17. SUBSEQUENT EVENTS

   In October 1999, the Company's subsidiary, OpenTV Corp. (OpenTV), completed a private placement of convertible preference shares and warrants to America Online, Inc., General Instrument Corp., Liberty Digital, Inc., News Corporation, Time Warner, Inc., and Sun Microsystems, Inc. In November 1999, OpenTV completed an initial public offering (IPO) of its common stock, listing shares on both the Nasdaq National Market and the Amsterdam Stock Exchange. As part of the IPO, the convertible preference shares were converted into common stock. OpenTV also entered into operating agreements with America Online, Inc., News Corporation and Time Warner, Inc. to increase its market penetration in the United States and to expand the range of interactive applications available to its global client base. More recently, OpenTV entered into a strategic agreement with General Instrument Corp. and, in connection with this agreement, agreed to issue warrants to General Instrument Corp. to purchase up to 700,000 ordinary shares of OpenTV. These warrants will vest if and when certain performance goals are satisfied by General Instrument Corp. To date, one-quarter of these warrants have vested. After OpenTV's IPO and conversion of preference shares, we remain the majority shareholder with 65.0% of OpenTV's outstanding shares.

18. COMPREHENSIVE INCOME

                                                               (UNAUDITED)
                                                            SIX MONTHS ENDED
                                                              SEPTEMBER 30,
                                                        -------------------------
                                                           1999          1998
                                                        -----------   -----------
                                                        (THOUSANDS)   (THOUSANDS)
Net loss..............................................    $(47,872)     $   (734)
Foreign currency translation adjustment...............      (3,041)        2,499
                                                          --------      --------
Comprehensive (loss)/gain.............................    $(50,913)     $  1,765
                                                          ========      ========

19. DIFFERENCE BETWEEN IAS AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

    The Company's consolidated financial statements are prepared in accordance with IAS, which differ in certain respects from accounting principles generally accepted in the United States ("US GAAP"). The significant differences which affect the Company's results and shareholders' equity are as follows:

EQUITY ACCOUNTING FOR UBC

    Under IAS, the investment in UBC was carried at cost through to June 1998. In June 1998, the Company increased its shareholding in UBC to approximately 26.1% and, as a result, excercises significant influence in UBC. Under IAS, the Company thereafter applied the equity method of accounting for UBC. US GAAP requires a retroactive adjustment of financial statements for an investee that was previously accounted for on a basis other than the equity method when the investee becomes qualified for use of the equity method. The adjustment in the previous financial period therefore reflects the effect of applying the equity method to the investment in UBC determined under US GAAP.

                          MIH LIMITED AND SUBSIDIARIES

        NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

19. DIFFERENCE BETWEEN IAS AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES --CONTINUED
STOCK COMPENSATION

    Under IAS, the Company does not recognize a compensation expense for stock option and stock purchase plans. Under US GAAP, Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25") requires that the instrinsic value of the options, defined as the market value of the share at grant date less the exercise price, be recognized as compensation expense prospectively, over the vesting period of the related options. In connection with certain option grants to employees during the six months ended September 30, 1999, the Company recorded deferred compensation, for stock based compensation totalling $19.9 million which is being amortized over the vesting period of the related options, which is generally between four and five years.

    Additionally, under US GAAP, the Company recorded compensation in accordance with Emerging Issues Task Force Issue No. 96-18 and SFAS No. 123, "Accounting for Stock-Based Compensation," in connection with the grant of options to purchase common stock to non-employees. As of September 30, 1999, the Company has recorded deferred compensation for aggregate deferred compensation of $4.8 million related to these options, which will be be amortized over the vesting period of these options.

PROFIT ON SALE OF INTEREST IN ORBICOM (PROPRIETARY) LIMITED

    On August 24, 1999, the Company disposed of its 20% interest and its loan claims in Orbicom to MIH Holdings Limited, who in turn, together with its interest of 80%, sold the total investment in Orbicom to M-Cell Limited in exchange for 23,952,096 M-Cell Limited shares with a market value of $39 million. Of this total consideration, $21 million was allocated to the Company, which was received in the form of 4,432,273 shares in M-Cell Limited with a market value of $7.2 million and a $13.4 million note receivable from MIH Holdings Limited. The consideration received by the Company, after allocating $6 million to settle the loan claims, gave rise to a profit on sale of the associate of $15 million, as the carrying value of the Orbicom investment was recorded at no value in the accounting records of the Company.

    Under IAS, it is appropriate for MIH Limited to recognize the gain on the sale of interest in Orbicom, regardless of the related party nature of the transaction and the disproportionate allocation of proceeds. Based on positions taken by the SEC, under US GAAP this transaction is evaluated as a transaction between entities under common control, whereby generally no gains or losses are recognized on the sale of an asset. Any gains or losses are accounted for as a capital contribution or distribution. The sale of Orbicom to a third party was executed simultaneously with the sale of the 20% interest by MIH Limited to MIH Holdings Limited. The sale of MIH Limited's interest in Orbicom to MIH
Holdings Limited was a way to convenience the transaction with the third party and it is, therefore, appropriate to recognize a proportionate share of the profit generated in the transaction. However, the excess of the consideration received over the proportionate share of the total consideration is accounted for as a capital contribution by MIH Holdings Limited under US GAAP.

                          MIH LIMITED AND SUBSIDIARIES

        NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

19. DIFFERENCE BETWEEN IAS AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES --CONTINUED
RECONCILIATION OF NET LOSS AND SHAREHOLDERS' EQUITY (IN THOUSANDS, EXCEPT PER
  SHARE DATA):

                                                            (UNAUDITED)
                                                         SIX-MONTHS ENDED
                                                           SEPTEMBER 30,
                                                     -------------------------
                                                        1999          1998
                                                     -----------   -----------
                                                     (THOUSANDS)   (THOUSANDS)
Net loss under IAS.................................  $   (47,872)  $      (734)
US GAAP adjustments:
Equity accounting for UBC..........................           --   $    (5,193)
Profit on sale of interest in Orbicom (Proprietary)
  Limited..........................................       (8,557)           --
Stock compensation.................................       (2,159)           --
                                                     -----------   -----------
                                                     $   (58,588)  $    (5,927)
                                                     ===========   ===========

Weighted average common shares outstanding.........   50,230,474    38,235,000

Net basic and diluted loss per share under US
  GAAP.............................................  $     (1.17)  $     (0.16)

Net loss under US GAAP consists of:
Loss from continuing operations....................  $   (51,196)  $    (5,016)
Loss arising on discontinuing operations...........  $    (3,388)           --
Loss from discontinuing operations.................  $    (4,004)  $      (911)
                                                     -----------   -----------
                                                     $   (58,588)  $    (5,927)
                                                     ===========   ===========
BASIC AND DILUTED PER SHARE AMOUNTS:
  Continuing operations............................  $     (1.02)  $     (0.13)
  Discontinuing operations.........................  $     (0.15)  $     (0.03)
                                                     -----------   -----------
  Net basic and diluted loss.......................  $     (1.17)  $     (0.16)
                                                     ===========   ===========
RECONCILIATION OF SHAREHOLDERS' EQUITY
Total shareholders' equity under IAS...............  $   343,334   $   255,338
US GAAP adjustments:
Equity accounting for UBC..........................  $   (29,930)  $   (29,930)
Stock compensation.................................  $    (2,159)           --
                                                     -----------   -----------
Total shareholders' equity under US GAAP...........  $   311,245   $   225,408
                                                     ===========   ===========

                     REPORT OF THE INDEPENDENT ACCOUNTANTS

To the directors and shareholders of MIH Limited

We have audited the accompanying consolidated balance sheets of MIH Limited and subsidiaries as of March 31, 1999 and 1998, and the related consolidated statements of operations, cash flow and changes in shareholders' equity for each of the three years in the period ended March 31, 1999. These consolidated financial statements are the responsibility of MIH Limited's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the Republic of South Africa, which are substantially the same as those followed in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MIH Limited and subsidiaries as of March 31, 1999 and 1998, and the consolidated results of their operations, cash flow and changes in shareholders' equity for each of the three years in the period ended March 31, 1999, in conformity with International Accounting Standards.

International Accounting Standards vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of consolidated results for each of the three years in the period ended March 31, 1999 and shareholders' equity as of March 1999 and 1998 to the extent summarized in Note 29 to the consolidated financial statements.

Sunninghill, Republic of South Africa                            PricewaterhouseCoopers Inc.
June 17, 1999 (except for Note 30, as to                          Chartered Accountants (SA)
which the date is September 6, 1999)                     Registered Accountants and Auditors

                          MIH LIMITED AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                            MARCH 31, 1999 AND 1998
                          (IN THOUSANDS OF US DOLLARS)

                                                               NOTES       1999       1998
                                                              --------   --------   --------
                                           ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................             $ 56,099   $153,412
  Accounts receivable, net..................................         4     50,557     36,999
  Other receivables.........................................         5     28,229     29,444
  Program and film rights...................................        11     38,935     22,543
  Amounts owing by related parties..........................        20     14,221     14,784
  Inventories, net..........................................         6     21,368     18,283
                                                                         --------   --------
    Total current assets....................................              209,409    275,465
                                                                         --------   --------
NON-CURRENT ASSETS
  Tangible fixed assets, net................................         8    237,104    114,248
  Intangible assets, net....................................         9    207,201    163,611
  Long-term investments.....................................        10     70,114     77,020
  Program and film rights...................................        11     52,399     15,711
                                                                         --------   --------
    Total non-current assets................................              566,818    370,590
                                                                         --------   --------
    TOTAL ASSETS............................................             $776,227   $646,055
                                                                         ========   ========
                                        LIABILITIES
CURRENT LIABILITIES
  Bank overdrafts and short-term loans......................             $ 64,117   $ 16,399
  Current portion of long-term debt.........................        14     15,512     36,369
  Current portion of program and film rights................        14     37,857      6,431
  Accounts payable..........................................               43,164     52,344
  Accrued expenses and other current liabilities............        12    161,472    115,446
  Amounts owing to related parties..........................        20     16,298     25,804
  Provisions................................................        13     11,933     57,019
                                                                         --------   --------
    Total current liabilities...............................              350,353    309,812
                                                                         --------   --------
NON-CURRENT LIABILITIES
  Long-term debt............................................        14    204,770     54,787
  Program and film rights...................................        14     43,777     24,608
  Deferred taxation.........................................        15        120      3,275
                                                                         --------   --------
    Total non-current liabilities...........................              248,667     82,670
                                                                         --------   --------
    TOTAL LIABILITIES.......................................              599,020    392,482
                                                                         ========   ========
Minority interest...........................................                  524         --
Commitments and contingencies...............................        22         --         --

                                    SHAREHOLDERS' EQUITY
Share capital
  Class A Ordinary Shares no par value:
    Authorized: 1999 and 1998: 103,468,878
      Issued: 1999 and 1998: 7,447,681......................              113,986    113,986
  Class B Ordinary Shares no par value:
    Authorized: 1999 and 1998: 55,920,509
      Issued: 1999 and 1998: 30,787,319.....................              475,566    475,566
Accumulated loss............................................             (382,386)  (313,547)
Foreign currency translation adjustment.....................              (30,483)   (22,432)
                                                                         --------   --------
      TOTAL SHAREHOLDERS' EQUITY............................              176,683    253,573
                                                                         --------   --------
      TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY............             $776,227   $646,055
                                                                         ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          MIH LIMITED AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE YEARS ENDED MARCH 31, 1999, 1998 AND 1997
                          (IN THOUSANDS OF US DOLLARS,
                      EXCEPT PER SHARE AND SHARE AMOUNTS)

                                                  NOTES     1999          1998          1997
                                                  -----  -----------   -----------   -----------
Net revenues....................................   16    $   607,855   $   500,538   $        --
Operating expenses:
  Cost of providing services....................            (390,492)     (308,809)           --
  Selling, general and administrative...........            (203,751)     (175,201)         (899)
  Depreciation and amortization.................             (51,390)      (58,010)           --
                                                         -----------   -----------   -----------
Total operating expenses........................            (645,633)     (542,020)         (899)
                                                         -----------   -----------   -----------
Operating loss..................................             (37,778)      (41,482)         (899)
  Financial results, net........................   17         (9,078)       (5,488)         (107)
  Equity results in joint ventures..............             (41,219)       (5,091)     (129,858)
  Equity results in associates..................              (2,053)       (2,783)           --
  Profit on sale of joint venture...............              31,093            --       540,028
                                                         -----------   -----------   -----------
(Loss)/profit before taxation...................             (59,035)      (54,844)      409,164
  Income taxation...............................   18           (309)       (7,570)           --
                                                         -----------   -----------   -----------
(Loss)/profit after taxation....................             (59,344)      (62,414)      409,164
  Minority interest.............................                 371         3,793            --
                                                         -----------   -----------   -----------
(Loss)/profit from continuing operations........             (58,973)      (58,621)      409,164
Loss from discontinued operations...............  19,30       (9,866)       (5,181)           --
                                                         -----------   -----------   -----------
    Net (loss)/profit...........................         $   (68,839)  $   (63,802)  $   409,164
                                                         ===========   ===========   ===========
Per share amounts:
(Loss)/profit from continuing operations
  Basic and diluted.............................         $     (1.54)  $     (1.53)  $     10.70
Net (loss)/profit
  Basic and diluted.............................         $     (1.80)  $     (1.67)  $     10.70
Shares used to compute (loss)/profit per
  share.........................................          38,235,000    38,235,000    38,235,000

  The accompanying notes are an integral part of these consolidated financial statements.

                          MIH LIMITED AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOW
               FOR THE YEARS ENDED MARCH 31, 1999, 1998 AND 1997
                          (IN THOUSANDS OF US DOLLARS,
                      EXCEPT PER SHARE AND SHARE AMOUNTS)

                                                           NOTES       1999       1998       1997
                                                          --------   --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES
Operating loss..........................................             $(37,778)  $(41,482)  $   (899)
Adjustments for:
  Depreciation and amortization.........................               51,390     58,010         --
  Amortization of program and film rights...............               32,237     32,599         --
  Taxation (paid)/refunded..............................               (5,755)     2,849         --
  (Profit)/loss on sale of tangible fixed assets........                 (371)     1,653         --
  (Increase)/decrease in receivables....................               (3,454)    (9,553)    12,072
  Payments for program and film rights..................              (84,034)   (26,048)        --
  Net decrease/(increase) in amounts owing to/(owing by)
    related parties.....................................               12,191    (18,790)        --
  Increase in inventories...............................               (1,997)    (6,783)        --
  Decrease/(increase) in payables.......................               28,263     17,941     (5,194)
  Utilized in discontinued operations...................               (9,866)    (5,181)        --
                                                                     --------   --------   --------
  NET CASH (USED IN)/FROM OPERATING ACTIVITIES..........              (19,174)     5,215      5,979
                                                                     --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of tangible fixed assets.......................              (11,352)   (31,664)        --
Proceeds on sale of tangible fixed assets...............                7,389      5,276         --
Dividends received from associates......................                2,573      1,539         --
Proceeds on disposal of Internet businesses.............                   --     21,546         --
Proceeds on disposal of Canal Plus shares...............                   --    261,536         --
Acquisition of subsidiaries, net of cash acquired.......     27       (13,245)   (33,911)    54,045
Investment in OpenTV....................................               (9,513)    (9,100)        --
Investment in UBC.......................................              (66,701)   (45,797)   (10,348)
Net (increase)/decrease in other investments............               (4,704)     1,052         --
                                                                     --------   --------   --------
  NET CASH (USED IN)/FROM INVESTING ACTIVITIES..........              (95,553)   170,477     43,697
                                                                     --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES
Finance costs...........................................              (11,651)   (11,312)      (107)
Funds raised from outside shareholders..................                   --      3,793         --
Net repayment of long-term debt.........................              (29,070)   (20,556)        --
Capital leases repaid...................................              (10,995)    (4,550)        --
Proceeds on transfer of M-Net/SuperSport shares.........               22,243         --         --
Dividends paid..........................................                   --    (51,817)        --
Bank overdrafts raised..................................               47,581      7,479      9,913
                                                                     --------   --------   --------
  NET CASH (USED IN)/FROM FINANCING ACTIVITIES..........               18,108    (76,963)     9,806
                                                                     --------   --------   --------
NET (DECREASE)/INCREASE IN CASH AND CASH EQUIVALENTS....              (96,619)    98,729     59,482
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..........              153,412     60,773      1,466
TRANSLATION ADJUSTMENT ON CASH AND CASH EQUIVALENTS.....                 (694)    (6,090)      (175)
                                                                     --------   --------   --------
CASH AND CASH EQUIVALENTS AT END OF YEAR................             $ 56,099   $153,412   $ 60,773
                                                                     ========   ========   ========

NON-CASH TRANSACTIONS

    The principal non-cash transactions are the acquisition of OpenTV Inc. and the acquisition of property, plant and equipment using capital leases.

  The accompanying notes are an integral part of these consolidated financial statements.

                          MIH LIMITED AND SUBSIDIARIES
           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
               FOR THE YEARS ENDED MARCH 31, 1999, 1998 AND 1997
                          (IN THOUSANDS OF US DOLLARS)

                                                                                FOREIGN
                                             SHARE CAPITAL                     CURRENCY
                                          -------------------   ACCUMULATED   TRANSLATION
                                          CLASS A    CLASS B       LOSS       ADJUSTMENT     TOTAL
                                          --------   --------   -----------   -----------   --------
At March 31, 1996.......................  $113,986   $471,198    $(607,092)     $ (7,929)   $(29,837)
Net profit..............................        --         --      409,164            --     409,164
Translation adjustment..................        --         --           --        17,958      17,958
                                          --------   --------    ---------      --------    --------
At March 31, 1997.......................   113,986    471,198     (197,928)       10,029     397,285
Capital contribution (Note 19)..........        --      4,368           --            --       4,368
Net loss................................        --         --      (63,802)           --     (63,802)
Dividend paid...........................        --         --      (51,817)           --     (51,817)
Translation adjustment..................        --         --           --       (32,461)    (32,461)
                                          --------   --------    ---------      --------    --------
At March 31, 1998.......................   113,986    475,566     (313,547)      (22,432)    253,573
Net loss................................        --         --      (68,839)           --     (68,839)
Translation adjustment..................        --         --           --        (8,051)     (8,051)
                                          --------   --------    ---------      --------    --------
At March 31, 1999.......................  $113,986   $475,566    $(382,386)     $(30,483)   $176,683
                                          ========   ========    =========      ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                          MIH LIMITED AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

    MIH Limited (MIH) was incorporated on July 26, 1991 under the laws of the British Virgin Islands. The principal activities of MIH and its operating subsidiaries (collectively, the Company) are the provision of pay-television and subscriber management services (pay-television services) and the development and sale of pay-television technology. These activities are conducted through subsidiaries, joint ventures and investments primarily in Africa, Greece, Cyprus, the Middle East, the Netherlands, Thailand and the United States.

    Until March 31, 1997, the Company's main activity was its 50% share in Network Holdings S.A. (NetHold), a joint venture. The principal activities of NetHold included pay-television operations in Africa, Greece, Cyprus, the Middle East, the Benelux and Scandinavian countries and Italy (Note 3).

2. PRINCIPAL ACCOUNTING POLICIES AND REPORTING CURRENCY

    The consolidated financial statements of the Company have been prepared in accordance with International Accounting Standards (IAS) issued by the International Accounting Standards Committee. The financial statements have been prepared on the historical cost basis.

    The Company has adopted the US dollar as its reporting currency. Notwithstanding the US dollar reporting currency, the Company measures separately the transactions of each of its material operations using the particular currency of the primary economic environment in which the operation conducts its business (its functional currency).

    The financial statements have been translated from functional currencies to the reporting currency by translating assets and liabilities, both monetary and non-monetary, and including goodwill and other intangible assets which arise as a result of equity investments in entities, at the closing rate at each balance sheet date. Income and expense items are translated at exchange rates at the dates of the transactions or at average rates. All resulting exchange differences are included in equity.

    Preparation of the consolidated financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    The consolidated financial statements reflect the Company's International Gaming Networks operations as a discontinued operation as described in Note 30.

    (A) BASIS OF CONSOLIDATION

    The consolidated financial statements include the financial statements of MIH and all majority owned (directly and indirectly) and controlled subsidiaries. A company in which MIH holds directly or indirectly more than 50% of the ordinary share capital and voting rights is classified as a subsidiary. Newly acquired companies are consolidated from the effective date of acquisition. Similarly, the result of a subsidiary divested during an accounting period is included in the Company accounts only to the date of disposal.

    All inter-company transactions are eliminated as part of the consolidation process and the interests of the minority shareholders in the consolidated equity and in the consolidated results of the Company are shown separately in the Consolidated Balance Sheet and Consolidated Statement of Operations. Where the losses applicable to the minority shareholder in a consolidated subsidiary exceed the

                          MIH LIMITED AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. PRINCIPAL ACCOUNTING POLICIES AND REPORTING CURRENCY --CONTINUED minority interest in the subsidiary, the excess, and any further losses applicable to the minority, are charged against the majority interest except to the extent that the minority has a binding obligation to, and is able to, make good the losses. If the subsidiary subsequently reports profits, the majority's interest is allocated all such profits until the minority's share of losses previously absorbed by the majority has been recovered.

    Acquisitions of companies are accounted for using the purchase method. The excess of the purchase price over the fair value of assets acquired less the liabilities assumed of the acquired company, is allocated to identifiable tangible and intangible assets and goodwill and amortized over future periods.

    Companies in which the Company has joint control are accounted for using the equity method with the Company's share of profits and losses included in the Consolidated Statement of Operations. The Company's share of post-acquisition retained profits/losses is added to/deducted from the cost of the joint venture investments in the Consolidated Balance Sheet.

    Associated companies, over which the Company has significant influence, are accounted for using the equity method with the Company's share of profits and losses included in the Consolidated Statement of Operations. The Company's share of post-acquisition retained profits/losses is added to/ deducted from the cost of the associated company investments in the Consolidated Balance Sheet.

    Other investments are stated at cost. When necessary a provision is made on the basis of an evaluation of each individual investment for any diminution in value which is considered to be of a permanent nature.

    (B) FOREIGN CURRENCIES

    Individual companies' transactions in currencies other than their functional currency are recorded at the rate of exchange at the date of the transaction or, if hedged forward, at the rate of exchange under the related forward exchange contract. Assets and liabilities in currencies other than their functional currency are translated at year-end rates. Any resulting exchange differences are reflected in the Statement of Operations.

    On consolidation, assets and liabilities of subsidiaries denominated in foreign currencies are translated at year-end rates. Income and expense items are translated using the annual weighted average rates of exchange or, where known or determinable, at the rate on the date of the transaction for significant items.

    Adjustments from translation have been recorded in shareholders' equity and are reflected in the Consolidated Statement of Operations only upon sale or liquidation of the underlying investments.

    (C) CASH AND CASH EQUIVALENTS

    Cash and cash equivalents represent cash and short-term highly liquid investments with original maturities of three months or less.

    (D) TRADE ACCOUNTS RECEIVABLE

    Trade accounts receivable are stated at estimated realizable values and an allowance for doubtful accounts is provided for an amount considered by management to be sufficient to meet probable future losses related to uncollectable amounts.

                          MIH LIMITED AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. PRINCIPAL ACCOUNTING POLICIES AND REPORTING CURRENCY --CONTINUED
    (E) INVENTORIES

    Inventories, consisting primarily of decoders and associated components, are stated at the lower of cost or net realizable value. Cost is generally determined on the first-in first-out basis. Where necessary, provision is made for obsolete, slow moving or defective inventories.

    (F) TANGIBLE FIXED ASSETS

    Tangible fixed assets are stated at historical cost less accumulated depreciation. Depreciation is charged on a straight-line basis over the estimated useful lives of the respective assets, based on the following useful lives:

                                                                 YEARS
                                                              ------------
Buildings...................................................            50
Machinery, furniture and equipment..........................          4-10
Transponders and transmitters...............................         10-12
Decoders....................................................             2

    Land is not depreciated. Improvements to leasehold properties are amortized over the period of the respective leases.

    Fully depreciated assets are retained in tangible fixed assets and depreciation accounts until they are removed from service. In the case of disposals, assets and related depreciation are removed from the accounts and the net amount, less proceeds from disposal, is charged or credited to the Statement of Operations.

    (G) INTANGIBLE ASSETS

    Intangible assets are stated at historical cost less accumulated amortization. Amortization of intangible assets relating to the subscriber base and intellectual property rights is charged on a straight-line basis over the period of expected benefit, which is five years. Goodwill is amortized on a straight-line basis over five years.

    (H) LEASES

    Assets held under capital lease agreements are treated as tangible fixed assets and the present value of the related lease payments is recorded as a liability. Costs for operating leases are charged to the Statement of Operations in the year that they are incurred.

    (I) LONG-LIVED ASSETS

    The Company periodically evaluates the carrying value of long-lived assets to be held and used, including goodwill and other intangible assets, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such an asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using anticipated cash flows discounted at a rate commensurate with the risk involved. Long-lived assets to be disposed of are recorded at fair market value, reduced by the estimated costs to dispose of the asset.

                          MIH LIMITED AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. PRINCIPAL ACCOUNTING POLICIES AND REPORTING CURRENCY --CONTINUED
    (J) PROGRAM AND FILM RIGHTS

    Film rights are stated at acquisition cost less accumulated amortization. Sports rights are written off upon showing the event and general entertainment and films are amortized on a straight-line basis over the period of the license or based on showings where the number of showings is limited. Amortization of program and film rights is included in the cost of providing services.

    (K) TAXATION

    Provision is made for all taxes payable in respect of taxable profits earned in the year. The Company also provides at current rates for taxation on all timing differences between income for financial reporting and fiscal purposes under the liability method. No deferred taxation is provided for in respect of timing differences that are anticipated to reverse within the carry-forward period of tax losses.

    (L) MINORITY INTEREST

    The interest of third parties in subsidiaries is accounted for on the basis of their share in the underlying equity of the subsidiaries.

    (M) REVENUE RECOGNITION

    The Company generates revenue from subscription fees, decoder sales and rentals, technology licensing, advertising and the performance of other services, net of sales taxes and discounts. Subscription fees are earned over the period of providing services. Decoder sales, technology licensing and other services are recorded upon delivery of products and customer acceptance, if any, or performance of services. Advertising revenues are recognized upon showing over the period of the advertising contract.

    (N) PENSIONS AND OTHER POST-RETIREMENT BENEFITS

    The Company has various post-retirement and pension plans in accordance with local conditions and practices in the countries in which it operates. The plans are predominately defined contribution plans. Current contributions to the pension funds operated for employees are charged to the Statement of Operations as incurred.

    (O) RESEARCH AND DEVELOPMENT COSTS

    Research and development costs are expensed in the financial period during which they are incurred.

    (P) DISCONTINUED OPERATIONS

    A discontinued operation results from the sale or abandonment of an operation that represents a separate, major line of business of an enterprise and of which the assets, net profits or losses and activities can be distinguished physically, operationally and for functional reporting purposes. The results of discontinued operations, net of tax, are separately disclosed.

    (Q) DIVIDENDS

    Dividends proposed are payable when declared by the board of directors. Dividends declared by MIH are payable in United States dollars. Dividends declared and received by MIH from its subsidiaries are primarily in South African rand, Greek drachmae and Netherlands guilder.

                          MIH LIMITED AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. PRINCIPAL ACCOUNTING POLICIES AND REPORTING CURRENCY --CONTINUED
    (R) FINANCIAL INSTRUMENTS

    The Company enters into foreign currency exchange contracts in order to reduce the impact of certain foreign currency exchange rate fluctuations. Firmly committed transactions and the related receivable and payable may be hedged with forward exchange contracts. Any gains/losses are included in accrued liabilities and are recognized in results when the transaction being hedged is recognized.

    (S) (LOSS)/PROFIT PER SHARE

    Net (loss)/profit per share and (loss)/profit per share from continuing operations is based on net (loss)/profit and the (loss)/profit from continuing operations divided by the weighted average number of shares outstanding during each period.

    (T) SEGMENT REPORTING

    The segmental reporting has been prepared based on the Company's method of internal reporting, which disaggregates its business by service or product and by geography.

3. SIGNIFICANT ACQUISITIONS AND DIVESTITURES

    Until March 31, 1997, the Company's main activity was its 50% share in NetHold, a joint venture. The principal activities of NetHold included pay-television operations in Africa, Greece, Cyprus, the Middle East, the Benelux, Scandinavian countries and Italy. Additionally, NetHold held 100% of the shares in Irdeto BV (Irdeto), a pay-television technology company. Effective March 31, 1997, the Company sold its interest in NetHold to Canal+ in exchange for a 5% share in Canal+ and all of NetHold's pay-television businesses in Africa, Greece, Cyprus and the Middle East. The transaction was accounted for as a sale of the 50% interest in NetHold and a purchase of the pay-television businesses transferred to the Company. Thereafter, the Company acquired a 49% share in Irdeto for a consideration of $17.7 million paid for in cash.

    The Company recognized a gain of $540 million on the sale of its interest in NetHold. The gain is equal to the excess of the fair value of consideration received ($475 million) over the book value of the Company's interest in the NetHold businesses sold ($159 million deficit) less deferral of a portion of the gain related to warranties provided and direct costs of $94 million. The fair value of the consideration received consisted of the Canal+ shares
($273 million) and 50% of the NetHold businesses in Africa, Greece, Cyprus and the Middle East ($202 million). As a result of the transaction the Company recorded intangible assets of $193 million, which has been allocated to subscriber base ($55 million) and goodwill ($138 million).

    During the 1998 financial year, the Company sold its shares in Canal+ for a total consideration of approximately $262 million, resulting in a gain of $3 million.

    In January 1998, the Company acquired the remaining 51% of the outstanding share capital of Irdeto for an aggregate cash consideration of approximately
$11 million. For financial statement purposes, the acquisition was accounted for as a purchase, and accordingly, the related business's results are included in the consolidated financial statements since the date of acquisition.

    During the 1998 fiscal year, the Company acquired the entire issued share capital of a number of Internet-related businesses in South Africa. For financial statement purposes, the acquisitions were accounted for as purchases and, accordingly, the Internet-related businesses' results are included in the

                          MIH LIMITED AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. SIGNIFICANT ACQUISITIONS AND DIVESTITURES --CONTINUED consolidated financial statements since the date of acquisition. The aggregate purchase price was approximately $21.5 million, which was financed through internal resources. The excess of the purchase price over the net liabilities acquired (goodwill) approximated $17 million. With effect from October 1, 1997 the Company sold its Internet-related businesses to M-Web Holdings Limited, a related party, for $20.5 million, which was settled in cash and resulted in a surplus of $4.4 million. The Company accounted for the operating losses of the Internet-related businesses as discontinued operations for the period from May 1, 1997 to September 30, 1997. The $4.4 million surplus on this translation was accounted for as a capital contribution.

    The Company also acquired a 44.5% interest in OpenTV Inc. (OpenTV) for $15.5 million with effect from January 26, 1998, of which $6.4 million was due in the 1999 financial year. On March 18, 1999 the Company increased its interest in OpenTV to 80.1%, through the acquisition of a 44.5% share from Thomson Consumer Electronics Inc. (Thomson) and agreement to dispose of a portion of that interest representing 8.9% of OpenTV to a subsidiary of Sun Microsystems. The purchase from Thomson was in exchange for a $46.2 million note bearing interest at 7% annually. The note was converted on April 13, 1999 into 2,581,775 Class A Ordinary Shares at $18.00 per Class A Ordinary Share. The disposal to the subsidiary of Sun Microsystems was for approximately $9.2 million in cash. The excess purchase price over the net liabilities acquired of approximately $36.7 million has been allocated to goodwill and is amortized over five years.

    The Company invested an additional $17.7 million in United Broadcasting Corporation Public Company Limited (UBC), a company listed on the Stock Exchange of Thailand, during the 1998 financial year. As a result of the Company's additional investment in UBC and following a merger between UBC and UTV Cable Network Public Company, the Company's interest in the new merged entity increased to 17.3%. In June 1998, the Company increased its shareholding in UBC from 17.3% to 26.1% for a purchase consideration of $62.1 million, paid in cash. In February 1999, the Company acquired an additional 1.7% interest for $4.5 million in cash. The Company intends to exercise an option to purchase an additional 3.3% of UBC for $8.8 million in cash, taking its interest to 31.1%. The excess of the consideration of the Company's share of the fair value of the net assets acquired, amounting to $59.5 million, was allocated to goodwill, and is amortized over its estimated useful life of five years. Since the increase of its shareholding, the Company has joint control over UBC and therefore accounts for its investment in UBC using the equity method of accounting.

    On April 4, 1998, the Company transferred 28 million of its shares in Electronic Media Network Holdings Limited/SuperSport International Holdings Limited (M-Net/SuperSport) into a trust (the Trust), with the objective to increase share ownership in M-Net/SuperSport amongst certain South Africans, for consideration of $22.2 million. The Trust financed 90% of the consideration through bank borrowings. Under certain circumstances, the Company may be required to assume the obligation for the bank borrowings at maturity on April 1, 2001 and re-acquire ownership of the M-Net/SuperSport shares. The shares of M-Net/SuperSport transferred have been pledged as collateral for such obligations. Under the terms of the sale agreement the purchasers are entitled to vote the shares and the Company is entitled to receive any dividend until 2001. The Company recorded a liability of approximately $20 million related to the bank borrowings. The cash consideration for the share transfer which has not been financed by bank borrowings is accounted for as an option premium. The $20 million liability accretes interest until the redemption date (April 14, 2001) at an interest rate of 12.55%. The option premium is amortized to income over three years and the Company continues to account for a 19.8% equity method investment in M-Net/SuperSport.

                          MIH LIMITED AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. SIGNIFICANT ACQUISITIONS AND DIVESTITURES --CONTINUED
    During November 1998, the Company acquired a 100% interest in TV/Com International Inc. for $14.5 million, paid in cash. The excess of the consideration over the fair value of the net assets amounting to $12.3 million, was allocated to intellectual property rights.

4. ACCOUNTS RECEIVABLE

                                                                MARCH 31,
                                                        -------------------------
                                                           1999          1998
                                                        -----------   -----------
                                                        (THOUSANDS)   (THOUSANDS)

Trade accounts receivable.............................    $ 70,937      $ 47,148
Less: provision for doubtful accounts.................     (20,380)      (10,149)
                                                          --------      --------
                                                          $ 50,557      $ 36,999
                                                          ========      ========

    Included in accounts receivable are $27.5 million and $14.3 million at March 31, 1999 and March 31, 1998, respectively, pre-billed to customers and credit balances which have been recorded as deferred income (Note 12).

5. OTHER RECEIVABLES

                                                                MARCH 31,
                                                        -------------------------
                                                           1999          1998
                                                        -----------   -----------
                                                        (THOUSANDS)   (THOUSANDS)
Payments and accrued income...........................    $  8,490      $ 14,272
Other receivables.....................................      19,739        15,172
                                                          --------      --------
                                                          $ 28,229      $ 29,444
                                                          ========      ========

6. INVENTORIES

                                                                MARCH 31,
                                                        -------------------------
                                                           1999          1998
                                                        -----------   -----------
                                                        (THOUSANDS)   (THOUSANDS)
Decoders and associated components....................    $ 31,828      $ 28,689
Less: provision for slow-moving and obsolete
  inventories.........................................     (10,460)      (10,406)
                                                          --------      --------
                                                          $ 21,368      $ 18,283
                                                          ========      ========

                          MIH LIMITED AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. VALUATION AND QUALIFYING ACCOUNTS

                                                                         ARISING ON                   CHARGED/
                                                 AT                      ACQUISITION                 (CREDITED)        AT
                                              MARCH 31,    TRANSLATION       OF                      TO COST AND    MARCH 31,
1999                                            1998       ADJUSTMENT    SUBSIDIARY    DEDUCTIONS     EXPENSES        1999
----                                         -----------   -----------   -----------   -----------   -----------   -----------
                                             (THOUSANDS)   (THOUSANDS)   (THOUSANDS)   (THOUSANDS)   (THOUSANDS)   (THOUSANDS)
Provision for:
Doubtful accounts--Note 4..................   $ 10,149      $   (904)      $ 1,323      $     --      $  9,812       $20,380
Slow-moving and obsolete
  inventories--Note 6......................     10,406           139            --            --           (85)       10,460
Program and film rights....................      1,872            25            --            --        (1,897)           --
Decoder technology.........................     22,734          (524)           --            --       (22,210)           --
Post-retirement benefits...................      3,766          (700)           --            --          (399)        2,667
Programming costs..........................      9,093           210            --            --        (9,303)           --
Write-down of carrying values of assets in
  certain African countries................      4,341          (807)           --            --          (227)        3,307
Development costs/losses in joint
  ventures.................................     10,629           108            --       (10,737)           --            --
Warranties.................................      4,960            65            --            --           435         5,460
Intellectual property infringement.........      1,496            20            --            --        (1,017)          499
                                              --------      --------       -------      --------      --------       -------
                                              $ 79,446      $ (2,368)      $ 1,323      $(10,737)     $(24,891)      $42,773
                                              ========      ========       =======      ========      ========       =======

                                                                         ARISING ON                   CHARGED/
                                                 AT                      ACQUISITION                 (CREDITED)        AT
                                              MARCH 31,    TRANSLATION       OF                      TO COST AND    MARCH 31,
1998                                            1997       ADJUSTMENT    SUBSIDIARY    DEDUCTIONS     EXPENSES        1998
----                                         -----------   -----------   -----------   -----------   -----------   -----------
                                             (THOUSANDS)   (THOUSANDS)   (THOUSANDS)   (THOUSANDS)   (THOUSANDS)   (THOUSANDS)
Provision for:
Doubtful accounts--Note 4..................   $  7,067      $   (708)      $ 6,251      $     --      $ (2,461)      $10,149
Slow-moving and obsolete
  inventories--Note 6......................      6,466          (648)        4,135            --           453        10,406
Program and film rights....................        476           (48)           --            --         1,444         1,872
Decoder technology.........................     29,358        (2,942)           --        (3,682)           --        22,734
Post-retirement benefits...................      4,678          (469)           --            --          (443)        3,766
Subscriber guarantees......................     42,203        (4,229)           --       (37,974)           --            --
Programming costs..........................      9,125          (914)           --            --           882         9,093
Write down of carrying values of assets in
  certain African countries................      7,963          (798)           --            --        (2,824)        4,341
Development costs/losses in joint
  ventures.................................         --            --         3,398            --         7,231        10,629
Warranties.................................      3,857          (349)           --            --         1,452         4,960
Intellectual property infringement.........         --            --            --            --         1,496         1,496
                                              --------      --------       -------      --------      --------       -------
                                              $111,193      $(11,105)      $13,784      $(41,656)     $  7,230       $79,446
                                              ========      ========       =======      ========      ========       =======

    At March 31, 1997, the Company deferred recognition of approximately
$73.3 million of the gain arising on the sale of NetHold to Canal+, representing the estimated probable liability for warranties of decoder technology
($22.7 million) and guarantees of the number of subscribers ($42.2 million) and the potential reimbursement of programming costs ($9.1 million). During the year ended March 31, 1998, the Company paid approximately $38.0 million for guarantees of number of subscribers. As no further claims under the warranties were made prior to June 30, 1998, the deadline for such claims, the Company reversed the remaining provisions to profit on sale of joint venture during the current financial year.

                          MIH LIMITED AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. VALUATION AND QUALIFYING ACCOUNTS --CONTINUED
    The provision for the write-down of the carrying value of assets in certain African countries relates to management's estimates regarding the recoverability of such assets, given the current economic and political environment in certain African countries.

    Following the termination of an agreement with a joint venture partner, the provision for development costs/losses in joint ventures has been deducted from the long-term loan and the net amount disclosed as a short-term receivable.

    The warranty provision has been raised to cover smart cards and conditional access modules supplied to customers.

    The intellectual property infringement provision relates to the expected settlement amount in respect of a patent used in the conditional access system.

8. TANGIBLE FIXED ASSETS (IN THOUSANDS)

                           LAND, BUILDINGS           MACHINERY,
                            AND LEASEHOLD            FURNITURE             TRANSPONDERS
                             IMPROVEMENTS          AND EQUIPMENT         AND TRANSMITTERS           DECODERS
                         --------------------   --------------------   --------------------   --------------------
                         PURCHASED    LEASED    PURCHASED    LEASED    PURCHASED    LEASED    PURCHASED    LEASED     TOTAL
                         ---------   --------   ---------   --------   ---------   --------   ---------   --------   --------
COST
At April 1, 1998.......   $ 3,939    $10,311    $ 68,726    $ 6,644     $ 8,438    $ 45,822    $    --    $  7,840   $151,720
Translation
  adjustment...........      (809)    (1,901)    (10,777)    (1,227)        261      (1,423)        --       2,816    (13,060)
Additions..............     1,619         --       7,072        166       6,122     138,212      3,633       8,782    165,606
Disposals..............        --         --      (6,790)    (2,783)        (16)         (9)        --          --     (9,598)
                          -------    -------    --------    -------     -------    --------    -------    --------   --------
At March 31, 1999......     4,749      8,410      58,231      2,800      14,805     182,602      3,633      19,438    294,668
                          -------    -------    --------    -------     -------    --------    -------    --------   --------
ACCUMULATED
DEPRECIATION
At April 1, 1998.......      (563)      (282)    (24,548)    (1,954)     (1,329)     (3,223)        --      (5,573)   (37,472)
Translation
  adjustment...........        29         59       3,077        380        (620)        234        (84)     (2,289)       786
Reclassifications......      (812)        66       5,572         43        (766)       (140)    (2,204)     (1,759)        --
Charge for the year....      (893)      (178)     (8,624)      (414)     (2,133)     (7,178)      (217)     (3,230)   (22,867)
Disposals..............        --         --       1,973         --          16          --         --          --      1,989
                          -------    -------    --------    -------     -------    --------    -------    --------   --------
At March 31, 1999......    (2,239)      (335)    (22,550)    (1,945)     (4,832)    (10,307)    (2,505)    (12,851)   (57,564)
                          -------    -------    --------    -------     -------    --------    -------    --------   --------
NET BOOK VALUE
At March 31, 1999......   $ 2,510    $ 8,075    $ 35,681    $   855     $ 9,973    $172,295    $ 1,128    $  6,587   $237,104
                          =======    =======    ========    =======     =======    ========    =======    ========   ========
At March 31, 1998......   $ 3,376    $10,029    $ 44,178    $ 4,690     $ 7,109    $ 42,599    $    --    $  2,267   $114,248
                          =======    =======    ========    =======     =======    ========    =======    ========   ========

                          MIH LIMITED AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. TANGIBLE FIXED ASSETS (IN THOUSANDS) --CONTINUED

    The Company leases certain land and buildings, machinery, furniture and equipment, and transponders and transmitters. Commitments for minimum rentals under non-cancellable leases as at March 31, 1999 are as follows:

                                                          CAPITAL      OPERATING
                                                          LEASES        LEASES
                                                        -----------   -----------
                                                        (THOUSANDS)   (THOUSANDS)
FOR THE YEARS ENDED MARCH 31:
2000..................................................   $  32,836      $15,103
2001..................................................      30,528       16,688
2002..................................................      28,179       11,648
2003..................................................      26,041       11,155
2004 and after........................................     190,280       33,575
                                                         ---------      -------
Total minimum lease repayments........................     307,864      $88,169
                                                                        =======
Less: amount representing interest....................    (110,254)
                                                         ---------
                                                         $ 197,610
                                                         =========

    Operating rental expenses for the year ended March 31, 1999 amounted to approximately $37 million (1998: $33 million). Capital leases bear interest ranging from 6%-21% as of March 31, 1999. The weighted average interest rate was 9.68%.

9. INTANGIBLE ASSETS

                                                INTELLECTUAL
                                                  PROPERTY     SUBSCRIBER
                                                   RIGHTS         BASE        GOODWILL        TOTAL
1999                                            ------------   -----------   -----------   -----------
                                                (THOUSANDS)    (THOUSANDS)   (THOUSANDS)   (THOUSANDS)
    COST
      At April 1, 1998........................    $    --       $ 48,250      $151,531      $199,781
      Translation difference..................         --         (8,946)       (5,193)      (14,139)
      Additions...............................     12,372             --        84,986        97,358
                                                  -------       --------      --------      --------
      At March 31, 1999.......................     12,372         39,304       231,324       283,000
                                                  -------       --------      --------      --------
    ACCUMULATED AMORTIZATION
      At April 1, 1998........................         --         (9,650)      (26,520)      (36,170)
      Amortization for the year...............       (825)        (8,293)      (34,684)      (43,802)
      Translation difference..................         --          2,248         1,925         4,173
                                                  -------       --------      --------      --------
      At March 31, 1999.......................       (825)       (15,695)      (59,279)      (75,799)
                                                  -------       --------      --------      --------
    NET BOOK VALUE............................    $11,547       $ 23,609      $172,045      $207,201
                                                  =======       ========      ========      ========

                          MIH LIMITED AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. INTANGIBLE ASSETS --CONTINUED

                                                INTELLECTUAL
                                                  PROPERTY     SUBSCRIBER
                                                   RIGHTS         BASE        GOODWILL        TOTAL
1998                                            ------------   -----------   -----------   -----------
                                                (THOUSANDS)    (THOUSANDS)   (THOUSANDS)   (THOUSANDS)
    COST
      At April 1, 1997........................    $    --       $ 55,000      $152,870      $207,870
      Translation difference..................         --         (6,750)      (20,268)      (27,018)
      Additions...............................         --             --        36,490        36,490
      Disposal................................         --             --       (17,561)      (17,561)
                                                  -------       --------      --------      --------
      At March 31, 1998.......................         --         48,250       151,531       199,781
                                                  -------       --------      --------      --------
    ACCUMULATED AMORTIZATION
      At April 1, 1997........................         --             --            --            --
      Amortization for the year...............         --        (10,311)      (28,689)      (38,999)
      Translation difference..................         --            661         2,169         2,829
                                                  -------       --------      --------      --------
      At March 31, 1998.......................         --         (9,650)      (26,520)      (36,170)
                                                  -------       --------      --------      --------
    NET BOOK VALUE............................    $    --       $ 38,600      $125,011      $163,611
                                                  =======       ========      ========      ========

10. LONG-TERM INVESTMENTS

                                                                      MARCH 31,
                                                              -------------------------
                                                                 1999          1998
                                                              -----------   -----------
                                                              (THOUSANDS)   (THOUSANDS)
Marketable securities(a)....................................    $  1,190      $ 56,924
Associates(b)...............................................      14,000        12,992
Joint ventures(c)...........................................      54,924         7,104
                                                                --------      --------
                                                                $ 70,114      $ 77,020
                                                                ========      ========
    (A) MARKETABLE SECURITIES AT COST

LISTED SHARES
  UBC (1999: joint venture).................................    $     --      $ 52,840
UNLISTED SHARES
  Cable News Egypt S.A.E. (CNE).............................       1,190         2,985
  Croco Beteiligungs Gesellschaft GmbH......................          --         1,004
  LTH AE....................................................          --            95
                                                                --------      --------
                                                                $  1,190      $ 56,924
                                                                ========      ========
    (B) ASSOCIATES

M-Net/SuperSport............................................    $  8,394      $ 10,312
Orbicom (Proprietary) Limited (Orbicom).....................          --            --
Share of post-acquisition retained profits..................       5,606         2,680
                                                                --------      --------
                                                                $ 14,000      $ 12,992
                                                                ========      ========

                          MIH LIMITED AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. LONG-TERM INVESTMENTS --CONTINUED

                                                                      MARCH 31,
                                                              -------------------------
                                                                 1999          1998
                                                              -----------   -----------
                                                              (THOUSANDS)   (THOUSANDS)
    (C) JOINT VENTURES

Digco BV ("Digco")..........................................    $     --      $  7,762
MultiChoice Supplies (Proprietary) Limited
  ("MultiChoice Supplies")..................................       2,447         3,686
MultiChoice Middle East.....................................       7,055            --
UBC (1998: marketable security).............................      73,550            --
Share of post-acquisition retained profits less losses......     (28,128)       (4,344)
                                                                --------      --------
                                                                $ 54,924      $  7,104
                                                                ========      ========
LISTED SHARES AT MARKET VALUE
  UBC.......................................................    $ 91,774      $104,817
  M-Net/SuperSport..........................................      30,375        54,483
                                                                --------      --------
                                                                $122,149      $159,300
                                                                ========      ========

                          MIH LIMITED AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. LONG-TERM INVESTMENTS --CONTINUED
    The following information relates to the Company's significant investments:

                                          MARCH 31,
                                   -----------------------
                                     1999           1998
                                   --------       --------
TYPE OF INVESTMENT                    %              %              NATURE OF BUSINESS                 COUNTRY
------------------                                           ---------------------------------  ----------------------
MARKETABLE SECURITIES AT COST
UBC (1999: joint venture)........       --          17.3     Management of television           Thailand
                                                             platforms
CNE..............................     10.0          10.0     Television                         Egypt

ASSOCIATES
M-Net/SuperSport.................     19.8(1)       19.8     Premium television channel         South Africa
                                                             provider
Orbicom..........................     20.0          20.0     Signal distribution                South Africa

JOINT VENTURES
Digco............................     50.0          50.0     Decoder technology                 The Netherlands
UBC (1998: marketable security)
(including option)...............     31.1            --     Management of television           Thailand
                                                             platforms
MultiChoice Supplies.............     50.0          50.0     Decoder rentals                    South Africa
OpenTV (1999: subsidiary)........       --          44.5     Technology development             USA
MultiChoice Middle East..........     45.0          45.0     Management of television           Middle East
                                                             platforms

SUBSIDIARIES
Myriad Africa BV.................    100.0         100.0     Investment holding                 The Netherlands
MultiChoice Africa (Proprietary)
Limited ("MultiChoice Africa")...    100.0         100.0     Management of television           South Africa
                                                             platforms
MultiChoice Africa Limited.......    100.0         100.0     Investment holding                 British Virgin Islands
NetMed BV........................    100.0         100.0     Investment holding                 The Netherlands
NetMed Hellas SA.................     52.0          52.0     Management of television           Greece
                                                             platforms
MultiChoice Hellas SA............     52.0          52.0     Management of television           Greece
                                                             platforms
Irdeto...........................    100.0         100.0     Technology development             The Netherlands
TV/Com...........................    100.0            --     Technology development             USA
OpenTV (1998: joint venture).....     80.1            --     Technology development             USA

------------------------------
(1) The Company accounts for its investment in M-Net/SuperSport using the equity method of accounting because of the significant influence the Company exercises over M-Net/SuperSport as a result of common ownership, the Company's management and directors' representation on the board of directors of M-Net/SuperSport and the fact that substantially all of M-Net/SuperSport's revenues are derived from the Company.

                                                                             MARCH 31,
SIGNIFICANT JOINT VENTURE INFORMATION                         ---------------------------------------
                                                                 1999          1998          1997
                                                              -----------   -----------   -----------
                                                              (THOUSANDS)   (THOUSANDS)   (THOUSANDS)
        Net loss............................................   $(34,401)     $ (5,091)     $     --
        Current assets......................................     38,091        11,110            --
        Long-term assets....................................    304,184         5,320            --
        Current liabilities.................................    (32,619)      (26,173)           --
        Long-term liabilities...............................    (36,773)      (25,388)           --

                          MIH LIMITED AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. PROGRAM AND FILM RIGHTS

   The following table sets forth the components of program and film rights, on a gross and net basis:

                                                                      MARCH 31,
                                                              -------------------------
                                                                 1999          1998
                                                              -----------   -----------
                                                              (THOUSANDS)   (THOUSANDS)
COST
  Program rights............................................    $112,319      $ 60,893
  Film rights...............................................       8,832        13,554
                                                                --------      --------
                                                                 121,151        74,447
                                                                --------      --------

ACCUMULATED AMORTIZATION
  Program rights............................................      27,366        26,266
  Film rights...............................................       2,451         9,927
                                                                --------      --------
                                                                  29,817        36,193
                                                                --------      --------

NET BOOK VALUE
  Program rights............................................      84,953        34,627
  Film rights...............................................       6,381         3,627
                                                                --------      --------
                                                                $ 91,334      $ 38,254
                                                                ========      ========

Classified on the balance sheets as follows:
  Current assets............................................    $ 38,935      $ 22,543
  Non-current assets........................................      52,399        15,711
                                                                --------      --------
                                                                $ 91,334      $ 38,254
                                                                ========      ========

12. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

                                                                      MARCH 31,
                                                              -------------------------
                                                                 1999          1998
                                                              -----------   -----------
                                                              (THOUSANDS)   (THOUSANDS)
Deferred income.............................................    $ 27,508      $ 14,344
Accrued expenses............................................      50,226        35,517
Taxes and social securities.................................      10,341        12,630
Amounts owing in respect of investments acquired............      46,287         6,400
Other current liabilities...................................      27,110        46,555
                                                                --------      --------
                                                                $161,472      $115,446
                                                                ========      ========

                          MIH LIMITED AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13. PROVISIONS

                                                                      MARCH 31,
                                                              -------------------------
                                                                 1999          1998
                                                              -----------   -----------
                                                              (THOUSANDS)   (THOUSANDS)
Decoder technology..........................................    $     --      $ 22,734
Post-retirement benefits (Note 26)..........................       2,667         3,766
Write-down of carrying values of assets in certain African
  countries.................................................       3,307         4,341
Programming costs...........................................          --         9,093
Development costs/losses in joint ventures..................          --        10,629
Warranties..................................................       5,460         4,960
Intellectual property infringement..........................         499         1,496
                                                                --------      --------
                                                                $ 11,933      $ 57,019
                                                                ========      ========

14. LONG-TERM DEBT AND PROGRAM AND FILM RIGHTS

                                                                      MARCH 31,
                                                              -------------------------
                                                                 1999          1998
                                                              -----------   -----------
                                                              (THOUSANDS)   (THOUSANDS)
        Long-term debt comprises:
        Capital leases--Note 8..............................    $197,610      $ 67,172
        NetHold Finance VOF.................................          --        23,984
        Other long-term debt--Note 3........................      22,672            --
                                                                --------      --------
                                                                 220,282        91,156
        Less: short-term portion included in current
liabilities.................................................     (15,512)      (36,369)
                                                                --------      --------
                                                                $204,770      $ 54,787
                                                                ========      ========

    Program and film rights payable are non-interest-bearing and amounts due in future fiscal years are $37.9 million in 2000, $28.3 million in 2001 and $15.5 million thereafter.

    The loan from NetHold Finance VOF bore interest at 2% above the Amsterdam Interbank Benchmark Rate and was settled on October 5, 1998.

    The currency mix of the long-term debt as at March 31, 1999 and 1998 is:

                                                            %           %
                                                        ---------   ---------
European currency unit................................      17.5        39.0
Greek drachmae........................................      18.5        29.0
Netherlands guilders..................................       0.8        19.0
South African rand....................................      12.8        11.0
US dollars............................................      50.4         2.0
                                                        --------     -------
                                                           100.0       100.0
                                                        ========     =======

                          MIH LIMITED AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

15. DEFERRED TAXATION

    The deferred taxation relates to the temporary differences between the book values and the tax bases of assets and liabilities. Significant components of the Company's deferred taxation liabilities and assets are summarized below:

                                                                MARCH 31,
                                                        -------------------------
                                                           1999          1998
                                                        -----------   -----------
                                                        (THOUSANDS)   (THOUSANDS)
DEFERRED TAXATION LIABILITIES
Leased tangible assets................................    $     --      $  1,097
Purchased intangible fixed assets.....................           3         3,275
Prepayments...........................................          --         1,995
Subscriber base.......................................       7,082        13,472
Intellectual property rights..........................       3,464            --
                                                          --------      --------
Gross deferred taxation liabilities...................      10,549        19,839
                                                          --------      --------
DEFERRED TAXATION ASSETS
Purchased intangible fixed assets.....................          --         2,062
Purchased tangible fixed assets.......................         302           350
Accounts receivable and other assets..................       4,992         1,387
Accrued expenses and other current liabilities........       7,050        23,791
Program and film rights...............................          72         3,113
Leased tangible fixed assets..........................       2,939         2,881
Deferred income.......................................       4,594         4,929
Tax loss carry forwards...............................      33,033        36,156
                                                          --------      --------
Gross deferred taxation assets........................      52,982        74,669
                                                          --------      --------
Net deferred taxation assets..........................      42,433        54,830
Less: valuation allowance.............................     (42,553)      (58,105)
                                                          --------      --------
Net deferred tax liabilities..........................    $   (120)     $ (3,275)
                                                          ========      ========

    The Company has raised a valuation allowance against the net deferred taxation asset as, in management's estimate, it is more likely than not that the deferred taxation asset will not be realized, due to the historical operating losses incurred by the Company's operations and the timing limits on the tax loss carry-forwards that arose on these losses.

                          MIH LIMITED AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

16. NET REVENUES

                                                      YEAR ENDED MARCH 31,
                                             ---------------------------------------
                                                1999          1998          1997
                                             -----------   -----------   -----------
                                             (THOUSANDS)   (THOUSANDS)   (THOUSANDS)
Subscription revenues......................    $442,734      $404,479       $  --
Decoder sales and repairs..................      71,998        63,082          --
Technology.................................      63,911        12,781          --
Other......................................      29,212        20,196          --
                                               --------      --------       -----
                                               $607,855      $500,538       $  --
                                               ========      ========       =====

17. FINANCIAL RESULTS, NET

                                                      YEAR ENDED MARCH 31,
                                             ---------------------------------------
                                                1999          1998          1997
                                             -----------   -----------   -----------
                                             (THOUSANDS)   (THOUSANDS)   (THOUSANDS)
Dividend income............................    $  2,573      $  3,177       $  --
Gain on disposal of investments............          --         2,647          --
Interest income............................      10,328         7,898          --
Exchange losses............................        (556)       (6,049)         --
Interest expense...........................     (21,423)      (13,161)       (107)
                                               --------      --------       -----
                                               $ (9,078)     $ (5,488)      $(107)
                                               ========      ========       =====

18. INCOME TAXATION

                                                      YEAR ENDED MARCH 31,
                                             ---------------------------------------
                                                1999          1998          1997
                                             -----------   -----------   -----------
                                             (THOUSANDS)   (THOUSANDS)   (THOUSANDS)
Taxation
  Current..................................    $ (3,464)     $ (5,964)      $  --
  Deferred.................................       3,155        (1,606)         --
                                               --------      --------       -----
Charged against income.....................    $   (309)     $ (7,570)      $  --
                                               ========      ========       =====

                          MIH LIMITED AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18. INCOME TAXATION --CONTINUED
    The difference between income taxation expense computed at statutory rates of the respective companies (35% average) and income taxation expense provided on results are as follows:

                                                            MARCH 31,
                                             ---------------------------------------
                                                1999          1998          1997
                                             -----------   -----------   -----------
                                             (THOUSANDS)   (THOUSANDS)   (THOUSANDS)
Income taxation benefit at statutory
  rates....................................    $  3,615      $ 19,631       $  --
Unprovided timing differences..............     (11,798)      (22,080)         --
Permanent differences
  Exempt income............................      16,248            --          --
  Profit on sale of investments............          --         1,692          --
  Profit on dilution of interest in
    associates.............................          --           315          --
  Non-deductible charges...................      (6,876)      (13,961)         --
  (Expenditure)/income of a capital
    nature.................................        (658)          156          --
  Other taxes..............................      (1,430)       (3,064)         --
  Change in taxation rates.................         590         9,741          --
                                               --------      --------       -----
Income taxation expense....................    $   (309)     $ (7,570)      $  --
                                               ========      ========       =====

    The Company has tax loss carry-forwards of approximately $110.1 million. A summary of the tax loss carry-forwards at March 31, 1999 (in thousands) by tax jurisdiction, and the expiry dates is set out below:

                                               AFRICA    MEDITERRANEAN    TOTAL
                                              --------   -------------   --------
1999........................................  $ 2,300       $ 6,000      $  8,300
2000........................................    2,300        22,500        24,800
2001........................................    3,000         6,800         9,800
2002........................................    1,400        14,200        15,600
2003........................................    8,000        15,700        23,700
Indefinite..................................   27,910            --        27,910
                                              -------       -------      --------
                                              $44,910       $65,200      $110,110
                                              =======       =======      ========

    Tax loss carry-forwards of $17 million are only available for offset against future taxable income from the same category of income which created the loss.

    The ultimate outcome of additional taxation assessments may vary from the amounts accrued, however management of the Company believe that any additional taxation liability over and above the amount accrued would not have a material adverse impact on the Company's results of operations or financial position.

    Unprovided timing differences are timing differences that are expected to reverse within the carry-forward period of tax losses (Note 3(k)) and are, therefore, effectively a valuation allowance.

                          MIH LIMITED AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

19. DISCONTINUED OPERATIONS

1999

    With effect from November 24, 1998, the group discontinued the operations of TV/Com. The costs incurred relate to the termination of the operations.

1998

    With effect from October 1, 1997, the Company sold its Internet-related businesses to M-Web, a related party, for $20.5 million, which was settled in cash and resulted in a surplus of $4.4 million. The Company accounted for the operating losses of the Internet-related business as discontinued operations for the period from May 1, 1997 to September 30, 1997. The $4.4 million surplus on this transaction was accounted for as a capital contribution.
(See Note 30.)

20. RELATED PARTY TRANSACTIONS

    The Company entered into transactions and has balances with a number of affiliated companies, including equity investees, shareholders and entities under common control. The transactions with affiliated companies are summarized in the following table:

                                                      YEAR ENDED MARCH 31,
                                             ---------------------------------------
                                                1999          1998          1997
                                             -----------   -----------   -----------
                                             (THOUSANDS)   (THOUSANDS)   (THOUSANDS)
INCOME
Transmission costs(a)......................    $  1,656      $  1,308      $     --
Management fee(b)..........................         340            --            --
Dividend(c)................................       2,573         1,448            --
Licensing and consulting fees(d)...........       2,270           956            --
Interest income(e).........................          --            --        11,916
                                               --------      --------      --------
                                               $  6,839      $  3,712      $ 11,916
                                               ========      ========      ========

COSTS
Channel of programming costs(f)............    $136,000      $133,047      $     --
Transmission costs(g)......................      28,784        23,854            --
Licensing fees(h)..........................          --         2,671            --
Directors' emoluments(i)...................       1,716            --            --
                                               --------      --------      --------
                                               $166,500      $159,572      $     --
                                               ========      ========      ========

------------------------

(a) Certain costs related to the lease and maintenance of signal distribution are charged on by the Company to one of its affiliated companies.

(b) Management fee charged by the company to UBC.

(c) Dividends received from M-Net/SuperSport.

(d) Licensing and consulting fees charged to affiliated companies.

(e) Interest income relates to a loan from the Company to one of the subsidiaries of NetHold. Interest income on the loan has been included in equity results in joint ventures.

(f) The Company purchases the right to transmit certain channels and programs from affiliated companies.

(g) The Company is charged by an affiliate for services relating to the lease and maintenance of signal distribution equipment.

(h) Licensing fees are charged by an affiliated company for the use of certain subscriber technology and software.

(i) Total remuneration of the directors.

                          MIH LIMITED AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

20. RELATED PARTY TRANSACTIONS --CONTINUED
    The balances of advances, deposits, receivables and payables between the Company and affiliates are:

                                                                MARCH 31,
                                                        -------------------------
                                                           1999          1998
                                                        -----------   -----------
                                                        (THOUSANDS)   (THOUSANDS)
RECEIVABLES
  MIH Holdings Limited................................    $ 6,993       $ 8,657
  OpenTV (1999: subsidiary)...........................         --           323
  Computicket.........................................         --           434
  UBC (1999: joint venture)...........................         --         3,872
  Myriad International Holdings BV....................         --         1,498
  M-Web Holdings Limited..............................      1,786            --
  Orbicom (Proprietary) Limited.......................      5,442            --
                                                          -------       -------
                                                          $14,221       $14,784
                                                          =======       =======
PAYABLES
  M-Web Holdings Limited..............................    $    --       $ 2,223
  M-Cell Limited......................................         --           237
  M-Net/SuperSport....................................     16,298        23,128
  Orbicom (Proprietary) Limited.......................         --           216
                                                          -------       -------
                                                          $16,298       $25,804
                                                          =======       =======

21. SEGMENT AND GEOGRAPHIC INFORMATION

    The Company has determined that its reportable segments are those that are based on the Company's method of internal reporting, which disaggregates its businesses by service/product and by geography. The Company's reportable business segments are management of television platforms and technology. The business segment relating to the management of television platforms is conducted in Africa and the Middle East, the Mediterranean and Thailand. The technology business segment consists of Irdeto, based in the Netherlands, and the Company's joint venture interest in OpenTV (subsidiary March 31, 1999) and TV/Com, based in the United States. The Company's interests in OpenTV and the Middle East are accounted for by the equity method and are, therefore, included in equity results in joint ventures below.

                          MIH LIMITED AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

21. SEGMENT AND GEOGRAPHIC INFORMATION --CONTINUED
    The accounting policies of the segments are identical to the accounting policies described in "Summary of Significant Accounting Policies".

                                              MANAGEMENT OF
                                          TELEVISION PLATFORMS             TECHNOLOGY
                                 ---------------------------------------   -----------
                                   AFRICA
                                   AND THE      MEDITER-                                  SEGMENTAL                  RECONCILING
1999                             MIDDLE EAST     RANEAN       THAILAND                      TOTAL       CORPORATE       ITEMS
----                             -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                 (THOUSANDS)   (THOUSANDS)   (THOUSANDS)   (THOUSANDS)   (THOUSANDS)   (THOUSANDS)   (THOUSANDS)
SALES
External sales.................   $406,959      $136,985      $     --      $ 63,911      $607,855      $     --      $     --
Inter-segment sales............         --           551            --         9,355         9,906            --        (9,906)
                                  --------      --------      --------      --------      --------      --------      --------
Total revenue..................   $406,959      $137,536      $     --      $ 73,266      $617,761      $     --      $ (9,906)
                                  ========      ========      ========      ========      ========      ========      ========

RESULTS
Operating loss.................   $ (1,624)     $(19,290)     $     --      $ (4,947)     $(25,861)     $(11,917)     $     --
Depreciation and
  amortization(c)..............    (28,808)      (18,667)           --        (3,690)      (51,166)         (224)           --
Amortization of program and
  film rights..................         --       (32,237)           --            --       (32,237)           --            --
Operating loss is stated before
  the following items:
Exchange gains/(losses)........      1,339         3,359            --        (1,516)        3,182        (3,738)           --
Dividend income................      2,573            --            --            --         2,573            --            --
Interest expense...............    (40,333)      (15,070)           --        (3,064)      (58,467)      (15,501)      (52,545)(a)
Interest income................      4,129           832            --         4,181         9,141        53,732       (52,545)(a)
Equity results in associates...     (2,053)           --            --            --        (2,053)           --            --
Equity results in joint
  ventures.....................     (1,885)           --       (32,694)       (6,640)      (41,219)           --            --
Income taxation/(benefit)......        520         1,694            --        (2,155)           59           250            --

OTHER INFORMATION
Segment assets.................    362,843       213,288       107,616       137,376       821,123       712,663      (757,559)(b)
Investments in equity
  companies....................     18,218            --        50,706            --        68,924            --            --
Other investments at cost......      1,190            --            --            --         1,190            --            --
Segment liabilities............    529,697       324,936            --        71,240       925,873       430,706      (757,559)(b)
Capital expenditure............      5,091         4,495            --         1,766        11,352            --            --


                                  CONSOLI-
                                    DATED
1999                                TOTAL
----                             -----------
                                 (THOUSANDS)
SALES
External sales.................   $607,855
Inter-segment sales............         --
                                  --------
Total revenue..................   $607,855
                                  ========
RESULTS
Operating loss.................   $(37,778)
Depreciation and
  amortization(c)..............    (51,390)
Amortization of program and
  film rights..................    (32,237)
Operating loss is stated before
  the following items:
Exchange gains/(losses)........       (556)
Dividend income................      2,573
Interest expense...............    (21,423)
Interest income................     10,328
Equity results in associates...     (2,053)
Equity results in joint
  ventures.....................    (41,219)
Income taxation/(benefit)......        309
OTHER INFORMATION
Segment assets.................    776,227
Investments in equity
  companies....................     68,924
Other investments at cost......      1,190
Segment liabilities............    599,020
Capital expenditure............     11,352

----------------------------------

(a) Represents interest income and expenses on loans between group companies in different segments and corporate that eliminate on consolidation.

(b) Represents adjustments to the assets and liabilities for the segments relating to inter-group loans which eliminate on consolidation.

(c) Excludes amortization of program and film rights included in cost of providing services and amortization of goodwill on equity method investments included in equity results in joint ventures and equity results in associates.

                          MIH LIMITED AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

21. SEGMENT AND GEOGRAPHIC INFORMATION --CONTINUED

                                        MANAGEMENT OF
                                    TELEVISION PLATFORMS      TECHNOLOGY
                                  -------------------------   -----------
                                    AFRICA                                                                             CONSOLI-
                                    AND THE      MEDITER-                    SEGMENTAL                  RECONCILING      DATED
1998                              MIDDLE EAST     RANEAN                       TOTAL       CORPORATE       ITEMS         TOTAL
----                              -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                  (THOUSANDS)   (THOUSANDS)   (THOUSANDS)   (THOUSANDS)   (THOUSANDS)   (THOUSANDS)   (THOUSANDS)
SALES
External sales..................   $381,354      $106,403      $ 12,781      $500,538      $     --     $       --     $500,538
Inter-segment sales.............         --            --         4,719         4,719            --         (4,719)          --
                                   --------      --------      --------      --------      --------     -----------    --------
Total revenue...................   $381,354      $106,403      $ 17,500      $505,257      $     --     $   (4,719)    $500,538
                                   ========      ========      ========      ========      ========     ===========    ========
RESULTS
Operating loss..................   $ (3,656)     $(26,626)     $ (3,035)     $(33,317)     $ (8,165)    $       --     $(41,482)
Depreciation and
  amortization(c)...............    (36,994)      (18,243)       (2,711)      (57,948)          (62)            --      (58,010)
Amortization of program and film
  rights........................         --       (32,599)           --       (32,599)           --             --      (32,599)
Operating loss is stated before
  the following items:
Exchange (losses)/gains.........     (1,464)       (8,042)          672        (8,834)        2,785             --       (6,049)
Dividend income.................         --            --            --            --         3,177             --        3,177
Interest expense................    (46,890)      (10,814)         (555)      (58,259)       (1,825)        46,923 (a)   (13,161)
Gain on disposal of
  investments...................         --            --            --            --         2,647             --        2,647
Interest income.................      3,078           474         1,647         5,199        49,001        (46,302 )(a)     7,898
Equity results in associates....     (2,783)           --            --        (2,783)           --             --       (2,783)
Equity results in joint
  ventures......................       (556)           --        (4,535)       (5,091)           --             --       (5,091)
Income taxation.................         --        (1,658)       (2,777)       (4,435)       (3,135)            --       (7,570)

OTHER INFORMATION
Segment assets..................    290,671       164,561       101,806       557,038       539,631       (450,614)(b)   646,055
Investments in equity
  companies.....................     13,857            --         6,239        20,096            --             --       20,096
Other investments at cost.......      3,080            --         1,004         4,084        52,840             --       56,924
Segment liabilities.............    426,907       228,322        52,478       707,707       135,389       (450,614)(b)   392,482
Capital expenditure.............     23,356         7,085         1,223        31,664            --             --       31,664

----------------------------------

(a) Represents interest income and expenses on loans between group companies in different segments and corporate that eliminate on consolidation.

(b) Represents adjustments to the assets and liabilities for the segments relating to intergroup loans which eliminate on consolidation.

(c) Excludes amortization of program and film rights included in cost of providing services and amortization of goodwill on equity method investments included in equity results in joint ventures.

22. COMMITMENTS AND CONTINGENCIES

    (A) LOANS

    MultiChoice Africa is required to lend a joint venture an amount not exceeding $1.5 million which represents 20% of a banking facility available to fund the acquisition of decoders.

    (B) PROGRAM AND FILM RIGHTS AND DECODERS

    At March 31, 1999, the Company had entered into contracts for the purchase of program, film and related rights and decoders. The Company's commitments in respect of these contracts amount to $34.4 million (1998: $16.3 million) and $20 million (1998: $12.6 million), respectively.

                          MIH LIMITED AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

22. COMMITMENTS AND CONTINGENCIES --CONTINUED
    (C) CAPITAL EXPENDITURE

    The Company had capital expenditure commitments as at March 31, 1999 and 1998 of $3.3 million and $17.5 million, respectively.

    (D) LINES OF CREDIT

    At March 31, 1999, the Company had overdraft borrowing facilities of $56 million and guarantee line facilities of $17.5 million in an aggregate with various financial institutions.

    (E) LOSS INSURANCE

    The Company does not generally carry risk of loss insurance for injury to others, damage to the property of others, or interruption of its business operations.

    (F) GUARANTEES

    At March 31, 1999, the Company had guarantees of $10.3 million in respect of office and line rental contracts. No losses are expected to arise from these arrangements.

    At March 31, 1999, the Company had various performance guarantees issued on behalf of its affiliates. These guarantees relate to obligations arising out of license agreements, the settlement of which there is currently no limit, is determined at the time of non-performance.

    (G) PLEDGES AND RESTRICTIONS

    At March 31, 1999, the Company pledged tangible fixed assets of $0.2 million, receivables of $5.4 million and cash and cash equivalents of $3.8 million as security for certain lines of credit referred to in (d) above.

23. FOREIGN CURRENCY MANAGEMENT

    The currencies of the countries in which the Company operates are also the functional currencies. For these operations, all gains and losses from foreign currency transactions are included in current results. The cumulative translation effects for operations using functional currencies other than the US dollar are included in the foreign currency translation adjustment in shareholders' equity.

    The Company uses foreign currency forward exchange contracts, which typically expire within one year, to hedge payments of foreign currencies related to the purchase of goods and services in currencies other than the functional currency. Realized gains and losses on these contracts are recognized in the same period as the hedged transactions. The Company had foreign exchange forward contracts on hand at March 31, 1999, hedging South African rand and Greek drachmae against the US dollar. The Company does not currently hold or issue derivative financial instruments for trading purposes.

    The contractual amounts, exchange rates and settlement dates of the outstanding contracts at March 31, 1999 are set out below:

                                               AVERAGE
                                CONTRACTUAL   EXCHANGE
                                  AMOUNTS       RATES            SETTLEMENT DATES
                                -----------   ---------   ------------------------------
                                (THOUSANDS)
Greek drachmae/US dollar......    $ 2,000      320.34     April 26, 1999 to May 25, 1999
South African rand/US                                     April 6, 1999 to June 1, 2000
  dollar......................     67,385        6.31

                          MIH LIMITED AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

24. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of cash and cash equivalents approximates fair value due to the short maturities of these instruments. The value of long-term debt is estimated using discounted cash flows based on the Company's incremental borrowing rates for similar types of borrowings. The value of forward exchange contracts is based on quoted market prices. A comparison of the carrying value and fair value of these instruments is as follows:

                                                MARCH 31, 1999              MARCH 31, 1998
                                           -------------------------   -------------------------
                                            CARRYING                    CARRYING
                                              VALUE      FAIR VALUE       VALUE      FAIR VALUE
                                           -----------   -----------   -----------   -----------
                                           (THOUSANDS)   (THOUSANDS)   (THOUSANDS)   (THOUSANDS)
ASSETS:
  Cash and cash equivalents..............    $ 56,099     $ 56,099       $153,412     $153,412
  Receivables............................      93,007       93,007         81,227       81,227
  Marketable securities..................       1,190        1,190         56,924      104,817
LIABILITIES:
  Payables and provisions................     232,867      232,867        250,613      250,613
  Short-term borrowings..................     117,486      117,486         59,199       59,199
  Long-term debt.........................     248,547      248,547         79,395       79,395
OFF-BALANCE-SHEET INSTRUMENTS
  Forward exchange contracts.............      70,885       67,457         47,576       45,999

25. PENSION FUNDS

    The Company has defined contribution plans covering employees of most of its subsidiaries. The Company's contributions under these plans are based primarily on the performance of the business units and employee compensation. Total expense amounted to $3.7 million for 1999 (1998: $2.4 million).

26. POST-RETIREMENT BENEFITS

    MultiChoice Africa provides post-retirement benefits by way of medical aid contributions. At March 31, 1999 and 1998, the provision for benefits was $2.7 million and $3.8 million, respectively. During the year ended March 31, 1998, an agreement was reached with employees of MultiChoice Africa to terminate the post-retirement medical aid benefits plan in exchange for an increase of MultiChoice Africa's annual contributions to the retirement benefit fund. The provision is released to operating results to match the additional contributions to the retirement benefit plan.

                          MIH LIMITED AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

27. ACQUISITION OF SUBSIDIARIES, NET OF CASH ACQUIRED

                                                                MARCH 31,
                                                        -------------------------
                                                           1999          1998
                                                        -----------   -----------
                                                        (THOUSANDS)   (THOUSANDS)
Fair value of tangible assets:
Fixed assets..........................................    $ (7,094)     $(23,451)
Investments and loans.................................          --       (19,638)
Current assets........................................     (13,912)      (25,127)
Current liabilities...................................      16,752        40,865
Long-term liabilities.................................          --        16,928
Minority interest.....................................         175            --
                                                          --------      --------
                                                            (4,079)      (10,423)
                                                          --------      --------
Carrying value of equity investment...................         107            --
Goodwill..............................................     (47,810)      (31,223)
                                                          --------      --------
Consideration.........................................     (51,782)      (41,646)
                                                          --------      --------
Amounts owing in respect of investments acquired......      37,282            --
Cash acquired.........................................       1,255         7,735
                                                          --------      --------
Net cash paid for acquisitions........................    $(13,245)     $(33,911)
                                                          ========      ========

28. SHARE CAPITAL

    On March 23, 1999, in anticipation of a public offering of securities by the Company, shareholders authorized an amendment to the Company's Articles of Association, whereby the Company's 22,789 ordinary shares with a par value of $1 each converted into 7,447,681 Class A Ordinary Shares with no par value and 30,787,319 Class B Ordinary Shares with no par value. The two classes of shares generally have the same rights, except that holders of Class B Ordinary Shares are entitled to three votes per share and holders of Class A Ordinary Shares are entitled to one vote per share. The conversion was accounted for as a stock split; therefore, all shareholders' equity and share data in these financial statements have been retroactively restated to reflect the conversion. Shareholders authorized a total of 167,778,303 Ordinary Shares divided into 103,468,878 Class A Ordinary Shares, 55,920,509 Class B Ordinary Shares and 8,388,916 Preference Shares with no par value.

    During April 1999, the Company issued 10,435,000 Class A Ordinary Shares in an initial public offering for net proceeds of $174.7 million. Simultaneously with the completion of the public offering, the $46.2 million note payable to Thomson converted into 2,581,775 Class A Ordinary Shares.

29. DIFFERENCES BETWEEN IAS AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

    The Company's consolidated financial statements are prepared in accordance with IAS, which differ in certain respects from accounting principles generally accepted in the United States (US GAAP).

    The only significant difference which affects the Company's results and shareholders' equity relates to the accounting for its investment in UBC. Under IAS the investment in UBC was carried at cost through June 30, 1998. In
June 1998 the Company increased its shareholding in UBC to approximately 26.1% and, as a result, exercises significant influence in UBC. Under IAS the Company thereafter applies the equity method of accounting for UBC. US GAAP requires a retroactive adjustment of

                          MIH LIMITED AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

29. DIFFERENCES BETWEEN IAS AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES --CONTINUED financial statements for an investee that was previously accounted for on a basis other than the equity method when that investee becomes qualified for use of the equity method. The adjustment therefore reflects the effect of applying the equity method to the investment in UBC determined under US GAAP. The initial investment in UBC occurred in March 1997, and the effect on the year ended
March 31, 1997 is not material.

                                                                YEAR ENDED MARCH 31,
                                                              -------------------------
                                                                 1999          1998
                                                              -----------   -----------
                                                              (THOUSANDS)   (THOUSANDS)
I. RECONCILIATION OF NET LOSS AND SHAREHOLDERS' EQUITY (IN
  THOUSANDS, EXCEPT PER SHARE DATA):
  Net loss under IAS........................................  $  (68,839)   $  (63,802)
  US GAAP adjustment:
  Equity accounting for UBC.................................      (5,193)      (15,482)
                                                              ----------    ----------
  Net loss under US GAAP....................................  $  (74,032)   $  (79,284)
                                                              ==========    ==========
  Weighted average common shares outstanding................  38,235,000    38,235,000
                                                              ==========    ==========
  Net loss per share under US GAAP..........................  $    (1.94)   $    (2.07)
                                                              ==========    ==========
  Net loss under US GAAP consists of:
  Loss from continuing operations...........................  $  (64,166)   $  (74,103)
  Loss from discontinued operations.........................      (9,866)       (5,181)
                                                              ----------    ----------
  Net loss..................................................  $  (74,032)   $  (79,284)
                                                              ==========    ==========
  Per share amounts:
    Continuing operations...................................  $    (1.68)   $    (1.94)
    Discontinued operations.................................       (0.26)        (0.13)
                                                              ----------    ----------
  Net loss per share under US GAAP..........................  $    (1.94)   $    (2.07)
                                                              ==========    ==========
  Reconciliation of shareholders' equity:
  Total shareholders' equity under IAS......................  $  176,683    $  253,573
  US GAAP adjustment:
  Equity accounting for UBC.................................     (29,930)      (24,883)
                                                              ----------    ----------
  Total shareholders' equity under US GAAP..................  $  146,753    $  228,690
                                                              ==========    ==========

II. ADDITIONAL DISCLOSURE REQUIREMENTS

    (A) CERTAIN RISKS AND CONCENTRATIONS

    The Company is exposed to certain concentrations of credit risk relating to its cash and current investments. The Company places its cash and current investments with high-quality institutions. The Company's policy is designed to limit exposure with any one institution and to invest its excess cash in low-risk investment accounts. The Company has not experienced any losses on such accounts. As of March 31, 1999, cash and current investments were held with numerous financial institutions.

                          MIH LIMITED AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

II. ADDITIONAL DISCLOSURE REQUIREMENTS --CONTINUED

    The Company's digital programming is or will be transmitted to customers through different satellites around the world, and in certain regions its terrestrial analog signal is also transmitted to regional broadcast points through satellites. In addition, the Company receives a significant amount of its programming through satellites. Satellites are subject to significant risks that may prevent or impair commercial operations. Although the Company has not experienced any significant disruption of its transmissions, the operation of satellites is beyond the control of the Company. Disruption of the transmissions of satellites could have a material adverse effect on the Company.

    (B) STOCK COMPENSATION

    Through March 31, 1999, MIH management and employees participate in the Stock Option Plan (the Plan) of the Company's parent MIH Holdings Limited
(MIHH). Under the Plan, MIHH may grant options to its employees for up to 26.4 million shares of MIHH's common stock. Stock options may be granted with an exercise price not less than 100% of the market value of the options at the time of the grant. One third of the options generally vest at the anniversary of each of the third, fourth and fifth year after the grant date of the stock options and expire after ten years. Unvested shares are subject to cancellation upon expiration or termination of employment.

                                                                  YEAR ENDED MARCH 31,
                                                 -------------------------------------------------------
                                                            1999                         1998
                                                 --------------------------   --------------------------
                                                                WEIGHTED                     WEIGHTED
                                                                AVERAGE                      AVERAGE
                                                             EXERCISE PRICE               EXERCISE PRICE
                                                  SHARES         (RAND)        SHARES         (RAND)
                                                 ---------   --------------   ---------   --------------
Outstanding at April 1, 1998 and 1997..........  3,514,976        14.95         734,749        10.40
Granted........................................  2,467,690        11.96       3,082,000        15.79
Exercised......................................   (393,523)       13.56        (150,856)       10.39
Forfeited......................................   (156,973)       16.15        (150,917)       14.47
                                                 ---------        -----       ---------        -----
Outstanding at March 31, 1999 and 1998.........  5,432,170        14.01       3,514,976        14.95
                                                 =========        =====       =========        =====

    The following table summarizes information about the stock options outstanding at March 31, 1999:

      RANGE OF         OUTSTANDING                         WEIGHTED      EXERCISABLE      WEIGHTED
      EXERCISE            AS OF         REMAINING          AVERAGE          AS OF         AVERAGE
       PRICE            MARCH 31,    CONTRACTUAL LIFE   EXERCISE PRICE    MARCH 31,    EXERCISE PRICE
       (RAND)             1999           (YEARS)            (RAND)          1999           (RAND)
--------------------   -----------   ----------------   --------------   -----------   --------------
5.60 - 10.00........      500,526          7.93               8.58         146,106           6.63
10.01 - 15.00.......    2,990,265          9.02              12.37         255,671          12.50
15.01 - 22.50.......    1,991,379          8.29              16.39

    For purposes of US GAAP, the Company applies Accounting Principles Board ("APB") Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES," and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, "ACCOUNTING FOR

                          MIH LIMITED AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

II. ADDITIONAL DISCLOSURE REQUIREMENTS --CONTINUED
STOCK-BASED COMPENSATION," the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:

                                                        YEAR ENDED       YEAR ENDED
                                                      MARCH 31, 1999   MARCH 31, 1998
                                                      --------------   --------------
(IN THOUSANDS EXCEPT FOR PER SHARE
  DATA)
Net loss...............................  As reported     $(68,839)        $(63,802)
                                         Pro forma        (70,079)         (64,678)
Net loss per share.....................  As reported        (1.80)           (1.67)
                                         Pro forma          (1.83)           (1.69)

    The weighted average grant date fair value of options granted during fiscal 1999 was Rand 6.19. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants during fiscal 1999, respectively: dividend yield of 0%; expected volatility of 30%; an expected risk-free interest rate of 14.9% and 12.7%, for 1998 and 1999, respectively; and an expected life of six years.

    On March 25, 1999, the Company established the MIH Limited Share Scheme under which it may award options for no more than 10% of the total number of Ordinary Shares.

    (C) RESTRICTED NET ASSETS

    The net assets of certain of MIH Limited's subsidiaries and associates are subject to regulatory restrictions with regard to the transfer of such assets to MIH Limited in the form of loans, advances or cash dividends without the consent of regulatory authorities. The restrictions primarily relate to foreign exchange control regulations in South Africa, which prescribe that South African residents and companies are not permitted to export capital from South Africa or to hold foreign currency without the approval of the South African Reserve Bank. These exchange control regulations effectively prevent MIH Limited from receiving distributions from its South African subsidiaries, without regulatory approval. The total net assets of subsidiaries subject to such restriction as of March 31, 1999, amounts to approximately $70.3 million (1998: $120.5 million).

    The following are the condensed balance sheets and statements of operations and cash flow for MIH Limited as of March 31, 1999 and 1998 and the years then ended. Investments in subsidiaries, associated and joint venture companies are accounted for using the equity method of accounting.

                          MIH LIMITED AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

II. ADDITIONAL DISCLOSURE REQUIREMENTS --CONTINUED
BALANCE SHEETS

                                                                      MARCH 31,
                                                              -------------------------
                                                                 1999          1998
                                                              -----------   -----------
                                                              (THOUSANDS)   (THOUSANDS)
                                        ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................   $   5,669     $  89,226
  Other receivables.........................................       2,207            --
  Net amounts owing by related parties......................       4,525         5,370
                                                               ---------     ---------
                                                                  12,401        94,596
NON-CURRENT ASSETS
  Long-term investments.....................................     299,801       225,400
                                                               ---------     ---------
    TOTAL ASSETS............................................   $ 312,202     $ 319,996
                                                               =========     =========
                                      LIABILITIES
CURRENT LIABILITIES
  Current portion of long-term debt.........................   $  33,012     $  23,984
  Accrued expenses and other current liabilities............      46,880        10,568
  Amounts owing to related parties..........................      55,627            --
  Provisions................................................          --        31,871
                                                               ---------     ---------
    TOTAL LIABILITIES.......................................     135,519        66,423
                                                               ---------     ---------
                                 SHAREHOLDERS' EQUITY
Share capital...............................................     589,552       589,552
Accumulated loss............................................    (382,386)     (313,547)
Foreign currency translation adjustment.....................     (30,483)      (22,432)
                                                               ---------     ---------
    TOTAL SHAREHOLDERS' EQUITY..............................     176,683       253,573
                                                               ---------     ---------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..............   $ 312,202     $ 319,996
                                                               =========     =========
STATEMENTS OF OPERATIONS
General and administrative expenses.........................   $  (2,850)    $  (6,587)
Financial results, net......................................      (4,181)        8,311
Equity results in associates, joint ventures and
  subsidiaries..............................................     (92,901)      (59,812)
Profit on sale of joint venture.............................      31,093            --
Income taxation.............................................          --        (5,714)
                                                               ---------     ---------
Net loss for the year.......................................   $ (68,839)    $ (63,802)
                                                               =========     =========
STATEMENTS OF CASH FLOW
Net cash used in operating activities.......................   $  (2,850)    $ (20,528)
                                                               ---------     ---------
Disposal of investments.....................................          --       269,222
Acquisition of associates and subsidiaries..................     (76,214)     (103,474)
                                                               ---------     ---------
Net cash used in investing activities.......................     (76,214)     (165,748)
                                                               ---------     ---------
Finance (cost)/income.......................................      (4,181)        2,488
Dividends paid..............................................          --       (51,816)
Bank overdrafts repaid......................................          --       (12,720)
                                                               ---------     ---------
Net cash used in financing activities.......................      (4,181)      (62,048)
                                                               ---------     ---------
Net (decrease)/increase in cash and cash equivalents........     (83,245)       83,172
Cash and cash equivalents at beginning of year..............      89,226         6,728
Translation adjustment on cash and cash equivalents.........        (312)         (674)
                                                               ---------     ---------
Cash and cash equivalents at end of year....................   $   5,669     $  89,226
                                                               =========     =========

                          MIH LIMITED AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

II. ADDITIONAL DISCLOSURE REQUIREMENTS --CONTINUED
    (D) SIGNIFICANT ASSOCIATES: SUMMARIZED FINANCIAL INFORMATION

    The following are the summarized balance sheets and statements of operations for M-Net/ SuperSport, as derived from its audited financial statements and converted to US dollars.

                                                                      MARCH 31,
                                                              -------------------------
                                                                 1999          1998
                                                              -----------   -----------
                                                              (THOUSANDS)   (THOUSANDS)
Current assets..............................................   $  55,419     $ 157,300
Non-current assets..........................................      70,815        74,325
                                                               ---------     ---------
Total assets................................................     126,233      (231,625)
                                                               ---------     ---------
Current liabilities.........................................      43,339       137,107
Non-current liabilities.....................................       5,944        29,586
                                                               ---------     ---------
Total liabilities...........................................      49,283       166,693
                                                               ---------     ---------
Total shareholders' equity..................................      76,951        64,932
                                                               ---------     ---------
Total liabilities and shareholders' equity..................   $ 126,233     $ 231,625
                                                               =========     =========

                                                                YEAR ENDED MARCH 31,
                                                              -------------------------
                                                                 1999          1998
                                                              -----------   -----------
                                                              (THOUSANDS)   (THOUSANDS)
Net sales...................................................   $231,060      $216,971
                                                               --------      --------
Operating profit............................................     23,596        28,053
Net profit..................................................     11,946        10,446

    (E) COMPREHENSIVE INCOME

                                                                   YEAR ENDED MARCH 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Net (loss)/profit...........................................  $(68,839)  $(63,802)  $409,164
Foreign currency translation adjustment.....................    (8,051)   (32,461)    17,958
                                                              --------   --------   --------
Comprehensive (loss)/profit.................................  $(76,890)  $(96,263)  $427,122
                                                              ========   ========   ========

    (F) RECENTLY ISSUED ACCOUNTING STANDARDS

    SFAS No.133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES" is effective for fiscal years beginning after June 15, 1999. It will be effective for the Company's financial statements for the year ended March 31, 2001 unless the required implementation date is postponed by the Financial Accounting Standards Board. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment,
(b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. Management is currently assessing the impact of adopting this statement on its financial statements.

                          MIH LIMITED AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

II. ADDITIONAL DISCLOSURE REQUIREMENTS --CONTINUED
    In July of 1997, the International Accounting Standards Committee ("IASC") issued International Accounting Standard ("IAS") 1 (revised) "DISCLOSURE OF ACCOUNTING POLICIES". IAS 1 will be effective for the Company's financial statements for the year ending March 31, 2000. IAS 1 defines overall considerations for financial statements and prescribes the minimum structure and content of four basic financial statements (Balance sheet, Income statement, Cash flow statement, and Statement showing changes in equity), including certain information required on the financial statements. IAS 1 also addresses various issues in disclosures in financial statements. The Company believes that it has complied with the main provisions of this standard and does not believe that this standard will have a significant influence on the Company's financial statements.

    The IAS has issued IAS 17 (revised 1997), "LEASES", which supersedes IAS 17, "ACCOUNTING FOR LEASES" and is operative for financial statements covering periods beginning on or after January 1, 1999. The changes from the original IAS 17 do not fundamentally alter the accounting treatments. The Company does not expect a material impact on its financial statements as a result of adopting IAS 17 (revised 1997).

    In January 1998, the IASC issued IAS 19 (revised 1998) "EMPLOYEE BENEFITS", which supersedes IAS 19 "RETIREMENT BENEFIT COSTS". It will be effective for the Company's financial statements for the year ending March 31, 2000. The revised standard applies a uniform accounting model to pension benefits and other short-term employee benefits such as compensated absences, as well as other post-employment benefits and termination benefits. It also requires disclosure of equity compensation benefits. IAS 19 (revised 1998) also changes certain key provisions with respect to defined benefit plans. For example, all companies must use the projected unit credit method to measure their pension expense and pension obligation. The Company is currently assessing the impact that this standard may have on the Company's financial statements.

    In June of 1998, the IASC issued IAS 35 "DISCONTINUING OPERATIONS". IAS 35 will be effective for the Company's financial statements for the year ending March 31, 2000. IAS 35 is a presentation and disclosure standard. It requires that enterprises follow the recognition and measurement principles in other IAS standards. The standard defines the situations in which disclosures must be made by the enterprise for a discontinuing operation. Appendices to IAS 35 also provide (a) illustrative disclosure and (b) guidance on how prior period information should be restated to conform to the presentation requirement of IAS
35. The Company believes that it has complied with the provisions of this standard and does not believe that this standard will have a significant influence on the Company's financial statements.

    In June of 1998, the IASC issued IAS 36 "IMPAIRMENT OF ASSETS". IAS 36 will be effective for the Company's financial statements for the year ending March 31, 2001. IAS 36 establishes the procedures that an enterprise should apply to ensure that its assets are not overstated in the financial statements. It also prescribes the method an enterprise should use to assess the amount to be recovered from an asset and the timing when an enterprise should account for an impairment loss. Under IAS 36, an impairment loss should be recognized whenever the recoverable amount of an asset is less than its carrying amount. The Company is currently assessing the impact that this standard may have on its financial statements.

                          MIH LIMITED AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

30. SUBSEQUENT EVENTS

    With effect from September 6, 1999, the Company discontinued the operations of International Gaming Networks ("IGN"), the gaming entity of MultiChoice Africa (Proprietary) Limited, the business of which was spread and sports betting. A condensed statement of operations for the discontinuing operations is set out below:

                                                          YEAR ENDED MARCH 31,
                                                        -------------------------
                                                           1999          1998
                                                        -----------   -----------
                                                        (THOUSANDS)   (THOUSANDS)
Net revenues..........................................      2,244           954
Cost of providing services............................     (1,624)         (187)
Selling, general and administrative...................     (6,656)       (2,012)
                                                           ------        ------
Net loss..............................................     (6,036)       (1,245)
                                                           ======        ======

    The consolidated statements of operations and cash flows were restated to reflect IGN as a discontinued operation.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the directors and shareholders of MIH Limited

We have audited the accompanying combined balance sheet of the Acquired MIH Businesses (predecessor to MIH Limited) as of March 31, 1997 and the related combined statement of operations and cash flow and changes in net deficit for the year ended March 31, 1997. These combined financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the Republic of South Africa, which are substantially the same as those followed in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Acquired MIH Businesses (predecessor to MIH Limited) as of March 31, 1997 and the combined results of their operations and cash flow for each of the two years in the period ended March 31, 1997, in conformity with International Accounting Standards. International Accounting Standards vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter had no material effect on the determination of the combined results for the year ended March 31, 1997 and the net deficit as of March 31, 1997. The additional disclosure requirements are summarized in Note 24 to the combined financial statements.

Johannesburg, Republic of South Africa                         Coopers & Lybrand
June 15, 1997                                         Chartered Accountants (SA)
                                             Registered Accountants and Auditors

                            ACQUIRED MIH BUSINESSES
                          (PREDECESSOR TO MIH LIMITED)
                             COMBINED BALANCE SHEET
                                 MARCH 31, 1997
                          (IN THOUSANDS OF US DOLLARS)

                                                               NOTES       1997
                                                              --------   --------
                                     ASSETS

CURRENT ASSETS
  Cash and cash equivalents.................................             $ 53,908
  Accounts receivable, net..................................      4        22,331
  Other receivables.........................................      5        21,292
  Program and film rights...................................     10        32,599
  Amounts owing by related parties..........................     17        10,247
  Inventories, net..........................................      6        12,781
                                                                         --------
    Total current assets....................................              153,158
NON-CURRENT ASSETS
  Tangible fixed assets, net................................      8        87,449
  Long-term investments.....................................      9        23,672
  Program and film rights...................................     10        22,874
                                                                         --------
  Total non-current assets..................................              133,995
                                                                         --------
    TOTAL ASSETS............................................             $287,153
                                                                         ========

                                   LIABILITIES

CURRENT LIABILITIES
  Bank overdrafts...........................................             $    753
  Current portion of long-term debt.........................     13        15,476
  Current portion of program and film rights................     13         7,251
  Accounts payable..........................................               42,540
  Accrued expenses and other current liabilities............     11        79,673
  Amounts owing to related parties..........................     17        83,817
  Provisions................................................     12        16,865
                                                                         --------
    Total current liabilities...............................              246,375
NON-CURRENT LIABILITIES
  Long-term debt............................................     13        60,610
  Program and film rights...................................     13        30,758
                                                                         --------
    Total non-current liabilities...........................               91,368
                                                                         --------
    TOTAL LIABILITIES.......................................              337,743
                                                                         --------
Commitments and contingencies...............................     19            --
    NET DEFICIT.............................................              (50,590)
                                                                         --------
    TOTAL LIABILITIES AND NET DEFICIT.......................             $287,153
                                                                         ========

    The accompanying notes are an integral part of these combined financial statements.

                            ACQUIRED MIH BUSINESSES
                          (PREDECESSOR TO MIH LIMITED)
                        COMBINED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED MARCH 31, 1997
                          (IN THOUSANDS OF US DOLLARS)

                                                               NOTES       1997
                                                              --------   --------
Net revenues................................................     14      $391,898
Operating expenses:
  Cost of providing services................................             (259,391)
  Selling, general and administrative.......................             (140,446)
  Depreciation and amortization.............................              (16,191)
                                                                         --------
Total operating expenses....................................             (416,028)
                                                                         --------
Operating loss..............................................              (24,130)
Financial results, net......................................     15        (5,267)
Equity results in joint ventures............................                1,144
Equity results in associates................................                2,644
                                                                         --------
Loss before taxation........................................              (25,609)
                                                                         --------
Income taxation.............................................     16        (1,158)
                                                                         --------
Loss after taxation.........................................              (26,767)
Minority interest...........................................                  738
                                                                         --------
  NET LOSS..................................................             $(26,029)
                                                                         ========

    The accompanying notes are an integral part of these combined financial statements.

                            ACQUIRED MIH BUSINESSES
                          (PREDECESSOR TO MIH LIMITED)
                        COMBINED STATEMENT OF CASH FLOW
                       FOR THE YEAR ENDED MARCH 31, 1997
                          (IN THOUSANDS OF US DOLLARS)

                                                                1997
                                                              --------
CASH FLOWS FROM OPERATING ACTIVITIES
Operating loss..............................................  $(24,130)

Adjustments for:
  Depreciation and amortization.............................    16,191
  Amortization of program and film rights...................    18,796
  Taxation refunded.........................................     3,863
  Loss on sale of tangible fixed assets.....................     5,223
  Increase in receivables...................................     3,934
  Payments for program and film rights......................   (32,747)
  Net increase in amounts owing to related parties..........    27,139
  Increase in inventories...................................      (964)
  Increase in payables......................................    53,509
  Decrease in current portion of long-term debt to related
    parties.................................................    (2,268)
                                                              --------
    NET CASH FROM OPERATING ACTIVITIES......................    68,546
                                                              --------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of tangible fixed assets...........................   (17,649)
Proceeds on sale of tangible fixed assets...................     4,227
Dividends received from associates..........................     1,490
Investments acquired........................................      (658)
Increase in unsecured loan..................................    (2,050)
                                                              --------
    NET CASH USED IN INVESTING ACTIVITIES...................   (14,640)
                                                              --------
CASH FLOWS FROM FINANCING ACTIVITIES
Finance costs...............................................    (5,267)
Funds raised from outside shareholders......................       738
Long-term debt raised.......................................    27,174
Long-term debt repaid from related party....................   (11,272)
Capital leases repaid.......................................   (18,422)
Bank overdrafts repaid......................................    (6,219)
                                                              --------
    NET CASH USED IN FINANCING ACTIVITIES...................   (13,268)
                                                              --------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................    40,638
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR......    15,063
TRANSLATION ADJUSTMENT ON CASH AND CASH EQUIVALENTS.........    (1,793)
                                                              --------
CASH AND CASH EQUIVALENTS AT END OF THE YEAR................  $ 53,908
                                                              ========

    The accompanying notes are an integral part of these combined financial statements.

                            ACQUIRED MIH BUSINESSES
                          (PREDECESSOR TO MIH LIMITED)
                  COMBINED STATEMENT OF CHANGES IN NET DEFICIT
                       FOR THE YEAR ENDED MARCH 31, 1997
                          (IN THOUSANDS OF US DOLLARS)

                                                            MYRIAD AFRICA     NETMED         TOTAL
                                                            -------------   -----------   -----------
                                                             (THOUSANDS)    (THOUSANDS)   (THOUSANDS)
SHARE CAPITAL
At March 31, 1997.........................................          48              26            74
                                                              --------        --------      --------
SHARE PREMIUM
At March 31, 1997.........................................      24,869              --        24,869
                                                              --------        --------      --------
ACCUMULATED LOSS
At March 31, 1996.........................................       9,482         (65,390)      (55,908)
Loss for the year.........................................      (8,175)        (20,914)      (29,089)
                                                              --------        --------      --------
March 31, 1997............................................    $  1,307        $(86,304)     $(84,997)
                                                              --------        --------      --------
FOREIGN CURRENCY TRANSLATION ADJUSTMENT
At March 31, 1996.........................................      (1,801)          1,266          (535)
Translation adjustment....................................         319           7,779         8,098
                                                              --------        --------      --------
March 31, 1997............................................    $ (1,482)       $  9,045      $  7,563
                                                              --------        --------      --------
TOTAL COMBINED NET DEFICIT
At March 31, 1996.........................................      32,598         (64,098)      (31,500)
Net loss..................................................      (8,175)        (20,914)      (29,089)
Translation adjustment....................................         319           7,779         8,098
                                                              --------        --------      --------
March 31, 1997............................................    $ 24,742        $(77,233)     $(52,491)
                                                              --------        --------      --------
Equity investment in Irdeto...............................                                     1,901
                                                                                            --------
Combined net deficit......................................                                  $(50,590)
                                                                                            ========

    Difference between the total net loss for the years ended March 31, 1997 and the net loss recorded in the statements of operations amounting to $3,060, and the difference between the total net deficit at March 31, 1997 and the net deficit in the combined balance sheet amounting to $1,901 is attributable to Irdeto, an equity investment which is included in the Acquired MIH Businesses (Note 3(a)).

    The accompanying notes are an integral part of these combined financial statements.

                             ACQUIRED MIH BUSINESS
                          (PREDECESSOR TO MIH LIMITED)
                   NOTES TO THE COMBINED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    These combined financial statements include the accounts of Myriad Africa B.V. ("Myriad Africa"), NetMed B.V. ("NetMed"), and equity investments in MultiChoice Middle East Holdings Inc. ("MultiChoice Middle East"), Irdeto B.V. ("Irdeto") and their subsidiaries (collectively referred to as the "Acquired MIH Businesses"). The Acquired MIH Businesses are the predecessor to MIH Limited ("MIH") and subsidiaries. Historically, no combined financial statements have been prepared for the Acquired MIH Businesses. The reason for the presentation of the combined financial statements of the Acquired MIH Businesses is to provide financial statements for the year ended March 31, 1997 that are comparable to the MIH consolidated financial statements for the year ended March 31, 1998 which include MIH and the Acquired MIH Businesses after the Canal+ transaction described in Note 2.

    The principal activities of the Acquired MIH Businesses are the provision of pay-television and subscriber management services ("pay-television services") and the development of pay-television technology. These activities are conducted primarily in Africa, Greece, Cyprus, the Middle East and in the Netherlands.

2. CANAL+ TRANSACTION

    Until March 31, 1997, the Acquired MIH Businesses were collectively part of the Network Holdings S.A. Group ("NetHold"), a joint venture between MIH and Compagnie Richemont A.G. ("Richemont"). The principal activities of NetHold included pay-television services operations through its subsidiaries and equity investments in Africa, Greece, Cyprus, the Middle East, Benelux, Italy and Scandinavian countries. Additionally, NetHold held 100% of the share capital of Irdeto, a decoder technology company. Effective March 31, 1997, MIH sold its interest in NetHold to Canal+ in exchange for a 5% share in Canal+ and NetHold's pay-television services businesses in Greece and Cyprus (NetMed), Africa (Myriad Africa) and the Middle East (MultiChoice Middle East) and subsequently acquired a 49% share in Irdeto.

3. PRINCIPAL ACCOUNTING POLICIES AND REPORTING CURRENCY

    The combined financial statements are based on International Accounting Standards ("IAS") issued by the International Accounting Standards Committee and have been prepared on the historical cost basis.

    The Acquired MIH Businesses have adopted the US dollar as their reporting currency. Notwithstanding the US dollar reporting currency, the Acquired MIH Businesses measure separately the transactions of each of their material operations using the particular currency of the primary economic environment in which the operation conducts its business (its functional currency).

    The financial statements have been translated from functional currencies to the reporting currency by translating assets and liabilities, both monetary and non-monetary, and including goodwill and other intangible assets which arise as a result of equity investments in entities, at the closing rate at each balance sheet date. Income and expense items are translated at exchange rates at the dates of the transactions or average rates. All resulting exchange differences are included in equity.

    Preparation of the combined financial statements in conformity with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the

                             ACQUIRED MIH BUSINESS
                          (PREDECESSOR TO MIH LIMITED)
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

3. PRINCIPAL ACCOUNTING POLICIES AND REPORTING CURRENCY --CONTINUED financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (A) BASIS OF COMBINATION

    The combined financial statements include the consolidated accounts of Myriad Africa (including its equity investment in MultiChoice Middle East) and NetMed and an equity investment in Irdeto. Included in Note 9 is a listing of the significant companies included in the combined financial statements. The structure of the Acquired MIH Businesses has not changed during the periods presented in these combined financial statements.

    An inter-company loan owing by the Acquired MIH Businesses to another NetHold subsidiary, which was acquired by MIH, has been included in net deficit.

    All inter-company transactions are eliminated as part of the combination process, and the interest of the minority shareholders in the combined equity and the combined results of the Acquired MIH Businesses are shown separately in the Combined Balance Sheet and Statement of Operations. For financial reporting purposes, the equity accounts of the Acquired MIH Businesses have been accumulated into a single amount entitled net deficit. Where the losses applicable to the minority shareholders in a consolidated subsidiary exceed the minority interest in the subsidiary, the excess, and any further losses applicable to the minority, are charged against the majority interest except to the extent that the minority has a binding obligation to, and is able to, make good the losses. If the subsidiary subsequently reports profits, the majority interest is allocated to all such profits until the minority's share of losses previously absorbed by the majority has been recovered.

    Companies in which the Acquired MIH Businesses have joint control are accounted for using the equity method with the Acquired MIH Businesses' share of profit and losses included in the Combined Statement of Operations.

    The Acquired MIH Businesses' share of post-acquisition retained profits/losses is added to/ deducted from the cost of the joint venture investments in the Combined Balance Sheet.

    Associated companies, in which the Acquired MIH Businesses have significant influence, are accounted for using the equity method with the Acquired MIH Businesses' share of profits and losses included in the Combined Statement of Operations. The Acquired MIH Businesses' share of post-acquisition retained profits/losses is added to/deducted from the cost of the associated company investments in the Combined Balance Sheet.

    Other investments are stated at cost. When necessary a provision is made on the basis of an evaluation of each individual investment for any diminution in value which is considered to be of a permanent nature.

    (B) FOREIGN CURRENCIES

    Individual companies' transactions in currencies other than their functional currency are recorded at the rate of exchange at the date of the transaction or, if hedged forward, at the rate of exchange under the related forward exchange contract. Assets and liabilities in currencies other than their functional currency are translated at year-end rates. Any resulting exchange differences are reflected in the Statement of Operations.

                             ACQUIRED MIH BUSINESS
                          (PREDECESSOR TO MIH LIMITED)
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

3. PRINCIPAL ACCOUNTING POLICIES AND REPORTING CURRENCY --CONTINUED
    On combination, assets and liabilities of companies denominated in foreign currencies have been translated at year-end rates. Income and expense items are translated using the annual weighted average rates of exchange or, where known or determinable, at the rate on the date of the transaction for significant items.

    Adjustments from translation have been recorded in the net deficit and are are reflected in the Combined Statement of Operations only upon sale or liquidation of the underlying investments.

    (C) CASH AND CASH EQUIVALENTS

    Cash and cash equivalents represent cash and short-term highly liquid investments with original maturities of three months or less.

    (D) TRADE ACCOUNTS RECEIVABLE

    Trade accounts receivable are stated at estimated realizable values and an allowance for doubtful accounts is provided for an amount considered by management to be sufficient to meet probable future losses related to uncollectable amounts.

    (E) INVENTORIES

    Inventories, consisting primarily of decoders and associated components, are stated at the lower of cost or net realizable value. Cost is generally determined on the first-in first-out basis. Where necessary, provision is made for obsolete, slow moving or defective inventories.

    (F) TANGIBLE FIXED ASSETS

    Tangible fixed assets are stated at historical cost less accumulated depreciation. Depreciation is charged on a straight-line basis over the estimated useful lives of the respective assets, based on the following useful lives:

                                                                 YEARS
                                                              -----------
Buildings...................................................           50
Machinery, furniture and equipment..........................         4-10
Transponders and transmitters...............................           10
Decoders....................................................            2

    Land is not depreciated. Major improvements to leasehold properties are amortized over the period of the respective leases.

    Fully depreciated assets are retained in property and depreciation accounts until they are removed from service. In the case of disposals, assets and related depreciation are removed from the accounts and the net amount, less proceeds from disposal, is charged or credited to the Statement of Operations.

    (G) LEASES

    Assets held under capital lease agreements are treated as tangible fixed assets and the present value of the related lease payments is recorded as a liability. Costs for operating leases are charged to the Statement of Operations in the year that they are incurred.

                             ACQUIRED MIH BUSINESS
                          (PREDECESSOR TO MIH LIMITED)
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

3. PRINCIPAL ACCOUNTING POLICIES AND REPORTING CURRENCY --CONTINUED
    (H) SPORTS AND FILM RIGHTS

    Film rights are stated at acquisition cost less accumulated amortization. Sports rights are written off upon showing the event and general entertainment and films are amortized on a straight-line basis over the period of the licence or based on showings where the number of showings is limited. Amortization of program and film rights is included in the cost of providing services.

    (I) TAXATION

    Provision is made for all taxes payable in respect of taxable profits earned in the year. Deferred taxation is provided at current rates for taxation on all timing differences between values for financial reporting and fiscal purposes under the liability method. No deferred taxation is provided for in respect of timing differences that are anticipated to reverse within the carry-forward period of tax losses.

    (J) MINORITY INTEREST

    The interest of third parties in subsidiaries of the Acquired MIH Businesses are accounted for on the basis of their share in the underlying equity of the subsidiaries. Through March 31, 1997, the Acquired MIH Businesses recorded losses of $9.2 million, attributable to minority interest.

    (K) REVENUE RECOGNITION

    The Acquired MIH Businesses generate revenue from subscription fees, decoder sales and rentals, advertising and the performance of other services, net of sales taxes and discounts. Subscription fees are earned over the period of providing services. Technology licensing and other services are recorded upon delivery of products and customer acceptance, if any, or performance of services. Advertizing revenues are recognized upon showing over the period of the advertizing contract.

    (L) PENSIONS AND OTHER POSTRETIREMENT BENEFITS

    The Acquired MIH Businesses have various postretirement and pension plans in accordance with local conditions and practices in the countries in which it operates. The plans are predominantly defined contribution plans. Current contributions to the pension funds operated for employees are charged to the Statement of Operations as incurred.

    (M) RESEARCH AND DEVELOPMENT COSTS

    Research and development costs are expensed in the financial period during which they are incurred. Research and development costs for the year ended March 31, 1997 was not material.

    (N) DIVIDENDS

    Dividends proposed are payable when declared by the board of directors. Dividends declared by the Acquired MIH Businesses are payable in the functional currency of the respective entity.

    (O) FINANCIAL INSTRUMENTS

    The Acquired MIH Businesses enter into foreign currency exchange contracts in order to reduce the impact of certain foreign currency exchange rate fluctuations. Firmly committed transactions and the related receivable and payable may be hedged with forward exchange contracts. Any gains/losses are included in accrued liabilities and are recognized in results when the transaction being hedged is recognized.

                             ACQUIRED MIH BUSINESS
                          (PREDECESSOR TO MIH LIMITED)
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

3. PRINCIPAL ACCOUNTING POLICIES AND REPORTING CURRENCY --CONTINUED
    (P) SEGMENT REPORTING

    The Acquired MIH Businesses have prepared their segmental reporting based on the method of internal reporting, which disaggregates its businesses by service or product and by geography.

4. ACCOUNTS RECEIVABLE

                                                               MARCH 31,
                                                                 1997
                                                              -----------
                                                              (THOUSANDS)
Trade accounts receivable...................................    $29,398
Less: Provision for doubtful accounts.......................     (7,067)
                                                                -------
                                                                $22,331
                                                                =======

    Included in accounts receivable are $22.2 million, pre-billed to customers and credit balances which have been recorded as deferred income (Note 11).

5. OTHER RECEIVABLES

                                                               MARCH 31,
                                                                 1997
                                                              -----------
                                                              (THOUSANDS)
Prepayments and accrued income..............................    $15,469
Other receivables...........................................      5,823
                                                                -------
                                                                $21,292
                                                                =======

6. INVENTORIES

                                                               MARCH 31,
                                                                 1997
                                                              -----------
                                                              (THOUSANDS)
Decoders and associated components..........................    $19,247
Less: Provision for slow moving and obsolete inventories....     (6,466)
                                                                -------
                                                                $12,781
                                                                =======

7. VALUATION AND QUALIFYING ACCOUNTS

                                                                             CHARGED TO
                                                 AT APRIL 1,   TRANSLATION    COSTS AND    AT MARCH 31,
                                                    1996       ADJUSTMENT     EXPENSES         1997
                                                 -----------   -----------   -----------   ------------
                                                 (THOUSANDS)   (THOUSANDS)   (THOUSANDS)   (THOUSANDS)
Provision for doubtful accounts--Note 4........    $(3,829)       $  456       $(3,694)      $ (7,067)
Provision for slow moving and obsolete
  inventories--Note 6..........................     (4,759)          567        (2,274)        (6,466)
                                                   -------        ------       -------       --------
                                                   $(8,588)       $1,023       $(5,968)      $(13,533)
                                                   =======        ======       =======       ========

                             ACQUIRED MIH BUSINESS
                          (PREDECESSOR TO MIH LIMITED)
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

8. TANGIBLE FIXED ASSETS (IN THOUSANDS)

                                         LAND, BUILDINGS           MACHINERY,
                                          AND LEASEHOLD          FURNITURE AND         TRANSPONDERS AND
                                           IMPROVEMENTS            EQUIPMENT             TRANSMITTERS       DECODERS
                                       --------------------   --------------------   --------------------   --------
                                       PURCHASED    LEASED    PURCHASED    LEASED    PURCHASED    LEASED     LEASED     TOTAL
                                       ---------   --------   ---------   --------   ---------   --------   --------   --------
COST
At April 1, 1996.....................   $2,793      $   --     $32,012    $ 5,928     $ 1,094    $ 4,301    $    --    $ 46,128
Translation adjustments..............     (279)         --      (3,015)      (567)       (105)      (411)        --      (4,377)
Additions............................      701       9,050       9,291     12,156       7,657     27,547     11,404      77,806
Disposals............................     (285)         --      (3,963)    (6,114)     (3,484)        --         --     (13,846)
                                        ------      ------     -------    -------     -------    -------    -------    --------
At March 31, 1997....................    2,930       9,050      34,325     11,403       5,162     31,437     11,404    $105,711
                                        ------      ------     -------    -------     -------    -------    -------    --------
ACCUMULATED DEPRECIATION
At April 1, 1996.....................     (208)         --      (4,320)    (1,795)        (54)      (699)        --      (7,076)
Translation adjustments..............       10          --         354        172           5         68         --         609
Charge for the year..................     (178)         --      (5,695)    (4,927)       (744)    (1,276)    (3,371)    (16,191)
Disposals............................       14          --         910      3,178         294         --         --       4,396
                                        ------      ------     -------    -------     -------    -------    -------    --------
At March 31, 1997....................     (362)         --      (8,751)    (3,372)       (499)    (1,907)    (3,371)    (18,262)
                                        ------      ------     -------    -------     -------    -------    -------    --------
NET BOOK VALUE
At March 31, 1997....................   $2,568      $9,050     $25,574    $ 8,031     $ 4,663    $29,530    $ 8,033    $ 87,449
                                        ======      ======     =======    =======     =======    =======    =======    ========

    The Acquired MIH Businesses lease certain land and buildings, machinery, furniture and equipment, and transponders and transmitters. Commitments for minimum rentals under non-cancellable leases as at March 31, 1997 are as follows:

                                                                CAPITAL      OPERATING
                                                                LEASES        LEASES
                                                              -----------   -----------
                                                              (THOUSANDS)   (THOUSANDS)
1998........................................................    $ 12,064      $ 33,034
1999........................................................      11,618        33,611
2000........................................................       8,851        33,615
2001........................................................       7,002        33,630
2002 and after..............................................      51,919       143,844
                                                                --------      --------
Total minimum lease payments................................    $ 91,454      $277,734
                                                                              ========
Less: amount representing interest..........................     (42,542)
                                                                --------
                                                                $ 48,912
                                                                ========

    Operating rental expenses for fiscal 1997 amounted to approximately $37.8 million.

    Capital leases bear interest ranging from 6%--20% as of March 31, 1997. The weighted average interest rate was 12%.

                             ACQUIRED MIH BUSINESS
                          (PREDECESSOR TO MIH LIMITED)
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

9. LONG-TERM INVESTMENTS

                                                               MARCH 31,
                                                                 1997
                                                              -----------
                                                              (THOUSANDS)
Associates (a)..............................................    $12,051
Joint ventures (b)..........................................      5,265
Unlisted investments........................................      1,126
Unsecured loans to joint ventures...........................      5,230
                                                                -------
                                                                $23,672
                                                                =======
    (A) ASSOCIATES

  Electronic Media Network Limited ("M-Net")................    $10,224
  Orbicom (Proprietary) Limited ("Orbicom").................         --
  Share of post-acquisition retained profits less losses....      1,827
                                                                -------
                                                                $12,051
                                                                =======
    (B) JOINT VENTURES

  MultiChoice Supplies (Proprietary) Limited
  ("MultiChoice Supplies")..................................    $ 4,790
  Irdeto....................................................         20
  MultiChoice Middle East...................................        983
  Share of post-acquisition retained profits less losses....       (528)
                                                                -------
                                                                $ 5,265
                                                                =======
MARKET VALUE OF LISTED SHARES
  M-Net.....................................................    $71,022
                                                                =======

                             ACQUIRED MIH BUSINESS
                          (PREDECESSOR TO MIH LIMITED)
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

9. LONG-TERM INVESTMENTS --CONTINUED
    The following information relates to the Acquired MIH Businesses' significant investments:

                                       MARCH 31,
TYPE OF INVESTMENT                       1997        NATURE OF BUSINESS              COUNTRY
------------------                     ---------   -----------------------   -----------------------
                                           %
UNLISTED MARKETABLE SECURITIES AT
  COST
Cable News Egypt S.A.E.                   10.0     Television                Egypt

ASSOCIATES
M-Net                                     20.0     Pay-television            South Africa
Orbicom                                   20.0     Signal distribution       South Africa

JOINT VENTURES
MultiChoice Supplies                      50.0     Decoder rentals           South Africa
Irdeto                                    49.0     Technology development    The Netherlands
MultiChoice Middle East                   45.0     Pay-television            Mauritius

SUBSIDIARIES
Myriad Africa BV                           100     Investment holding        The Netherlands
MultiChoice Africa (Pty) Limited
  ("MultiChoice Africa")                 100.0     Pay-television            South Africa
MultiChoice Africa Limited               100.0     Investment Holding        British Virgin Islands
NetMed                                   100.0     Investment Holding        The Netherlands
NetMed Hellas S.A.                        52.0     Pay-television            Greece
MultiChoice Hellas S.A.                   52.0     Pay-television            Greece

    The aggregate summarized financial information of the joint ventures at March 31, 1997 is as follows:

                                                               MARCH 31,
                                                                 1997
                                                              -----------
                                                              (THOUSANDS)
Current assets..............................................    $ 2,220
Long-term assets............................................      5,485
Current liabilities.........................................     (3,680)
Long-term liabilities.......................................       (379)
Shareholders' deficit.......................................     (3,646)

Revenues....................................................     10,455
Expenses....................................................    (12,552)
                                                                -------
Net loss before taxation....................................     (2,097)
Taxation benefit............................................         43
                                                                -------
Net loss....................................................    $(2,054)
                                                                =======

                             ACQUIRED MIH BUSINESS
                          (PREDECESSOR TO MIH LIMITED)
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

10. PROGRAM AND FILM RIGHTS

    The following table sets forth the components of program and film rights, on a gross and net basis:

                                                               MARCH 31,
                                                                 1997
                                                              -----------
                                                              (THOUSANDS)
COST
  Program rights............................................    $70,944
  Film rights...............................................     10,291
                                                                -------
                                                                 81,235
                                                                =======
ACCUMULATED AMORTIZATION
  Program rights............................................     17,337
  Film rights...............................................      8,425
                                                                -------
                                                                 25,762
                                                                =======
NET BOOK VALUE
  Program rights............................................     53,607
  Film rights...............................................      1,866
                                                                -------
                                                                $55,473
                                                                =======
Classified on the balance sheet as follows:
Currents assets.............................................    $32,599
Non-current assets..........................................     22,874
                                                                -------
                                                                $55,473
                                                                =======

11. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

                                                               MARCH 31,
                                                                 1997
                                                              -----------
                                                              (THOUSANDS)
Deferred income.............................................    $22,213
Accrued expenses............................................     35,968
Taxes and social securities.................................      5,086
Other current liabilities...................................     16,406
                                                                -------
                                                                $79,673
                                                                =======

                             ACQUIRED MIH BUSINESS
                          (PREDECESSOR TO MIH LIMITED)
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

12. PROVISIONS

                                                               MARCH 31,
                                                                 1997
                                                              -----------
                                                              (THOUSANDS)
Post-retirement benefits....................................    $ 4,678
Write-down of carrying values of assets in certain African
  countries.................................................      5,001
Decoder technology..........................................      4,098
Programming costs...........................................      2,885
Other provisions............................................        203
                                                                -------
                                                                $16,865
                                                                =======

13. LONG-TERM DEBT AND PROGRAM AND FILM RIGHTS

                                                               MARCH 31,
                                                                 1997
                                                              -----------
                                                              (THOUSANDS)
Long-term debt comprises:
  Capital leases--Note 8....................................    $ 48,912
  NetHold Finance VOF.......................................      26,655
  Other long-term debt......................................         519
                                                                --------
                                                                  76,086
Less: Short-term portion included in current liabilities....     (15,476)
                                                                --------
                                                                $ 60,610
                                                                ========

    Program and film rights payable are non-interest bearing and amounts due in future fiscal years are $7.3 million in 1998, $10.7 million in 1999 and $20 million thereafter.

    The loan repayable to Nethold Finance VOF is unsecured and matures on or before October 4, 1998. The loan is denominated in Netherlands guilders and bears interest at 2% above the Amsterdam Inter-bank Benchmark Rate.

    Other long-term debt does not have fixed repayment terms and bears interest at 6%.

    The currency mix of the long-term debt as at March 31, 1997 is:

                                                                 %
                                                              --------
Greek drachmae..............................................    42.0
Netherlands guilder.........................................    24.0
South African rand..........................................    10.0
European Currency Unit......................................    24.0
                                                               -----
                                                               100.0
                                                               =====

                             ACQUIRED MIH BUSINESS
                          (PREDECESSOR TO MIH LIMITED)
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

14. NET REVENUES

                                                               MARCH 31,
                                                                 1997
                                                              -----------
                                                              (THOUSANDS)
Subscription revenues.......................................    $315,463
Decoder sales and repairs...................................      60,183
Other.......................................................      16,252
                                                                --------
                                                                $391,898
                                                                ========

15. FINANCIAL RESULTS

                                                               MARCH 31,
                                                                 1997
                                                              -----------
                                                              (THOUSANDS)
Interest income.............................................    $ 4,005
Interest expense............................................     (7,780)
Exchange losses.............................................     (1,492)
                                                                -------
                                                                $(5,267)
                                                                =======

16. INCOME TAXATION

                                                               MARCH 31,
                                                                 1997
                                                              -----------
                                                              (THOUSANDS)
Foreign taxation
  Current...................................................    $(1,158)
  Deferred..................................................         --
                                                                -------
Charged against income......................................    $(1,158)
                                                                =======

    The difference between income taxation expense computed at statutory rates of the respective businesses and income taxation expense provided on earnings is as follows:

                                                               MARCH 31,
                                                                 1997
                                                              -----------
                                                              (THOUSANDS)
Income taxation benefit at statutory rates..................    $10,252
Unprovided timing differences...............................     (6,107)
Permanent differences:
  Non-deductible charges....................................     (2,469)
  Expenditure of a capital nature...........................         54
  Dividends received........................................       (504)
  Utilisation of losses carried forward.....................     (2,384)
                                                                -------
Income taxation expense.....................................    $(1,158)
                                                                =======

                             ACQUIRED MIH BUSINESS
                          (PREDECESSOR TO MIH LIMITED)
                   NOTES TO THE COMBINED FINANCIAL STATEMENTS

16. INCOME TAXATION --CONTINUED

    The Acquired MIH Businesses have tax loss carry-forwards of approximately $76.5 million expiring in years 1998 through 2002 and tax losses of $19.5 million which may be carried forward indefinitely.

    The ultimate outcome of additional taxation assessments may vary from the amounts accrued, however, management of the Acquired MIH Businesses believe that any additional taxation liability over and above the amount accrued would not have a material adverse impact on the Acquired MIH Businesses results of operations or financial position.

    Unprovided timing differences are timing differences that are expected to reverse within the carry-forward period of tax losses (Note 3(i)) and are, therefore, effectively a valuation allowance.

    The deferred taxation relates to the temporary differences between the book values and the tax bases of assets and liabilities. Significant components of the Acquired MIH Businesses deferred taxation liabilities and assets are summarized below:

                                                               MARCH 31,
                                                                 1997
                                                              -----------
                                                              (THOUSANDS)
DEFERRED TAXATION LIABILITIES
Leased assets...............................................    $  2,648
Prepayments.................................................       2,386
                                                                --------
Gross deferred taxation liabilities.........................       5,034
                                                                --------
DEFERRED TAXATION ASSETS
Purchased intangible fixed assets...........................       2,053
Purchased tangible fixed assets.............................         153
Accounts receivable and other assets........................         175
Accrued expenses and other current liabilities..............      21,870
Program and film rights.....................................         566
Leased tangible fixed assets................................         209
Deferred income.............................................       6,275
Tax loss carry-forwards.....................................      26,770
                                                                --------
Gross deferred taxation assets..............................      58,071
                                                                --------
Net deferred taxation assets................................      53,037
Less: Valuation allowance...................................     (53,037)
                                                                --------
                                                                $     --
                                                                ========

    The Acquired MIH Businesses have recorded a valuation allowance against the net deferred taxation asset as in management's estimate it is more likely than not that the deferred taxation asset will not be realized, due to the historical operating losses of the Acquired MIH Businesses and timing limits on the tax loss carry-forwards that arose on those losses.

                             ACQUIRED MIH BUSINESS
                          (PREDECESSOR TO MIH LIMITED)
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

17. RELATED PARTY TRANSACTIONS

    The Acquired MIH Businesses entered into transactions and have balances with a number of affiliated companies, including equity investees, shareholders and entities under common control. Transactions with affiliated companies are summarized in the following table:

                                                               MARCH 31,
                                                                 1997
                                                              -----------
                                                              (THOUSANDS)
INCOME
  Satellite transmission costs (a)..........................    $    227
COSTS
  Channel and programming costs (b).........................    $137,804
  Satellite transmission costs (c)..........................      12,767
  Use of broadcasting facilities (d)........................         741
  Licensing fees (e)........................................       2,404
                                                                --------
                                                                $153,716
                                                                ========

------------------------------

(a) Certain costs related to the lease, maintenance and insurance of signal distribution are charged on by the Acquired MIH Businesses to one of its affiliated companies.

(b) The Acquired MIH Businesses purchased the right to transmit certain channels and programs from an affiliated company.

(c) The Acquired MIH Businesses are charged by an affiliate for services relating to the lease, maintenance and insurance of signal distribution equipment ranging from ground-stations to satellite transponders.

(d) The Acquired MIH Businesses are charged for the use of broadcasting facilities of an affiliated company.

(e) Licensing fees are charged by an affiliated company for the use certain subscriber technology and software.

    The balances of advances, deposits, receivables and payables between the Acquired MIH Businesses and affiliates are:

                                                              YEAR ENDED
                                                               MARCH 31,
                                                                 1997
                                                              -----------
                                                              (THOUSANDS)
RECEIVABLES:
  M-Net.....................................................    $ 1,000
  Orbicom...................................................      3,350
  MIH Holdings..............................................      2,324
  MultiChoice Nigeria.......................................      3,020
  Other.....................................................        553
                                                                -------
                                                                $10,247
                                                                =======
PAYABLES:
  MIH Limited...............................................    $78,527
  Irdeto....................................................      4,317
  MultiChoice Belgium N.V...................................        841
  Other.....................................................        132
                                                                -------
                                                                $83,817
                                                                =======

                             ACQUIRED MIH BUSINESS
                          (PREDECESSOR TO MIH LIMITED)
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

18. SEGMENT AND GEOGRAPHIC INFORMATION

    The reportable segments of the Acquired MIH Businesses are those that are based on the Acquired MIH Businesses' method of internal reporting, which disaggregates its businesses by service/ product and by geography.

    The Acquired MIH Businesses reportable business segments are pay-television services and technology. The pay-television business segment is conducted in Africa and the Middle East and the Mediterranean. The technology business segment consists of an equity investment in Irdeto, based in The Netherlands. The Acquired MIH Businesses' operations in the Middle East are accounted for by the equity method and are, therefore, included in equity in results of joint ventures below.

    The accounting policies of the segments are identical to the accounting policies described in "Summary of Significant Accounting Policies".

                                                       PAY TELEVISION
                                                          SERVICES
                                                 ---------------------------
                                                   AFRICA
                                                   AND THE                                  SEGMENTAL
1997 (IN THOUSANDS)                              MIDDLE EAST   MEDITERRANEAN   TECHNOLOGY     TOTAL
-------------------                              -----------   -------------   ----------   ---------
SALES
External sales.................................   $306,950        $ 83,873       $   --     $390,823
Inter-segment sales............................         --           1,075           --        1,075
                                                  --------        --------       ------     --------
Total revenue..................................   $306,950        $ 84,948       $   --     $391,898
                                                  ========        ========       ======     ========
RESULTS
Operating loss.................................   $ (8,953)       $(15,177)      $   --     $(24,130)
Depreciation and amortization..................     (9,029)         (7,162)          --      (16,191)
Amortization of program and film rights........         --         (18,796)          --      (18,796)
OPERATING LOSS IS STATED BEFORE THE FOLLOWING
  ITEMS:
Exchange loss..................................     (1,420)            (72)          --       (1,492)
Interest expense...............................     (2,384)         (5,396)          --       (7,780)
Interest income................................      3,413             592           --        4,005
Equity results in associates...................      2,644              --           --        2,644
Equity results in joint ventures...............     (1,916)             --        3,060        1,144
Income taxation................................        (19)         (1,139)          --       (1,158)

OTHER INFORMATION
Segment assets.................................    132,995         148,226        5,932      287,153
Investments in equity companies................     14,242              --        3,074       17,316
Other investments..............................      6,356              --           --        6,356
Segment liabilities............................    116,963         220,780           --      337,743
Capital expenditure............................      7,841           9,808           --       17,649

19. COMMITMENTS AND CONTINGENCIES

    (A) LOANS

    MultiChoice Africa is required to lend a joint venture an amount not exceeding $1.6 million, which represents 20% of a banking facility available to fund the acquisition of decoders.

                             ACQUIRED MIH BUSINESS
                          (PREDECESSOR TO MIH LIMITED)
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

19. COMMITMENTS AND CONTINGENCIES --CONTINUED
    (B) LOSS INSURANCE

    The Acquired MIH Businesses do not generally carry risk of loss insurance for injury to others, damage to the property of others, or interruption of their business operations.

20. FOREIGN CURRENCY MANAGEMENT

    The currencies of the countries in which the Acquired MIH Businesses operate are also their functional currency. For these operations, all gains and losses from foreign currency transactions are included in current results. The cumulative translation effects for operations using functional currencies other than the US dollar are included in Net Deficit.

    The Acquired MIH Businesses use foreign currency forward exchange contracts, which typically expire within one year, to hedge payments of foreign currencies related to the purchase and sale of goods and services in currencies other than the functional currency. Realized gains and losses on these contracts are recognized in the same period as the hedged transactions. The Acquired MIH Businesses had foreign exchange forward contracts on hand at March 31, 1997, hedging South African rand against the US dollar and the British pound sterling. The Acquired MIH Businesses do not currently hold or issue derivative financial instruments for trading purposes.

    The contractual amounts, exchange rates and settlement dates of the outstanding foreign currency forward exchange contracts at March 31, 1997, are set out below:

                                                   AVERAGE
                                                   EXCHANGE               SETTLEMENT
                                     (THOUSANDS)    RATES                    DATES
                                     -----------   --------   -----------------------------------
South African rand/US dollars......    $26,070       5,06     April 30, 1997 to March 27, 1998
South African rand/British pound                              April 30, 1997 to February 27, 1998
  sterling.........................    $ 1,954       7,12

21. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amount of cash and cash equivalents approximates fair value due to the short maturities of these instruments. The value of long-term debt is estimated using discounted cash flows based on the Acquired MIH Businesses' incremental borrowing rates for similar types of borrowings.

                             ACQUIRED MIH BUSINESS
                          (PREDECESSOR TO MIH LIMITED)
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

21. FAIR VALUE OF FINANCIAL INSTRUMENTS --CONTINUED
The value of foreign currency forward exchange contracts is based on quoted market prices. A comparison of the carrying value and fair value of these instruments is as follows:

                                                             MARCH 31, 1997
                                                      ----------------------------
                                                      CARRYING VALUE   FAIR VALUE
                                                      --------------   -----------
                                                       (THOUSANDS)     (THOUSANDS)
ASSETS:
  Cash and cash equivalents.........................     $ 53,908       $ 53,908
  Receivables.......................................       53,870         53,870
LIABILITIES:
  Payables and provision............................      222,895        222,895
  Short-term borrowings.............................       23,480         23,480
  Long-term debt....................................       91,368         91,368
OFF-BALANCE-SHEET INSTRUMENTS
  Forward exchange contracts........................       28,024         24,610

22. PENSION FUND

    The Acquired MIH Businesses have defined contribution plans covering employees of most of its subsidiaries. The Acquired MIH Businesses' contributions under these plans are based primarily on the performance of the business units and employee compensation. Total contributions amounted to $3.5 million for 1997.

23. POST-RETIREMENT BENEFITS

    MultiChoice Africa provides post-retirement medical benefits by way of medical aid contributions. IAS 19 "Retirement Benefit Costs" is effective for periods beginning after January 1, 1995 and requires recognition of the costs of such benefits on an accrual basis. MultiChoice Africa recognized its cumulative actuarially determined liability for post-retirement medical benefits as of April 1, 1995 of $3.9 million. In accordance with IAS 19 and IAS 8, "Net Profit or Loss for the Period, Fundamental Errors and Changes in Accounting Policies" the change has been reported retrospectively through an adjustment of $3.9 million to the opening balance of MultiChoice Africa accumulated results as of April 1, 1995. During the year ended March 31, 1997, an agreement was reached with employees of MultiChoice Africa to terminate the post-retirement medical aid benefits plan in exchange for an increase of MultiChoice Africa's annual contributions to the retirement benefit fund. The provision will be released to operating results to match the additional contributions to the retirement benefit plan.

24. DIFFERENCES BETWEEN IAS AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

    The Acquired MIH Businesses' combined financial statements are prepared in accordance with IAS, which differ in certain respects from accounting principles generally accepted in the United States ("US GAAP").

    No material differences exist between the net loss and total net deficit as determined under IAS and US GAAP.

                             ACQUIRED MIH BUSINESS
                          (PREDECESSOR TO MIH LIMITED)
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

24. DIFFERENCES BETWEEN IAS AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES --CONTINUED
ADDITIONAL DISCLOSURE REQUIREMENTS

    (A) CERTAIN RISKS AND CONCENTRATIONS

    The Acquired MIH Businesses are exposed to certain concentrations of credit risk relating to cash and current investments. The Acquired MIH Businesses place cash and current investments with high quality institutions. The Acquired MIH Businesses' policy is designed to limit exposure with any one institution and to invest its excess cash in low risk investment accounts. The Acquired MIH Businesses have not experienced any losses on such accounts. As of March 31, 1997, cash and current investments were held with numerous financial institutions.

    The Acquired MIH Businesses' digital programming is or will be transmitted to customers through different satellites around the world, and in certain regions its terrestrial analog signal is also transmitted to regional broadcast points through satellites. In addition, the Acquired MIH Businesses receive a significant amount of their programming through satellites. Satellites are subject to significant risks that may prevent or impair commercial operations. Although the Acquired MIH Businesses have not experienced any significant disruption of its transmissions the operation of the satellites is beyond the control of the Acquired MIH Businesses. Disruption of the transmissions of satellites could have a material adverse effect on the Acquired MIH Businesses.

    (B) STOCK COMPENSATION

    MIH management and employees participate in the Stock Option Plan (the "Plan") of MIH Holdings Limited ("MIHH"). Under the Plan MIHH may grant options to its employees for up to 11.8 million shares of MIHH's common stock. Stock options may be granted with an exercise price not less than 100% of the market value of the shares at the time of the grant. One-third of the options generally vest at the anniversary of each of the third, fourth and fifth year after the grant date of the stock options and expire after ten years. Unvested shares are subject to cancellation upon expiration or termination of employment.

                                                                1997
                                                    ----------------------------
                                                                WEIGHTED AVERAGE
                                                                 EXERCISE PRICE
                                                     SHARES          (RAND)
                                                    ---------   ----------------
Outstanding at April 1, 1996......................  $ 898,423        10.26
Granted...........................................         --           --
Exercised.........................................   (111,956)        8.64
Forfeited.........................................    (51,718)       11.75

Outstanding at March 31, 1997.....................    734,749        10.40

                             ACQUIRED MIH BUSINESS
                          (PREDECESSOR TO MIH LIMITED)
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)

24. DIFFERENCES BETWEEN IAS AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES --CONTINUED
    The following table summarizes information about the stock options outstanding at March 31, 1997:

                                    OUTSTANDING                         WEIGHTED      EXERCISABLE      WEIGHTED
                                       AS OF         REMAINING          AVERAGE          AS OF         AVERAGE
                                     MARCH 31,    CONTRACTUAL LIFE   EXERCISE PRICE    MARCH 31,    EXERCISE PRICE
RANGE OF EXERCISE PRICES (RAND)        1997           (YEARS)            (RAND)          1997           (RAND)
-------------------------------     -----------   ----------------   --------------   -----------   --------------
5.60--8.50........................    271,618           5.88               6.82         160,557          6.99
8.51--12.50.......................    463,131           7.64              12.50              --            --

    The Acquired MIH Businesses apply Accounting Principles Board ("APB") Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES," and related Interpretations for purposes of US GAAP in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plan. Under SFAS No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION" ("SFAS 123"), the compensation cost for the Acquired MIH Businesses is determined based on the fair value at the grant date of stock options awarded under the plan. No stock options were granted under the Plan between April 1, 1995, the effective date of SFAS 123 to be used by the Acquired MIH Businesses for purposes of calculating the impact of SFAS 123, and March 31, 1997. The application of SFAS 123 therefore does not have an impact on the reported net loss of the Acquired MIH Businesses.

                                AUDITORS' REPORT

To the Shareholders of United Broadcasting Corporation Public Company Limited

We have audited the accompanying consolidated balance sheet of United Broadcasting Corporation Public Company Limited and its subsidiaries as at March 31, 1999 and the related statement of loss and deficit, change in shareholders' equity and cash flow for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As set out in Note 2, the consolidated financial statements for the year ended March 31, 1999 have been prepared to comply with the requirements of the U.S. Securities and Exchange Commission. The consolidated financial statements for the year ended March 31, 1999 are prepared in accordance with and comply with accounting principles generally accepted in Thailand, except that no comparative information has been presented. Our opinion is not qualified in this respect.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of United Broadcasting Corporation Public Company Limited and its subsidiaries as at March 31, 1999 and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles in Thailand.

We draw attention to Note 33 which is marked "unaudited". Information regarding the Year 2000 issue as presented in this note has not been subjected to auditing procedures, and accordingly, we express no opinion on it.

Generally accepted accounting principles in Thailand vary in certain significant respects from accounting principles generally accepted in the United States of America. Application of the latter would have affected the determination of consolidated results for the year ended March 31, 1999 and shareholders' equity as of March 31, 1999 to the extent summarised in Note 32 to the consolidated financial statements.

Bangkok                                                   PricewaterhouseCoopers

August 24, 1999

             UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1999
                          (IN THOUSANDS OF US DOLLARS)

                                                               NOTES     AS AT MARCH 31, 1999
                                                              --------   --------------------
                                           ASSETS
CURRENT ASSETS
  Cash in hand and at banks.................................       5           $  58,317
  Short term investments....................................       6                 234
  Trade receivables, net....................................       7               3,852
  Amounts due from related companies........................       8               1,747
  Inventories, net..........................................       9               5,164
  Other current assets......................................      10              11,826
                                                                               ---------
    Total current assets....................................                      81,140
NON-CURRENT ASSETS
  Investments held to maturity..............................      11                 138
  Property, plant and equipment, net........................      12             145,235
  Equipment held under concession agreements, net...........      13               6,560
  Deferred charges, net.....................................      13               7,889
  Other.....................................................                       1,004
                                                                               ---------
    Total non-current assets................................                     160,826
                                                                               ---------
    TOTAL ASSETS............................................                     241,966
                                                                               =========
                            LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable--trade...................................                      36,953
  Advances from customers...................................                       3,354
  Short term loans and advances from related parties........       8                 670
  Current portion of obligations under finance leases.......      15               2,124
  Accrued expenses..........................................      14               5,471
  Provisions for liabilities and charges....................    8,18               5,182
  Other current liabilities.................................                       3,426
                                                                               ---------
    Total current liabilities...............................                      57,180
                                                                               ---------
NON-CURRENT LIABILITIES
  Foreign subsidiaries provision............................                       6,483
  Obligations under finance leases..........................      15              54,765
  Other liabilities.........................................      19               7,363
                                                                               ---------
    Total non-current liabilities...........................                      68,611
                                                                               ---------
    TOTAL LIABILITIES.......................................                     125,791
                                                                               ---------
Minorities' interest in subsidiaries........................      21               2,431
                                    SHAREHOLDERS' EQUITY
Share capital...............................................      22             183,877
Share premium...............................................      22             157,265
Retained deficit
  Appropriated--legal reserve...............................                         380
  Unappropriated............................................                    (249,817)
  Foreign currency translation adjustment...................                      22,039
                                                                               ---------
    TOTAL SHAREHOLDERS' EQUITY..............................                     113,744
                                                                               ---------
    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..............                   $ 241,966
                                                                               =========

   The accompanying notes are an integral part of these financial statements.

             UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED
                                AND SUBSIDIARIES
                         CONDOLIDATED STATEMENT OF LOSS
                       FOR THE YEAR ENDED MARCH 31, 1999
                          (IN THOUSANDS OF US DOLLARS)

                                                               NOTES     CONSOLIDATED
                                                              --------   ------------
                                                                             1999
Net revenues
  Subscriber-based television service.......................               $ 72,050
  Equipment installation....................................                  5,852
  Other services............................................                  1,277
  Interest income...........................................     24           3,196
  Other income..............................................                  1,800
                                                                           --------
    Total revenues..........................................                 84,175
                                                                           --------
Expenses
  Cost of service and equipment installation................                105,397
  Cost of sales.............................................                    719
  Selling and administrative expenses.......................                 29,231
  Directors' remuneration...................................     23               6
  Loss on exchange rate.....................................     24           4,624
  Interest expense..........................................     24          12,622
  Other expenses............................................     25          18,420
  Abnormal non-recurring items..............................     26           5,017
  Income tax expense........................................                     --
                                                                           --------
Total expenses..............................................                176,036
                                                                           --------
Net loss before minority interest...........................                (91,861)
Share of net loss in subsidiaries to minority interest......     21             764
                                                                           --------
Net loss....................................................               $(91,097)
                                                                           ========
  Loss per share (US $ per share)
  Basic and diluted loss share before considering minority
    interests...............................................     27           (0.14)
  Less share in net basic and diluted loss to minority
    interest................................................                     --
                                                                           --------
Basic and diluted loss per share............................                  (0.14)
                                                                           ========

   The accompanying notes are an integral part of these financial statements.

             UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED
                                AND SUBSIDIARIES
           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                       FOR THE YEAR ENDED MARCH 31, 1999
                          (IN THOUSANDS OF US DOLLARS)

                                                               NOTES     CONSOLIDATED
                                                              --------   ------------
                                                                             1999
Share capital
Common shares
  Balance at beginning of year..............................               $  61,990
  Increase during the year..................................                 121,887
                                                                           ---------
  Balance at end of year....................................                 183,877
                                                                           ---------
Premium on share capital
  Balance at beginning of year..............................                  58,520
  Increase during the year..................................                  98,745
                                                                           ---------
  Balance at end of year....................................                 157,265
                                                                           ---------
Retained earnings (deficit)
Appropriated--legal reserve
  Balance at beginning of year..............................                     380
  Increase during the year..................................                      --
                                                                           ---------
  Balance at end of year....................................                     380
                                                                           ---------
Deficit
  Balance at beginning of year..............................                (105,447)
  Increase during the year--net loss........................                 (91,097)
  Increase during the year--goodwill........................     29          (53,273)
                                                                           ---------
Balance at end of year......................................                (249,817)
                                                                           ---------
Foreign currency translation adjustment
  Balance at beginning of year..............................                  (2,245)
  Increase during the year..................................                  24,284
                                                                           ---------
  Balance at end of year....................................                  22,039
                                                                           ---------
Total shareholders' equity..................................               $ 113,744
                                                                           =========

   The accompanying notes are an integral part of these financial statements.

             UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED
                                AND SUBSIDIARIES
           CONSOLIDATED STATEMENT OF DEFICIT IN SHAREHOLDERS' EQUITY
                       FOR THE YEAR ENDED MARCH 31, 1999
                          (IN THOUSANDS OF US DOLLARS)

                                                               NOTES     CONSOLIDATED
                                                              --------   ------------
                                                                             1999
Deficit
  Deficit at beginning of year..............................               $(105,447)
  Net loss for the year.....................................                 (91,097)
  Excess of the costs of investments in subsidiaries over
    their book values.......................................     29          (53,273)
                                                                           ---------
                                                                            (144,370)
                                                                           ---------
  Deficit at end of year....................................                (249,817)
                                                                           ---------
Appropriated retained earnings
Legal reserve...............................................                     380
                                                                           ---------
Foreign currency translation adjustment
  Balance at beginning of year..............................                  (2,245)
  Exchange translation......................................                  24,284
                                                                           ---------
  Balance at end of year....................................                  22,039
Total deficit at end of year................................               $(227,398)
                                                                           =========

   The accompanying notes are an integral part of these financial statements.

             UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED
                                AND SUBSIDIARIES
                        CONSOLIDATED CASH FLOW STATEMENT
                       FOR THE YEAR ENDED MARCH 31, 1999
                          (IN THOUSANDS OF US DOLLARS)

                                                               NOTES     CONSOLIDATED
                                                              --------   ------------
                                                                             1999
CASH FLOWS FROM OPERATING ACTIVITIES
  Cash outflows from operations.............................     28        $ (47,861)
  Interest received.........................................                   3,285
  Interest paid.............................................                 (12,623)
  Tax paid..................................................                      --
                                                                           ---------
    NET CASH FROM OPERATING ACTIVITIES......................                 (57,199)

CASH FLOW FROM INVESTING ACTIVITIES
  Net decrease in short term investments....................                   1,891
  Net increase in short term loans to related parties.......                   2,392
  Addition to investment in shares of subsidiaries..........                 (46,990)
  Addition to other investments.............................                  (3,832)
  Purchase of leasehold improvements and equipment..........                 (61,699)
  Addition to cost of subscriber based television network...                    (333)
  Addition to investment in deferred charges................                 (20,155)
  Exchange rate adjustments derived from the translation of
    foreign subsidiaries' financial statements..............                     390
                                                                           ---------
    NET CASH USED IN INVESTING ACTIVITIES...................                (128,336)

CASH FLOWS FROM FINANCING ACTIVITIES
  Increase in share capital.................................                 239,587
  Installments paid for finance lease.......................                  (1,413)
  Loan from bank............................................                  (5,595)
                                                                           ---------
    NET CASH USED IN FINANCING ACTIVITIES...................                 232,579
                                                                           ---------
Increase in cash and cash equivalents.......................                  47,044
                                                                           ---------
Movement in cash and cash equivalents
  At start of year..........................................                   7,445
  Increase in year..........................................                  47,044
  Cash of subsidiaries of which the related share capital
    were acquired on May 5, 1998............................                   2,006
  Exchange translation in cash and cost equivalents.........                   1,822
                                                                           ---------
At end of year..............................................      5        $  58,317
                                                                           =========

   The accompanying notes are an integral part of these financial statements.

             UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED
                                AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (IN THE NOTES ALL AMOUNTS ARE SHOWN IN US$ THOUSANDS UNLESS OTHERWISE STATED)

1. GENERAL INFORMATION

    The principal business operations of the Company and its subsidiaries are summarized as follows:

    The Company and a subsidiary, namely UBC Cable Network Public Company Limited ("UBC Cable") are engaged in the operations of subscriber-based television networks (Digital Satellite Television and Cable Television, respectively) under concessions received from the Mass Communication Organization of Thailand, under agreements dated April 17, 1989 and June 6, 1994 respectively, and amendments thereto dated May 19, 1994 and November 9, 1994, respectively, which expire on September 30, 2014 and December 31, 2019, respectively. Under the aforesaid agreements, the Company and UBC Cable have to pay annual fees to the Mass Communication Organization of Thailand based on certain percentages of certain service income or at the minimum fee as specified in each of those agreements, whichever is higher. In addition, the Company and UBC Cable, according to the aforesaid agreements, have to transfer the ownership of certain equipment procured for the operation of television networks to the Mass Communication Organization of Thailand within the specified period in each of those agreements.

    A Company's subsidiary, Satellite Service Company Limited, is principally engaged in rental and trading equipment for receiving services via satellite and cable platforms, providing subscriber-based control systems and Digital Direct-To-Home services relating to the subscriber-based television businesses of the Company and UBC Cable.

    A Company's subsidiary, Cineplex Company Limited, is principally engaged in producing programs and rendering related services to support the subscriber-based digital and cable television businesses. In addition, the said subsidiary is engaged in the home shopping business through digital and cable television, and selling space for advertisements in its television magazines.

    Two subsidiaries of the Company, Rainbow Media Company Limited and IBC Symphony Company Limited, were formerly engaged in rendering television airtime service, trading motion picture films with local and overseas customers and suppliers, and producing spots to support television programs. In the year ended March 31, 1999, both companies did not engage in their major business activities.

    As of March 31, 1999, a subsidiary in Laos and another subsidiary in Cambodia had ceased their operations. The Company has already set up provisions to cover losses on the collection of amounts due from both these subsidiaries.

    On September 29, 1998, the Company registered with the Ministry of Commerce to change its name from "International Broadcasting Corporation Public Company Limited" to "United Broadcasting Corporation Public Company Limited".

2. ACCOUNTING POLICIES

    The principal accounting policies adopted in the preparation of these consolidated financial statements are set out below:

    (A) BASIS OF PREPARATION

    These consolidated financial statements have been prepared for certain Stock Exchange compliance requirements for a major shareholder of the Company.

             UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED
                                AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 (IN THE NOTES ALL AMOUNTS ARE SHOWN IN US$ THOUSANDS UNLESS OTHERWISE STATED)

2. ACCOUNTING POLICIES --CONTINUED
    The consolidated financial statements are prepared in accordance with and comply with accounting principles generally accepted in Thailand except that comparative financial information has not been included. Comparative financial information is not presented as it is not required by the shareholder for its special purpose. Thai GAAP differs in certain significant respects from US GAAP. The effect of the adjustments to net income and shareholders'equity are set out in Note 32.

    The consolidated financial statements are prepared under the historical cost convention.

    (B) CONSOLIDATION

    Subsidiary undertakings, which are those companies in which the Group, directly or indirectly, has an interest of more than one half of the voting rights or otherwise has power to exercise control over the operations, have been consolidated. Subsidiaries are consolidated from the date on which effective control is transferred to the Group and are no longer consolidated from the date of disposal. All intercompany transactions, balances and unrealised surpluses and deficits on transactions between group companies have been eliminated. Where necessary, accounting policies for subsidiaries have been changed to ensure consistency with the policies adopted by the Group. Separate disclosure is made of minority interests.

    A listing of the Group's principal subsidiaries is set out below.

                                                            % OF HOLDING
NAME OF SUBSIDIARY                      BUSINESS                1999        COUNTRY     CURRENCY
------------------            ----------------------------  ------------   ---------   ----------
Rainbow Media Co., Ltd.       Rendering television airtime     99.99       Thailand    Baht
                                services
IBC Symphony Co., Ltd.        Television support               99.99       Thailand    Baht
                                activities and trading
                                movies
Home Vision Entertainment
  Co., Ltd.                   Mass Communication Services      99.99       Thailand    Baht
Cineplex Co., Ltd.            Programme production             99.99       Thailand    Baht
UBC Cable Network Public
  Co., Ltd. (formerly
  UTVCable Network Public
  Co., Ltd.)                  Pay television via cable         97.85       Thailand    Baht
                                system
Satellite Services Co., Ltd.  Sale and rental of equipment     96.22       Thailand    Baht
                                for DTH and cable
                                transmission, signal
                                compression service and
                                signal installation and
                                connection service
International Broadcasting
  Corporation (Cambodia)
  Co., Ltd.                   Operation of television and      70.00       Cambodia    US dollars
                                radio in Cambodia
International Broadcasting
  Corporation (Laos) Co.,
  Ltd.                        Operation of television and      70.00       Laos        US dollars
                                radio in Laos.

             UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED
                                AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 (IN THE NOTES ALL AMOUNTS ARE SHOWN IN US$ THOUSANDS UNLESS OTHERWISE STATED)

2. ACCOUNTING POLICIES --CONTINUED
    On May 4, 1998, the Company acquired, from Telecom Holding Company Limited, an investment of 97.85% in the common share capital (227,864,600 common shares) of UBC Cable Network Public Company Limited at a total value of US$37,730 thousand, and an investment of 99.99% in the common share capital (31,943,000 common shares) of Cineplex Company Limited at a total value of US$10,842 thousand.

    Details of these acquisitions are set out in Note 29.

    On September 30, 1997, the Company acquired an investment of 70% in the common share capital (111,999,993 common shares) of Satellite Service Company Limited ("SSV") from Shinawatra Satellite Public Company Limited at a total value of US$33,642 thousand. Additional investments of 13% in the common share capital (20,800,000 common shares) of SSV were also acquired from other former shareholders on that date at a total value of US$6,248 thousand. On May 6, 1998, SSV increased its share capital from 160 million shares to 360 million shares. All the newly issued shares were fully subscribed by the Company, and therefore its investment in the common share capital of SSV increased from 83% to 92.44%. On July 1, 1998, the company acquired a further 13.6 million shares in SSV from Dhana Siam Finance Public Company Limited at a total value of US$2,859 thousand and the company's shareholding in SSV as at March 31, 1999 had increased to 96.22%. Details of the increase in interest in SSV in the year ended March 31, 1999 are set out in Note 29.

    (C) FOREIGN CURRENCIES

    The income statement of the Group is translated into the Group's reporting currency at the average exchange rate for the year and the balance sheet is translated at the balance sheet exchange rate. Exchange differences arising from the translation of the net investment in foreign subsidiaries, are recorded in the 'Translation reserve' in shareholders' equity. On disposal of foreign entities, such translation differences are recognized in the income statement as part of the gain or loss on sale.

    Foreign currency transactions in Group companies are accounted for at the exchange rates prevailing at the date of the transactions: gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies, are recognized in the income statement. Such balances are translated at year-end exchange rates unless hedged by forward foreign exchange contracts, in which case the rates specified in such forward contracts are used.

    Forward exchange contract receivables and payables are recorded in Baht at the spot rate on the date of contract inception, and the balances at the balance sheet date are translated into Baht at the prevailing spot rate. Exchange gains or losses arising on translation at the balance sheet date are recognized in the income statements for the period; all other exchange gains or losses arising are recognized in the income statement in the same period as the exchange differences on the items covered by the hedge.

    Costs on such contracts are amortized over the life of the hedge contract. Gains and losses on contracts which are no longer designated as hedges are included in the income statement.

             UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED
                                AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 (IN THE NOTES ALL AMOUNTS ARE SHOWN IN US$ THOUSANDS UNLESS OTHERWISE STATED)

2. ACCOUNTING POLICIES --CONTINUED
    (D) FINANCIAL INSTRUMENTS AND FOREIGN CURRENCY RISK MANAGEMENT

    Financial instruments carried on the balance sheet include cash and bank balances, investments, receivables, trade creditors, leases and borrowings. The particular recognition methods adopted are disclosed in the individual policy statements associated with each item.

    The Company and the Group are also parties to financial instruments that reduce exposure to fluctuations in foreign currency exchange. The purpose of these instruments is to reduce risk. The accounting to these instruments is included in Note 2(c) above.

    Disclosures about financial instruments to which the Group is a party are provided in Note 30.

    (E) GOODWILL

    Goodwill represents the excess of the cost of an acquisition over the fair value of the Group's share of the net assets of the acquired subsidiary at the date of acquisition. Goodwill on acquisitions is charged directly to reserves.

    (F) COMPUTER SOFTWARE DEVELOPMENT COSTS

    Generally, costs associated with developing computer software programmes are recognized as an expense as incurred. However, costs that are clearly associated with an identifiable and unique product which will be controlled by the Group and has a probable benefit exceeding the cost beyond one year, are recognized as an intangible asset. Associated costs include staff costs of the development team and an appropriate portion of relevant overheads.

    Expenditure which enhances and extends the benefits of computer software programmes beyond their original specifications and lives is recognized as a capital improvement and added to the original cost of the software. Computer software development costs recognized as assets are amortized using the straight-line method over their useful lives, not exceeding 3 years.

    Costs associated with the maintenance of existing computer software programmes and for modifications for the Year 2000 are expensed as incurred.

    (G) OTHER INTANGIBLE ASSETS

    Costs of subscriber based television networks:

    Costs of subscriber based television networks under concession agreements represent costs of certain equipment and other assets which have been or have to be transferred to the Mass Communication Organisation of Thailand. Costs of subscriber based television networks under concession agreements are amortized as expenses on a straight line basis over the shorter of the period of the concession agreement being until September 30, 2014 for the Company and until December 31, 2019 for UBC Cable Network Public Company Limited and the useful life of the asset.

             UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED
                                AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 (IN THE NOTES ALL AMOUNTS ARE SHOWN IN US$ THOUSANDS UNLESS OTHERWISE STATED)

2. ACCOUNTING POLICIES --CONTINUED
    Deferred charges:

    Deferred charges represent pre-operating expenses, fees paid to the Mass Communications Organisation of Thailand for permitting the Company and UBC Cable to provide services to customers nationwide, costs of supplementary equipment for the operation of subscriber based television services other than those specified in the concession agreement, and costs of motion picture films.

    Pre-operating expenses are amortized over a period of 5 years.

    Fees paid to the Mass Communication Organisation of Thailand ("MCOT") for permitting the Company to provide services to customers nationwide are amortized over the remaining period of the concession agreement until September 30, 2014.

    Motion picture firms, included in deferred charges, are amortized to cost of service by the straight-line method over the licensed period of each motion picture film.

    Intangible assets are not revalued. The carrying amount of each intangible asset is reviewed annually and adjusted for permanent impairment where the carrying value of the asset exceeds the estimated recoverable amount. Where the carrying amount of an asset is greater than its estimated recoverable amount, it is written down immediately to its recoverable amount. Estimated recoverable amount is the higher of the anticipated discounted cash flows from the use of the asset and the fair market value of the asset reduced by any costs of disposal.

    (H) INVESTMENTS

    Investments held for maturity, being negotiated certificates of deposit, are recorded at face value. Provision is made against cost where, in the opinion of the Directors, there is a permanent diminution in value. Where there has been a permanent diminution in the value of an investment, it is recognized as an expense in the year in which the diminution is identified. On disposal of an investment the difference between the net disposal proceeds and the carrying amount is charged or credited to the income statement.

    (I) PROPERTY, PLANT AND EQUIPMENT

    All property, plant and equipment is initially recorded at cost and is stated at historical cost less accumulated depreciation.

    Depreciation is calculated on the straight line method to write off the cost of each asset to its residual value over its estimated useful life as follows:

                                                                   %
                                                              -----------
Leasehold improvements......................................      20
Operating equipment.........................................  10.00-33.33
Furniture, fixtures and office equipment....................  20.00-33.33
Vehicles....................................................      20

    Leased transponder equipment is depreciated over the lease term. The lease term does not exceed the useful life of the equipment.

             UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED
                                AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 (IN THE NOTES ALL AMOUNTS ARE SHOWN IN US$ THOUSANDS UNLESS OTHERWISE STATED)

2. ACCOUNTING POLICIES --CONTINUED
    The Group's policy is to review asset values annually and to adjust depreciation schedules to match estimated useful lives.

    Where the carrying amount of an asset is greater than its estimated recoverable amount, it is written down immediately to its recoverable amount. Estimated recoverable amount is the higher of the anticipated discounted cash flows from the use of the asset and the fair market value of the asset reduced by any costs of disposal.

    Gains and losses on disposal of property, plant and equipment are determined by reference to their carrying amount and are taken into account in determining operating profit.

    (J) ACCOUNTING FOR LEASES--WHERE A GROUP COMPANY IS THE LESSEE

    Leases of property, plant and equipment where the Group assumes substantially all the benefits and risks of ownership are classified as finance leases. Finance leases are capitalized at the estimated present value of the underlying lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the finance balance outstanding. The corresponding rental obligations, net of finance charges, are included in other long-term payables. The interest element of the finance charge is charged to the income statement over the lease period. The property, plant and equipment acquired under finance leasing contracts is depreciated over the useful life of the asset.

    Leases of assets under which all the risks and benefits of ownership are effectively retained by the lessor are classified as operating leases. Payments made under operating leases are charged to the income statement on a straight-line basis over the period of the lease.

    When an operating lease is terminated before the lease period has expired, any payment required to be made to the lessor by way of penalty is recognized as an expense in the period in which termination takes place.

    (K) INVENTORIES

    Inventories comprise equipment for receiving subscription television services via a satellite platform, equipment for receiving subscription cable television services and MMDS equipment.

    Inventories on hand are valued at the lower of average cost or net realizable value. Cost of equipment for receiving subscription services via a satellite platform is determined by the average cost method. Costs of equipment for receiving subscription cable television services and MMDS equipment are determined on the first-in, first-out method. Net realizable value is the estimate of the selling price in the ordinary course of business, less provision for selling expenses. Provision is made where necessary for obsolete, slow-moving and defective inventories.

    (L) TRADE RECEIVABLES

    Trade receivables are carried at anticipated realizable value. The Group provides allowance for doubtful accounts which is equivalent to the estimated collection losses that may be incurred in the

             UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED
                                AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 (IN THE NOTES ALL AMOUNTS ARE SHOWN IN US$ THOUSANDS UNLESS OTHERWISE STATED)

2. ACCOUNTING POLICIES --CONTINUED
collection of all receivables. The estimated losses are based on historical collection experience combined with a review of the current status of the existing receivables at the balance sheet date.

    (M) CASH AND CASH EQUIVALENTS

    For the purposes of the cash flow statement, cash and cash equivalents comprise cash in hand and deposits held at banks as defined in the Thai Accounting Standard with respect to the preparation of the statement of cash flows which is in line with the definition prescribed in the regulation relating to the financial statements issued under the Ministerial Regulation No. 7 (B.E.
2539) under the Public Companies Limited Act B.E. 2535.

    Cash and cash equivalents therefore represent cash and short term highly liquid investments with original maturities of three months or less.

    (N) PROVISIONS

    Provisions are recognized when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate of the amount of the obligation can be made.

    Employee entitlements to annual leave are recognized when they accrue to employees. A provision is made for the estimated liability for annual leave as a result of services rendered by employees up to the balance sheet date.

    (O) RESTRUCTURING PROVISIONS

    Costs specifically attributable to a restructuring mainly comprise employee termination payments, and are recognized in the period in which they become probable and can be determined with reasonable certainty.

    (P) PENSION OBLIGATIONS AND EMPLOYEE BENEFITS

    The Group operates a provident fund, being a defined contribution plan, the assets of which are held in a separate trustee-administered fund. The provident fund is funded by payments from employees and by the relevant Group companies.

    The Group's contributions to the provident fund are charged to the income statement in the period to which they relate.

    Annual leave is accrued and charged to the income statement as employees provide service.

    (Q) DEFERRED INCOME TAXES

    Deferred income tax is provided, using the liability method, for all temporary differences arising between the tax bases of assets and liabilities and their carrying values for financial reporting purposes. Currently enacted tax rates are used to determine deferred income tax.

             UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED
                                AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 (IN THE NOTES ALL AMOUNTS ARE SHOWN IN US$ THOUSANDS UNLESS OTHERWISE STATED)

2. ACCOUNTING POLICIES --CONTINUED
    The principal temporary differences arise from provisions, asset impairment and write off of fixed assets and tax losses carried forward. Deferred tax assets relating to the carryforward of unused tax losses are recognized to the extent that it is more likely than not that future taxable profit will be available against which the unused tax losses can be utilized.

    (R) REVENUE RECOGNITION

    Revenue from the subscriber based television service is recognized over the period prescribed in each agreement.

    Revenue from equipment installation is recognized when the installation is accomplished.

    Revenue from other services is recognized when services are rendered to customers.

    (S) LOSS PER SHARE

    Basic loss per share is calculated by dividing the consolidated net loss, after considering the minority interest in subsidiaries, attributable to shareholders by the weighted average number of ordinary shares in issue during the year.

3. ACCOUNTING FOR TRANSPONDER SERVICE AGREEMENT

    The Company entered into a transponder service agreement with a related company in September 1997 to procure transponder space on the related company's satellite for provision of its Digital Direct To Home Service. Under the agreement, the Company secures the right to use six non-preemptible unprotected Ku-band transponders for an initial term expiring in November 2008, with an option to renew the agreement under certain items and conditions for the remaining operational life of the satellite.

    In the year ended March 31, 1999, the Company's management reviewed its accounting for the transponder service agreement and considered that the transponder service agreement should be accounted for as a finance lease to reflect the underlying risks and rewards arising under the agreement. Previously it had been accounted for as an operating lease. The lessor ceased to be a related party in the period ended March 31, 1999.

    The Company has accounted for the transponder service agreement as a finance lease with effect from the date of the agreement, September 26, 1997. The effect of this change on the balance sheet at March 31, 1999 has been to increase leasehold improvements and equipment by US$42,963 thousand, short term liabilities denominated in foreign currencies by US$2,124 thousand, long term liabilities denominated in foreign currencies by US$54,765 thousand and to reduce opening reserves by US$12,824 thousand. The effect on the results for the period ended March 31, 1999 has been to increase depreciation charged to cost of service by US$4,266 thousand, to reduce rental payments charged to cost of service by US$12,862 thousand, to increase exchange gains by US$2,070 thousand, and to increase interest expense by US$11,500 thousand.

             UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED
                                AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 (IN THE NOTES ALL AMOUNTS ARE SHOWN IN US$ THOUSANDS UNLESS OTHERWISE STATED)

4. SEGMENT INFORMATION

    The Company and its subsidiaries do not present segment information as the major operations for the year ended March 31, 1999 were in respect of the operation of subscriber based television services, which are classified as entertainment and recreation business in accordance with the Stock Exchange of Thailand.

5. CASH IN HAND AND AT BANKS

                                                              CONSOLIDATED
                                                                  1999
                                                              ------------
Cash in hand and at banks...................................     $58,317
Short term bank deposits....................................          --
                                                                 -------
                                                                 $58,317
                                                                 -------

6. SHORT TERM INVESTMENTS

                                                              CONSOLIDATED
                                                                  1999
                                                              ------------
Fixed deposits with local banks.............................      $ --
Fixed deposits with foreign banks...........................       234
                                                                  ----
                                                                  $234
                                                                  ----

7. TRADE RECEIVABLES, NET

                                                              CONSOLIDATED
                                                                  1999
                                                              ------------
Trade receivables...........................................     $14,422
Less: Provision for doubtful accounts.......................     (10,570)
                                                                 -------
Trade receivables, net......................................     $ 3,852
                                                                 -------

    Outstanding trade receivables as at March 31, 1999 can be analyzed as follows:

                                                              CONSOLIDATED
                                                                  1999
                                                              ------------
Current.....................................................     $ 3,898
3-6 months..................................................         595
6-12 months.................................................         801
Over 12 months..............................................       9,128
                                                                 -------
                                                                  14,422
Less: Provision for doubtful accounts.......................     (10,570)
                                                                 -------
                                                                 $ 3,852
                                                                 =======

             UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED
                                AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 (IN THE NOTES ALL AMOUNTS ARE SHOWN IN US$ THOUSANDS UNLESS OTHERWISE STATED)

8. RELATED PARTY TRANSACTIONS

    At March 31, 1999, no single shareholder group owned in excess of 50% of the Company's shares. The major shareholders of the Company (shareholdings in excess of 5.0% of the issued shares excluding Thailand Securities Depositing Co., Ltd. for depositors) at March 31, were:

                                                                1999
                                                                 %
                                                              --------
Telecom Holdings Co., Ltd...................................   40.96
MIH Ltd.....................................................   26.11

    Shinawatra Computers & Communications Public Company Ltd held in excess of 5.0% of the issued shares during the year ended March 31, 1999, reducing its interest to 5.0% on 29 January 1999. The Group ceased to recognize Shinawatra Computers & Communications Public Company Ltd as a related party from that date; it has been treated as a related party for the disclosure of revenues and expenses below.

             UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED
                                AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 (IN THE NOTES ALL AMOUNTS ARE SHOWN IN US$ THOUSANDS UNLESS OTHERWISE STATED)

8. RELATED PARTY TRANSACTIONS --CONTINUED
    The Company has transactions with its related companies as follows:

                                                              CONSOLIDATED
                                                                  1999
                                                              ------------
Shinawatra Computers & Communications Public Co., Ltd. and
  its related companies
Revenues
    - interest..............................................         --
    - commission............................................         --
    - advertising...........................................         --
Expenses
    - transponder services (Note 3).........................         --
    - satellite uplink services.............................     $  596
    - rental and other services.............................      1,059
    - consulting and management services....................         62
    - interest expenses.....................................        198
Telecom Holdings Co., Ltd. and its related companies
Revenues....................................................         --
Expenses
    - installation equipment services.......................      7,810
    - multimedia network services...........................     18,318
    - rental and other services.............................      3,018
    - interest expenses.....................................         48
MIH Ltd. and its related companies
Revenues....................................................         --
Expenses
    - operating system services.............................      2,639
    - interest..............................................         68
    - consulting and management services....................      1,756
As at March 31, 1999
Amount due from related companies
    - Shinawatra Computers & Communications Public Co., Ltd.
      and its related companies.............................         --
    - Telecom Holdings Co., Ltd. and its related
      companies.............................................      1,570
    - MIH Ltd. and its related companies....................        177
                                                                 ------
                                                                 $1,747
                                                                 ------
Short-term loans and advances from related companies
    - Shinawatra Computers & Communications Public Co., Ltd.
      and its related companies.............................         --
    - Telecom Holdings Co., Ltd. And its related
      companies.............................................         --
    - MIH Ltd. and its related companies....................        670
                                                                 ------
                                                                 $  670
                                                                 ------

             UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED
                                AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. RELATED PARTY TRANSACTIONS --CONTINUED

    COMMITMENTS AND CONTINGENCIES

    Commitments and contingencies to related parties are set out in Note 31.

    As set out in Note 18, the Group has provided US$5,017 thousand in respect of a probable claim from a purchaser of equipment, the purchaser being a related party.

9. INVENTORIES

                                                              CONSOLIDATED
                                                                  1999
                                                              ------------
Aerials.....................................................     $   723
Supplies and spare parts....................................          40
Digital Direct-To-Home equipment............................       5,260
Set-top boxes...............................................       1,774
Inventories in transit......................................         179
                                                                 -------
                                                                   7,976
Less: Allowance for obsolescence............................      (2,812)
                                                                 -------
                                                                 $ 5,164
                                                                 =======

10. OTHER CURRENT ASSETS

                                                              CONSOLIDATED
                                                                  1999
                                                              ------------
Recoverable taxes...........................................     $22,180
Prepaid expenses............................................       1,563
Account receivable--other...................................         823
Accrued income..............................................       1,796
Others......................................................         293
                                                                 -------
                                                                  26,655
Less: Provision for unclaimed taxes.........................     (14,829)
                                                                 -------
                                                                 $11,826
                                                                 =======

11. INVESTMENTS HELD TO MATURITY

                                                              CONSOLIDATED
                                                                  1999
                                                              ------------
Opening net book amount.....................................      $138
Additions...................................................        --
Provision for diminution....................................        --
                                                                  ----
Closing net book amount.....................................      $138
                                                                  ====

             UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED
                                AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. PROPERTY, PLANT AND EQUIPMENT

                                                                         FURNITURE,
                                                             LEASED       FIXTURES
                                 LEASEHOLD     OPERATING   TRANSPONDER   AND OFFICE              PREPAID    CONSOLIDATED
                                IMPROVEMENTS   EQUIPMENT    EQUIPMENT    EQUIPMENT    VEHICLES    ASSETS       TOTAL
                                ------------   ---------   -----------   ----------   --------   --------   ------------
AT APRIL 1, 1998
Cost..........................     $  302      $ 65,824      $49,209       $2,704       $481      $9,426      $127,946
Accumulated depreciation......       (271)      (13,072)      (3,540)      (1,419)      (392)         --       (18,694)
Provision for unused assets...         --            --           --         (511)        --          --          (511)
Provision for equipment
  losses......................         --        (7,255)          --           --         --          --        (7,255)
                                   ------      --------      -------       ------       ----      ------      --------
Net book amount...............         31        45,497       45,669          774         89       9,426       101,486
                                   ------      --------      -------       ------       ----      ------      --------
YEAR ENDED MARCH 31, 1999
Opening net book amount.......         31        45,497       45,669          774         89       9,426       101,486
Additions and transfers.......      3,402        64,852           --        8,615        331          --        77,200
Reclassifications.............         --            --           --           --         --      (7,312)       (7,312)
Provision for unused assets...         --        (1,676)          --         (290)        --          --        (1,966)
Provision for equipment
  losses......................         --        (5,105)          --           --         --          --        (5,105)
Depreciation charge...........       (630)      (14,611)      (4,407)      (3,117)       (85)         --       (22,850)
Translation adjustment........          1         1,696        1,702           29          3         351         3,782
                                   ------      --------      -------       ------       ----      ------      --------
Closing net book amount.......      2,804        90,653       42,964        6,011        338       2,465       145,235
                                   ------      --------      -------       ------       ----      ------      --------
AT MARCH 31, 1999
Cost..........................      3,715       133,130       51,043       11,419        830       2,465       202,602
Accumulated depreciation......       (911)      (28,170)      (8,079)      (4,589)      (492)         --       (42,241)
Provision for unused assets...         --        (1,676)          --         (819)        --          --        (2,495)
Provision for equipment
  losses......................         --       (12,631)          --           --         --          --       (12,631)
                                   ------      --------      -------       ------       ----      ------      --------
Net book amount...............     $2,804      $ 90,653      $42,964       $6,011       $338      $2,465      $145,235
                                   ======      ========      =======       ======       ====      ======      ========

    In the year ended March 31, 1999, the Group relocated to new offices. As a result of relocation, certain furniture, fittings and office equipment and operating equipment ceased to be used by the Group and is unlikely to be used in the future. Full provision was made against the carrying value of such equipment, and the provision was charged to the statement of loss as other expense (refer to Note 25).

    In the year ended March 31, 1999, the Group identified US$5,105 thousand of equipment rented to subscribers which could not be located. The Group made full provision against the carrying value of such equipment in the year ended March 31, 1999, and the provision was charged to the statement of loss as other expense (refer to Note 25).

             UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED
                                AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13. INTANGIBLE ASSETS

                                                                  CONSOLIDATED
                                                              ---------------------
                                                              TELEVISION   DEFERRED
                                                               NETWORK     CHARGES
                                                              ----------   --------
AT APRIL 1, 1998
Cost........................................................    $23,781    $35,892
Accumulated amortization....................................     (5,407)   (23,916)
Allowance for equipment which will not be used in
the future..................................................    (14,035)        --
Allowance for loss on motion picture films..................         --     (6,028)
                                                                -------    -------
Net book amount.............................................      4,339      5,948
                                                                -------    -------
YEAR ENDED MARCH 31, 1999
Opening net book amount.....................................      4,339      5,948
Additions...................................................      2,728     27,525
Allowance for equipment which will not be used in future
  (net).....................................................        804         --
Allowance for loss on motion picture films (net)............         --      2,011
Amortization charge.........................................     (1,473)   (27,817)
Translation adjustment......................................        162        222
                                                                -------    -------
Closing net book amount.....................................      6,560      7,889
                                                                =======    =======
AT MARCH 31, 1999
Cost........................................................     27,395     64,755
Accumulated amortization....................................     (7,082)   (52,625)
Allowance for equipment which will not be used in .. the
  future....................................................    (13,753)        --
Allowance for loss on motion picture films..................         --     (4,241)
                                                                -------    -------
Net book amount.............................................    $ 6,560    $ 7,889
                                                                =======    =======

    In the year ended March 31, 1998, UBC announced its intention to cease offering pay TV services distributed through the analogue MMDs network as it considered the continued use of the analogue MMDs network had ceased to be economically viable. In recognition of this intention, UBC reviewed the carrying amount of certain intangible assets related to the analogue MMDs network and raised provisions totaling US$14,035 thousand in recognition of permanent impairment of these assets. In the year ended March 31, 1999 an additional US$57 thousand provision was recognized and charged to the statement of loss (Note
25).

    As a result of the acquisition of Cineplex Company Limited, the Group acquired additional programming rights. As a result of the acquisition of additional programming rights, the Group reviewed the carrying value of its motion picture films and in recognition that certain older programming would not be able to generate future earnings in excess of its carrying value, raised a provision for permanent impairment of such programming of US$6,028 thousand in the year ended March 31, 1998.

    The Group continues to amortize these assets over the remaining concession life and releases the provision on an annual basis on a basis consistent with the amortization of these assets.

             UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED
                                AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

14. ACCRUED EXPENSES

                                                              CONSOLIDATED
                                                                  1999
                                                              ------------
Accrued taxes...............................................     $3,460
Other expenses..............................................      2,011
                                                                 ------
                                                                 $5,471
                                                                 ======

15. OBLIGATIONS UNDER FINANCE LEASES

                                                              CONSOLIDATED
                                                                  1999
                                                              ------------
Finance lease liabilities--minimum lease payments:..........    $129,485
    Not later than 1 year...................................      13,395
    Later than 1 year and not later than 5 years............      53,580
    Later than 5 years......................................      62,510
                                                                --------
    Future finance charges on finance leases................      72,596
                                                                --------
    Present value of finance lease liabilities..............      56,889
                                                                --------
Representing lease liabilities:
    - current...............................................       2,124
    - non current...........................................      54,765
                                                                --------
                                                                $ 56,889
                                                                --------
The present value of finance lease liabilities may be
  analysed as follows:
    Not later than 1 year...................................       2,124
    Later than 1 year and not later than 5 years............      14,298
    Later than 5 years......................................      40,467
                                                                --------
                                                                $ 56,889
                                                                ========

16. DEFERRED INCOME TAXES

    Deferred income taxes are calculated on all temporary differences under the liability method using a principal tax rate of 30% (1998 30%).

                                                              CONSOLIDATED
                                                                  1999
                                                              ------------
At beginning of year
    Income statement credit.................................     $33,742
    Valuation provision.....................................     (33,742)
                                                                 -------
        At end of year......................................     $    --
                                                                 -------

             UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED
                                AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

16. DEFERRED INCOME TAXES --CONTINUED
    Deferred tax assets and liabilities and the deferred tax credit in the income statement are attributable to the following items:

                                                          CREDIT TO   ACQUISI-
                                               APRIL 1,    INCOME       TION       EXCHANGE     MARCH 31,
                                                 1998     STATEMENT   (NOTE 29)   TRANSLATION     1999
                                               --------   ---------   ---------   -----------   ---------
Deferred income tax liabilities
    Other....................................  $  (427)    $   376     $  (927)     $   (2)      $  (980)
                                               -------     -------     -------      ------       -------
                                                  (427)        376        (927)         (2)         (980)
                                               -------     -------     -------      ------       -------
Deferred income tax assets
    Provisions...............................    4,097       4,146         985         132         9,360
    Impairment of assets.....................    6,189       2,603          --         316         9,108
    Tax loss carry forwards..................   10,991      26,423      19,289       1,263        57,966
    Other deductible temporary differences...       --         194          --           6           200
                                               -------     -------     -------      ------       -------
                                                21,277      33,366      20,274       1,717        76,634
                                               -------     -------     -------      ------       -------
    Net deferred income tax asset............   20,850      33,742      19,347       1,715        75,654
    Less valuation allowance.................  (20,850)    (33,742)    (19,347)     (1,715)      (75,654)
                                               -------     -------     -------      ------       -------
                                               $    --     $    --     $    --      $   --       $    --
                                               =======     =======     =======      ======       =======

    The Group has raised a valuation allowance against the deferred taxation asset as it is management's estimate that it is more likely than not that the deferred taxation asset will not be realized, due to the historical taxation losses incurred by the companies in the Group and the timing limits on the taxation loss carry forwards that arose on these losses. The Group had taxation loss carry forwards at December 31, 1998 (its most recent taxation year) of approximately US$183 million expiring within December 31, 2003.

17. PENSIONS AND OTHER POST RETIREMENT OBLIGATIONS

    The Group operates a registered provident fund, being a pension scheme of the defined contribution type.

    The assets of the provident fund are held independently of the Group's assets in separate trustee administered fund.

    The pension cost for defined contribution schemes, which represents contributions payable by the Group, amounted to US$99 thousand. Included in creditors is US$188 thousand in respect of contributions to the schemes.

             UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED
                                AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

18. PROVISIONS FOR LIABILITIES AND CHARGES

                                                                         CONSOLIDATED
                                                              -----------------------------------
                                                              RESTRUCTURING   CUSTOMER
                                                                PROVISION      CLAIM      TOTAL
                                                              -------------   --------   --------
At April 1, 1998............................................      $830         $   --     $  830
Additional provisions (note 8)..............................        --          5,017      5,017
Unused amounts reversed.....................................        --             --         --
                                                                  ----         ------     ------
Charged to income statement.................................       830          5,017      5,847
                                                                  ----         ------     ------
Utilised during year........................................      (833)            --       (833)
Exchange translation........................................         3            165        168
                                                                  ----         ------     ------
At March 31, 1999...........................................      $ --         $5,182     $5,182
                                                                  ----         ------     ------

CUSTOMER CLAIM PROVISION

    The customer claim provision has been set up to provide for a probable claim from a purchaser of equipment that a subsidiary sold to that customer (a related party to the subsidiary at the date of sale and a related party at March 31,
1999) in a prior year (Note 8). The expenses has been charged to the statement of loss in the year (refer to Note 26). The amount of the provision has been determined based on an independent valuation of the equipment sold.

    The restructuring charge was made and utilised in respect of the acquisition of UBC Cable Network Public Company Limited and Cineplex Company Limited (refer to Note 29).

19. OTHER LIABILITIES

                                                              CONSOLIDATED
                                                                  1999
                                                              ------------
Deposits received from customers............................     $4,829
Unamortised deferred income.................................      2,534
                                                                 ------
                                                                 $7,363
                                                                 ======

    Unamortised deferred income relates to amounts receivable from a customer for services provided by a subsidiary. The customer has defaulted on payment and legal actions are being taken by the subsidiary.

20. UNUTILISED CREDIT FACILITIES

                                                                 CONSOLIDATED
                                                              -------------------
                                                               SHORT       LONG
                                                                TERM       TERM
                                                              --------   --------
United Broadcasting Corporation Public Company Limited and
  subsidiaries..............................................   31,701          --

    Terms and conditions of the short term loan facilities are not specified and are subject to mutual agreement between the Company, its subsidiaries and lenders if required.

             UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED
                                AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

21. MINORITY INTERESTS

                                                              CONSOLIDATED
                                                                  1999
                                                              -------------
At beginning of year........................................      4,660
Acquisitions of increased interest in Satellite Services
  Co., Ltd..................................................     (1,562)
Share of net loss of subsidiaries...........................       (764)
Exchange translation........................................         97
                                                                 ------
At end of year..............................................     $2,431
                                                                 ======

22. ORDINARY SHARES AND SHARE PREMIUM

                                                    NUMBER OF      SHARE      SHARE
                                                      SHARES      CAPITAL    PREMIUM     TOTAL
                                                   ------------   --------   --------   --------
At April 1, 1998.................................   243,000,000     61,990     58,520    120,510
Issued, registered May 7, 1998...................   237,782,376     60,179     30,089     90,268
Issued, registered June 15, 1998.................    77,940,202     17,739     17,739     35,478
Issued, registered July 3, 1998..................    60,000,000     14,320     14,320     28,640
Issued, registered July 10, 1998.................    32,050,992      7,733      7,733     15,466
Issued, registered July 29, 1998.................    90,000,000     21,916     28,864     50,780
                                                   ------------   --------   --------   --------
At March 31, 1999................................  $740,773,570   $183,877   $157,265   $341,142
                                                   ============   ========   ========   ========

SHARE CAPITAL

    On March 27, 1998, the shareholders at the Extraordinary meeting passed a resolution to approve the decrease of authorized share capital from 500,000,000 common shares of Baht 10 par value to 243,000,000 common shares of Baht 10 par value, and to increase the authorized share of Baht par value. The increase of authorized share capital was registered with the Ministry of Commerce on March 31, 1998. The shareholders also passed a resolution to approve the issuance of 237,782,376 new common shares to sell specifically to a new strategic partner at Baht 15 per share, and authorized the Executive Committee to allot new common shares but not exceeding 150,000,000 shares for selling to the existing shareholders, and to issue new common shares but not exceeding 150,000,000 shares for selling specifically to other strategic partners, at the price and at the time to be deemed appropriate. The aforementioned 237,782,376 shares were issued and sold to the new strategic partner and registered with the Ministry of Commerce on May 7, 1998.

    On April 30, 1998, the Executive Committee passed a resolution to approve the issuance of 110,018,850 new common shares and to offer to the existing shareholders at the rate of 4.37 old shares for 1 new share, Baht 20 per share. Such ratio is based on 243,000,000 common shares which have been officially registered with the Ministry of Commerce for their issuance, plus 237,782,376 new common shares for the new strategic partner as discussed in the previous paragraph. According to the aforesaid offer, only 77,940,202 common shares were registered with the Ministry of Commerce on June 15, 1998. Certain existing shareholders, as agreed by the Executive Committee Meeting on June 9, 1998, had subsequently subscribed another 32,050,992 common shares which had not been subscribed by other

             UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED
                                AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

22. ORDINARY SHARES AND SHARE PREMIUM --CONTINUED shareholders as part of the rights offer, at Baht 20 per share. The said newly issued shares were registered with the Ministry of Commerce on July 10, 1998.

    On June 10, 1998, the shareholders at the Extraordinary meeting passed a resolution to approve the issuance of 60,000,000 common shares to sell specifically to an existing major shareholder at Baht 25 per share. The said newly issued were registered with the Ministry of Commerce on July 3, 1998.

    On July 10, 1998, the Executive Committee Meeting, in accordance with the Extraordinary Shareholder Meeting on March 27, 1998 and the Executive Committee on April 30, 1998, approved the allocation of up to 90 million new ordinary shares, of Baht 10 par value, to Institutional Investors by way of private placement, at a price of no less than Baht 24 per share. The said newly issued shares were fully subscribed and subsequently registered with the Ministry of Commerce on July 29, 1998. The premium on share capital in respect of the offer of 50 million shares issued to institutional investors and registered with the Ministry of Commerce on July 29, 1998 is net of management and underwriting commission and selling commission incurred in the offer amounting to some US$1,818 thousand.

    No share options are granted to directors or employees.

23. STAFF COSTS

                                                              CONSOLIDATED
                                                                  1999
                                                              ------------
Wages and salaries..........................................     $6,977
Termination benefits........................................        307
Social security costs.......................................         46
Pension costs--defined contribution plans...................         90
                                                                 ------
                                                                 $7,420
                                                                 ------
Number of persons employed by the group at March 31, 1999
Full time...................................................      1,177
Part time...................................................        100
                                                                 ------
                                                                  1,277
                                                                 ------

DIRECTORS' REMUNERATION

    In the year ended March 31, 1999, the remuneration of the directors amounted to US$6,149. Directors remuneration represents meeting fees and gratuities as approved by the shareholders of the Company in their annual general meeting.

LOANS TO DIRECTORS

    There are no loans to directors.

             UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED
                                AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

24. FINANCE COSTS

                                                              CONSOLIDATED
                                                                  1999
                                                              ------------
Interest income--bank interest..............................     $ 3,196
Net foreign exchange transaction losses.....................       4,624
Interest expense
    - bank interest.........................................       1,023
    - related party borrowings..............................          99
    - finance leases........................................      11,500
                                                                 -------
                                                                 $12,622
                                                                 -------
                                                                 $20,442
                                                                 =======

25. OTHER EXPENSES

                                                              CONSOLIDATED
                                                                  1999
                                                              ------------
Provision for unclaimed taxes (Note 10).....................     $11,542
Provision for loss on equipment (Note 12)...................       5,105
Provision for loss on collection from other receivable......        (558)
Provision for loss on office equipment which will not be
  used in the future (Note 12)..............................       1,966
Annual leave compensation...................................         308
Provision for loss on subscriber-based television network
  equipment under concession agreement (Note 13)............          57
                                                                 -------
                                                                 $18,420
                                                                 =======

26. ABNORMAL NON-RECURRING ITEMS

                                                              CONSOLIDATED
                                                                  1999
                                                              ------------
Provision for loss on probable claim from purchaser relating
  to value of assets sold in prior year (Notes 8, 18).......     $5,017
                                                                 ------
Total.......................................................     $5,017
                                                                 ------

27. BASIC AND DILUTED LOSS PER SHARE

                                                              CONSOLIDATED
                                                                  1999
                                                              ------------
US$ per share
Net loss attributable to shareholders.......................      91,097
Weighted average number of ordinary shares in issue
  (thousands)...............................................     642,556
Basic and diluted loss per share............................        0.14

             UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED
                                AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

28. CASH GENERATED FROM OPERATIONS

RECONCILIATION OF LOSS BEFORE TAX TO CASH GENERATED FROM OPERATIONS

                                                              CONSOLIDATED
                                                                  1999
                                                              ------------
Loss before tax and interest................................    $(81,671)
Adjustment for:
Depreciation (Note 12)......................................      22,123
Amortization (Note 13)......................................      26,932
Amortization of costs of subscriber based television
  networks (Note 13)........................................       1,426
Unrealised gain on exchange rate............................       3,247
Net loss of minority interest in subsidiaries...............        (764)
Decrease in provision for loss on subscriber based
  television network which will not be used.................        (779)
Decrease in provision for loss on motion picture films which
  may not be able to generate earnings......................      (1,947)
Changes in working capital (excluding the effects of
  acquisition)
Increase in allowance for doubtful accounts.................       7,953
Increase in allowance for obsolete inventories..............         916
Increase in provision for equipment losses..................       4,943
Increase in provision for equipment which will not be used
  in the future.............................................       1,903
Provision for probable losses on collection from other
  receivables...............................................      11,542
Increase in customer claim..................................       5,017
Increase in accounts and notes receivable...................      (3,851)
Increase in inventories.....................................      (2,468)
Increase in amount due from related parties.................      (1,207)
Decrease in VAT refundable..................................      17,597
Decrease in allowance for unclaimed taxes
Decrease in other current assets............................     (34,501)
Decrease in deposits and other assets.......................        (114)
Decrease in accounts payable................................      (4,255)
Increase in advance from customer...........................       1,362
Increase in accrued expenses................................       1,273
Decrease in accounts payable and accrued expenses--related
  parties...................................................      (6,792)
Increase in advances from related parties...................     (14,963)
Decrease in other current liabilities and other
  liabilities...............................................        (783)
                                                                --------
Cash generated from operations..............................    $(47,861)
                                                                ========

             UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED
                                AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

29. ACQUISITION

    On May 4, 1998, the Company acquired certain subsidiaries, 97.85% of UBC Cable Network Public Company Limited and 99.99% of Cineplex Company Limited.

    Details of net assets acquired and goodwill are as follows:

                                                              CONSOLIDATED
                                                                  1999
                                                              ------------
Purchase consideration:
    Cash paid
      UBC Cable Network Public Company Limited..............     $37,730
      Cineplex Co., Ltd.....................................      10,842
                                                                 -------
Purchase consideration......................................      48,572
                                                                 -------
Fair value of net assets/(liabilities) acquired:
      UBC Cable Network Public Company Limited..............      (6,089)
      Cineplex Co., Ltd.....................................       3,247
                                                                 -------
Net assets/(liabilities) acquired...........................      (2,842)
                                                                 -------
Goodwill charged to reserves
      UBC Cable Network Public Company Limited..............      43,819
      Cineplex Co., Ltd.....................................       7,595
                                                                 -------
Goodwill charged to reserves on acquisition of
  subsidiaries..............................................     $51,414
                                                                 -------

    No fair value adjustments were required to the book value of net assets acquired as in management's opinion book value approximated fair value at the date of acquisition.

    A restructuring charge of US$830,000 was made in the prior year and utilized in the year (Note 18).

             UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED
                                AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

29. ACQUISITION --CONTINUED
    The book value of assets and liabilities acquired on the acquisitions of UBC Cable Network Public Company Limited and Cineplex Company Limited were as follows:

                                                              CONSOLIDATED
                                                                  1999
                                                              ------------
Cash in hand and at banks...................................     $ 2,006
Short term investments......................................          --
Accounts and notes receivable--net..........................       5,058
Short-term loans and advances to related parties............       2,473
Inventories--net............................................         282
Other current assets........................................       3,515
Leasehold building improvements and equipment--net..........       6,166
Cost of subscriber-based television network under concession
  agreement--net............................................       2,386
Deferred charges--net.......................................       6,713
Others......................................................         369
Accounts payable and accrued expenses.......................     (16,783)
Accounts payable and accrued expenses-related parties.......      (4,602)
Short term loans and advances from related parties..........      (5,832)
Other current liabilities...................................      (1,201)
Other liabilities...........................................      (3,392)
Minority interests in subsidiaries..........................          --
                                                                 -------
Fair value of net liabilities...............................      (2,842)
Goodwill....................................................      51,414
                                                                 -------
Total purchase consideration................................      48,572
Less: Cash and cash equivalents in subsidiaries acquired....      (2,006)
                                                                 -------
Net cash outflow on acquisition.............................     $46,566
                                                                 -------

    In the year ended March 31, 1999, the Company acquired an additional 13.22% in Satellite Services Company Limited as follows (refer to Note 2b):

                                      INTEREST                                       SHARE OF
                                      ACQUIRED          SHARES      CONSIDERATION   NET ASSETS   GOODWILL
                                     -----------      -----------   -------------   ----------   --------
July 1, 1998.......................         4.72%      13,600,000      $ 2,859        $ 1,651     $1,208
May 6, 1998........................          8.5%     200,000,000       51,348         50,697        651
                                                      -----------      -------        -------     ------
                                                      213,600,000      $54,207        $52,348     $1,859
                                                      ===========      =======        =======     ======

    July 1, 1998 was the date that the Company became the legal registered owner of the shares. The shares were acquired from a suspended finance company and the valuation attributed to the shares and the consideration paid were determined based on the net assets of the subsidiary as at January 31, 1998.

             UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED
                                AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

29. ACQUISITION --CONTINUED
    Goodwill arising on acquisition has been charged against shareholders' equity as follows:

                                                              CONSOLIDATED
                                                                  1999
                                                              ------------
UBC Cable Network Public Company Limited....................     $43,819
Cineplex Company Limited....................................       7,595
Satellite Services Company Limited..........................       1,859
                                                                 -------
Total goodwill charged to reserves..........................     $53,273
                                                                 -------

30. FINANCIAL INSTRUMENTS AND FOREIGN CURRENCY RISK MANAGEMENT

    In order to mange the risks arising from fluctuations in currency exchange rates, the Company and the Group adopt the following foreign currency risk management practices:

    - entering onto foreign exchange contracts

    - to the extent that approval is granted by the Bank of Thailand the Company retains funds raised in US dollars from capital increases and loans from foreign shareholders in US dollars

    - negotiating payment terms for foreign currency settlements on an individual transaction basis

    - negotiating with foreign suppliers to share the foreign exchange exposure

    Transaction risk is calculated in each foreign currency and is projected six months forward. Exchange rates are monitored and forecasting information supplied by recognized research and financial analysis enterprises is used to estimate the future exchange rates. These are compared against premiums on forward exchange contracts and after making adjustments for the related risk a decision is taken on whether to cover foreign currency transactions.

    Transactions if hedged with forward exchange contracts are not hedged on a net basis but rather on a transaction by transaction basis.

    At March 31, 1999, the Company and its subsidiaries had outstanding foreign currency assets and liabilities as follows:

                                                                CONSOLIDATED
                                                                    1999
                                                              CURRENCY MILLION
                                                              ----------------
Assets
    US dollars..............................................       51.03
Liabilities
    US dollars..............................................       59.34

    Foreign currency assets represent US dollar deposits with foreign and local banks for the future payments of foreign currency liabilities, whilst the above foreign currency liabilities represent trade accounts payable and advances from related companies.

    The foreign currency liabilities have been hedged using the foreign currency assets above.

             UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED
                                AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

30. FINANCIAL INSTRUMENTS AND FOREIGN CURRENCY RISK MANAGEMENT --CONTINUED Effects derived from changes in the exchange rate between March 31, 1999 and
August 6, 1999 to the financial position and results of operations of the Group due to outstanding unhedged foreign currency assets and liabilities as at March 31, 1999 are not significant.

31. COMMITMENTS AND CONTINGENT LIABILITIES

    The Company and a subsidiary, UBC Cable Network Public Company Limited, have concession agreements with the Mass Communications Organization of Thailand ("MCOT") to provide subscriber-based television services. Under the terms of agreements, dated April 17, 1989 and June 6, 1994 respectively and amendments dated May 19, 1994 and November 9, 1994 respectively which will expire on September 30, 2014 and December 31, 2019 respectively, the Company and its subsidiary have certain commitments, including to acquire, install, manage and maintain the subscriber-based television service systems and to transfer to MCOT all headend and studio equipment pertaining to such systems. In addition, the company and the subsidiary are committed to pay annual benefits to MCOT at the rate of 6.5% of certain revenues or the minimum amount as prescribed in the agreements.

    The minimum revenue share under the Company's concession is US$10,849 thousand of which US$1,522 million had been paid at March 31, 1999. The minimum revenue share under the subsidiary's concession is US$15,215 thousand of which approximately US$1,323 thousand had been paid at March 31, 1999. No accrual is made in the financial statements for remaining unpaid minimum fees as management is of the opinion that payments will be made on the revenue percentage basis as a period cost in the ordinary course of business.

CAPITAL AND OTHER COMMITMENTS

    Capital expenditure contracted for at the balance sheet date but not recognized in the financial statements is as follows:

                                                              CONSOLIDATED
                                                                  1999
                                                              ------------
US$ thousand
(Baht contracts)
    DTH equipment...........................................        851
    Intangible assets--Programming..........................     28,274
(US$ contracts)
    Intangible assets--Programming..........................      1,690
((pound) contracts)
Intangible assets--Programming..............................        210

    At March 31, 1999, the Company and its subsidiaries had commitments with overseas suppliers to acquire television programming via satellite. Costs of programmes acquired are varied by the number of subscribers.

    At March 31, 1999, the Company and its subsidiaries had commitments with banks whereby the latter issued letters of guarantees in respect of customs duties and other transactions in the ordinary course of business amounting to approximately US$1,099 thousand.

             UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED
                                AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

31. COMMITMENTS AND CONTINGENT LIABILITIES --CONTINUED
    At March 31, 1999, the Group had commitments under business agreements with major local and overseas suppliers amounting to US$2,826 thousand.

    The Company has entered into agreements with a company to receive satellite uplink services for a remaining period until December 2003 with an option to renew. The Company is committed to pay for services in respect of the agreement in the amount of approximately US$68 thousand per month. The Company providing the satellite uplink services was related to the Company until January 29, 1999.

COMMITMENTS WITH RELATED PARTIES

    Significant commitments with related parties are as follows:

    (a) Three subsidiary companies have entered into agreements to receive consulting and management services from the Company until terminated by either party. These subsidiaries are committed to pay fees to the Company in respect of the said agreements amounting to approximately US$35 thousand per month.

    (b) A subsidiary company has entered into a license agreement to broadcast movie programs, drama programs and other programs with another subsidiary company for a period of 5 years which expires on May 31, 2002 with an opinion to renew. This subsidiary is committed to pay fees in respect of the said agreement which are varied by the number of customers.

    (c) The Company has entered into a Digital Direct-To-Home agreement with a subsidiary to receive services relating to data encryption and modulation and conditional access control, for a period of 10 years, which expires on May 31, 2005 with an option to renew. Other than the entry fee and connection fee which have already been paid to the subsidiary, the Company is committed to pay monthly fee for the aforesaid services which are variable by the number of customers.

    (d) A subsidiary has entered into a multimedia network service agreement with a related company for a period of 5 years which expires on February 16, 2003, with an option to renew. The subsidiary is committed to pay fees in respect of the agreement amounting to approximately US$1,720 thousand per month where subscribers connected to network do not exceed 165,000. The excess of 165,000 subscribers will be charged at the rate of US$3.70 per subscriber per month.

    (e) At March 31, 1999, the Company was contingently liable to a bank for guaranteeing a related company in respect of business contracts amounting to approximately US$686 thousand.

    (f) The Company has entered into an agreement with a shareholder to receive consulting and management services for a period of two years. The Company is committed to paying an annual fee of US$1,588 thousand.

    (g) In March 1997, a Company's subsidiary, UBC Cable, (formerly UTV Cable Network Public Company Limited), which became the Company's subsidiary as from May 4, 1998, sold its multimedia network and associated assets to a related company. Under the terms of the sale and purchase agreement, both parties agreed to adjust the selling price to the appraisal value to be determined by an independent appraiser. As at March 31, 1999, the management of UBC Cable has set up a provision of approximately US$5,182 thousand to cover the difference between the selling price, approximately US$65,688 thousand, and the lower appraised value of assets, approximately US$60,506 thousand (Note 18).

             UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED
                                AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

31. COMMITMENTS AND CONTINGENT LIABILITIES --CONTINUED
    As part of the sale of the multimedia network and associated assets discussed in the previous paragraph, UBC Cable also assigned its rights and obligations to the aforesaid related company in respect of agreements with contracts or relating to the buildout of the multimedia network. Under the terms of the assignment UBC Cable guarantees the obligations assigned. UBC Cable has full recourse against the assignee. Management do not have access to sufficient information to reliably quantify the potential obligations under the guarantees. As of August 6, 1999, management are not aware of any claims resulting from such guarantees.

LITIGATION

    On July 1, 1998 the Company received a summons in relation to an action brought by Thai Sky TV ("TST") in the civil court in Thailand against Shinawatra Satellite Public Company Limited ("SSA"), Satellite Services Company Limited, ("SSV"), C. S. Communications Company Limited ("CSC") and the Company. TST claims that each of them is jointly and severally liable in tort in relation to the alleged unlawful cancellation by SSA of two transponder use agreements, the alleged unlawful cancellation by SSV of a digital direct-to-home service agreement and a signal compression agreement and the alleged unlawful cancellation by SSA of two transponder use agreements. It is further alleged that at about the same time as these agreements were terminated, the first three defendants worked with the Company to broadcast advertisements encouraging TST's customers to subscribe to the television services provided by the Company. The total amount claimed by TST is Baht 125,614 million (US$3,328,870 thousand) comprising:

    (a) Baht 2,924 million (US$77,372 thousand) in respect of loss of future profits expected to be earned over the remaining 19 years of TST's concession from the Mass Communication Organization of Thailand based on the number of TST's subscribers at the time of the termination of the agreements (approximately 15,000).

    (b) Baht 122,648 million (US$3,245,396 thousand) in respect of loss of future profits over that period assuming increases in the number of subscribers at the rate of 60,000 per annum.

    (c) Baht 442 million (US$11,700 thousand) in respect of sums expended on programming rights which could not be used.

    On October 6, 1998, the civil court cancelled the law suit filed by TST against SSV and asked both parties to settle the claim through an arbitrator.

    No provision for the above claims has been set up in the financial statements of the Company or its subsidiary, SSV, as the management of the Company and SSV are of the opinion that the TST claims are groundless and that, based on their considerable experience in the subscription television business, the methodology used in computing TST's damages is fundamentally misconceived and unsustainable.

             UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED
                                AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

31. COMMITMENTS AND CONTINGENT LIABILITIES --CONTINUED
OPERATING LEASE COMMITMENTS--WHERE A GROUP COMPANY IS THE LESSEE

    The future minimum lease payments under non cancellable operating leases are as follows:

                                                              CONSOLIDATED
                                                                  1999
                                                              ------------
Not later than 1 year.......................................     $21,308
Later than 1 year and not later than 5 years................      47,322
Later than 5 years..........................................       1,746
                                                                 -------
                                                                 $70,376
                                                                 -------

32. RECONCILIATION TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

    The Group's consolidated financial statements are prepared in accordance with accounting principles generally accepted in Thailand ("Thai GAAP"), which differ in certain respects from United States generally accepted accounting principles ("US GAAP"). These differences are described below together, where appropriate, with an explanation of the method used to determine the adjustments attributable to shareholders' equity as at and for the year ended March 31, 1999.

    The following statement summarises the material adjustments, gross of their tax effect, which reconcile the net profit attributable to group shareholders amount and the equity shareholders'funds amount under Thai GAAP to the amounts which would have been reported had US GAAP been applied.

    Reconciliation of net income:

                                                                         CONSOLIDATED
                                                               NOTES         1999
                                                              --------   ------------
Net loss attributable to group shareholders under
Thai GAAP...................................................               $ (91,097)
US GAAP adjustments:
Goodwill....................................................     (a)         (11,539)
Pre-operating costs.........................................     (b)           1,201
Restructuring provision.....................................     (c)            (833)
                                                                           ---------
Net loss under US GAAP......................................                (102,268)
Foreign currency translation adjustment.....................                  24,284
                                                                           ---------
Comprehensive and net income under US GAAP..................                 (77,984)
                                                                           ---------
Basic and diluted loss per ordinary share under US GAAP.....               $   (0.12)
                                                                           ---------
Number of shares used to calculate basic and diluted
  earnings per ordinary share (thousands)...................                 642,556
                                                                           ---------

             UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED
                                AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

32. RECONCILIATION TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES --CONTINUED
    Reconciliation of shareholders'equity:

                                                                         MARCH 31, 1999
                                                               NOTES     --------------
Equity shareholders' funds under Thai GAAP..................                 113,744
US GAAP adjustments:
Goodwill....................................................     (a)          51,825
Pre-operating costs.........................................     (b)          (1,171)
                                                                           ---------
Shareholders' equity under US GAAP..........................               $ 164,398
                                                                           ---------

    (A) GOODWILL

    Under Thai GAAP, goodwill on the acquisition of a subsidiary or associated undertaking can be charged against reserves. Under US GAAP, goodwill is capitalized as an intangible fixed asset and amortized against net income over its estimated economic life of 5 years. The amount of goodwill capitalized under US GAAP amounted to US$64,856 thousand at March 31, 1999 and the accumulated amortization adjustment amounted to US$13,031 thousand at March 31, 1999. The amount of goodwill amortization charged to the statement of loss under US GAAP for the year ended March 31, 1999 was US$11,539 thousand.

    (B) DEFERRED CHARGES

    Under Thai GAAP, the Group capitalises pre-operating costs being operating costs incurred prior to the commencement of commercial pay tv services, and amortizes such pre-operating costs over 5 years. Under US GAAP such pre-operating costs are expensed as incurred. Adjustments of the amounts reportable under Thai GAAP would result in a reduction of gross deferred charges by US$4,977 thousand at March 31,1999 and a decrease in accumulated amortization of US$3,806 thousand at March 31,1999 and a reduction in the amortization charge for the year of US$1,201.

    (C) RESTRUCTURING CHARGES

    Under Thai GAAP, there is no specific standard for restructuring charges and the Group recognised the restructuring charge anticipated to be incurred as a result of the acquisition of UBC Cable Public Network Company Limited when the Board of Directors ratified and approved the acquisitions. Under US GAAP restructuring charges related to costs for involuntary employee terminations and other exit costs are recognised when a business combination is consummated and the criteria of Emerging Issues Task Force Issue No. 95-3 "Recognition of Liabilities in Connection with a Purchase Business Combination" are met.

33. YEAR 2000 (UNAUDITED BY THE AUDITOR)

    The Year 2000 problem arises because many computerized systems use two digits rather than four to identify year. Date-sensitive systems may recognize the year 2000 as some other date, resulting in errors when information using year 2000 dates is processed. Entities may recognize the effects of the Year 2000 problem before, on, or after January 1, 2000, and the effects on operations and financial reporting, if not addressed and repaired properly and on a timely basis, may range from minor errors

             UNITED BROADCASTING CORPORATION PUBLIC COMPANY LIMITED
                                AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

33. YEAR 2000 (UNAUDITED BY THE AUDITOR) --CONTINUED to significant systems failure which could affect an entity's ability to conduct normal business operations. In addition, it is not possible to be certain that all aspects of the Year 2000 problem affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

    The Company and its subsidiaries have established a working committee comprising members from the executive management, the project office manager of the information systems department and representatives from all work units to study the existing computer systems, applications and hardware, to develop a computer remediation plan for the Year 2000 Project. As at August 6, 1999, the computer remedy project had not been complete. Estimated expenditure of the computer remedy project for the Company and its subsidiaries amounts to approximately Baht 21.54 million (US$570 thousand), comprising:

                                                              US $'000
                                                              --------
--Upgrade and replacement of hardware and software..........    252
                                                                ---
--Other related expenditure.................................    318
                                                                ---
                                                                570
                                                                ---

    Expenses incurred in the year ended March 31, 1999 for the Year 2000 project amounted to Approximately US$100 thousand. Expenditure of the computer remedy project will be recorded as assets if replacement of computer systems, applications and hardware are made; and will be recorded as period costs when incurred if modifications for year 2000 compliance are made. Although the computer remedy project of the Company and its subsidiaries is expected to be completed and implemented before the year 2000, the Company and its subsidiaries still face risks that other parties with which the Company and its subsidiaries do business may be unsuccessful in their computer remedy projects within the time limit. The company and its subsidiaries, however, expect that the impact, if any, will not be significant to the operations of the Company and its subsidiaries.

                                 SPYGLASS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                                THREE MONTHS ENDED
                                                                   DECEMBER 31,
                                                              -----------------------
                                                                1999           1998
                                                              --------       --------
                                                               (IN THOUSANDS, EXCEPT
                                                                PER SHARE AMOUNTS)
Net revenues:
  Internet technology.......................................  $ 3,311        $ 1,865
  Service...................................................    4,902          3,907
                                                              -------        -------
      Total net revenues....................................    8,213          5,772

Cost of revenues:
  Internet technology.......................................      279            311
  Service...................................................    3,318          1,898
                                                              -------        -------
      Total cost of revenues................................    3,597          2,209
                                                              -------        -------
Gross profit................................................    4,616          3,563

Operating expenses and other:
  Sales and marketing.......................................    2,135          2,174
  Research and development..................................    1,582          1,821
  General and administrative................................    2,095          1,578
  Restructuring charge......................................      859             --
                                                              -------        -------
      Total operating expenses and other....................    6,671          5,573
                                                              -------        -------
Loss from operations........................................   (2,055)        (2,010)

Gain on sale of Surfwatch subsidiary........................   27,380             --
Other income, net...........................................      528            317
                                                              -------        -------
Income (loss) before income taxes...........................   25,853         (1,693)

Income tax provision........................................    1,041             --
                                                              -------        -------
Net income (loss)...........................................  $24,812        $(1,693)
                                                              =======        =======

Net income (loss) per common share--basic...................  $  1.49        $ (0.11)
Net income (loss) per common share--diluted.................  $  1.32        $ (0.11)
Weighted average number of common shares
  outstanding--basic........................................   16,598         15,714
                                                              =======        =======
Weighted average number of common shares
  outstanding--diluted......................................   18,775         15,714
                                                              =======        =======

        See accompanying Notes to the Consolidated Financial Statements

                                 SPYGLASS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                  (UNAUDITED)

                                                              DECEMBER 31,       SEPTEMBER 30,
                                                                  1999               1999
                                                              ------------       -------------
                                                                (IN THOUSANDS, EXCEPT SHARE
                                                                          AMOUNTS)
                                            ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 33,960           $ 18,613
  Short-term investments....................................      14,443             10,735
  Marketable securities--JSB................................      26,400                 --
  Accounts receivable, net of allowance for doubtful
    accounts of $489 and $494, respectively.................       6,055              8,731
  Unbilled accounts receivable..............................       1,508                899
  Prepaid expenses and other current assets.................       2,179              2,420
                                                                --------           --------
      Total current assets..................................      84,545             41,398
Properties and equipment, net...............................       3,793              3,897
Investment in restricted securities--JSB....................       4,000                 --
Other assets................................................         329                478
                                                                --------           --------
      Total assets..........................................    $ 92,667           $ 45,773
                                                                ========           ========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $  2,059           $  2,396
  Royalties payable.........................................         308                397
  Deferred revenues.........................................         906              1,477
  Income taxes payable......................................         988                 --
  Deferred income taxes.....................................       3,783                 --
  Accrued compensation and related benefits.................       1,302              1,680
  Accrued expenses and other liabilities....................       1,248                249
                                                                --------           --------
      Total current liabilities.............................      10,594              6,199
Long-term deferred revenues.................................         110                326
                                                                --------           --------
      Total liabilities.....................................      10,704              6,525
                                                                --------           --------
Stockholders' equity:
  Preferred stock, $.01 par value, 2,000,000 shares
    authorized, none issued.................................          --                 --
  Common stock, $.01 par value, 50,000,000 shares
    authorized, 17,005,280 and 16,581,731 shares issued and
    16,995,566 and 16,504,517 shares outstanding,
    respectively............................................         169                165
  Additional paid-in capital................................      66,146             62,221
  Retained earnings (deficit)...............................       2,618            (22,194)
  Accumulated Other Comprehensive Income....................      14,617                 --
  Treasury stock at cost, 9,714 and 77,214 shares,
    respectively............................................         (55)               (56)
  Unamortized value of restricted stock issued..............      (1,532)              (888)
                                                                --------           --------
      Total stockholders' equity............................      81,963             39,248
                                                                --------           --------
      Total Liabilities and Stockholders' Equity............    $ 92,667           $ 45,773
                                                                ========           ========

        See accompanying Notes to the Consolidated Financial Statements

                                 SPYGLASS, INC.

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                  (UNAUDITED)

                                                                                     TREASURY          UNREALIZED     UNAMORTIZED
                               COMMON STOCK         ADDITIONAL     RETAINED        COMMON STOCK         GAIN ON         VALUE OF
                          ----------------------     PAID-IN       EARNINGS     -------------------      EQUITY        RESTRICTED
                            SHARES       AMOUNT      CAPITAL       (DEFICIT)     SHARES     AMOUNT     SECURITIES     STOCK ISSUED
                          -----------   --------   ------------   -----------   --------   --------   ------------   --------------
                                                            (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
BALANCE AT SEPTEMBER 30,
  1999..................   16,581,731     $165       $62,221       $(22,194)      77,214     $(56)      $     0         $  (888)
  Exercise of stock
    options.............      413,049        4         3,085
  Issuance of restricted
    stock...............       10,500                    840                     (67,500)       1                          (841)
  Amortization of
    deferred
    compensation
    relating to issuance
    of restricted
    stock...............                                                                                                    197
  Unrealized gain on
    equity securities...                                                                                 14,617
  Net Income............                                             24,812
                          -----------     ----       -------       --------     --------     ----       -------         -------
BALANCE AT DECEMBER 31,
  1999..................   17,005,280     $169       $66,146       $  2,618        9,714     $(55)      $14,617         $(1,532)
                          ===========     ====       =======       ========     ========     ====       =======         =======

        See accompanying Notes to the Consolidated Financial Statements

                                 SPYGLASS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
Cash Flows From Operating Activities:
  Net income (loss).........................................  $ 24,812   $ (1,693)
  Adjustments to reconcile net income (loss) to net cash
    used in operating activities:
    Gain on sale of Surfwatch subsidiary....................   (27,380)        --
    Depreciation............................................       468        507
    Amortization............................................        67        211
      Loss on disposal of fixed assets......................         5         30
    Amortization of deferred compensation related to
      issuance of restricted stock..........................       197         32
    Bad debt provision......................................       197        175
  Changes in operating assets and liabilities:
    Accounts and long-term receivables......................     1,194       (457)
    Unbilled accounts receivable............................      (609)       (43)
    Prepaid expenses, other current assets and other
      assets................................................       248       (232)
    Accounts payable........................................      (235)        96
    Royalties payable.......................................       (89)      (129)
    Deferred revenues.......................................      (212)       291
    Current tax liability...................................       988         --
    Accrued compensation and related benefits...............      (193)      (456)
    Accrued expenses and other liabilities..................        57        (32)
                                                              --------   --------
    Net cash used in operating activities...................      (485)    (1,700)
                                                              --------   --------
Cash Flows From Investing Activities:
  Cash received from sale of Surfwatch subsidiary...........    17,000         --
  Short-term investments, net activity......................    (3,708)        --
  Net proceeds from sale of fixed assets....................         5         --
  Capital expenditures......................................      (554)       (82)
                                                              --------   --------
    Net cash used in investing activities...................    12,743        (82)
                                                              --------   --------
Cash Flows From Financing Activities:
  Proceeds from exercise of stock options...................     3,089      1,604
  Sale of common stock to General Instrument................        --      7,392
                                                              --------   --------
    Net cash provided by financing activities...............     3,089      8,996
                                                              --------   --------
Net increase in cash and cash equivalents...................    15,347      7,214
Cash and cash equivalents at beginning of period............    18,613     22,706
                                                              --------   --------
Cash and cash equivalents at end of period..................  $ 33,960   $ 29,920
                                                              ========   ========

        See accompanying Notes to the Consolidated Financial Statements

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

                               DECEMBER 31, 1999

NOTE 1. BASIS OF PRESENTATION

    The accompanying financial statements have been prepared by Spyglass, Inc. (the "Company") in accordance with generally accepted accounting principles, although certain information and footnote disclosures normally included in the Company's audited annual financial statements have been condensed or omitted. In the opinion of management, the accompanying unaudited financial statements include all adjustments (consisting only of normal recurring items) necessary for a fair presentation of the Company's financial position, results of operations and cash flows at the dates and for the periods indicated. It is suggested that these interim financial statements be read in conjunction with the audited financial statements for the fiscal years ended September 30, 1999, 1998 and 1997 which are included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1999.

    The results of operations for the three months ended December 31, 1999 are not necessarily indicative of the results of operations to be expected for the full fiscal year.

NOTE 2. PER SHARE INFORMATION

    Earnings per share-basic was calculated by dividing net income by the weighted average number of common shares outstanding during the period. Earnings per share-diluted was calculated by dividing net income by the sum of the weighted average number of common shares outstanding plus all common shares that would have been outstanding if potentially dilutive common shares had been issued.

    The table below reconciles the number of shares utilized in the earnings per share calculations for the three months ended December 31, 1999, and 1998, respectively.

                                                                 FOR THE THREE
                                                                 MONTHS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
Weighted average number of common shares
  outstanding--basic........................................   16,598     15,714
Effect of dilutive securities, stock warrants...............      250         --
                                                               ------     ------
Effect of dilutive securities, stock options................    1,927         --
                                                               ------     ------
Weighted average number of common shares
  outstanding--diluted......................................   18,775     15,714
                                                               ======     ======

NOTE 3. COMPREHENSIVE INCOME (LOSS)

    During the three months ended December 31, 1999, total comprehensive income, net of taxes, amounted to $39,429,000 compared to a comprehensive loss of $1,693,000 for the same period in 1998.

                                  (UNAUDITED)

                               DECEMBER 31, 1999

NOTE 3. COMPREHENSIVE INCOME (LOSS) (CONTINUED)
The components of comprehensive income (loss) for the three-month period ended December 31, 1999 and 1998 are as follows:

                                                              THREE MONTHS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
Net income (loss)...........................................  $24,812    $(1,693)
Unrealized gains on securities, net of tax..................   14,617         --
                                                              -------    -------
Comprehensive income (loss).................................  $39,429    $(1,693)
                                                              =======    =======

    Accumulated other comprehensive income at December 31, 1999 and September 30, 1999, which consisted of unrealized gain on securities, were $14,617 and $0, respectively.

NOTE 4. DEFERRED COMPENSATION PLAN

    Effective November 1, 1999 the Company instituted a nonqualified, unfunded deferred compensation plan which permits officers and highly compensated employees to elect to defer receipt of up to 75% of their annual salary and up to 100% of their bonus and/or commission. Effective January 1, 2000, the Company began to provide a matching contribution of $.50 for each dollar deferred up to an annual per participant maximum of $10,000. Participants are 100% vested in their deferral account and vest in the Company's matching account based on the number of years in which they have participated in the plan. Acceleration to 100% of the Company's matching account may occur under certain circumstances such as retirement, disability, death, or a change in control, as defined in the plan. Gains or losses are posted to a participant's account in accordance with their selection in certain measurement funds specified in the plan.

    The accompanying consolidated balance sheet for December 31, 1999 includes the deferred compensation liability, including investment earnings thereon, that are owed to the participants. The accompanying consolidated balance sheet for December 31, 1999 also include investments held in a newly established deferred compensation trust. The Company believes that its funding of this trust is adequate to provide, on a present value basis, for its respective future liabilities created with respect to the combined projected deferral amounts through December 31, 2000. These investments remain assets of the Company and are available to general creditors of the Company in the event of the Company's insolvency.

NOTE 5. TRANSACTION WITH JSB SOFTWARE TECHNOLOGIES

    On September 20, 1999 the Company signed a definitive agreement to sell Surfwatch Software Inc. ("SurfWatch"), a subsidiary of the Company, to JSB Software Technologies, plc ("JSB"). This transaction was completed on November 4, 1999 at which time Spyglass received consideration of $17 million cash and 800,000 shares of JSB (EASDAQ: JSBS) valued at $12 million on the date of the transaction. This transaction resulted in a pre-tax gain of $27.4 million. Additionally, as a result of this transaction, $25.4 million of the Company's net operating loss carryforwards was utilized to offset most of the related tax liability.

                                  (UNAUDITED)

                               DECEMBER 31, 1999

NOTE 6. RESTRUCTURING CHARGE

    In the first quarter of fiscal 2000 the Company recorded a non-recurring restructuring charge consisting primarily of severance and related personnel costs associated with the organizational realignment of the Company's professional services group. This realignment was completed in November 1999 and resulted in a restructuring charge of $859,000. Approximately $254,000 of this restructuring charge was included in accrued expenses and other liabilities at December 31, 1999.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Spyglass, Inc.

    We have audited the consolidated balance sheets of Spyglass, Inc. and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended September 30, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Spyglass, Inc. and subsidiaries at September 30, 1999 and 1998, and the consolidated results of their operations and their cash flows for the three years in the period ended September 30, 1999 in conformity with generally accepted accounting principles.

                                                           /s/ Ernst & Young LLP

Chicago, Illinois
October 19, 1999,
    except for Note 14,
    as to which the date is November 4, 1999

                                 SPYGLASS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  YEARS ENDED SEPTEMBER 30,
                                                              ---------------------------------
                                                                1999        1998        1997
                                                              ---------   ---------   ---------
                                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                                          AMOUNTS)
Net revenues:
  Internet technology.......................................   $13,493    $ 11,661    $ 17,194
  Service...................................................    16,117       9,508       4,101
                                                               -------    --------    --------
      Total net revenues....................................    29,610      21,169      21,295

Cost of revenues:
  Internet technology.......................................     1,220       1,843       1,535
  Service...................................................     8,909       3,716       1,493
                                                               -------    --------    --------
      Total cost of revenues................................    10,129       5,559       3,028
                                                               -------    --------    --------
Gross profit................................................    19,481      15,610      18,267

Operating expenses and other:
  Sales and marketing.......................................     8,218       9,101       8,311
  Research and development, net of funding received of
    $1,606 and $250 in 1998 and 1997, respectively..........     7,970      10,670      16,768
  General and administrative................................     6,313       6,626       7,965
  Restructuring charge......................................        --          --         900
  One-time acquisition costs................................       259         496          --
                                                               -------    --------    --------
      Total operating expenses and other....................    22,760      26,893      33,944
Loss from operations........................................    (3,279)    (11,283)    (15,677)
Other income, net...........................................     1,382       1,251       1,526
                                                               -------    --------    --------
Loss before income taxes....................................    (1,897)    (10,032)    (14,151)
Income tax benefit..........................................        --          --          --
                                                               -------    --------    --------
Net loss....................................................   $(1,897)   $(10,032)   $(14,151)
                                                               =======    ========    ========
Net loss per common share-basic and diluted.................   $ (0.12)   $  (0.69)   $  (1.07)

Weighted average number of common shares outstanding--basic
  and diluted...............................................    16,029      14,543      13,238
                                                               =======    ========    ========

        See accompanying Notes to the Consolidated Financial Statements

                                 SPYGLASS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                 SHARE AMOUNTS)
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 18,613    $ 22,706
  Short-term investments....................................    10,735          --
  Accounts receivable, net of allowance for doubtful
    accounts of $494 and $429, respectively.................     8,731       4,704
  Unbilled accounts receivable..............................       899         902
  Prepaid expenses and other current assets.................     2,420       2,489
                                                              --------    --------
      Total current assets..................................    41,398      30,801
Properties and equipment, net...............................     3,897       3,888
Other assets................................................       478         291
                                                              --------    --------
      Total Assets..........................................  $ 45,773    $ 34,980
                                                              ========    ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  2,396    $  1,678
  Royalties payable.........................................       397         541
  Deferred revenues.........................................     1,477         861
  Accrued compensation and related benefits.................     1,680       1,624
  Accrued expenses and other liabilities....................       249         419
                                                              --------    --------
      Total current liabilities.............................     6,199       5,123
Long-term deferred revenues.................................       326          50
                                                              --------    --------
      Total liabilities.....................................     6,525       5,173
                                                              --------    --------
Stockholders' equity:
  Preferred stock, $.01 par value, 2,000,000 shares
    authorized, none issued.................................        --          --
  Common stock, $.01 par value, 50,000,000 shares
    authorized, 16,581,731 and 15,083,239 shares issued and
    16,504,517 and 15,073,525 shares outstanding,
    respectively............................................       165         150
  Additional paid-in capital................................    62,221      50,546
  Accumulated deficit.......................................   (22,194)    (20,297)
  Treasury stock at cost, 77,214 and 9,714 shares,
    respectively............................................       (56)        (55)
  Unamortized value of restricted stock issued..............      (888)       (537)
                                                              --------    --------
      Total stockholders' equity............................    39,248      29,807
                                                              --------    --------
      Total Liabilities and Stockholders' Equity............  $ 45,773    $ 34,980
                                                              ========    ========

        See accompanying Notes to the Consolidated Financial Statements

                                 SPYGLASS, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                TREASURY         UNAMORTIZED
                                                                ADDITIONAL                    COMMON STOCK         VALUE OF
                                      COMMON STOCK               PAID-IN     ACCUMULATED   -------------------    RESTRICTED
                                         SHARES       AMOUNT     CAPITAL       DEFICIT      SHARES     AMOUNT    STOCK ISSUED
                                      ------------   --------   ----------   -----------   --------   --------   ------------
                                                               (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
BALANCE AT
  SEPTEMBER 30, 1996................   12,968,065      $129      $ 39,340     $  3,924          --      $ --        $   --
  Exercise of stock options.........      497,882         5           731
  Exercise of employee stock
    purchase plan stock options.....       45,396         1           362
  Issuance of incentive stock
    options.........................                                   80
  Conversion of preferred stock into
    common stock....................                                5,509
  Accelerated vesting of options....                                  232
  Net loss..........................                                           (14,151)
                                       ----------      ----      --------     --------     -------      ----        ------
BALANCE AT
  SEPTEMBER 30, 1997................   13,511,343       135        46,254      (10,227)         --        --            --
  Adjustment for acquisition
    accounted for as a pooling of
    interests.......................      639,246         6           204          (38)
  Exercise of stock options.........      658,327         6         1,519
  Exercise of employee stock
    purchase plan stock options.....       74,323         1           391
  Issuance of restricted stock......      200,000         2         1,011                                           (1,011)
  Amortization of deferred
    compensation relating to
    issuance of restricted stock....                                                                                   474
  Purchase of treasury stock........                                                         9,714       (55)
  Conversion of preferred stock into
    common stock....................                                1,152
  Accelerated vesting of options....                                   15
  Net loss..........................                                           (10,032)
                                       ----------      ----      --------     --------     -------      ----        ------
BALANCE AT
  SEPTEMBER 30, 1998................   15,083,239       150        50,546      (20,297)      9,714       (55)         (537)
  Sale of common stock to
    General Instrument..............      700,000         7         7,385
  Exercise of stock options.........      656,913         7         3,240
  Exercise of employee stock
    purchase plan stock options.....       47,979        --           467
  Issuance of restricted stock......       93,600         1         1,020                                           (1,020)
  Repurchase of restricted stock....                                 (437)                  67,500        (1)          437
  Amortization of deferred
    compensation relating to
    issuance of restricted stock....                                                                                   232
  Net loss..........................                                            (1,897)
                                       ----------      ----      --------     --------     -------      ----        ------
BALANCE AT
  SEPTEMBER 30, 1999................   16,581,731      $165      $ 62,221     $(22,194)     77,214      $(56)       $ (888)
                                       ==========      ====      ========     ========     =======      ====        ======

        See accompanying Notes to the Consolidated Financial Statements

                                 SPYGLASS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              FOR THE YEARS ENDED SEPTEMBER 30,
                                                              ---------------------------------
                                                                1999        1998        1997
                                                              ---------   ---------   ---------
                                                                       (IN THOUSANDS)
Cash Flows From Operating Activities:
  Net loss..................................................  $ (1,897)   $(10,032)   $(14,151)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation............................................     1,982       2,097       1,752
    Amortization............................................       869       1,315         157
      Loss on disposal of fixed assets......................        19          15          99
    Issuance of warrants to purchase common stock in
      exchange for non-cash common stock....................        --          42          --
    Amortization of deferred compensation related to
      issuance of restricted stock..........................       232         474          --
    Bad debt provision......................................       308         309       1,029
    Stock option compensation...............................        --         113         312
  Changes in operating assets and liabilities:
    Accounts and long-term receivables......................    (4,285)       (783)      3,155
    Unbilled accounts receivable............................         3        (902)         --
    Prepaid expenses, other current assets and other
      assets................................................    (1,037)        (54)     (1,015)
    Accounts payable........................................       718        (368)        474
    Royalties payable.......................................      (144)        196        (358)
    Deferred revenues.......................................       892        (819)       (307)
    Accrued compensation and related benefits...............        56        (993)        955
    Research and development funding advance................        --         144          --
    Accrued expenses and other liabilities..................      (170)         52         107
                                                              --------    --------    --------
    Net cash used in operating activities...................    (2,454)     (9,194)     (7,791)
                                                              --------    --------    --------
Cash Flows From Investing Activities:
  Cash acquired in business combination.....................        --         574          --
  Short-term investments, net activity......................   (10,735)      4,929      12,664
  Net proceeds from sale of fixed assets....................        10          82          32
  Capital expenditures......................................    (2,020)       (656)     (3,524)
                                                              --------    --------    --------
    Net cash provided by (used in) investing activities.....   (12,745)      4,929       9,172
                                                              --------    --------    --------
Cash Flows From Financing Activities:
  Proceeds from exercise of stock options...................     3,714       1,917       1,099
  Proceeds from issuance of preferred stock.................        --       1,000       3,000
  Proceeds from issuance of common stock....................         1          12          --
  Proceeds from issuance of convertible notes payable.......        --          --       2,009
  Sale of common stock to General Instrument................     7,392          --          --
  Purchase of treasury stock................................        (1)        (55)         --
                                                              --------    --------    --------
    Net cash provided by financing activities...............    11,106       2,874       6,108
                                                              --------    --------    --------
Net increase (decrease) in cash and cash equivalents........    (4,093)     (1,391)      7,489
Cash and cash equivalents at beginning of period............    22,706      24,097      16,608
                                                              --------    --------    --------
Cash and cash equivalents at end of period..................  $ 18,613    $ 22,706    $ 24,097
                                                              ========    ========    ========
Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes..................................  $     --    $      6    $     28

        See accompanying Notes to the Consolidated Financial Statements

                                 SPYGLASS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

OPERATIONS

    Spyglass, Inc. ("Spyglass" or the "Company") develops, markets and distributes Internet client and server technologies designed to be incorporated into a variety of Internet-based products, including but not limited to wireless phones, Internet screen phones, televisions, television set-top boxes, office equipment, network computers and Internet access services. The Company's technology offerings include Spyglass Device Mosaic, Spyglass Prism, Nokia's WAP Microbrowser, Spyglass MicroServer, Spyglass Device Mail, Spyglass Thin GUI Library and SurfWatch products. These technologies are used to bring Internet functionality to customer's products and services. The Company also offers Internet consulting and custom engineering services through its professional services organization.

    On November 4, 1999, the Company sold SurfWatch Software, Inc. ("Surfwatch") to JSB Software Technologies, plc ("JSB") for cash and securities in JSB. See
Note 14.

    On April 16, 1999, the Company acquired Navitel Communications, Inc. ("Navitel") in a transaction accounted for as a pooling of interests. Navitel, located in Menlo Park, California, is engaged in the business of Internet telephony and software development focused on Internet technology for information appliances. This transaction was effected through the exchange of 1,148,520 shares of common stock of Spyglass for all of the issued and outstanding shares of Navitel. As a result, all financial information includes the accounts and results of operations of Navitel for all periods presented from its inception date, May 21, 1996.

    There were no intercompany transactions between the Company and Navitel prior to the merger and there were no significant accounting reclassifications required to conform the financial reporting of the two companies. The following information shows revenue and net income of the separate companies during the periods preceding the combination (in thousands):

                                                                           FOR THE FISCAL YEARS
                                                                            ENDED SEPTEMBER 30,
                                                       SIX MONTHS ENDED    ---------------------
UNAUDITED                                               MARCH 31, 1999       1998        1997
---------                                              -----------------   ---------   ---------
Revenue:
Spyglass.............................................       $10,822        $ 20,494    $ 21,295
Navitel..............................................         2,369             675          --
                                                            -------        --------    --------
                                                            $13,191        $ 21,169    $ 21,295
                                                            =======        ========    ========
Net income (loss):
Spyglass.............................................       $(2,102)         (8,016)     (9,735)
Navitel..............................................           518          (2,016)     (4,416)
                                                            -------        --------    --------
                                                            $(1,584)       $(10,032)   $(14,151)
                                                            =======        ========    ========

    In October 1998, General Instrument Corporation ("GI") acquired 700,000 shares of the Company's common stock for $7,392,000 and also acquired warrants to purchase an additional 700,000 shares. The warrants have exercise prices ranging from $13.20 to $14.78 per share (subject to adjustment in certain circumstances), and become exercisable on varying dates over a five-year period. In connection with this investment, the Company and GI entered into a three-year agreement under which the Company is developing and integrating new Internet cable services and technologies for GI's next generation digital set-top platforms. This work is being performed through a subsidiary of the

                                 SPYGLASS, INC.

NOTE 1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Company, in which GI holds a 10% minority interest and which GI will have an option to purchase at fair market value under certain circumstances.

    On November 14, 1997, the Company acquired AllPen Software ("AllPen") in a transaction accounted for as a pooling of interests. AllPen, located in Los Gatos, California, develops software solutions and technologies and provides professional services for the information appliance market. This transaction was effected through the exchange of 639,246 shares of common stock of Spyglass for all the issued and outstanding shares of AllPen. Because the effect of this transaction was considered immaterial, Spyglass' financial statements were not restated; instead, the Company's equity accounts were adjusted for the effect of the pooling. In connection with the acquisition of AllPen, the Company recorded a charge to operating expenses of $496,000 or $0.03 per share for direct acquisition related costs consisting primarily of professional fees.

BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of the Company and each of its wholly-owned subsidiaries. The functional currency of the Company's wholly-owned foreign subsidiaries is the U.S. dollar. All intercompany transactions and balances between the companies have been eliminated in consolidation and certain prior year amounts have been reclassified to conform with the current year presentation. Furthermore, the consolidated financial statements have been prepared to reflect the retroactive effect of Spyglass' acquisition of Navitel, consummated in April 1999.

UNIVERSITY OF ILLINOIS AGREEMENT

    The Spyglass Device Mosaic product was initially a commercial derivative version of NCSA Mosaic-TM-. NCSA Mosaic was developed by the National Center for Supercomputing Applications at the University of Illinois at Urbana-Champaign. In May 1994, the Company and the University entered into an agreement which was subsequently amended (the "University Agreement") granting the Company the exclusive (subject to approximately 10 previously granted licenses), worldwide right to develop, distribute and sublicense commercial client browsers based on NCSA Mosaic. The University Agreement provided for royalties based on Spyglass' net revenues from Device Mosaic, and included cumulative minimum quarterly royalties. The University Agreement had an initial term of five years. In
June 1999, the Company and the University amended this Agreement and the Company will no longer pay royalties for a license to the NCSA Mosaic product and will only pay the University a minimal royalty associated with the Company's use of the University's trademark "Mosaic-TM-." The University is no longer restricted from the commercial licensing of the NCSA Mosaic product.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    All highly liquid investments with original maturities of three months or less are considered cash equivalents.

                                 SPYGLASS, INC.

NOTE 1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INVESTMENTS

    Investments with original maturities between three and twelve months are considered short-term investments. Short-term investments consist of debt securities such as commercial paper, time deposits, certificates of deposit, bankers' acceptances, and marketable direct obligations of the U.S.Treasury.

OTHER ASSETS

    The Company licenses certain technologies from third parties and records prepaid royalty costs associated with these licenses. These prepaid royalty costs are amortized as a percentage of revenues or over the expected period of use. It is the Company's policy to periodically review and evaluate whether the benefits associated with these prepaid royalties are expected to be realized and, therefore, deferral and amortization are appropriate. Approximately $162,000 and $857,000 of these prepaid royalties are included in prepaid expenses and other current assets and approximately $4,000 and $118,000 are included in other assets at September 30, 1999 and 1998, respectively.

PROPERTIES AND EQUIPMENT

    Properties and equipment are stated at cost less accumulated depreciation. Depreciation is determined for financial reporting purposes using the straight-line method over the estimated useful lives of the assets, which range from two to seven years. Depreciation for income tax reporting purposes is determined using accelerated depreciation methods.

REVENUE RECOGNITION

    The Company recognizes revenues from software licensing arrangements in accordance with the provisions of Statement of Position ("SOP") 97-2, Software Revenue Recognition. Internet technology revenues are generally recognized after execution of a license agreement and delivery of the product, provided there are no remaining obligations relating to development, upgrades, new releases, or other future deliverables, and provided that the license fee is fixed or determinable, and collection of the fee is probable. For contracts entered into after October 1, 1998, the Company allocates revenue between the elements of the arrangements based on the vendor-specific objective evidence of the fair value of each of the elements. Service revenues are comprised of revenues from customer support and professional services agreements. Revenues from the sale of support agreements are recognized over the term of the agreement using the straight-line method and related costs are included in operating expenses under the sales and marketing classification. Revenues from professional services agreements are recognized on the percentage of completion method based on the hours incurred relative to total estimated hours for fixed bid contracts or based on the hours incurred multiplied by the hourly rate for time and material engagements. Related costs are reported as a cost of service revenues.

    In December 1998, the American Institute of Certified Public Accountants issued SOP 98-9, "Modifications of SOP 97-2, Software Revenue Recognition With Respect to Certain Transactions." SOP 98-9 amends SOP 98-4 to extend the deferral of the application of some passages provided by SOP 98-4 through fiscal years beginning on or before March 15, 1999. All provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. The Company believes the adoption of SOP 98-9 will not have a material effect on its results of operations or financial condition.

                                 SPYGLASS, INC.

NOTE 1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) RESEARCH AND DEVELOPMENT

    Research and development costs are expensed as incurred. During fiscal 1998 and 1997, Navitel received payments from Microsoft of $1,606,000 and $250,000, respectively, for funding of software development for an Internet screen phone product. Research and development expense in these years has been recorded net of these payments.

ADVERTISING COSTS

    The Company expenses advertising costs as incurred. Advertising expense was $346,000, $758,000, and $386,000 for the years ended September 30, 1999, 1998, and 1997, respectively.

ACCOUNTING FOR STOCK-BASED COMPENSATION

    The Company has elected to follow Accounting Principles Board Opinion
No. 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations in accounting for its employee stock options. Under APB 25, if the Company's stock option plans are considered fixed plans, no compensation expense is recognized if the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant. If the option grants are not fixed at an amount at least equal to fair market value, the Company recognizes compensation expense based on the intrinsic value on the measurement date. The Company has included the disclosure provision of Statement of Financial Accounting Standard ("SFAS") No. 123, Accounting for Stock-Based Compensation, which requires pro forma information regarding net income and earnings per share determined as if the Company had accounted for its employee stock options under the fair value method of that Statement.

PER SHARE INFORMATION

    In 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings per Share, which was adopted by the Company in December 1997. SFAS
No. 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share excludes any dilutive effect of options, warrants and convertible securities. Diluted earnings per share assumes the conversion of all securities which are exercisable or convertible into common stock and which would either dilute or not affect basic earnings per share. All earnings per share amounts for all periods have been presented and, where necessary, restated to conform to SFAS No. 128 requirements.

    Earnings per share-basic was calculated by dividing net income by the weighted average number of common shares outstanding during the period. Earnings per share-diluted was calculated by dividing net income by the sum of the weighted average number of common shares outstanding plus all common shares that would have been outstanding if potentially dilutive common shares had been issued. In years where the company incurs a net loss, the weighted average number of common shares outstanding, basic and diluted, will be the same. Accordingly, the weighted average number of common shares outstanding used in the earnings per share calculations was 16,029,000 shares, 14,543,000 shares and 13,238,000 shares for the fiscal years ended September 30, 1999, 1998, and 1997, respectively.

                                 SPYGLASS, INC.

NOTE 1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) COMPREHENSIVE LOSS

    The Company adopted SFAS No. 130, "Reporting Comprehensive Income", as of December 31, 1998. Under SFAS No. 130, the Company is required to display comprehensive income (loss) and its components as part of the financial statements. Other comprehensive income includes changes in equity that are excluded from net income (loss). Specifically, SFAS No. 130 requires unrealized holding gains and losses on available-for-sale securities to be included in accumulated and other comprehensive income. The Company has no material components of other comprehensive loss and, as a result, the comprehensive loss is the same as the net loss for all periods presented.

SEGMENT REPORTING

    Effective October 1, 1998, the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 changes the way companies report selected segment information in annual financial statements and requires companies to report selected segment information in interim financial reports to stockholders. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company operates solely in one segment, and therefore the adoption of this statement had no impact on the Company's financial statements.

NOTE 2. CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

    The following is a summary of cash equivalents and short-term investments at amortized cost:

                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
Commercial paper............................................  $ 5,269    $16,680
Money market................................................   13,075      5,871
                                                              -------    -------
  Cash equivalents..........................................   18,344     22,551
Cash........................................................      269        155
                                                              -------    -------
TOTAL CASH AND CASH EQUIVALENTS.............................  $18,613    $22,706
                                                              =======    =======
Commercial paper............................................  $10,735    $    --
                                                              -------    -------
TOTAL SHORT-TERM INVESTMENTS................................  $10,735    $    --
                                                              =======    =======

    Since commercial paper is short-term in nature, changes in market interest rates would not have a significant impact on the fair value of these securities. These securities are carried at amortized cost which approximates fair value. It is the intent of the Company to hold these securities until maturity.

                                 SPYGLASS, INC.

NOTE 3. PROPERTIES AND EQUIPMENT

    Properties and equipment and related accumulated depreciation were as follows:

                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
Computer equipment and software.............................   $6,667     $5,650
Furniture, fixtures and office equipment....................    2,361      2,070
Leasehold improvements and other............................    1,098        583
                                                               ------     ------
                                                               10,126      8,303
Less: Accumulated depreciation..............................   (6,229)    (4,415)
                                                               ------     ------
PROPERTIES AND EQUIPMENT, NET...............................   $3,897     $3,888
                                                               ======     ======

NOTE 4. MICROSOFT AGREEMENTS

    On January 21, 1997, the Company amended its license arrangement with Microsoft. This amendment converted Microsoft's existing license for the Spyglass Mosaic browser technology into a fully paid-up license in consideration of an additional $8,000,000 payment from Microsoft. This payment consisted of $7,500,000 in cash and $500,000 in software and product maintenance.

    In July 1997, Navitel entered into a Joint Development and License Agreement ("July 1997 Agreement") with Microsoft in which Navitel agreed to jointly develop software applications for an Internet screen phone running on the Windows CE operating system. Navitel and Microsoft contributed intellectual property, development, management and marketing resources to the venture and maintained joint ownership interests in the Internet screen phone software applications as developed.

    The July 1997 Agreement called for sharing of all licensing revenues received by either company related to the Internet screen phone software applications. It also required Microsoft to make minimum payments to Navitel of $1,000,000 per year for funding of the development efforts, notwithstanding any licensing revenues received. Neither company received any licensing revenue during fiscal 1998 or 1997. Navitel received $1,606,000 and $250,000 during fiscal 1998 and 1997, respectively, which was recorded as received as funding for research and development expenses and netted against research and development expenditures.

    In February 1998, Navitel entered into an agreement to perform certain development services on behalf of Microsoft related to Windows CE and the Internet screen phone software applications for a third-party OEM. The Company agreed to perform these services for a fixed price of $750,000 which was recognized using the percentage of completion method. Development services related to this agreement were approximately 90% complete as of September 30, 1998. As such, Navitel recognized $675,000 of revenue from this agreement during fiscal 1998. The remaining $75,000 was recognized during fiscal 1999.

                                 SPYGLASS, INC.

NOTE 5. INCOME TAXES

    The components of the provision for income taxes were as follows:

                                                                   FOR THE YEARS ENDED
                                                                      SEPTEMBER 30,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Current:
    Federal.................................................   $  --      $  --       $ --
    Foreign.................................................     213        121         94
    State...................................................      --         --         --
                                                               -----      -----       ----
        Total current.......................................     213        121         94
                                                               -----      -----       ----
Deferred:
    Federal.................................................    (213)      (121)       (94)
    State...................................................      --         --         --
                                                               -----      -----       ----
        Total deferred......................................    (213)      (121)       (94)
                                                               -----      -----       ----
PROVISION FOR INCOME TAXES..................................   $  --      $  --       $ --
                                                               =====      =====       ====

    A reconciliation of income tax expense to the statutory federal income tax rate follows:

                                                                          FOR THE YEARS ENDED
                                                                             SEPTEMBER 30,
                                                                  ------------------------------------
                                                                    1999          1998          1997
                                                                  --------      --------      --------
Federal income taxes at statutory rate......................        34.0%         34.0%         34.0%

State income taxes, net of federal income tax benefit.......         4.8%          4.8%          4.8%
Valuation allowance.........................................       (38.8)%       (38.8)%       (38.8)%

EFFECTIVE TAX RATE..........................................         0.0%          0.0%          0.0%
                                                                   =====         =====         =====

                                 SPYGLASS, INC.

NOTE 5. INCOME TAXES (CONTINUED)

    Significant components of the Company's net deferred tax assets were as follows:

                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
                                                                (IN THOUSANDS)
DEFERRED TAX ASSETS:
Accounts receivable.........................................  $   230    $   189
Accrued expenses and other liabilities......................      191        209
Net operating loss carryforwards............................   15,774     12,157
Research and development tax credit carryforwards...........    2,440      2,275
Foreign tax credit carryforwards............................      639        366
Amortization of deferred compensation relating to issuance
  of restricted stock.......................................       --        184
Alternative minimum tax credit carryforwards................       10         10
Other.......................................................       --         85
                                                              -------    -------
    Deferred tax assets.....................................   19,284     15,475
                                                              -------    -------
DEFERRED TAX LIABILITIES:
Depreciation................................................      (47)       (14)
                                                              -------    -------
    Deferred tax liabilities................................      (47)       (14)
                                                              -------    -------
Net deferred tax assets.....................................   19,237     15,461
Deferred tax asset valuation allowance......................  (19,237)   (15,461)
                                                              -------    -------
NET DEFERRED TAX ASSETS.....................................  $    --    $    --
                                                              =======    =======

    The Company changed from the cash to accrual basis for tax reporting purposes at the time of filing its 1997 tax return; as such, 1997 amounts included herein have been restated from the cash to accrual basis.

    As of September 30, 1999, the Company had net operating loss carryforwards for income tax purposes of approximately $40,706,000 which expire in the years 2006-2019. Of this amount, $21,426,000 relates to tax deductions generated by the exercise of certain incentive stock options by employees which will be available to reduce future income tax liabilities by a total of $8,298,000. Of this tax benefit, $2,669,000 was credited to paid-in capital to offset deferred tax liabilities. The remaining $5,629,000 is available to offset future deferred tax liabilities as a credit to paid-in capital.

    As of September 30, 1999, the Company had research and development credit carryforwards of approximately $2,440,000, which are available to offset future income tax liabilities and expire in the years 2006-2019.

    Under the provisions of the Internal Revenue Code, certain substantial changes in Navitel's ownership may result in a limitation on the amount of net operating loss and tax credit carryforwards available annually to offset any future taxable income. The amount of this annual limitation is determined based upon Navitel's value prior to the ownership changes taking place.

    The valuation allowance increased by $3,776,000 and $5,275,000 for the fiscal years ended September 30, 1999 and 1998, respectively, and relates primarily to increases in net operating loss carryforwards. The Company has established the valuation allowance to defer recognition of potential

                                 SPYGLASS, INC.

NOTE 5. INCOME TAXES (CONTINUED) (CONTINUED) tax benefits until such time that operating results can provide assurance that these tax benefits will be recognized.

NOTE 6. CONVERTIBLE PREFERRED STOCK

    In July 1997, Navitel issued 7,935,571 shares of Series A, B, and C convertible preferred stock, $.001 par value per share, for $5,509,103. On
May 27, 1998, Navitel issued 1,204,820 shares of Series C convertible preferred stock for $1,000,000. All convertible preferred stock was converted to shares of Spyglass common stock on April 16, 1999 in connection with the acquisition of Navitel by Spyglass, as discussed in Note 1.

NOTE 7. COMMON STOCK PURCHASE WARRANTS

    In connection with the settlement of disputes arising over services performed by certain vendors, Navitel issued to those vendors 33,500 and 200,000 warrants to purchase common stock at an exercise price of $0.08 on March 30, 1998 and June 11, 1998, respectively. Navitel recorded an expense related to the issuance of these warrants of $41,638 for the year ended September 30, 1998. Prior to the acquisition of Navitel by Spyglass, the holders of these common stock purchase warrants exercised their rights to purchase a combined 233,500 shares of Navitel's common stock, which were converted to Spyglass common stock in connection with the Navitel acquisition, as discussed in Note 1.

NOTE 8. STOCK INCENTIVE PLANS

    The Company has a 1995 Stock Incentive Plan ("1995 Incentive Plan") which replaced the Company's 1991 Stock Option Plan ("1991 Option Plan"), a 1995 Director Stock Option Plan ("1995 Director Option Plan"), and a 1991 Employee Stock Bonus Plan ("1991 Bonus Plan") which was terminated effective June 27, 1995, when the Company completed its initial public offering. Accordingly, options under the 1991 Option Plan and the 1991 Bonus Plan are not granted in years after 1995 but remain outstanding.

    The above plans enable the Company to grant options to purchase common stock, to make awards of restricted common stock and to issue certain other equity-related securities of the Company to any full or part-time employees, officers, directors, consultants or independent contractors of the Company. Stock options entitle the optionee to purchase common stock from the Company for a specified exercise price during a period specified in the applicable option agreement. Restricted stock awards entitle the recipient to purchase common stock for a nominal amount from the Company under terms which provide for vesting over a period of time and a right of repurchase in favor of the Company of the unvested portion of the common stock subject to the award upon the termination of the recipient's employment or other relationship with the Company. The plans, except for the 1995 Director Option Plan, are administered by the Compensation Committee of the Board of Directors, which selects the persons to whom stock options and restricted stock awards are granted and determines the number of shares of common stock covered by the option or award, its exercise price or purchase price, its vesting schedule and, in the case of stock options, its expiration date.

    Furthermore, the above plans stipulate that the exercise price of any incentive stock option shall not be less than 100% of the fair market value of the common stock at the date of the grant or less than 110% of the fair market value in the case of optionees holding more than 10% of the total

                                 SPYGLASS, INC.

NOTE 8. STOCK INCENTIVE PLANS (CONTINUED) combined voting power of all classes of stock of the Company. The exercise periods of incentive stock options cannot exceed 10 years from the date of grant, except for incentive stock options granted to optionees holding more than 10% of the total combined voting power of all classes of stock, which must be exercised within five years. Non-qualified stock options, if any, must be exercised within the time period set forth in the option agreement. Any portion not exercised within the terms as stipulated in the option agreement shall be forfeited.

    The Company records as compensation expense the excess, if any, of the fair market value of the common stock at the date of option grant over the option exercise price. Any compensation expense is recognized ratably over the vesting period of the options. The Company recorded compensation expense of approximately $24,000, $112,000 and $312,000 for the years ended September 30, 1999, 1998 and 1997, respectively, relating to options granted with an exercise price below the estimated fair market value of the common stock and the acceleration of the vesting of stock options.

    As a result of the acquisition of Navitel described in Note 1, the Company substituted options covering 100,883 shares of Spyglass common stock for options issued under the Navitel option plan and assumed the rights and obligations of Navitel with respect to such outstanding options. The terms of the Navitel option plan required accelerated vesting of up to 50% of the unvested options in the event of the sale or merger of Navitel with the remaining unvested options vesting over a period not to exceed one year from the closing date. As of September 30, 1999, there were options to purchase 72,055 shares outstanding, of which options for 63,897 shares were exercisable.

1995 STOCK INCENTIVE PLAN

    The maximum number of shares of common stock which may be issued pursuant to the 1995 Incentive Plan is 4,250,000 shares, subject to certain anti-dilution adjustments. Options granted under the 1995 Incentive Plan generally become exercisable over four years, commencing on the one-year anniversary of the date of grant, and accumulate if not exercised. As of September 30, 1999, options to purchase approximately 681,000 shares are available for issuance.

    The 1995 Incentive Plan further provides for the granting of stock appreciation rights ("SARs") subject to certain conditions and limitations to holders of options under the 1995 Incentive Plan. SARs permit optionees to surrender an exercisable option for any amount equal to the excess of the market price of the common stock over the option price when the right is exercised. There have been no SARs issued under this plan.

    Furthermore, the 1995 Incentive Plan provides for the granting of awards of restricted stock entitling recipients to purchase common stock from the Company under terms which provide for vesting over a period of time, as determined by the Board of Directors, and a right of repurchase in favor of the Company of the unvested portion of the common stock subject to the award upon the termination of the recipient's employment or other relationship with the Company. Awards of 293,600 shares of restricted stock, generally vesting over four years in equal annual installments commencing on the one-year anniversary of the date of grant, had been granted for a purchase price of $0.01 per share (and had a fair value range of $5.063 - $13.25 on the date of issue) under this plan as of September 30, 1999. As of September 30, 1999, 67,500 of such shares had been repurchased by the Company at a price of $.01 per share. Upon issuance of stock under the plan, unearned compensation equivalent to

                                 SPYGLASS, INC.

NOTE 8. STOCK INCENTIVE PLANS (CONTINUED) the excess of the market value at the date of grant over the purchase price is offset against stockholders' equity and subsequently amortized over the periods during which the restrictions lapse.

1995 DIRECTOR STOCK OPTION PLAN

    Under the Company's 1995 Director Stock Option Plan, the maximum number of shares of common stock that may be issued is 200,000 shares, subject to certain anti-dilution adjustments. Each director initially elected to the Board of Directors, who is not otherwise an employee, is granted an option, on the date of initial election, to purchase 20,000 shares of common stock. Each such director is also granted, on the date of each Annual Meeting of Stockholders, an option to purchase 5,000 shares. Options become exercisable over four years, commencing on the one-year anniversary of the date of grant, and accumulate if not exercised. As of September 30, 1999, options for 95,000 shares were outstanding, of which 31,200 were exercisable.

1995 EMPLOYEE STOCK PURCHASE PLAN

    Under the Company's 1995 Employee Stock Purchase Plan ("Stock Purchase Plan"), employees are granted the opportunity to purchase the Company's common stock. The first offering under the Plan commenced on August 16, 1995 and concluded February 15, 1996. Subsequent offerings begin on February 16 and August 16 of each year and conclude on August 15 and February 15, respectively. The price at which the employees may purchase the common stock is equal to 85% of the closing price of the Company's common stock on the Nasdaq National Market on the date the offering period commences or terminates, whichever is lower. A total of 600,000 shares of common stock have been reserved under this plan. In fiscal 1999, 1998 and 1997, 47,979 shares, 74,323 shares and 45,396 shares were issued under the Stock Purchase Plan, respectively. As of September 30, 1999, a total of 413,901 shares of common stock were reserved for future issuance.

1991 STOCK OPTION PLAN

    The 1991 Option Plan was terminated effective June 27, 1995, when the Company completed its initial public offering, and was replaced by the 1995 Stock Incentive Plan. Options granted under the 1991 Option Plan generally become exercisable in four equal annual installments, commencing on the date of grant and continuing through the third anniversary of the date of grant, and accumulate if not exercised. Options to purchase 1,520,132 shares of common stock, at prices ranging from $0.08 to $4.125 per share, have been granted.

                                 SPYGLASS, INC.

NOTE 8. STOCK INCENTIVE PLANS (CONTINUED)
    A summary of activity under the plans is as follows:

                                                                     SEPTEMBER 30,
                                           ------------------------------------------------------------------
                                                   1999                   1998                   1997
                                           --------------------   --------------------   --------------------
                                                       WEIGHTED               WEIGHTED               WEIGHTED
                                                       AVERAGE                AVERAGE                AVERAGE
                                                       EXERCISE               EXERCISE               EXERCISE
                                            SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                                           ---------   --------   ---------   --------   ---------   --------
Outstanding, beginning of year...........  2,508,540   $  5.27    2,107,061   $  5.49    2,128,801   $  8.40
Granted..................................  1,642,260     10.05    1,922,396      3.95    1,339,488      9.38
Exercised................................   (797,051)     4.02     (883,481)     1.75     (497,882)     1.62
Forfeited................................   (488,945)     7.32     (637,436)     6.76     (863,346)    11.86
                                           ---------              ---------              ---------
Outstanding, end of year.................  2,864,804   $  7.85    2,508,540   $  5.27    2,107,061   $  5.49
                                           =========              =========              =========
Weighted average remaining contractual
  life...................................                 8.45                   8.54                   8.81
Options exercisable at year-end..........              753,697                752,313                633,766
Weighted average fair value of options
  granted during the year................              $  8.48                $  4.93                $ 11.75

    A summary of information on stock options outstanding as of September 30, 1999 follows:

                 OPTIONS OUTSTANDING                            OPTIONS EXERCISABLE
------------------------------------------------------   ---------------------------------
                                          WEIGHTED       WEIGHTED                 WEIGHTED
      RANGE OF                            AVERAGE        AVERAGE                  AVERAGE
      EXERCISE            NUMBER         REMAINING       EXERCISE     NUMBER      EXERCISE
       PRICES           OUTSTANDING   CONTRACTUAL LIFE    PRICE     EXERCISABLE    PRICE
---------------------   -----------   ----------------   --------   -----------   --------
   $   0.08-$4.375         609,086          6.68         $ 2.7632     352,545     $ 1.7070
   $ 5.3125-$6.875         581,396          7.99         $ 6.1006     290,407     $ 6.2914
   $    7.00-$9.25         518,941          8.93         $ 8.6628      72,397     $ 7.4328
   $ 9.50-$10.6875         480,381          8.93         $ 9.8228      32,748     $ 9.9914
   $10.875-$11.375         357,500          9.77         $10.9240       5,600     $11.2500
   $ 12.875-$13.25         317,500          9.72         $13.0728          --           --
                         ---------                                    -------
   $   0.08-$13.25       2,864,804          8.45         $ 7.8539     753,697     $ 4.4540
                         =========                                    =======

                                 SPYGLASS, INC.

NOTE 8. STOCK INCENTIVE PLANS (CONTINUED)
STOCK BASED COMPENSATION

    Pro-forma information, as required by Statement of Financial Accounting Standards No. 123, is as follows:

                                                                FOR THE FISCAL YEARS ENDED
                                                                      SEPTEMBER 30,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                              (IN THOUSANDS,EXCEPT PER SHARE
                                                                          DATA)
Net loss as reported........................................  $(1,897)   $(10,032)  $(14,151)
                                                              =======    ========   ========
Pro forma net loss..........................................  $(4,707)   $(13,864)  $(18,933)
                                                              =======    ========   ========
Net loss per share as reported..............................  $ (0.12)   $  (0.69)  $  (1.07)
                                                              =======    ========   ========
Pro forma net loss per share................................  $ (0.29)   $  (0.95)  $  (1.43)
                                                              =======    ========   ========

    In determining the fair value of the options, Spyglass used the Black-Scholes model and assumed a risk free interest rate of 5.78%, 4.23%, and 6.0% and an expected stock price volatility of 99.8%, 90.0%, and 70.2% for 1999, 1998, and 1997, respectively. Spyglass also assumed expected lives of the options ranging from five to six years and no dividends for all years. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, it requires the input of highly subjective assumptions, including the expected stock price volatility. Because Spyglass' options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, the estimated valuations may not necessarily provide a reliable measure of the fair value of Spyglass' options.

    In determining the fair value of the options and warrants, Navitel used the minimum value method with the following assumptions for grants during 1998 and 1997: no dividend yield or volatility; risk free interest rate of 4.23%, and 6.0%; and a weighted average expected option term of 5 years. Because changes in the subjective input assumptions can materially affect the fair value estimate, the estimated valuations may not necessarily provide a reliable measure of the fair value of Navitel's options.

NOTE 9. STOCK OPTION EXCHANGE PROGRAM

    The Company uses stock options as a significant element of the compensation of employees, in part because it believes options provide an incentive to employees to maximize shareholder value. Stock options also serve as a means of retaining employees. Because the market value of the Spyglass' common stock in early 1997 had fallen significantly below the exercise price of most outstanding options, the value of such stock options as a means of motivating and retaining employees had been significantly diminished. The Board of Directors concluded that Spyglass needed to restore the value of the existing stock options as a means of motivating and retaining employees in order to promote the successful implementation of the Company's growth strategies.

    As a result, on April 8, 1997, the Board of Directors approved a stock option exchange program (the "Exchange Program"), pursuant to which full-time permanent employees holding stock options under Spyglass's 1995 Stock Incentive Plan were given the opportunity to exchange the unexercised

                                 SPYGLASS, INC.

NOTE 9. STOCK OPTION EXCHANGE PROGRAM (CONTINUED) portion of such options (the "Existing Options") for new options (the "New Options") on a basis of four shares of common stock for every five shares covered by the Existing Option and having an exercise price of $6.875 per share (the fair market value of the Company's common stock on such date). The New Options expire 10 years from the date of grant and have the same vesting schedule and other terms as the Existing Options cancelled in exchange therefor. Option holders who own more than 1% of Spyglass' outstanding common stock and Directors were excluded from the Exchange Program. Stock option disclosures in
Note 8 have been adjusted to reflect options for approximately 235,000 shares which were forfeited as a result of the Exchange Program.

NOTE 10. 401(K) SAVINGS PLAN

    The Company has a salary reduction 401(k) retirement savings plan (the "Plan") covering substantially all of the Company's employees. Participating Spyglass employees may contribute an amount up to 15% of their eligible compensation, subject to an annual limit. The Company, at the discretion of the Board of Directors, may make contributions to the Plan. Spyglass contributed $269,500, $273,200 and $269,000 to the Plan in fiscal 1999, 1998 and 1997, respectively.

NOTE 11. COMMITMENTS AND CONTINGENCIES

    The Company leases office facilities under non-cancelable operating lease agreements and has sublease agreements expiring at various dates through fiscal 2005. At September 30, 1999, approximate future minimum lease commitments and receipts under these leases and subleases were as follows:

                                                 MINIMUM LEASE
                                                  COMMITMENTS    SUBLEASE RECEIPTS
                                                 -------------   -----------------
                                                          (IN THOUSANDS)
2000...........................................     $2,522              $455
2001...........................................      2,494               455
2002...........................................      2,446               228
2003...........................................      2,304                --
2004...........................................      2,105                --
2005...........................................        727                --

    Total rent expense under non-cancelable operating leases was approximately $1,565,000, $1,633,000 and $1,429,000 for the years ended September 30, 1999,
1998 and 1997, respectively, net of sublease amounts of $703,000, $243,000 and $31,000, respectively.

NOTE 12: SIGNIFICANT CUSTOMERS AND EXPORT REVENUES

    Sales to a significant customer represented 22.4% and 39.5% of total net revenues in fiscal 1999 and 1997, respectively. Sales to another significant customer represented 11.6% of total net revenues in fiscal 1999. Sales to a third significant customer represented 14.5% of total net revenues in fiscal 1998. Significant accounts receivable balances representing 46.7% of net accounts receivable were attributable to three customers at the end of fiscal 1999. At the end of fiscal 1998, 38.6% of net accounts receivable were attributable to three customers. Significant unbilled accounts receivable balances representing 54.2% of total unbilled accounts receivable were attributable to two customers at the end of fiscal 1999.

                                 SPYGLASS, INC.

NOTE 12: SIGNIFICANT CUSTOMERS AND EXPORT REVENUES (CONTINUED)
At the end of fiscal 1998, 84.0% of total unbilled accounts receivable were attributable to four customers.

    The Company exports products to diverse geographic areas. Substantially all foreign sales, however, are transacted in U.S. dollars and therefore the Company is not exposed to foreign currency market risk. Net export revenues by geographic areas were as follows:

                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Japan.......................................................   $3,064     $1,488     $  583
Other International.........................................    2,879        899      1,113
                                                               ------     ------     ------
Total net export revenues...................................   $5,943     $2,387     $1,696
                                                               ======     ======     ======

NOTE 13. RESTRUCTURING CHARGE

    On March 10, 1997, the Company consolidated its Champaign, Illinois development operations with its Naperville, Illinois and Cambridge, Massachusetts operations. This consolidation reflected the Company's evolution from its desktop focus to the information appliance market and the realignment of its product development activities with the needs of this market. A pre-tax restructuring charge of $900,000 was recorded in the second quarter of fiscal 1997 and consisted primarily of severance and related personnel costs of $730,000 and lease cancellation and other exit costs of $170,000. Included in the charge for personnel costs was $100,000 of compensation expense related to the acceleration of the exercisability of certain stock options. The restructuring was completed as of September 30, 1997.

NOTE 14. SUBSEQUENT EVENTS

    On September 20, 1999 the Company signed a definitive agreement to sell Surfwatch Software Inc. to JSB. This transaction was completed on November 4, 1999, at which time Spyglass received consideration of $17 million cash and 800,000 shares of JSB (EASDAQ: JSBS) valued at $12 million on the date of the transaction. This transaction resulted in a pre-tax gain of approximately
$27 million.

    In the first quarter of the fiscal year ending September 30, 2000 the Company recorded a non-recurring restructuring charge consisting primarily of severance and related personnel costs associated with the organizational realignment of the Company's professional services group. This realignment was completed in November 1999 and resulted in a restructuring charge of approximately $860,000.

NOTE 15. EVENTS SUBSEQUENT TO DATE OF AUDITOR'S REPORT (UNAUDITED)

    On March 26, 2000, OpenTV, a Delaware corporation ("OPTV"), agreed to acquire the Company, as a result of which the stockholders of the Company will become stockholders of OPTV. Under terms of the merger agreement, OPTV will issue .7236 of Series A Ordinary Shares for every share of the Company's common stock held on the record date of the transaction. The merger is subject to customary conditions, including approval by the Company's stockholders, and if approved, is expected to close in June 2000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                4,000,000 SHARES


                                     [LOGO]

                            CLASS A ORDINARY SHARES

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                              MERRILL LYNCH & CO.


                                 APRIL 18, 2000


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  PRELIMINARY PROSPECTUS DATED APRIL 18, 2000



PROSPECTUS


[LOGO]


                                4,000,000 SHARES
                                  MIH LIMITED
                            CLASS A ORDINARY SHARES

                                ---------------


    We are offering 4,000,000 of our Class A Ordinary Shares. The U.S. underwriter will offer 800,000 shares in the United States and Canada and the international managers will offer 3,200,000 shares outside the United States and Canada. Our shares are listed on the Nasdaq National Market and the Amsterdam Stock Exchange under the symbol "MIHL." On April 17, 2000, the last reported sale price for our shares was $43.64 on the Nasdaq National Market and $50.00 on the Amsterdam Stock Exchange.


    INVESTING IN THE SHARES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9 OF THIS PROSPECTUS.

                             ---------------------


                                                       PER SHARE      TOTAL
                                                       ---------   ------------
Public offering price................................   $40.00     $160,000,000
Underwriting discount................................    $1.60       $6,400,000
Proceeds, before expenses, to MIH Limited............   $38.40     $153,600,000



    The U.S. underwriter may also purchase up to an additional 120,000 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The international managers may similarly purchase up to an aggregate of an additional 480,000 shares from us.


    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


    The shares will be ready for delivery on or about April 25, 2000.


                            ------------------------

MERRILL LYNCH INTERNATIONAL                                     MEESPIERSON N.V.

                                ---------------


                 The date of this prospectus is April 18, 2000.

                      CERTAIN NETHERLANDS TAX CONSEQUENCES

    The overview of certain Netherlands taxes set forth below is only intended for individuals and corporate entities resident in the Netherlands who invest in our Ordinary Shares. This overview describes the tax consequences that will generally apply to such investors under the Netherlands tax laws in force and in effect as of the date hereof, and is subject to changes in Netherlands law, including changes that could have retroactive effect. In this respect, a major tax reform is pending which should become effective as of January 1, 2001 (see "Tax Reform 2001" below). Not every potential tax consequence of such investment under the laws of the Netherlands will be addressed. It is therefore recommended that each investor consults his own tax adviser with respect to the tax consequences of an investment in the Ordinary Shares.

INDIVIDUAL AND CORPORATE INCOME TAX

INDIVIDUALS NOT ENGAGED IN AN ENTERPRISE

    As a general rule, an individual who is a resident or deemed to be a resident in the Netherlands and who holds Ordinary Shares ("Netherlands Ordinary Shareholder") that are not attributable to an enterprise carried on by or on behalf of such resident, is subject to income tax at progressive rates on distributions made by us as well as on certain distributions deemed made by us as described below unless such Netherlands Ordinary Shareholder has a substantial interest in us (see "Substantial interest" below).

    DISTRIBUTIONS TO NETHERLANDS ORDINARY SHAREHOLDERS. Distributions made by us to Netherlands Ordinary Shareholders subject to Netherlands income tax include, but are not limited to:

    (i) distributions in cash or in kind, deemed and constructive distributions and repayments of paid-in capital not recognized for Netherlands income tax purposes;

    (ii) liquidation proceeds, proceeds of redemption of Ordinary Shares or, as a rule, consideration for the repurchase (buy-back) of Ordinary Shares by us in excess of the average paid-in capital recognized for Netherlands income tax purposes;

   (iii) the par value of Ordinary Shares issued to a Netherlands Ordinary Shareholder or an increase of the par value of Ordinary Shares, as the case may be, to the extent that it does not appear that a contribution has or will be made in respect thereof; and

    (iv) partial repayment of paid-in capital, if and to the extent that there are anticipated net profits, unless the general meeting of shareholders has resolved in advance to make such repayment and provided that the par value of the Ordinary Shares concerned has been reduced by the same amount pursuant to an amendment of the articles of association.

    CAPITAL GAINS. Capital gains realized on the disposition of the Ordinary Shares by a Netherlands resident individual are generally exempt from Netherlands income tax if (i) the individual does not have a substantial interest as defined below and if (ii) the Ordinary Shares are not attributable to an enterprise carried on by or on behalf of such individual. See "Individuals Engaged in an Enterprise, Companies and Other Entities" below.

    SUBSTANTIAL INTEREST. A Netherlands resident individual will be subject to tax (generally at a rate of 25%) with respect to any dividend (deemed or actual) derived from, and any gain (deemed or actual) realized on the disposal (deemed or actual) of, the Ordinary Shares, if such holder has a substantial interest (deemed or actual) in us. Generally, a holder of Ordinary Shares will not have a substantial interest in us, if he, his spouse, certain other relatives (including foster children) or certain persons sharing his household, do not hold, alone or together, whether directly or indirectly, the ownership of, or certain other rights over, Ordinary Shares representing five percent or more of our total issued and outstanding capital (or the issued and outstanding capital of any class of Ordinary Shares), or rights to acquire Ordinary Shares, whether or not already issued, that represent at any time (and from time to time) five percent or more of our total issued and outstanding capital (or the issued and outstanding capital of any class of Ordinary Shares) or the ownership of certain profit participating certificates that relate to five percent or more of our annual profit and/or to five percent or more of our liquidation proceeds. A deemed substantial interest is present if (part of) a substantial interest has been disposed of, or is deemed to have been disposed of, on a non-recognition basis.

INDIVIDUALS ENGAGED IN AN ENTERPRISE, COMPANIES AND OTHER ENTITIES

    Netherlands resident individuals who own Ordinary Shares that are attributable to an enterprise carried on by or on behalf of such individuals, and companies or other entities, subject to Netherlands corporate income tax, that are resident in the Netherlands for Netherlands tax purposes and that own Ordinary Shares, are generally subject to income tax or corporate income tax with respect to distributions made by us as well as with respect to certain distributions deemed made by us and with respect to any gain realized on the disposal of the Ordinary Shares.

NETHERLANDS QUALIFYING PENSION FUNDS AND INVESTMENT INSTITUTIONS
  ("BELEGGINGSINSTELLINGEN")

    A Netherlands qualifying pension fund is not subject to corporate income tax. Furthermore, qualifying Netherlands resident investment institutions are subject to corporate income tax at a special rate of 0 percent.

NET WEALTH TAX

    Netherlands resident individuals are subject to Netherlands net wealth tax on the basis of their world-wide net wealth, which includes the fair market value of the Ordinary Shares.

GIFT, ESTATE AND INHERITANCE TAXES

    Gift, estate and inheritance taxes will arise in the Netherlands with respect to an acquisition of Ordinary Shares by way of a gift by, or on the death of, a holder of Ordinary Shares who is resident or deemed to be resident of the Netherlands.

    For purposes of Netherlands gift, estate and inheritance taxes, an individual who holds the Netherlands nationality will be deemed to be resident in the Netherlands if he has been resident in the Netherlands at any time during the ten year preceding the date of the gift or his death. Furthermore, for purposes of Netherlands gift tax, an individual not holding the Netherlands nationality will be deemed to be resident in the Netherlands if he has been resident in the Netherlands at any time during the twelve months preceding the date of the gift.

OTHER TAXES AND DUTIES

    No Netherlands capital tax, registration tax, transfer tax, stamp duty or any other similar documentary tax or duty will be payable in the Netherlands in respect of or in connection with the subscription, issue, placement, allotment or delivery of the Ordinary Shares.

TAX REFORM 2001

    In the Netherlands, a major tax reform is pending which should become effective as of January 1, 2001. It will, in particular, change the taxation in relation to shares held by Netherlands Ordinary Shareholders. According to the proposed legislation, Dutch individual resident shareholders will be taxed annually at a rate of 30% on a deemed income of 4% of the annual average value of the shares, regardless of whether any dividends are received, capital gains are realized, or capital losses are suffered. The Netherlands Ordinary Shareholder will only be subject to the above tax to the extent certain thresholds are exceeded. In addition, the net wealth tax would be abolished in the new system. Because this legislation is still pending, it is subject to change. Prospective investors who wish to assess the consequences for their tax position as a result of this tax reform should consult their own tax advisors.

    PROSPECTIVE INVESTORS SHOULD CONSULT LEGAL AND TAX ADVISORS IN THE COUNTRIES OF THEIR CITIZENSHIP, RESIDENCE AND DOMICILE TO DETERMINE THE POSSIBLE TAX CONSEQUENCES OF PURCHASING, HOLDING AND REDEEMING ORDINARY SHARES UNDER THE LAWS OF THEIR RESPECTIVE JURISDICTION.

                                  UNDERWRITING

GENERAL


    Subject to the terms and conditions set forth in an international purchase agreement among us, Merrill Lynch International and MeesPierson N.V., who are acting as international managers, and concurrently with the sale of 800,000 Class A Ordinary Shares to the U.S. underwriter, we have agreed to sell to each of the international managers, and each of the international managers has severally agreed to purchase from us, the number of Class A Ordinary Shares set forth opposite its name below.



                                                                 NUMBER OF
                                                                  CLASS A
INTERNATIONAL MANAGERS                                        ORDINARY SHARES
----------------------                                        ---------------
Merrill Lynch International.................................     3,040,000
MeesPierson N.V.............................................       160,000
                                                                ----------

      Total.................................................     3,200,000
                                                                ==========



    We have also entered into a U.S. purchase agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated, who is acting as the U.S. underwriter for a concurrent offering in the United States and Canada. Subject to the terms and conditions set forth in the U.S. purchase agreement, and concurrently with the sale of 3,200,000 Class A Ordinary Shares to the international managers pursuant to the international purchase agreement, we have agreed to sell to the U.S. underwriter, and the U.S. underwriter has agreed to purchase, an aggregate of 800,000 Class A Ordinary Shares. The public offering price per Class A Ordinary Share and the underwriting discount per Class A Ordinary Share are identical under the international purchase agreement and the U.S. purchase agreement.



    In each purchase agreement, the international managers and the U.S. underwriter, respectively, have agreed, subject to the terms and conditions set forth in each purchase agreement, to purchase all the Class A Ordinary Shares offered in the international offering and the U.S. offering, respectively, if any are purchased.



    We have agreed to indemnify the international managers and the U.S. underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof.



    The Class A Ordinary Shares are being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. In the event of default by an underwriter, the international purchase agreement provides that, in certain circumstances, purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated. The sale of Class A Ordinary Shares to the U.S. underwriter is conditioned upon the sale of Class A Ordinary Shares to the international managers, and vice versa.


INTERSYNDICATE AGREEMENT


    The international managers and the U.S. underwriter have entered into an intersyndicate agreement that provides for the coordination of their activities. Pursuant to the intersyndicate agreement, the international managers and the U.S. underwriter are permitted to sell Class A Ordinary shares to each other for purposes of resale at the public offering price set forth on the cover page of this prospectus, less an amount not greater than the selling concession. Under the terms of the intersyndicate agreement, the U.S. underwriter and any dealer to whom it sells Class A Ordinary Shares will not sell or offer to sell Class A Ordinary Shares to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the international managers and any dealer to whom they sell Class A Ordinary Shares will not sell or offer to sell Class A Ordinary Shares to U.S. persons or Canadian persons or to persons they believe intend to resell to U.S. persons or Canadian persons, except, in each case, for transactions pursuant to the intersyndicate agreement. The U.S. underwriter and any international managers who purchase from each other for the purpose of resale will be deemed an "underwriter" under the Securities Act.


OVER-ALLOTMENT OPTION


    We have granted an option to the international managers, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 480,000 additional Class A Ordinary Shares at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The international managers may exercise this option solely to cover over-allotments, if any, made on the sale of our Class A Ordinary Shares offered hereby. To the extent that the international managers exercise this option, each international manager will be obligated, subject to certain conditions, to purchase a number of additional Class A Ordinary Shares proportionate to such international manager's initial amount reflected in the foregoing table.



    We also have granted an option to the U.S. underwriter, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 120,000 additional Class A Ordinary Shares to cover over-allotments, if any, on terms similar to those granted to the international managers.


COMMITMENTS


    The international managers have advised us that they propose initially to offer the Class A Ordinary Shares to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers at such price less a concession not in excess of $0.96 per Class A Ordinary Share. After the initial public offering, the public offering price and concession may be changed.



    The following table shows the per share and total public offering price, underwriting discount to be paid to the U.S. underwriter and the international managers and the proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the U.S. underwriter and the international managers of their over-allotment options.



                                                                                 TOTAL
                                                                      ---------------------------
                                                                        WITHOUT          WITH
                                                          PER SHARE      OPTION         OPTION
                                                          ---------   ------------   ------------
Public offering price...................................   $40.00     $160,000,000   $184,000,000
Underwriting discount...................................    $1.60       $6,400,000     $7,360,000
Proceeds, before expenses, to MIH Limited...............   $38.40     $153,600,000   $176,640,000



    The expenses of the offering, exclusive of the underwriting discount, are estimated at $2,000,000 and are payable by us.


NO SALES OF SIMILAR SECURITIES


    We have agreed, subject to certain exceptions, not to directly or indirectly
(1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any ordinary shares or any securities convertible into or exchangeable or exercisable for any ordinary shares, or request the filing of any registration statement under the Securities Act, with respect to any of the foregoing or (2) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of ordinary shares, whether any such swap transaction is to be settled by delivery of the ordinary shares or other securities, in cash or otherwise without the prior written consent of Merrill Lynch, on behalf of the underwriters, for a period of 180 days after the date of this prospectus. Naspers Limited, MIH (BVI) Limited, Johnnic and SSIH have agreed not to, directly or indirectly, dispose of any of our ordinary shares for a period of 180 days after the date of this prospectus (subject, in the case of Johnnic, to a limited exception for certain private sales after 91 days after the date of this prospectus as long as the purchaser agrees to be bound by the terms of the lock-up agreement).

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS


    Until the distribution of Class A Ordinary Shares is completed, rules of the Securities and Exchange Commission may limit the ability of the U.S. underwriter and certain selling group members to bid for and purchase the Class A Ordinary Shares. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize the price of the Class A Ordinary Shares. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Class A Ordinary Shares.



    If the underwriters create a short position in the Class A Ordinary Shares in connection with the offerings (I.E., if they sell more Class A Ordinary Shares than are set forth on the cover page of this prospectus), the U.S. underwriter may reduce that short position by purchasing Class A Ordinary Shares in the open market. The U.S. underwriter may also elect to reduce any short position by exercising all or part of the over-allotment option described above.



    The U.S. underwriter may also impose a penalty bid on certain underwriters and selling group members. This means that if the U.S. underwriter purchases Class A Ordinary Shares in the open market to reduce the underwriters' short position or to stabilize the price of the Class A Ordinary Shares, it may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.


    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.


    Neither our company nor any of the underwriters makes any representation or prediction, however, as to the direction or magnitude of any effect that the transactions described above may have on the price of the Class A Ordinary Shares. In addition, neither our company nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.


SALE OF SECURITIES IN THE UNITED KINGDOM

    Each international manager agrees that (1) it has not offered or sold and, for a period of six months following consummation of the offering, will not offer or sell any Class A Ordinary Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (2) it has compiled with and will comply with all applicable provisions of the Public Offers of Securities Regulations 1995 and the Financial Services Act 1986 with respect to anything done by it in relation to the Class A Ordinary Shares in, from, or otherwise involving the United Kingdom and (3) it has only issued or passed on and will only issues or pass on in the United Kingdom any document received by it in connection with the issue or sale of the Class A Ordinary Shares to a person who is of a kind described in
Article II(3) of the Financial Services Act 1986 (Investment Advertisements)(Exemptions) Order 1996 (as amended) or to a person whom the document may otherwise lawfully be issued or passed on.

DISCRETIONARY ACCOUNTS

    The underwriters do not intend to confirm sales of Class A Ordinary Shares offered hereby to any accounts over which they exercise discretionary authority.

OTHER RELATIONSHIPS

    Certain of the underwriters have been engaged from time to time, and may in the future be engaged, to perform financial advisory and other investment banking services to us and our affiliates. In connection with rendering such services in the past, such underwriters have received customary compensation, including reimbursement of related expenses.

                             ADDITIONAL INFORMATION


    The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the sale of our Class A Ordinary Shares being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.


                                                              AMOUNTS TO
                                                               BE PAID
                                                              ----------
SEC registration fee........................................  $  129,504
NASD filing fee.............................................      30,500
Nasdaq National Market listing fee..........................      17,500
Amsterdam Stock Exchange listing fee........................       4,400
Printing, mailing and engraving expenses....................     300,000
Legal fees and expenses.....................................   1,000,000
Accounting fees and expenses................................     300,000
Miscellaneous expenses......................................     218,096
                                                              ----------
Total.......................................................   2,000,000
                                                              ==========

    A copy of this prospectus, including the financial statements, and our Memorandum and Articles are available free of charge at the offices of MeesPierson N.V., Rokin 55, 1012 KK Amsterdam, The Netherlands, tel: +31 (0)20 527 2467, fax: +31 (0)20 527 1928. For purposes of the Amsterdam Stock Exchange, our Memorandum and Articles are incorporated herein by reference.

    The issuance of the Class A Ordinary Shares being offered by us in these offerings was authorized by resolutions of our board of directors on March 15, 2000. Application has been made for listing of these shares on the Amsterdam Stock Exchange.

    Other than as disclosed herein, there has been no material adverse change in the financial condition or results of operations of our company since March 31, 1999.

    We, having made all reasonable enquiries, confirm that, to the best of our knowledge and belief as of the date hereof, the information contained in the prospectus relating to us, is accurate and this prospectus does not omit to state any material fact the omission of which would make any such information misleading. We are responsible for the accuracy and the completeness of the information contained in this prospectus.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                4,000,000 SHARES


                                     [LOGO]

                            CLASS A ORDINARY SHARES

                             ---------------------

                                   PROSPECTUS

                             ---------------------

MERRILL LYNCH INTERNATIONAL                                     MEESPIERSON N.V.


                                 APRIL 18, 2000


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the ordinary shares being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

                                                                AMOUNT
                                                              ----------
SEC registration fee........................................  $  129,504
NASD filing fee.............................................      30,500
Nasdaq National Market listing fee..........................      17,500
Amsterdam Stock Exchange listing fee........................       4,400
Printing, mailing and engraving expenses....................     300,000
Legal fees and expenses.....................................   1,000,000
Accounting fees and expenses................................     300,000
Miscellaneous expenses......................................     218,096
                                                              ----------
      Total.................................................  $2,000,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Registrant's Memorandum and Articles provide that, to the fullest extent permitted by British Virgin Islands law or any other applicable laws, directors of the Registrant will not be personally liable to the Registrant or its shareholders for any acts or omissions in the performance of their duties. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. These provisions will not limit the liability of directors under United States federal securities laws.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    On March 19, 1999, the Registrant issued a convertible note in the amount of $46,206,106 to Thomson Consumer Electronics, Inc. in exchange for 73,809,524 shares of OpenTV, Inc. and a right to receive 6,614,736 shares of OpenTV, Inc. Simultaneously with the consummation of the Registrant's initial public offering of its Class A Ordinary Shares (which occurred on April 13, 1999), this note was converted into 2,581,775 Class A Ordinary Shares. The number of shares received by Thomson Consumer Electronics upon such conversion was equal to the face amount of the note plus accrued interest at a rate of 7% per annum divided by the price of the Class A Ordinary Shares of the registrant sold in its initial public offering. Exemption of the issuance of the note and the conversion of the note into Class A Ordinary Shares was claimed under Section 4(2) of the Securities Act of 1933.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

EXHIBIT NO.                                     DESCRIPTION
-----------                                     -----------
 1.1                    U.S. Purchase Agreement.

 1.2                    International Purchase Agreement.

 2.1         ##         Agreement and Plan of Merger and Reorganization dated
                        March 26, 2000 among OpenTV Corp., Sonnet Acquisition Corp.
                        and Spyglass, Inc.

 3.1         #          Memorandum of Association of the Registrant.

 3.2         #          Articles of Association of the Registrant.

 5.1 Opinion of Harney Westwood & Riegels with respect to the validity of the securities being offered.

 10.1        #          Shareholders' Agreement dated June 20, 1997 among Myriad
                        International Holdings B.V., MP Communications B.V. and
                        NetHold Mediterranean B.V.

 10.2        #*         Investment & Shareholders' Agreement dated April 4, 1997
                        among Canal+ S.A., FilmNet Investments B.V., Myriad Holdings
                        Netherlands B.V., MIH Holdings Limited, MIH Limited and
                        Irdeto B.V.

 10.3        #*         Shareholders' Agreement dated February 16, 1998 among
                        Telecom Holding Company Limited, Shinawatra Computer and
                        Communications Public Company Limited, MIH Limited and
                        International Broadcasting Corporation Public Company
                        Limited, as supplemented by the Supplementary Shareholders'
                        Agreement dated May 20, 1998 and as amended by the Amendment to Shareholders' Agreement dated September 25, 1998.

 10.4        #*         Greek Football Broadcasting Agreement dated December 29,
                        1995 between Football Societes Anonymes Association and
                        NetHold Hellas S.A.

 10.5        #*         Greek Basketball Broadcasting Agreement dated July 3, 1998 between Greek Association of Basketball Societes Anonymes
                        and NetHold Hellas Pay-TV Societe Anonyme.

 10.6        #*         Channel Distribution Agreement dated June 18, 1998 between
                        MultiChoice Africa (Proprietary) Limited and Electronic
                        Media Network Limited.

 10.7        #*         Analogue Agreement dated March 31, 1995 between MultiChoice
                        Africa (Proprietary) Limited and Electronic Media Network
                        Limited.

 10.8        #*         Facility Letter dated September 29, 1998 from ABSA Bank to
                        MIH Limited.

 10.9        #          Loan Agreement dated February 17, 1999 between MIH Limited and MeesPierson N.V.

 10.10       #          MIH Limited Share Scheme.

 10.11       #          Stock Purchase Option Agreement dated March 18, 1999 between
                        Thomson Consumer Electronics, Inc. and MIH Limited.

 10.12       #          Shareholders' Agreement dated June 22, 1993 among
                        Johannesburg Consolidated Investment Company, Limited, JCI
                        (Isle of Man) Limited, Electronic Media Network Limited,
                        M-Net (BVI) Limited and M-Net International Holdings
                        Limited, as amended.

 10.13       ##         Facilities Agreement dated December 10, 1999 among MIH
                        Limited, Villiers Securities Limited and ABSA Bank Limited.

EXHIBIT NO.                                     DESCRIPTION
-----------                                     -----------
 10.14       ##         Voting Pool Agreement dated March 17, 2000 between Naspers
                        Limited and MIH Limited.

 10.15       ##         MIH Limited Directors' Stock Option Plan.

 10.16       ##         Form of Stock Option Agreement under the Directors' Stock
                        Option Plan.

 15.1        ##         Letter re: unaudited interim financial information.

 21.1        ##         Subsidiaries of the Registrant.

 23.1        ##         Consent of Harney Westwood & Riegels (one is included in
                        Exhibit 5).

 23.2        ##         Consent of PricewaterhouseCoopers Inc.

 23.3        ##         Consent of PricewaterhouseCoopers Inc. (successor to Coopers
                        & Lybrand).

 23.4        ##         Consent of PricewaterhouseCoopers ABAS Limited.

 23.5        ##         Consent of Nauta Dutilh.

 23.6        ##         Consent of Ernst & Young LLP.

 24.1        ##         Power of Attorney.


------------------------

+   To be filed by amendment.

# Previously filed as an exhibit, bearing the same number, to the Registrant's registration statement on Form F-1 (No. 333-74227).

## Previously filed as an exhibit.

* Indicates that portions of the exhibit have been omitted pursuant to a request for confidential treatment and that such portions have been filed separately with the Commission.

    (b) Financial Statement Schedules

    All financial schedules, have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto contained in this Registration Statement.

ITEM 17. UNDERTAKINGS.

    The Registrant hereby undertakes to provide to the underwriters at the closing specified in the purchase agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, MIH Limited, a corporation organized and existing under the laws of the British Virgin Islands, certifies that it has duly caused this Registration Statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hoofddorp, The Netherlands, on this 18th day of April, 2000.


                                                       MIH LIMITED

                                                       BY   /S/ ALLAN M. ROSENZWEIG
                                                            -----------------------------------------
                                                            Allan M. Rosenzweig
                                                            Group Director -- Corporate Finance and
                                                            Director

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities and on the dates indicated on this 18th day of April, 2000:


                      SIGNATURE                                            TITLE
                      ---------                                            -----
                          *                            Chairman of the Board
     -------------------------------------------
                  Theunissen Vosloo

                          *                            Chief Executive Officer and Director
     -------------------------------------------
                Jacobus D.T. Stofberg

                          *                            Director
     -------------------------------------------
                  Jacobus P. Bekker

                          *                            General Counsel And Director
     -------------------------------------------
                  A. Andre Coetzee

                          *                            Chief Executive Officer--Internet Operations
     -------------------------------------------         and Director
               Johannes H.W. Hawinkels

                          *                            Chief Executive Officer--Mindport and Director
     -------------------------------------------
                Stephen G.J. Oldfield

                          *                            Director
     -------------------------------------------
                 Stephan J.Z. Pacak

                          *                            Director
     -------------------------------------------
                 William J. Raduchel

               /s/ ALLAN M. ROSENZWEIG                 Group Director--Corporate Finance and Director
     -------------------------------------------
                 Allan M. Rosenzweig

                          *                            Chief Financial Officer and Director
     -------------------------------------------
                   Stephen F. Ward

            *By: /s/ ALLAN M. ROSENZWEIG
                 Allan M. Rosenzweig
                  Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT NO.                                     DESCRIPTION
-----------             ------------------------------------------------------------
         1.1            U.S. Purchase Agreement.

         1.2            International Purchase Agreement.

         2.1 ##         Agreement and Plan of Merger and Reorganization dated
                        March 26, 2000 among OpenTV Corp., Sonnet Acquisition Corp.
                        and Spyglass, Inc.

         3.1 #          Memorandum of Association of the Registrant.

         3.2 #          Articles of Association of the Registrant.

         5.1 Opinion of Harney Westwood & Riegels with respect to the validity of the securities being offered.

        10.1 #          Shareholders' Agreement dated June 20, 1997 among Myriad
                        International Holdings B.V., MP Communications B.V. and
                        NetHold Mediterranean B.V.

        10.2 #*         Investment & Shareholders' Agreement dated April 4, 1997
                        among Canal+ S.A., FilmNet Investments B.V., Myriad Holdings
                        Netherlands B.V., MIH Holdings Limited, MIH Limited and
                        Irdeto B.V.

        10.3 #*         Shareholders' Agreement dated February 16, 1998 among
                        Telecom Holding Company Limited, Shinawatra Computer and
                        Communications Public Company Limited, MIH Limited and
                        International Broadcasting Corporation Public Company
                        Limited, as supplemented by the Supplementary Shareholders'
                        Agreement dated May 20, 1998 and as amended by the Amendment to Shareholders' Agreement dated September 25, 1998.

        10.4 #*         Greek Football Broadcasting Agreement dated December 29,
                        1995 between Football Societes Anonymes Association and
                        NetHold Hellas S.A.

        10.5 #* Greek Basketball Broadcasting Agreement dated July 3, 1998 between Greek Association of Basketball Societes Anonymes and NetHold Hellas Pay-TV Societe Anonyme.

        10.6 #*         Channel Distribution Agreement dated June 18, 1998 between
                        MultiChoice Africa (Proprietary) Limited and Electronic
                        Media Network Limited.

        10.7 #*         Analogue Agreement dated March 31, 1995 between MultiChoice
                        Africa (Proprietary) Limited and Electronic Media Network
                        Limited.

        10.8 #*         Facility Letter dated September 29, 1998 from ABSA Bank to
                        MIH Limited.

        10.9 # Loan Agreement dated February 17, 1999 between MIH Limited and MeesPierson N.V.

        10.10#          MIH Limited Share Scheme.

        10.11#          Stock Purchase Option Agreement dated March 18, 1999 between
                        Thomson Consumer Electronics, Inc. and MIH Limited.

        10.12#          Shareholders' Agreement dated June 22, 1993 among
                        Johannesburg Consolidated Investment Company, Limited, JCI
                        (Isle of Man) Limited, Electronic Media Network Limited,
                        M-Net (BVI) Limited and M-Net International Holdings
                        Limited, as amended.

        10.13##         Facilities Agreement dated December 10, 1999 among MIH
                        Limited, Villiers Securities Limited and ABSA Bank Limited.

        10.14##         Voting Pool Agreement dated March 17, 2000 between Naspers
                        Limited and MIH Limited.

        10.15##         MIH Limited Directors' Stock Option Plan.

        10.16##         Form of Stock Option Agreement under the Director's Stock
                        Option Plan.

        15.1 ##         Letter re: unaudited interim financial information.

        21.1 ##         Subsidiaries of the Registrant.

EXHIBIT NO.                                     DESCRIPTION
-----------             ------------------------------------------------------------
        23.1 ##         Consent of Harney Westwood & Riegels (one is included in
                        Exhibit 5).

        23.2 ##         Consent of PricewaterhouseCoopers Inc.

        23.3 ##         Consent of PricewaterhouseCoopers Inc. (successor to Coopers
                        & Lybrand).

        23.4 ##         Consent of PricewaterhouseCoopers ABAS Limited.

        23.5 ##         Consent of Nauta Dutilh.

        23.6 ##         Consent of Ernst & Young LLP.

        24.1 ##         Power of Attorney.

------------------------

+   To be filed by amendment.

# Previously filed as an exhibit, bearing the same number, to the Registrant's registration statement on Form F-1 (No. 333-74227).

## Previously filed as an exhibit.

* Indicates that portions of the exhibit have been omitted pursuant to a request for confidential treatment and that such portions have been filed separately with the Commission.